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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on March 15, 2011.

Registration Statement No. 333-169618

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
TO
 Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GNC Acquisition Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5400 (Primary Standard Industrial Classification Code Number)	20-8536244 (I.R.S. Employer Identification Number)

300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(412) 288-4600
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Gerald J. Stubenhofer, Jr.
Senior Vice President, Chief Legal Officer and Secretary
GNC Acquisition Holdings Inc.
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
(412) 288-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Philippa M. Bond, Esq. Proskauer Rose LLP 2049 Century Park East, Suite 3200 Los Angeles, California 90067 (310) 557-2900/(310) 557-2193 (Facsimile)	Robert E. Buckholz, Jr., Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000/(212) 558-3588 (Facsimile)

            Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

            If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer", "accelerated filer", and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 15, 2011

PROSPECTUS

                     Shares

GNC Holdings, Inc.

Class A Common Stock

          This is an initial public offering of Class A common stock of GNC Holdings, Inc. (formerly GNC Acquisition Holdings Inc.).

          We are selling 16,000,000 shares and 6,500,000 shares are being sold by certain of our stockholders, some of whom are our affiliates. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.

          No public market currently exists for our Class A common stock. We will apply to list our Class A common stock on the New York Stock Exchange under the symbol "GNC". We anticipate that the initial public offering price of our Class A common stock will be between $           and $           per share.

          Investing in our Class A common stock involves risk. See "Risk Factors" beginning on page 16 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds, before expenses, to GNC Holdings, Inc.	$	$
Proceeds, before expenses, to the selling stockholders	$	$

          The selling stockholders have granted the underwriters a 30-day option to purchase up to 3,375,000 additional shares of Class A common stock at the public offering price, less the underwriting discount. We will not receive any proceeds from the exercise of the option to purchase additional shares.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          Delivery of the shares of Class A common stock will be made on or about                          , 2011.

Goldman, Sachs & Co.	J.P. Morgan
Deutsche Bank Securities	Morgan Stanley

Barclays Capital William Blair & Company	Credit Suisse BMO Capital Markets

The date of this prospectus is                          , 2011.

AMP
AMPLIFIED 100% WHEY PROTEIN
2X MORE D-3
NEW& IMPROVED
WOMEN'S ULTRA MEGA Active
Active
GNC
LIVE WELL.
2X MORE D-3
NEW& IMPROVED
MEGA MEN Sport
Sport
NEW
TRIPLE STRENGTH FISH OIL
+VITAMIN D-3
DIETARY SUPPLEMENT
900 mg of total omega-3 fatty acids and 1,000 IU of vitamin D-3
Supports breast, colon and immune health*
Enhances calcium absorption for bone health*
Promotes heart, joint, brain, eye and skin health*
60 SOFTGELS
Enteric Coated

i

PROSPECTUS SUMMARY

          This summary highlights the information contained in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the information that you may consider important in making your investment decision, we encourage you to read this entire prospectus. Before making an investment decision, you should carefully consider the information under the heading "Risk Factors" and our consolidated financial statements and their notes in this prospectus. Prior to the consummation of this offering, GNC Acquisition Holdings Inc. will be renamed GNC Holdings, Inc. ("Holdings"). Unless the context requires otherwise, "we", "us", "our", and "GNC" refer to Holdings and its subsidiaries and, for periods prior to March 16, 2007, our predecessor. See "Business — Corporate History". References to "our stores" refer to our company-owned stores and our franchise stores. References to "our locations" refer to our stores and our "store-within-a-store" locations at Rite Aid.

Our Company

          Based on our worldwide network of more than 7,200 locations and our GNC.com website, we believe we are the leading global specialty retailer of health and wellness products, including vitamins, minerals and herbal supplements ("VMHS") products, sports nutrition products and diet products. Our diversified, multi-channel business model derives revenue from product sales through domestic company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. We believe that the strength of our GNC brand, which is distinctively associated with health and wellness, combined with our stores and website, give us broad access to consumers and uniquely position us to benefit from the favorable trends driving growth in the nutritional supplements industry and the broader health and wellness sector. Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under our GNC proprietary brands, including Mega Men®, Ultra Mega®, GNC WELLbeING®, Pro Performance®, Pro Performance® AMP and Longevity Factors™, and under nationally recognized third-party brands.

          Based on the information we compiled from the public securities filings of our primary competitors, our network of domestic retail locations is approximately twelve times larger than the next largest U.S. specialty retailer of nutritional supplements and provides a leading platform for our vendors to distribute their products to their target consumer. Our close relationship with our vendor partners has enabled us to negotiate first-to-market opportunities. In addition, our in-house product development capabilities enable us to offer our customers proprietary merchandise that can only be purchased through our locations or on our website. Since the nutritional supplement consumer often requires knowledgeable customer service, we also differentiate ourselves from mass and drug retailers with our well-trained sales associates who are aided by in-store technology. We believe that our expansive retail network, differentiated merchandise offering and quality customer service result in a unique shopping experience that is distinct from our competitors.

Recent Transformation of GNC

          Beginning in 2006, we executed a series of strategic initiatives to enhance our existing business and growth profile. Specifically, we:

  •
  Assembled a world-class management team.    We made key senior management upgrades with talented and seasoned executives who have significant retail, international and consumer packaged-goods expertise to complement the existing leadership of GNC and to establish a foundation for growth and innovation.

  •
  Adopted a comprehensive approach to brand building and the retail experience.    We have modernized GNC's brand image, product packaging and media campaigns, and enhanced the in-store shopping experience for our customers.

  •
  Increased focus on proprietary product development and innovation to drive growth in retail sales.    We have increased revenue contribution from new product lines through a series of successful GNC-branded product launches (Vitapak®, Pro Performance® AMP and GNC WELLbeING®), as well as recent launches of preferred third-party product offerings.

  •
  Restaged e-commerce business.    We executed an overall site redesign in September 2009 in an effort to increase traffic and conversion rates, while enhancing overall functionality of the site. We believe this redesign has positioned GNC.com to continue capturing market share within one of the fastest growing channels of distribution in the U.S. nutritional supplements industry.

  •
  Invested capital to support future growth.    During 2008 and 2009, we upgraded our point-of-sale systems to improve retail business processes, customer data collection and associate training, and to enhance the customer experience. In 2008, we also invested in our Greenville, South Carolina manufacturing facility to add capacity with respect to our soft gelatin capsule production and vitamin production and enhanced our packaging capabilities.

  •
  Launched partnership programs designed to leverage GNC's brand strength.    In 2010, we partnered with PepsiCo to support its launch of Gatorade G Series Pro and to develop a new brand of fortified coconut water called Phenom, which we expect to be available to consumers in 2011, and with PetSmart to launch an exclusive line of GNC-branded pet supplements.

Industry Overview

          We operate within the large and growing U.S. nutritional supplements industry. According to Nutrition Business Journal's Supplement Business Report 2010, our industry generated $26.9 billion in sales in 2009 and an estimated $28.7 billion in 2010, and is projected to grow at an average annual rate of approximately 5.3% through 2015. Our industry is highly fragmented, and we believe this fragmentation provides large operators, like us, the ability to compete more effectively due to scale advantages.

          We expect several key demographic, healthcare and lifestyle trends to drive the continued growth of our industry. These trends include:

  •
  increasing awareness of nutritional supplements across major age and lifestyle segments of the U.S. population; and

  •
  increased focus on fitness and healthy living.

Competitive Strengths

          We believe we are well-positioned to capitalize on favorable industry trends as a result of the following competitive strengths:

  •
  Highly-valued and iconic brand.    According to a Beanstalk Marketing and LJS & Associates research study commissioned by us, we hold an 87% brand awareness rate with consumers, which we believe is significantly higher than our direct competitors. We believe our recently modernized brand image, communicated through enhanced advertising campaigns, in-store signage and product packaging, reinforces GNC's credibility as a leader in the industry. Our large customer base includes approximately 4.9 million active Gold Card members in the United States and Canada who account for over 50% of company-owned retail sales.

  •
  Commanding market position in an attractive and growing industry.    With a global footprint of more than 7,200 locations in the United States and 46 international countries (including distribution centers where retail sales are made), and on GNC.com, we believe we are the leading global specialty retailer of health and wellness products.

  •
  Unique product offerings and robust innovation capabilities.    Product innovation is critical to our growth, brand image superiority and competitive advantage. We have internal product development teams located in our corporate headquarters in Pittsburgh, Pennsylvania and our manufacturing facility in Greenville, South Carolina, which collaborate on the development and formulation of proprietary nutritional supplements with a focus on high growth categories. In 2010, we believe GNC-branded products generated more than $850 million of retail sales across company-owned and domestic franchise stores, GNC.com and Rite Aid store-within-a-store locations. In addition, our strong vendor relationships and large retail footprint ensure our stores frequently benefit from preferred distribution rights on certain new third-party products.

  •
  Diversified business model.    Our multi-channel approach is unlike many other specialty retailers as we derive revenues across a number of distribution channels, including retail sales from company-owned retail stores, retail sales from GNC.com, royalties, wholesale sales and fees from both domestic and international franchisees, revenue from third-party contract manufacturing and wholesale revenue and fees from our Rite Aid store-within-a-store locations. Our business is further diversified by our broad merchandise assortment.

  •
  Vertically integrated operations that underpin our business strategy.    To support our company-owned and franchise global store base, we have developed sophisticated manufacturing, warehousing and distribution facilities. Our vertically integrated business model allows us to control the production and timing of new product introductions, control costs, maintain high standards of product quality, monitor delivery times, manage inventory levels and enhance profitability. In addition, combined with our broad retail footprint, this model enables us to respond quickly to changes in consumer preferences and maintain a high pace of product innovation.

  •
  Differentiated service model that fosters a "selling" culture and an exceptional customer experience.    We believe we distinguish ourselves from mass and drug retailers with our well-trained sales associates, who offer educated service and trusted advice. We believe that our expansive retail network, differentiated merchandise offering and quality customer service result in a unique shopping experience.

  •
  World-class management team with a proven track record.    Our highly experienced and talented management team has a unique combination of leadership and experience across the retail and consumer packaged-goods industries.

          As a result of our competitive strengths, we have maintained consistent earnings growth through the recent economic cycle. The fourth quarter of 2010 marked the 22nd consecutive quarter of positive domestic company-owned same store sales growth. This consistent growth in company-owned retail sales, the positive operating leverage generated by our retail operations, cost containment initiatives, as well as growth in our other channels of distribution, have allowed us to expand our EBITDA margin by 560 basis points since 2005.

Our Growth Strategy

          We plan to execute several strategies in the future to promote growth in revenue and operating income, and capture market share, including:

  •
  Growing company-owned domestic retail earnings.    We believe growth in our domestic retail business will be supported by continued same store sales growth and positive operating leverage. The fourth quarter of 2010 marked our 22nd consecutive quarter of positive domestic company-owned same store sales growth. We believe our continued positive same store sales growth will be supported by the forecasted industry growth, our brand building initiatives, future proprietary product introductions and potential improvements in mall traffic trends. Our existing store base and the supporting infrastructure provide us the ability to convert a high percentage of our incremental sales volume into operating income, providing the opportunity to further expand our company-owned retail operating income margin.

  •
  Growing domestic company-owned retail square footage.    For 2011, we expect to grow domestic company-owned retail square footage by approximately 3% to 4%. Based upon our operating experience and research commissioned by us and conducted by The Buxton Company, a customer analytics research firm, we believe that (i) the expansion of our store base and roll out of new store formats will allow us to increase our market share as we enter new markets and grow within existing markets to increase our appeal to a wider range of consumers, and (ii) the U.S. market can support a significant number of additional GNC stores, with at least 4,500 total potential domestic company-owned and franchise stores (excluding Rite Aid store-within-a-store locations).

  •
  Growing our international footprint.    Our international business has been a key driver of growth in recent years. We expect to continue capitalizing on international revenue growth opportunities through additions of franchise stores, direct investment in high growth markets and expansion of product distribution in both existing and new markets. For example, we believe China's nutritional supplements market represents a significant growth opportunity, and in 2010, one of our subsidiaries commenced the process of registering products and initiating wholesale sales and distribution in China.

  •
  Expanding our e-commerce business.    We believe GNC.com is positioned to continue capturing market share online, which represents one of the fastest growing channels of distribution in the U.S. nutritional supplements industry.

  •
  Further leveraging of the GNC brand.    As with our Rite Aid partnership, we believe we have the opportunity to create incremental streams of revenue and grow our customer base by leveraging the GNC brand outside of our existing distribution channels through corporate partnerships. We expect these partnerships to include relationships with well-known national specialty retailers and club stores in addition to partnerships with leading consumer brand companies to sell our proprietary products.

The Sponsors

          Currently, Ares Corporate Opportunities Fund II, L.P. ("Ares"), Ontario Teachers' Pension Plan Board ("OTPP") and members of management hold substantially all of our outstanding common stock. Ares and OTPP are collectively referred to in this prospectus as the "Sponsors". After giving effect to this offering, the Sponsors will collectively hold 54,767,565 shares of our Class A common stock, representing approximately 63% of our outstanding Class A common stock, and OTPP will hold 16,103,245 shares of our Class B common stock, representing 100% of our outstanding Class B common stock, and the Sponsors will have the power to control our affairs and policies, including with respect to the election of directors (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other significant transactions. The Class A common stock and Class B common stock vote together as a single class on all matters and are substantially identical in all respects, including with respect to voting, dividends and conversion, except that the Class B common stock does not entitle its holder to vote for the election or removal of directors. In addition, a holder of Class B common stock may, at any time, elect to convert shares of Class B common stock into an equal number of shares of Class A common stock or, under certain circumstances, convert shares of Class A common stock into an equal number of shares of Class B common stock.

          All of our current directors were designated by the Sponsors and elected pursuant to the existing amended and restated stockholders agreement, which requires each of Ares and OTPP to vote all the shares of Class A common stock held by them in favor of the directors designated by each of them. Under a new stockholders agreement to be entered into among the Sponsors and us (the "New Stockholders Agreement"), effective upon completion of this offering, the Sponsors will have the right to nominate to our board of directors, subject to their election by our stockholders, for so long as the Sponsors collectively own more than 50% of the then outstanding shares of our common stock, the greater of up to nine directors and the number of directors comprising a majority of our board and, subject to certain exceptions, for so long as the Sponsors collectively own 50% or less of the then outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors. Under the New Stockholders Agreement, each Sponsor will also agree to vote in favor of the other Sponsor's nominees. Because our board of directors will be divided into three staggered classes, the Sponsors may be able to influence or control our affairs and policies even after they cease to collectively own a majority of our then outstanding common stock during the period in which the Sponsors' designated directors finish their terms as members of our board. The New Stockholders Agreement will also provide that, so long as the Sponsors collectively own more than one-third of our outstanding common stock, certain significant corporate actions will require the approval of at least one of the Sponsors. See "Certain Relationships and Related Transactions — Stockholders Agreements".

          Pursuant to the ACOF Management Services Agreement described under the heading "Certain Relationships and Related Transactions — ACOF Management Services Agreement", upon consummation of this offering, we intend to terminate the agreement by paying ACOF Operating Manager II, L.P. (an affiliate of Ares) a fee equal to the net present value of the aggregate annual management fee that would have been payable to ACOF Operating Manager II during the remainder of the term of the fee agreement. Pursuant to the obligations under our Class B common stock, as described under the heading "Certain Relationships and Related Transactions — Special Dividend", OTPP will receive, in lieu of quarterly special dividend payments that would have been payable during the remainder of the Special Dividend Period (as defined below), an automatic payment in the amount equal to the net present value of the aggregate annual special dividend amount that would have been payable to OTPP. We expect that our aggregate payment to each of ACOF Operating Manager II and OTPP in connection with the termination of the ACOF Management Services Agreement and the special dividend payments, respectively, will be approximately $5.1 million.

          In connection with the consummation of this offering, OTPP will convert 12,065,316 shares of Class B common stock into an equal number of shares of Class A common stock. As a result of such conversion and after giving effect to this offering, OTPP will hold 23,610,082 shares of our Class A common stock representing approximately 27% of our outstanding Class A common stock and will hold 16,103,245 shares of our Class B common stock representing 100% of our outstanding Class B common stock.

          Together with our wholly owned subsidiary, GNC Acquisition Inc., we entered into an Agreement and Plan of Merger (the "Merger Agreement") with GNC Parent Corporation on February 8, 2007. Pursuant to the Merger Agreement and on March 16, 2007, GNC Acquisition Inc. was merged with and into GNC Parent Corporation, with GNC Parent Corporation as the surviving corporation and our wholly owned subsidiary (the "Merger"). In connection with the Merger, the Sponsors made equity contributions in GNC Parent Corporation in exchange for all of their shares of our common stock that they currently own.

Payments in Connection with This Offering

          The table below sets forth information concerning the payments that we expect to make to the Sponsors and our directors, director nominees and executive officers in connection with this offering.

	Payments in connection with redemption of Series A preferred stock(1)	Payments in connection with the ACOF Management Services Agreement and the Special Dividend	Proceeds from the sale of Class A common stock(2)
	(in thousands)
Directors and Executive Officers:
Norman Axelrod(3)	$227.7	$—	$
David P. Berg	35.4	—
Jeffrey P. Berger*	—	—		—
Andrew Claerhout	—	—		—
Thomas Dowd	131.7	—
Joseph Fortunato	632.6	—
Jeffrey Hennion	—	—		—
Michael Hines	—	—		—
Beth J. Kaplan	—	—
David B. Kaplan	—	—		—
Brian Klos	—	—		—
Johann O. Koss*	—	—		—
Romeo Leemrijse	—	—		—
Michael Locke	105.5	—
Michael M. Nuzzo	—	—		—
Guru Ramanathan	63.5	—
Gerald J. Stubenhofer	—	—
Richard J. Wallace	—	—		—
Sponsors:
Ares	85,377.8	5,098.0
OTPP	108,822.5	5,098.0

*
Director nominee

(1)
The accrued and unpaid dividends per share of our Series A preferred stock will be $2.45, assuming this offering is consummated on March 31, 2011.

(2)
The proceeds from the sale of Class A common stock are based on the midpoint of the price range set forth on the front cover of this prospectus, less the underwriting discount, and do not take into account amounts paid in connection with the exercise of stock options or the sale of up to 3,375,000 shares of our Class A common stock that the underwriters have the option to purchase from the selling stockholders.

(3)
Includes amounts that will be paid to AS Skip LLC of which Mr. Axelrod is the managing member.

Risks Related to Our Business and Strategy

          Despite the competitive strengths described above, our ability to successfully operate our business is subject to numerous risks, including those that are generally associated with operating in the nutritional supplements industry. Any of the factors set forth under "Risk Factors" may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our Class A common stock. Risks relating to our business and our ability to execute our business strategy include:

  •
  we may not effectively manage our growth;

  •
  we operate in a highly competitive industry and our failure to compete effectively could adversely affect our market share, revenues and growth prospects;

  •
  unfavorable publicity or consumer perception of our products could adversely affect our reputation and the demand for our products;

  •
  if the products we sell do not comply with applicable regulatory and legislative requirements, we may be required to recall or remove these products from the market;

  •
  if we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could become obsolete;

  •
  our substantial debt could place us at a competitive disadvantage compared to our competitors that have less debt or that have greater capacity to service or refinance their debt;

  •
  we may not anticipate all of the challenges imposed by the expansion of our operations and, as a result, may not meet our targets for opening new stores, remodeling or relocating stores or expanding profitably; and

  •
  changes in our management team could adversely affect our business strategy and adversely impact our performance.

Recent Developments

          On March 4, 2011, our indirect operating subsidiary, General Nutrition Centers, Inc. ("Centers") entered into a $1.2 billion term loan facility with a term of seven years (the "Term Loan Facility") and an $80.0 million revolving credit facility with a term of five years (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Senior Credit Facility"). Centers used a portion of the proceeds from the Term Loan Facility to refinance its former indebtedness, including all outstanding indebtedness under the Old Senior Credit Facility, the Senior Notes and the Senior Subordinated Notes (each as defined in this prospectus), and to pay related fees and expenses. Centers used the remaining proceeds, together with cash on hand, to pay a dividend to Holdings of $185 million and contribute $85 million to its wholly owned subsidiary, GNC Funding, Inc. ("GNC Funding"), which amount GNC Funding then loaned to Holdings. In connection with the foregoing,

Centers terminated all swap arrangements related to its prior indebtedness at an aggregate cost of $8.7 million. As of the date hereof, the Revolving Credit Facility remains undrawn, and we expect that the Revolving Credit Facility will remain undrawn as of the date this offering is consummated. We refer to these transactions and the use of proceeds therefrom collectively as the "Refinancing". For information about our use of the proceeds from the Refinancing and this offering please refer to "Use of Proceeds".

Corporate Information

          We are a Delaware corporation. Our principal executive office is located at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and our telephone number is (412) 288-4600. We also maintain a website at GNC.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our service marks and trademarks include the GNC® name. Each trademark, trade name, or service mark of any other company appearing in this prospectus belongs to its holder. Use or display by us of other parties' trademarks, trade names, or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name, or service mark owner.

          We have not authorized anyone to provide any information or make any representations other than the information and representations in this prospectus or any free writing prospectus that we have authorized to be delivered to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where an offer or sale of shares would be unlawful. The information in this prospectus is complete and accurate only as of the date on the front cover regardless of the time of delivery of this prospectus or of any sale of shares of our Class A common stock.

 Market & Industry Information

          Throughout this prospectus, we use market data and industry forecasts and projections that were obtained from surveys and studies conducted by third parties, including the Nutrition Business Journal, Beanstalk Marketing and LJS & Associates, and The Buxton Company, and from publicly available industry and general publications. Although we believe that the sources are reliable, and that the information contained in such surveys and studies conducted by third parties is accurate and reliable, we have not independently verified the information contained therein. We note that estimates, in particular as they relate to general expectations concerning our industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

The Offering

Class A common stock offered by us	16,000,000 shares

Class A common stock offered by the selling stockholders, some of whom are our affiliates	6,500,000 shares

Underwriters' option to purchase additional shares of Class A common stock from the selling stockholders in this offering	3,375,000 shares

Class A common stock outstanding after this offering	87,444,748 shares

Class B common stock outstanding after this offering	16,103,245 shares

Voting rights	Each share of our Class A common stock entitles its holder to one vote per share on all matters to be voted upon by our stockholders. Each share of our Class B common stock entitles its holder to one vote per share on all matters to be voted upon by our stockholders, except with respect to the election or removal of directors on which the holders of shares of our Class B common stock are not entitled to vote. As discussed above under "— The Sponsors", Ares and OTPP will be parties to the New Stockholders Agreement pursuant to which they will have the ability to initially appoint all of the directors to our board.

Conversion rights	The shares of Class A common stock are convertible into shares of Class B common stock, in whole or in part, at any time and from time to time at the option of the holder so long as such holder holds Class B common stock, on the basis of one share of Class B common stock for each share of Class A common stock that it wishes to convert. The shares of Class B common stock are convertible into shares of Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock that it wishes to convert.

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million (based on the midpoint of the price range set forth on the front cover of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. In connection with the Refinancing, Centers used a portion of the net proceeds of the Term Loan Facility, together with cash on hand, to pay a dividend to Holdings of $185.0 million and to make a contribution to GNC Funding of $85.0 million, which amount GNC Funding then loaned to Holdings. We expect to use such amounts, together with the net proceeds we receive from this offering and $ million of cash on hand, to redeem all of our outstanding shares of Series A preferred stock immediately following completion of this offering, to contribute $ million to Centers to repay outstanding borrowings under its Senior Credit Facility, and to satisfy our obligations under the ACOF Management Services Agreement and the Class B common stock. We will not receive any proceeds from the sale of any shares of Class A common stock by the selling stockholders. See "Use of Proceeds".

Ares, OTPP and members of our management hold substantially all of our outstanding Series A preferred stock and funds affiliated with Ares hold approximately 10% of the outstanding loans under the Senior Credit Facility.

Dividend policy	Although the holders of our common stock will be entitled to receive dividends when and as declared by our board of directors from legally available sources, subject to the prior rights of the holders of our preferred stock, if any, we do not anticipate paying any dividends on our common stock in the foreseeable future. See "Dividend Policy." Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our debt instruments, our future earnings, capital requirements, financial condition, future prospects, and applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits.

Proposed New York Stock Exchange trading symbol	"GNC"

Risk factors	For a discussion of risks relating to our business and an investment in our Class A common stock, see "Risk Factors" beginning on page 16.

          The number of shares of Class A common stock to be outstanding after completion of this offering is based on 22,500,000 shares of our Class A common stock to be sold in this offering and, except where we state otherwise, the Class A common stock information we present in this prospectus:

  •
  includes the shares of Class A common stock to be issued by us upon the closing of this offering;

  •
  assumes that, prior to this offering, 12,065,316 shares of Class B common stock are converted into in an equal number of shares of Class A common stock;

  •
  assumes an initial public offering price of $           per share of Class A common stock, the midpoint of the range set forth on the cover of this prospectus;

  •
  excludes 9,649,443 shares of Class A common stock subject to outstanding stock options with a weighted average exercise price of $           per share; and

  •
  excludes 7,930,000 shares of Class A common stock available for future grant or issuance under our stock plans.

          Unless we specifically state otherwise, the information in this prospectus does not take into account the sale of up to 3,375,000 shares of our Class A common stock that the underwriters have the option to purchase from the selling stockholders.

Summary Consolidated Financial Data

          The summary consolidated financial data presented below as of December 31, 2010 and for the years ended December 31, 2010, 2009 and 2008 are derived from our audited consolidated financial statements and footnotes included in this prospectus.

          The summary consolidated financial data is presented on an actual basis for and as of the periods indicated and on an as adjusted basis giving effect to 1) the completion of this offering, 2) the application of the estimated net proceeds from this offering, as described under "Use of Proceeds", including the redemption of all outstanding shares of our Series A preferred stock immediately following completion of this offering, 3) the Refinancing, including the application of the net proceeds therefrom as described under "Use of Proceeds" and "Prospectus Summary — Recent Developments", 4) prior to the consummation of this offering, the conversion of 12,065,316 shares of Class B common stock into an equal number of shares of Class A common stock, and 5) our use of cash on hand to satisfy our obligations under the ACOF Management Services Agreement and our Class B common stock (see "Certain Relationships and Related Transactions — ACOF Management Services Agreement" and "— Special Dividend").

          Our results for interim periods are not necessarily indicative of our results for a full year of operations. The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and footnotes included elsewhere in this prospectus.

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	(dollars in millions, except share data and as noted)
Statement of Income Data:
Total revenues	$1,822.2	$1,707.0	$1,656.7
Gross profit	642.3	590.6	574.1
Operating income	212.4	181.0	169.6
Interest expense, net	65.4	69.9	83.0
Net income	96.6	69.5	54.6
Earnings per share(1):
Basic	$0.87	$0.58	$0.43
Diluted	$0.85	$0.58	$0.43
Other Data:
Net cash provided by operating activities	141.5	114.0	77.4
Net cash used in investing activities	(36.1)	(42.2)	(60.4)
Net cash used in financing activities	(1.5)	(26.4)	(1.4)
EBITDA(2)	259.4	227.7	212.1
Capital expenditures(3)	32.5	28.7	48.7
Number of Stores (at end of period):
Company-owned stores(4)	2,917	2,832	2,774
Franchise stores(4)	2,340	2,216	2,144
Store-within-a-store franchise locations(4)	2,003	1,869	1,712
Same Store Sales Growth:(5)
Domestic company-owned, including web	5.6%	2.8%	2.7%
Domestic franchise	2.9%	0.9%	0.7%
Average revenue per domestic company-owned store (dollars in thousands)	$438.2	$422.4	$418.1

	Year ended December 31, 2010
	Actual	As Adjusted(6)
Income (loss) Per Share — Basic & Diluted (in thousands):
Net income	$96,567	$
Preferred stock dividends	(20,606)		—

Net income available to common stockholders	$75,961	$

Earnings per share:
Basic	$0.87	$
Diluted	$0.85	$
Weighted average common shares outstanding (in thousands):
Basic	87,339
Diluted	88,917

	As of December 31, 2010
	Actual	As Adjusted(6)
	(Dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$193.9	$
Working capital(7)	484.5
Total assets	2,425.1
Total current and non-current long-term debt	1,058.5
Preferred stock	218.4		—
Total stockholders' equity	619.5

(1)
Includes impact of dividends on our Series A preferred stock.

(2)
We define EBITDA as net income before interest expense (net), income tax expense, depreciation and amortization. Management uses EBITDA as a tool to measure operating performance of the business. EBITDA is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to U.S. GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

The following table reconciles EBITDA to net income as determined in accordance with GAAP for the periods indicated:

	Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008
	(dollars in millions)
Net income	$96.6		$69.5		$54.6
Interest expense, net	65.4		69.9		83.0
Income tax expense	50.4		41.6		32.0
Depreciation and amortization	47.0		46.7		42.5

EBITDA	$259.4	(a)	$227.7	(b)	$212.1	(b)

(a)
For the year ended December 31, 2010, EBITDA includes the following expenses: $1.5 million related to payments to the Sponsors under the ACOF Management Services Agreement and Class B common stock, which payments will cease following this offering, and $4.0 million of non-recurring expenses principally related to the exploration of strategic alternatives.

(b)
For each of the years ended December 31, 2010, 2009 and 2008, EBITDA includes $1.5 million related to payments to the Sponsors under the ACOF Management Services Agreement and Class B common stock, which payments will cease following this offering.
(3)
Capital expenditures for the year ended December 31, 2008 includes approximately $10.1 million incurred in conjunction with our store register upgrade program.

(4)
The following table summarizes our locations for the periods indicated:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Company-Owned Stores
Beginning of period	2,832	2,774	2,745
Store openings	101	45	71
Franchise conversions(a)	24	53	33
Store closings(b)	(40)	(40)	(75)

End of period balance	2,917	2,832	2,774

Franchise Stores
Domestic
Beginning of period	909	954	978
Store openings(b)	42	31	41
Store closings(c)	(48)	(76)	(65)

End of period balance	903	909	954

International
Beginning of period	1,307	1,190	1,078
Store openings	232	187	198
Store closings	(102)	(70)	(86)

End of period balance	1,437	1,307	1,190

Store-within-a-Store (Rite Aid)
Beginning of period	1,869	1,712	1,358
Store openings	150	177	401
Store closings	(16)	(20)	(47)

End of period balance	2,003	1,869	1,712

Total stores	7,260	6,917	6,630

(a)
Stores that were acquired from franchisees and subsequently converted into company-owned stores.

(b)
Includes corporate store locations acquired by franchisees.

(c)
Includes franchise stores closed and acquired by us.
(5)
Same store sales growth reflects the percentage change in same store sales in the period presented compared to the prior year period. Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. Beginning in the first quarter of 2006, we also included our internet sales, as generated through GNC.com and www.drugstore.com, in our domestic company-owned same store sales calculation. When a store's square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchise store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. We exclude from the calculation sales during the period presented that occurred on or after the date of relocation to a different mall or shopping center or the date of a conversion.

(6)
The unaudited pro forma income statement information for the year ended December 31, 2010 gives effect to an adjustment to interest expense and related income taxes due to the Refinancing, including certain adjustments resulting from the termination of the swap agreements as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations — Qualitative and Quantitative Disclosures About Market Risk". The unaudited pro forma balance sheet information at December 31, 2010 gives effect to this offering and the Refinancing.

(7)
Working capital represents current assets less current liabilities.

RISK FACTORS

          You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our Class A common stock could decline, and you may lose part or all of your investment.

Risks Relating to Our Business and Industry

We may not effectively manage our growth, which could materially harm our business.

          We expect that our business will continue to grow, which may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology and workforce. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively. If we fail to do so, our business could be materially harmed.

          Our continued growth will require an increased investment by us in technology, facilities, personnel, and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, any expansion into new businesses and the resulting growth of our employee base will increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in identifying or implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

We operate in a highly competitive industry. Our failure to compete effectively could adversely affect our market share, revenues, and growth prospects.

          The U.S. nutritional supplements retail industry is large and highly fragmented. Participants include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, on-line merchants, mail-order companies and a variety of other smaller participants. We believe that the market is also highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. In the United States, we also compete for sales with heavily advertised national brands manufactured by large pharmaceutical and food companies, as well as other retailers. In addition, as some products become more mainstream, we experience increased price competition for those products as more participants enter the market. Our international competitors include large international pharmacy chains, major international supermarket chains, and other large U.S.-based companies with international operations. Our wholesale and manufacturing operations compete with other wholesalers and manufacturers of third-party nutritional supplements. We may not be able to compete effectively and our attempt to do so may require us to reduce our prices, which may result in lower margins. Failure to effectively compete could adversely affect our market share, revenues, and growth prospects.

Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could cause fluctuations in our operating results and could have a material adverse effect on our reputation, the demand for our products, and our ability to generate revenues.

          We are highly dependent upon consumer perception of the safety and quality of our products, as well as similar products distributed by other companies. Consumer perception of products can be significantly influenced by scientific research or findings, national media attention, and other publicity about product use. A product may be received favorably, resulting in high sales associated with that product that may not be sustainable as consumer preferences change. Future scientific research or publicity could be unfavorable to our industry or any of our particular products and may not be consistent with earlier favorable research or publicity. A future research report or publicity that is perceived by our consumers as less favorable or that questions earlier research or publicity could have a material adverse effect on our ability to generate revenues. For example, sales of some of our products, such as those containing ephedra, were initially strong, but decreased as a result of negative publicity and an ultimate ban of such products by the Food and Drug Administration (the "FDA"). As such, period-to-period comparisons of our results should not be relied upon as a measure of our future performance. Adverse publicity in the form of published scientific research or otherwise, whether or not accurate, that associates consumption of our products or any other similar products with illness or other adverse effects, that questions the benefits of our or similar products, or that claims that such products are ineffective could have a material adverse effect on our reputation, the demand for our products, and our ability to generate revenues.

Our failure to appropriately respond to changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales.

          Our business is particularly subject to changing consumer trends and preferences. Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not be able to respond in a timely or commercially appropriate manner to these changes. If we are unable to do so, our customer relationships and product sales could be harmed significantly.

          Furthermore, the nutritional supplements industry is characterized by rapid and frequent changes in demand for products and new product introductions. Our failure to accurately predict these trends could negatively impact consumer opinion of our stores as a source for the latest products. This could harm our customer relationships and cause losses to our market share. The success of our new product offerings depends upon a number of factors, including our ability to accurately anticipate customer needs; innovate and develop new products; successfully commercialize new products in a timely manner; price our products competitively; manufacture and deliver our products in sufficient volumes and in a timely manner; and differentiate our product offerings from those of our competitors.

          If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could become obsolete, which could have a material adverse effect on our revenues and operating results.

Our substantial debt could adversely affect our results of operations and financial condition and otherwise adversely impact our operating income and growth prospects.

          As of December 31, 2010, after giving effect to the Refinancing and this offering (including the use of proceeds), our total consolidated long-term debt (including current portion) would have been

approximately $            million, and we would have had an additional $71.2 million available under the Revolving Credit Facility after giving effect to $8.8 million utilized to secure letters of credit.

          All of the debt under the Senior Credit Facility bears interest at variable rates. Our unhedged debt is subject to additional interest expense if these rates increase significantly, which could also reduce our ability to borrow additional funds.

          Our substantial debt could have material consequences on our financial condition. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to use all or a large portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other business activities;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  restrict us from making strategic acquisitions or exploiting business opportunities;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to borrow additional funds or pay cash dividends.

          For additional information regarding the interest rates and maturity dates of our existing debt, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources".

          We and our subsidiaries may be able to incur additional debt in the future, including collateralized debt. Although the Senior Credit Facility contains restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions. If additional debt is added to our current level of debt, the risks described above would increase.

Our ability to continue to access credit on the terms previously obtained for the funding of our operations and capital projects may be limited due to changes in credit markets.

          In recent periods, the credit markets and the financial services industry have experienced disruption characterized by the bankruptcy, failure, collapse or sale of various financial institutions, increased volatility in securities prices, diminished liquidity and credit availability and intervention from the United States and other governments. Continued concerns about the systemic impact of potential long-term or widespread downturn, energy costs, geopolitical issues, the availability and cost of credit, the global commercial and residential real estate markets and related mortgage markets and reduced consumer confidence have contributed to increased market volatility. The cost and availability of credit has been and may continue to be adversely affected by these conditions. We cannot be certain that funding for our capital needs will be available from our existing financial institutions and the credit markets if needed, and if available, to the extent required, and on acceptable terms. The Revolving Credit Facility matures in March 2016. If we cannot renew or refinance this facility upon its maturity or, more generally, obtain funding when needed, in each case on acceptable terms, we may be unable to continue our current rate of growth and store expansion, which may have an adverse effect on our revenues and results of operations.

We require a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control and, as a result, we may not be able to make payments on our debt obligations.

          We may be unable to generate sufficient cash flow from operations or to obtain future borrowings under our credit facilities or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. In addition, because we conduct our operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments on our debt. Under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. If we do not have sufficient liquidity, we may need to refinance or restructure all or a portion of our debt on or before maturity, sell assets, or borrow more money, which we may not be able to do on terms satisfactory to us or at all. In addition, any refinancing could be at higher interest rates and may require us to comply with more onerous covenants which could further restrict our business operations.

          If we are unable to meet our obligations with respect to our debt, we could be forced to restructure or refinance our debt, seek equity financing, or sell assets. A default on any of our debt obligations could trigger certain acceleration clauses and cause those and our other obligations to become immediately due and payable. Upon an acceleration of any of our debt, we may not be able to make payments under our other outstanding debt.

Restrictions in the agreements governing our existing and future indebtedness may prevent us from taking actions that we believe would be in the best interest of our business.

          The agreements governing our existing indebtedness contain and the agreements governing our future indebtedness will likely contain customary restrictions on us or our subsidiaries, including covenants that restrict us or our subsidiaries, as the case may be, from:

  •
  incurring additional indebtedness and issuing preferred stock;

  •
  granting liens on our assets;

  •
  making investments;

  •
  consolidating or merging with, or acquiring, another business;

  •
  selling or otherwise disposing of our assets;

  •
  paying dividends and making other distributions to our stockholders;

  •
  entering into transactions with our affiliates; and

  •
  incurring capital expenditures in excess of limitations set within the agreement.

          The Revolving Credit Facility also requires that, to the extent borrowings thereunder exceed $25 million, we meet a senior secured debt ratio of consolidated senior secured debt to consolidated EBITDA. See "Description of Certain Debt — Senior Credit Facility" for additional information. If we fail to satisfy such ratio, then we will be restricted from drawing the remaining $55 million of available borrowings under the Revolving Credit Facility, which may impair our liquidity.

          Our ability to comply with these covenants and other provisions of the Senior Credit Facility may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events beyond our control. The breach of any of these covenants could result in a default under our debt, which could cause those and other obligations to become immediately due and payable. In addition, these restrictions may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted.

We depend on the services of key executives and changes in our management team could affect our business strategy and adversely impact our performance and results of operations.

          Our senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying opportunities and arranging necessary financing. Losing the services of any of these individuals could adversely affect our business until a suitable replacement is hired. We believe that our senior executives could not be replaced quickly with executives of equal experience and capabilities. We do not maintain key person life insurance policies on any of our executives.

If our risk management methods are not effective, our business, reputation and financial results may be adversely affected.

          We have methods to identify, monitor and manage our risks; however, these methods may not be fully effective. Some of our risk management methods may depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. If our methods are not fully effective or we are not successful in monitoring or evaluating the risks to which we are or may be exposed, our business, reputation, financial condition and operating results could be materially and adversely affected. In addition, our insurance policies may not provide adequate coverage.

Compliance with new and existing governmental regulations could increase our costs significantly and adversely affect our results of operations.

          The processing, formulation, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to federal laws and regulation by one or more federal agencies, including the FDA, the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, and the Environmental Protection Agency. These activities are also regulated by various state, local, and international laws and agencies of the states and localities in which our products are sold. Government regulations may prevent or delay the introduction, or require the reformulation, of our products, which could result in lost revenues and increased costs to us. For instance, the FDA regulates, among other things, the composition, safety, labeling, and marketing of dietary supplements (including vitamins, minerals, herbs, and other dietary ingredients for human use). The FDA may not accept the evidence of safety for any new dietary ingredient that we may wish to market, may determine that a particular dietary supplement or ingredient presents an unacceptable health risk, and may determine that a particular claim or statement of nutritional value that we use to support the marketing of a dietary supplement is an impermissible drug claim, is not substantiated, or is an unauthorized version of a "health claim". See "Business — Government Regulation — Product Regulation" for additional information. Any of these actions could prevent us from marketing particular dietary supplement products or making certain claims or statements with respect to those products. The FDA could also require us to remove a particular product from the market. Any future recall or removal would result in additional costs to us, including lost revenues from any products that we are required to remove from the market, any of which could be material. Any product recalls or removals could also lead to liability, substantial costs, and reduced growth prospects. For more information, see

"— We may experience product recalls, which could reduce our sales and margin and adversely affect our results of operations".

          Additional or more stringent regulations of dietary supplements and other products have been considered from time to time. These developments could require reformulation of some products to meet new standards, recalls or discontinuance of some products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of some products, additional or different labeling, additional scientific substantiation, adverse event reporting, or other new requirements. Any of these developments could increase our costs significantly. The FDA has announced that it plans to publish a guidance governing the notification of new dietary ingredients. Although FDA guidance is not mandatory, it is a strong indication of the FDA's current views on the topic discussed in the guidance, including its position on enforcement. Depending on its recommendations, particularly those relating to animal or human testing, such guidance could also raise our costs and negatively impact our business in several ways, including the potential that the FDA might seek to enjoin the manufacturing of our products because of violation of the Good Manufacturing Practice ("GMP") regulations until the FDA determines that we are in compliance and can resume manufacturing. We may not be able to comply with the new rules without incurring additional expenses, which could be significant. For example, the Dietary Supplement Safety Act (S3002) was introduced in February 2010 and contains many restrictive provisions on the sale of dietary supplements, including, but not limited to, provisions that limit the dietary ingredients acceptable for use in dietary supplements, increased fines for violations of the Dietary Supplement Health and Education Act of 1994 ("DSHEA"), and increased registration and reporting requirements with the FDA. If reintroduced and enacted, this bill could severely restrict the number of dietary supplements available for sale and increase our costs and potential penalties associated with selling dietary supplements.

Our failure to comply with FTC regulations and existing consent decrees imposed on us by the FTC could result in substantial monetary penalties and could adversely affect our operating results.

          The FTC exercises jurisdiction over the advertising of dietary supplements and has instituted numerous enforcement actions against dietary supplement companies, including us, for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. As a result of these enforcement actions, we are currently subject to three consent decrees that limit our ability to make certain claims with respect to our products and required us in the past to pay civil penalties and other amounts in the aggregate amount of $3.0 million. See "Business — Government Regulation — Product Regulation" for more information. Failure by us or our franchisees to comply with the consent decrees and applicable regulations could occur from time to time. Violations of these orders could result in substantial monetary penalties, which could have a material adverse effect on our financial condition or results of operations.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, revenues, and operating income.

          As a retailer, distributor, and manufacturer of products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

          In addition, third-party manufacturers produce many of the products we sell. As a distributor of products manufactured by third parties, we may also be liable for various product liability claims for products we do not manufacture. Although our purchase agreements with our third-party vendors typically require the vendor to indemnify us to the extent of any such claims, any such indemnification is limited by its terms. Moreover, as a practical matter, any such indemnification is dependent on the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. We may be unable to obtain full recovery from the insurer or any indemnifying third party in respect of any claims against us in connection with products manufactured by such third party.

          We have been and may be subject to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. For example, as of December 31, 2010, there were 50 pending lawsuits related to Hydroxycut in which GNC had been named, including 44 individual, largely personal injury claims and six putative class action cases. See "Business — Legal Proceedings".

          Even with adequate insurance and indemnification, product liability claims could significantly damage our reputation and consumer confidence in our products. Our litigation expenses could increase as well, which also could have a materially negative impact on our results of operations even if a product liability claim is unsuccessful or is not fully pursued.

We may experience product recalls, which could reduce our sales and margin and adversely affect our results of operations.

          We may be subject to product recalls, withdrawals or seizures if any of the products we formulate, manufacture or sell are believed to cause injury or illness or if we are alleged to have violated governmental regulations in the manufacturing, labeling, promotion, sale or distribution of such products. For example, in May 2009, the FDA warned consumers to stop using Hydroxycut diet products, which are produced by Iovate Health Sciences, Inc. ("Iovate") and were sold in our stores. Iovate issued a voluntary recall, with which we fully complied. Sales of the recalled Hydroxycut products amounted to approximately $57.8 million, or 4.7% of our retail sales in 2008, and $18.8 million, or 4.2% of our retail sales in the first four months of 2009. We provided refunds or gift cards to consumers who returned these products to our stores. In the second quarter of 2009, we experienced a reduction in sales and margin due to this recall as a result of accepting returns of products from customers and a loss of sales as a replacement product was not available. Through December 31, 2010, we estimate that we have refunded approximately $3.5 million to our retail customers and approximately $1.6 million to our wholesale customers for Hydroxycut product returns. Our results of operations may continue to be affected by the Hydroxycut recall. Any additional recall, withdrawal or seizure of any of the products we formulate, manufacture or sell would require significant management attention, would likely result in substantial and unexpected expenditures and could materially and adversely affect our business, financial condition or results of operations. Furthermore, a recall, withdrawal or seizure of any of our products could materially and adversely affect consumer confidence in our brands and decrease demand for our products.

          As is common in our industry, we rely on our third-party vendors to ensure that the products they manufacture and sell to us comply with all applicable regulatory and legislative requirements. In general, we seek representations and warranties, indemnification and/or insurance from our vendors. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products. In addition, the failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or remove such products from the market, which in certain cases could materially and adversely affect our business, financial condition and results of operation. For example, we sell products manufactured by third parties that contain derivatives from geranium, known as 1.3-dimethylpentylamine/dimethylamylamine/13-dimethylamylamine ("1.3d/d/13d"). Although we have received representations from our third-party vendors that these products comply with applicable regulatory and legislative requirements, recent media articles have suggested that 1.3d/d/13d may not comply with DSHEA. If it is determined that 1.3d/d/13d does not comply with applicable regulatory and legislative requirements, we could be required to recall or remove from the market all products containing 1.3d/d/13d, which could materially and adversely affect our business, financial condition and results of operations. In the past, we have attempted to offset any losses related to recalls and removals with reformulated or alternative products; however, there can be no assurance that we would be able to offset such all or any portion of losses related to any future removal or recall.

Our operations are subject to environmental and health and safety laws and regulations that may increase our cost of operations or expose us to environmental liabilities.

          Our operations are subject to environmental and health and safety laws and regulations, and some of our operations require environmental permits and controls to prevent and limit pollution of the environment. We could incur significant costs as a result of violations of, or liabilities under, environmental laws and regulations, or to maintain compliance with such environmental laws, regulations, or permit requirements. For example, in March 2008, the South Carolina Department of Health and Environmental Control ("DHEC") requested that we investigate contamination associated with historical activities at our South Carolina facility. These investigations have identified chlorinated solvent impacts in soils and groundwater that extend offsite from our facility. We are continuing these investigations in order to understand the extent of these impacts and develop appropriate remedial measures for DHEC approval. At this stage of the investigation, however, it is not possible to accurately estimate the timing and extent of any remedial action that may be required, the ultimate cost of remediation, or the amount of our potential liability.

          In addition to the foregoing, we are subject to numerous federal, state, local, and foreign environmental and health and safety laws and regulations governing our operations, including the handling, transportation, and disposal of our non-hazardous and hazardous substances and wastes, as well as emissions and discharges from its operations into the environment, including discharges to air, surface water, and groundwater. Failure to comply with such laws and regulations could result in costs for remedial actions, penalties, or the imposition of other liabilities. New laws, changes in existing laws or the interpretation thereof, or the development of new facts or changes in their processes could also cause us to incur additional capital and operating expenditures to maintain compliance with environmental laws and regulations and environmental permits. We also are subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or for properties to which substances or wastes that were sent in connection with current or former operations at its facilities. The presence of contamination from such substances or wastes could also adversely affect our ability to sell or lease our properties, or to use them as collateral for financing.

We are not insured for a significant portion of our claims exposure, which could materially and adversely affect our operating income and profitability.

          We have procured insurance independently for the following areas: (1) general liability; (2) product liability; (3) directors and officers liability; (4) property insurance; (5) workers' compensation insurance; and (6) various other areas. In addition, although we believe that we will continue to be able to obtain insurance in these areas in the future, because of increased selectivity by insurance providers, we may only be able to obtain such insurance at increased rates and/or with reduced coverage levels. Furthermore, we are self-insured for other areas, including: (1) medical benefits; (2) physical damage to our tractors, trailers, and fleet vehicles for field personnel use; and (3) physical damages that may occur at company-owned stores. We are not insured for some property and casualty risks due to the frequency and severity of a loss, the cost of insurance, and the overall risk analysis. In addition, we carry product liability insurance coverage that requires us to pay deductibles/retentions with primary and excess liability coverage above the deductible/retention amount. Because of our deductibles and self-insured retention amounts, we have significant exposure to fluctuations in the number and severity of claims. We currently maintain product liability insurance with a retention of $3.0 million per claim with an aggregate cap on retained loss of $10.0 million. We could raise our deductibles/retentions, which would increase our already significant exposure to expense from claims. If any claim exceeds our coverage, we would bear the excess expense, in addition to our other self-insured amounts. If the frequency or severity of claims or our expenses increase, our operating income and profitability could be materially adversely affected. See "Business — Legal Proceedings".

Because we rely on our manufacturing operations to produce nearly all of the proprietary products we sell, disruptions in our manufacturing system or losses of manufacturing certifications could adversely affect our sales and customer relationships.

          Our manufacturing operations produced approximately 35% of the products we sold for each of the years ended December 31, 2010 and 2009. Other than powders and liquids, nearly all of our proprietary products are produced in our manufacturing facility located in Greenville, South Carolina. During 2010, no one vendor supplied more than 10% of our raw materials. In the event any of our third-party suppliers or vendors becomes unable or unwilling to continue to provide raw materials in the required volumes and quality levels or in a timely manner, we would be required to identify and obtain acceptable replacement supply sources. If we are unable to identify and obtain alternative supply sources, our business could be adversely affected. Any significant disruption in our operations at our Greenville, South Carolina facility for any reason, including regulatory requirements, an FDA determination that the facility is not in compliance with GMPs, the loss of certifications, power interruptions, fires, hurricanes, war or other force of nature, could disrupt our supply of products, adversely affecting our sales and customer relationships.

An increase in the price and shortage of supply of key raw materials could adversely affect our business.

          Our products are composed of certain key raw materials. If the prices of these raw materials were to increase significantly, it could result in a significant increase to us in the prices our contract manufacturers and third-party manufacturers charge us for our GNC-branded products and third-party products. Raw material prices may increase in the future and we may not be able to pass on such increases to our customers. A significant increase in the price of raw materials that cannot be passed on to customers could have a material adverse effect on our results of operations and financial condition. In addition, if we no longer are able to obtain products from one or more of our suppliers on terms reasonable to us or at all, our revenues could suffer. Events such as the threat of political or social unrest, or the perceived threat thereof, may also have a significant impact on raw material prices and transportation costs for our products. In addition, the interruption in supply of certain key raw materials essential to the manufacturing of our products may have an adverse impact on our suppliers' ability to provide us with the necessary products needed to maintain our customer relationships and an adequate level of sales.

A significant disruption to our distribution network or to the timely receipt of inventory could adversely impact sales or increase our transportation costs, which would decrease our profits.

          We rely on our ability to replenish depleted inventory in our stores through deliveries to our distribution centers from vendors and then from the distribution centers or direct ship vendors to our stores by various means of transportation, including shipments by sea and truck. Unexpected delays in those deliveries or increases in transportation costs (including through increased fuel costs) could significantly decrease our ability to make sales and earn profits. In addition, labor shortages in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of deliveries could negatively affect our business.

If we fail to protect our brand name, competitors may adopt trade names that dilute the value of our brand name, and prosecuting or defending infringement claims could cause us to incur significant expenses or prevent us from manufacturing, selling, or using some aspect of our products, which could adversely affect our revenues and market share.

          We have invested significant resources to promote our GNC brand name in order to obtain the public recognition that we have today. Because of the differences in foreign trademark laws concerning proprietary rights, our trademark may not receive the same degree of protection in foreign countries as it does in the United States. Also, we may not always be able to successfully enforce our trademark against competitors or against challenges by others. For example, third parties are challenging our "GNC Live Well" trademark in foreign jurisdictions. Our failure to successfully protect our trademark could diminish the value and effectiveness of our past and future marketing efforts and could cause customer confusion. This could in turn adversely affect our revenues and profitability.

          We are currently and may in the future be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from manufacturing, selling or using some aspect of our products. Claims of intellectual property infringement also may require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. Claims that our technology or products infringe on intellectual property rights could be costly and would divert the attention of management and key personnel, which in turn could adversely affect our revenues and profitability.

A substantial amount of our revenue is generated from our franchisees, and our revenues could decrease significantly if our franchisees do not conduct their operations profitably or if we fail to attract new franchisees.

          As of December 31, 2010 and 2009, approximately 32% of our retail locations were operated by franchisees. Our franchise operations generated approximately 16.1% and 15.5% of our revenues for the years ended December 31, 2010 and 2009, respectively. Our revenues from franchise stores depend on the franchisees' ability to operate their stores profitably and adhere to our franchise standards. In the twelve months ended December 31, 2010, a net 48 domestic franchise stores were closed. The closing of franchise stores or the failure of franchisees to comply with our policies could adversely affect our reputation and could reduce the amount of our franchise revenues. These factors could have a material adverse effect on our revenues and operating income.

          If we are unable to attract new franchisees or to convince existing franchisees to open additional stores, any growth in royalties from franchise stores will depend solely upon increases in revenues at existing franchise stores. In addition, our ability to open additional franchise locations is limited by the territorial restrictions in our existing franchise agreements as well as our ability to identify additional markets in the United States and other countries. If we are unable to open additional franchise locations, we will have to sustain additional growth internally by attracting new and repeat customers to our existing locations.

Franchisee support of our marketing and advertising programs is critical for our success.

          The support of our franchisees is critical for the success of our marketing programs and other strategic initiatives we seek to undertake, and the successful execution of these initiatives will depend on our ability to maintain alignment with our franchisees. While we can mandate certain strategic initiatives through enforcement of our franchise agreements, we need the active support of our franchisees if the implementation of these initiatives is to be successful. In addition, our efforts to build alignment with franchisees may result in a delay in the implementation of our marketing and advertising programs and other key initiatives. Although we believe that our current relationships with our franchisees are generally good, there can be no assurance that our franchisees will continue to support our marketing programs and strategic initiatives. The failure of our franchisees to support our marketing programs and strategic initiatives could adversely affect our ability to implement our business strategy and could materially harm our business, results of operations and financial condition.

Our franchisees are independent operators and we have limited influence over their operations.

          Our revenues substantially depend upon our franchisees' sales volumes, profitability, and financial viability. However, our franchisees are independent operators and we cannot control many factors that impact the profitability of their stores. Pursuant to the franchise agreements, we can, among other things, mandate signage, equipment and hours of operation, establish operating procedures and approve suppliers, distributors and products. However, the quality of franchise store operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not successfully operate stores in a manner consistent with our standards and requirements or standards set by federal, state and local governmental laws and regulations. In addition, franchisees may not hire and train qualified managers and other personnel. While we ultimately can take action to terminate franchisees that do not comply with the standards contained in our franchise agreements, any delay in identifying and addressing problems could harm our image and reputation, and our franchise revenues and results of operations could decline.

Franchise regulations could limit our ability to terminate or replace under-performing franchises, which could adversely impact franchise revenues.

          Our franchise activities are subject to federal, state, and international laws regulating the offer and sale of franchises and the governance of our franchise relationships. These laws impose registration, extensive disclosure requirements, and bonding requirements on the offer and sale of franchises. In some jurisdictions, the laws relating to the governance of our franchise relationship impose fair dealing standards during the term of the franchise relationship and limitations on our ability to terminate or refuse to renew a franchise. We may, therefore, be required to retain an under-performing franchise and may be unable to replace the franchisee, which could adversely impact franchise revenues. In addition, we cannot predict the nature and effect of any future legislation or regulation on our franchise operations.

We have limited influence over the decision of franchisees to invest in other businesses or incur excessive indebtedness.

          Our franchisees are independent operators and, therefore, we have limited influence over their ability to invest in other businesses or incur excessive indebtedness. In some cases, these franchisees have used the cash generated by their stores to expand their other businesses or to subsidize losses incurred by such businesses. Additionally, as independent operators, franchisees do not require our consent to incur indebtedness. Consequently, our franchisees have in the past, and may in the future, experience financial distress as a result of over leveraging. To the extent that our franchisees use the cash from their stores to subsidize their other businesses or experience financial distress, due to over-leverage or otherwise, it could negatively affect (1) our operating results as a result of delayed or reduced payments of royalties, advertising fund contributions and rents for properties we lease to them, (2) our future revenue, earnings and cash flow growth and (3) our financial condition. In addition, lenders that are adversely affected by franchisees who default on their indebtedness may be less likely to provide current or prospective franchisees necessary financing on favorable terms or at all.

If we cannot open new company-owned stores on schedule and profitably, or if our new store formats are not successful, our planned future growth will be impeded, which would adversely affect sales.

          Our growth is dependent on both increases in sales in existing stores and the ability to open profitable new stores. Increases in sales in existing stores are dependent on factors such as competition, store operations and other factors discussed in these Risk Factors. Our ability to timely open new stores and to expand into additional market areas depends in part on the following factors: the availability of attractive store locations; the absence of occupancy delays; the ability to negotiate acceptable lease terms; the ability to identify customer demand in different geographic areas; the hiring, training and retention of competent sales personnel; the effective management of inventory to meet the needs of new and existing stores on a timely basis; general economic conditions; and the availability of sufficient funds for expansion. Many of these factors are beyond our control. In addition, the costs associated with opening and operating our new store formats are higher than the costs associated with opening and operating our standard modern-design stores. Delays or failures in opening new stores, including our new store formats, or achieving lower than expected sales in new stores and new store formats, or drawing a greater than expected proportion of sales in new stores or new store formats from our existing stores, could materially adversely affect our growth and profitability. In addition, we may not anticipate all of the challenges imposed by the expansion of our operations and, as a result, may not meet our targets for opening new stores, remodeling or relocating stores or expanding profitably.

          Some of our new stores may be located in areas where we have little or no meaningful experience or brand recognition. Those markets may have different competitive conditions, market conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new stores to be less successful than stores in our existing markets. Alternatively, many of our new stores will be located in areas where we have existing stores. Although we have experience in these markets, increasing the number of locations in these markets may result in inadvertent over-saturation of markets and temporarily or permanently divert customers and sales from our existing stores, thereby adversely affecting our overall financial performance.

Our operating results and financial condition could be adversely affected by the financial and operational performance of Rite Aid.

          As of December 31, 2010, Rite Aid operated 2,003 GNC franchise "store-within-a-store" locations and has committed to open additional franchise "store-within-a-store" locations. Revenue from sales to Rite Aid (including license fee revenue for new store openings) represented approximately 3.5% of total revenue for the year ended December 31, 2010. Any liquidity and operational issues that Rite Aid may experience could impair its ability to fulfill its obligations and commitments to us, which would adversely affect our operating results and financial condition.

Economic, political, and other risks associated with our international operations could adversely affect our revenues and international growth prospects.

          As of December 31, 2010, we had 169 company-owned Canadian stores and 1,437 international franchise stores in 46 countries. We derived 11.1% and 10.2% of our revenues for the years ended December 31, 2010 and 2009, respectively, from our international operations. As part of our business strategy, we intend to expand our international franchise presence. Our international operations are subject to a number of risks inherent to operating in foreign countries, and any expansion of our international operations will increase the effects of these risks. These risks include, among others:

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  political and economic instability of foreign markets;

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  foreign governments' restrictive trade policies;

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  inconsistent product regulation or sudden policy changes by foreign agencies or governments;

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  the imposition of, or increase in, duties, taxes, government royalties, or non-tariff trade barriers;

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  difficulty in collecting international accounts receivable and potentially longer payment cycles;

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  difficulty of enforcing contractual obligations of foreign franchisees;

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  increased costs in maintaining international franchise and marketing efforts;

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  problems entering international markets with different cultural bases and consumer preferences;

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  fluctuations in foreign currency exchange rates; and

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  operating in new, developing or other markets in which there are significant uncertainties regarding the interpretation, application and enforceability of laws and regulations relating to contract and intellectual property rights.

          Any of these risks could have a material adverse effect on our international operations and our growth strategy.

We may be unable to successfully expand our operations into China and other new markets.

          If the opportunity arises, we may expand our operations into new and high-growth markets including, but not limited to, China. For example, in 2010 we commenced the process of registering products and initiating wholesale sales and distribution in China. However, there is no assurance that we will expand our operations in China and other markets in our desired time frame. To expand our operations into new markets, we may enter into business combination transactions, make acquisitions or enter into strategic partnerships, joint ventures or alliances, any of which may be material. We may enter into these transactions to acquire other businesses or products to expand our products or take advantage of new developments and potential changes in the industry. Although we have entered into a non-binding term sheet with an affiliate of Bright Food (Group) Co., Ltd. ("BFG") to market and sell nutritional supplements in China through a joint venture, the definitive documentation for the joint venture was not executed on the timeframe that we had expected and there can be no assurances that we will enter into a joint venture with BFG or any other party. Our lack of experience operating in new markets and our lack of familiarity with local economic, political and regulatory systems could prevent us from achieving the results that we expect on our anticipated timeframe or at all. If we are unsuccessful in expanding into new or high growth markets, it could adversely affect our operating results and financial condition.

Our network and communications systems are dependent on third-party providers and are vulnerable to system interruption and damage, which could limit our ability to operate our business and could have a material adverse effect on our business, financial condition or results of operations.

          Our systems and operations and those of our third-party Internet service providers are vulnerable to damage or interruption from fire, flood, earthquakes, power loss, server failure, telecommunications and Internet service failure, acts of war or terrorism, computer viruses and denial-of-service attacks, physical or electronic breaches, sabotage, human error and similar events. Any of these events could lead to system interruptions, processing and order fulfillment delays, and loss of critical data for us, our suppliers, or our Internet service providers, and could prevent us from processing customer purchases. Any significant interruption in the availability or functionality of our website or our customer processing, distribution, or communications systems, for any reason, could seriously harm our business, financial condition, and operating results. The occurrence of any of these factors could have a material adverse effect on our business, financial condition or results of operations.

          Because we are dependent on third-party service providers for the implementation and maintenance of certain aspects of our systems and operations and because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, if at all. As we rely on our third-party service providers, computer and communications systems and the Internet to conduct our business, any system disruptions could have a material adverse effect on our business, financial condition or results of operations.

Privacy protection is increasingly demanding, and the introduction of electronic payment exposes us to increased risk of privacy and/or security breaches as well as other risks.

          The protection of customer, employee, vendor, franchisee and other business data is critical to us. Federal, state, provincial and international laws and regulations govern the collection, retention, sharing and security of data that we receive from and about our employees, customers, vendors and franchisees. The regulatory environment surrounding information security and privacy has been increasingly demanding in recent years, and may see the imposition of new and additional requirements. Compliance with these requirements may result in cost increases due to necessary systems changes and the development of new processes to meet these requirements by us and our franchisees. In addition, customers and franchisees have a high expectation that we will adequately protect their personal information. If we or our service provider fail to comply with these laws and regulations or experience a significant breach of customer, employee, vendor, franchisee or other company data, our reputation could be damaged and result in an increase in service charges, suspension of service, lost sales, fines, or lawsuits.

          The use of credit payment systems makes us more susceptible to a risk of loss in connection with these issues, particularly with respect to an external security breach of customer information that we or third parties (including those with whom we have strategic alliances) under arrangements with us control. In the event of a security breach, theft, leakage, accidental release or other illegal activity with respect to employee, customer, vendor, franchisee third-party, with whom we have strategic alliances or other company data, we could become subject to various claims, including those arising out of thefts and fraudulent transactions, and may also result in the suspension of credit card services. This could harm our reputation as well as divert management attention and expose us to potentially unreserved claims and litigation. Any loss in connection with these types of claims could be substantial. In addition, if our electronic payment systems are damaged or cease to function properly, we may have to make significant investments to fix or replace them, and we may suffer interruptions in our operations in the interim. In addition, we are reliant on these systems, not only to protect the security of the information stored, but also to appropriately track and record data. Any failures or inadequacies in these systems could expose us to significant unreserved losses, which could result in an earnings and stock price decline. Our brand reputation would likely be damaged as well.

Complying with recently enacted healthcare reform legislation could increase our costs and have a material adverse effect on our business, financial condition or results of operations.

          Recently enacted healthcare reform legislation could significantly increase our costs and have a material adverse effect on our business, financial condition and results of operations by requiring us either to provide health insurance coverage to our employees or to pay certain penalties for electing not to provide such coverage. Because these new requirements are broad, complex, subject to certain phase-in rules and may be challenged by legal actions in the coming months and years, it is difficult to predict the ultimate impact that this legislation will have on our business and operating costs. We cannot assure you that this legislation or any alternative version that may ultimately be implemented will not materially increase our operating costs. This legislation could also adversely affect our employee relations and ability to compete for new employees if our response to this legislation is considered less favorable than the responses or health benefits offered by employers with whom we compete for talent.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and subordinates the rights of our stockholders to the rights of creditors of our subsidiaries in the event of an insolvency or liquidation of any of our subsidiaries.

          We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Our subsidiaries are separate and distinct legal entities. As a result, our cash flow depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans, or other payments by our subsidiaries to us. Our subsidiaries have no obligation to provide us with funds for our payment obligations. If there is an insolvency, liquidation, or other reorganization of any of our subsidiaries, our stockholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before we, as a stockholder, would be entitled to receive any distribution from that sale or disposal.

General economic conditions, including a prolonged weakness in the economy, may affect consumer purchases, which could adversely affect our sales and the sales of our business partners.

          Our results, and those of our business partners to whom we sell, are dependent on a number of factors impacting consumer spending, including general economic and business conditions; consumer confidence; wages and employment levels; the housing market; consumer debt levels; availability of consumer credit; credit and interest rates; fuel and energy costs; energy shortages; taxes; general political conditions, both domestic and abroad; and the level of customer traffic within department stores, malls and other shopping and selling environments. Consumer product purchases, including purchases of our products, may decline during recessionary periods. A prolonged downturn or an uncertain outlook in the economy may materially adversely affect our business and our revenues and profits.

Natural disasters (whether or not caused by climate change), unusually adverse weather conditions, pandemic outbreaks, terrorist acts, and global political events could cause permanent or temporary distribution center or store closures, impair our ability to purchase, receive or replenish inventory, or cause customer traffic to decline, all of which could result in lost sales and otherwise adversely affect our financial performance.

          The occurrence of one or more natural disasters, such as hurricanes, fires, floods, and earthquakes (whether or not caused by climate change), unusually adverse weather conditions,

pandemic outbreaks, terrorist acts or disruptive global political events, such as civil unrest in countries in which our suppliers are located, or similar disruptions could adversely affect our operations and financial performance. To the extent these events result in the closure of one or more of our distribution centers, a significant number of stores, a manufacturing facility or our corporate headquarters, or impact one or more of our key suppliers, our operations and financial performance could be materially adversely affected through an inability to make deliveries to our stores and through lost sales. In addition, these events could result in increases in fuel (or other energy) prices or a fuel shortage, delays in opening new stores, the temporary lack of an adequate work force in a market, the temporary or long-term disruption in the supply of products from some local and overseas suppliers, the temporary disruption in the transport of goods from overseas, delay in the delivery of goods to our distribution centers or stores, the temporary reduction in the availability of products in our stores and disruption to our information systems. These events also could have indirect consequences, such as increases in the cost of insurance, if they were to result in significant loss of property or other insurable damage.

Risks Relating to an Investment in Our Class A Common Stock

There has been no public market, and there can be no assurance that an active trading market will develop or be maintained, for our Class A common stock, and you may not be able to resell shares of our Class A common stock for an amount equal to or more than your purchase price.

          Prior to this offering, there has not been a public market for our Class A common stock. Therefore, stockholders should be aware that they cannot benefit from information about prior market history as to their decision to invest. Although it is anticipated that the Class A common stock will be approved for listing on the NYSE, there can be no assurance that an active trading market will develop or, if such a market does develop, how liquid that market might become or whether it will be maintained. The initial public offering price will be determined by our negotiations with the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. If an active trading market fails to develop or be maintained, you may be unable to sell the shares of Class A common stock purchased in this offering at an acceptable price or at all.

Our principal stockholders may take actions that conflict with your interests. This control may have the effect of delaying or preventing changes of control or changes in management or limiting the ability of other stockholders to approve transactions they deem to be in their best interest.

          Even after giving effect to this offering, the Sponsors will beneficially own approximately 63% of our Class A common stock, OTPP will beneficially own 100% of our Class B common stock, and the Sponsors will collectively own approximately 68% of our common stock. As a result, our Sponsors will have the power to control our affairs and policies including with respect to the election of directors (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. Under the New Stockholders Agreement, the Sponsors will have the right to nominate to our board of directors, subject to their election by our stockholders, so long as the Sponsors collectively own more than 50% of the then outstanding shares of our common stock, the greater of up to nine directors and the number of directors comprising a majority of our board and, subject to certain exceptions, so long as the Sponsors collectively own 50% or less of the then outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors.

Under the New Stockholders Agreement, each Sponsor will also agree to vote in favor of the other Sponsor's nominees. Because our board of directors will be divided into three staggered classes, the Sponsors may be able to influence or control our affairs and policies even after they cease to own a majority of our outstanding Class A common stock during the period in which the Sponsors' nominees finish their terms as members of our board, but in any event no longer than would be permitted under applicable law and the NYSE listing requirements. The directors nominated by the Sponsors will have the authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so. The New Stockholders Agreement will also provide that, so long as the Sponsors collectively own more than one-third of our then outstanding common stock, certain significant corporate actions will require the approval of at least one of the Sponsors.

          The interests of the Sponsors could conflict with our public stockholders' interests in material respects. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. Moreover, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Furthermore, due to the concentration of voting power among the Sponsors, they could influence or prevent a change of control or other business combination or any other transaction that requires the approval of stockholders, regardless of whether or not other stockholders believe that such transaction is in their best interests. In addition, our governance documents do not contain any provisions applicable to deadlocks among the members of our board, and as a result we may be precluded from taking advantage of opportunities due to disagreements among the Sponsors and their respective board designees. So long as the Sponsors continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions. See "Certain Relationships and Related Transactions — Stockholders Agreements".

We will be a "controlled company" within the meaning of the NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

          After the completion of this offering, the Sponsors will continue to own more than 50% of our outstanding Class A common stock (the only class of common stock entitled to vote for the election and removal of our directors), and the Sponsors will hold more than 50% of the total voting power of our Class A common stock, and, therefore, we will be a "controlled company" under the NYSE corporate governance standards. As a controlled company, we intend to utilize certain exemptions under the NYSE standards that free us from the obligation to comply with certain NYSE corporate governance requirements, including the requirements:

  •
  that a majority of our board of directors consists of independent directors;

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  that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

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  that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

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  that we conduct an annual performance evaluation of the nominating and corporate governance committee and the compensation committee.

Following this offering, we intend to utilize these exemptions. Although we will have adopted charters for our nominating and corporate governance and compensation committees and intend to conduct annual performance evaluations for these committees, none of these committees will be composed entirely of independent directors immediately following the completion of this offering. In addition, we will rely on the phase-in rules of the Securities and Exchange Commission (the "SEC") and the NYSE with respect to the independence of our audit committee. These rules permit us to have an audit committee that has one member that is independent upon the effectiveness of the registration statement of which this prospectus forms a part, a majority of members that are independent within 90 days thereafter and all members that are independent within one year thereafter. Accordingly, you will not have the same protection afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. See "Management — Board of Directors" for more information.

Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, will contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

          Upon completion of this offering, provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law (the "DGCL"), could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. These provisions will include:

  •
  a classified board of directors;

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  the sole power of a majority of the board of directors to fix the number of directors;

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  limitations on the removal of directors upon the Sponsors holding less than a majority of our outstanding common stock;

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  the sole power of the board of directors or the Sponsors, in the case of a vacancy of a Sponsor board designee, to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

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  the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

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  the inability of stockholders to act by written consent if the Sponsors own less than 50% of our outstanding common stock; and

  •
  the inability of stockholders to call special meetings.

          Our issuance of shares of preferred stock could delay or prevent a change of control of our company. Our board of directors has the authority to cause us to issue, without any further vote or action by our stockholders, up to 60,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by our stockholders, even where stockholders are offered a premium for their shares.

          In addition, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.

          Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock or a stockholder rights plan and certain other provisions that will be contained in our amended and restated certificate of incorporation and amended and restated bylaws could impede a merger, takeover or other business combination involving us or the replacement of our management or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See "Description of Capital Stock".

Our issuance of preferred stock could adversely affect the market value of our Class A common stock.

          The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our Class A common stock by making an investment in the Class A common stock less attractive. For example, a conversion feature could cause the trading price of our Class A common stock to decline to the conversion price of the preferred stock.

The price of our Class A common stock may fluctuate substantially.

          The initial public offering price for the shares of our Class A common stock sold in this offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our Class A common stock following this offering. In addition, the market price of our Class A common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

  •
  actual or anticipated fluctuations in our results of operations;

  •
  variance in our financial performance from the expectations of market analysts;

  •
  conditions and trends in the markets we serve;

  •
  announcements of significant new products by us or our competitors;

  •
  changes in our pricing policies or the pricing policies of our competitors;

  •
  legislation or regulatory policies, practices, or actions;

  •
  the commencement or outcome of litigation;

  •
  our sale of common stock or other securities in the future, or sales of our common stock by the Sponsors;

  •
  changes in market valuation or earnings of our competitors;

  •
  the trading volume of our Class A common stock;

  •
  changes in the estimation of the future size and growth rate of our markets; and

  •
  general economic conditions.

          In addition, the stock market in general, the NYSE and the market for health and nutritional supplements companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. If any of these factors causes us to fail to meet the expectations of securities analysts or investors, or if adverse conditions prevail or are perceived to prevail with respect to our business, the price of our Class A common stock would likely drop significantly.

We currently do not intend to pay dividends on our common stock after this offering. Consequently, your only opportunity to achieve a return on your investment is if the price of our Class A common stock appreciates.

          We currently do not anticipate paying any cash dividends after this offering and for the foreseeable future. Further, Centers is currently restricted from declaring or paying cash dividends to us pursuant to the terms of the Senior Credit Facility. Under Centers' former senior credit facility, consisting of a $675.0 million term loan facility (the "Old Term Loan Facility") and the $60.0 million senior revolving credit facility (the "Old Revolving Credit Facility" and, together with the Old Term Loan Facility, the "Old Senior Credit Facility"), Centers used exceptions to similar restrictions to make permitted restricted payments to us in August 2009 and March 2010 totaling approximately $42.0 million. See "Dividend Policy" for more information. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our Class A common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our Class A common stock that will prevail in the market after this offering will ever exceed the price that you pay.

Future sales of our Class A common stock could cause the market price for our Class A common stock to decline.

          Upon consummation of this offering, there will be 87,444,748 shares of our Class A common stock outstanding. All shares of Class A common stock sold in this offering (other than shares of our Class A common stock sold to Jeffrey P. Berger, an individual who will become a member of our board of directors on or prior to the date the registration statement is declared effective (see "Underwriting — Reserved Shares")) will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Of the remaining shares of Class A common stock outstanding, 64,944,748 will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144. We cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline. After giving effect to this offering, the Sponsors will collectively hold 54,767,565 shares of our Class A common stock and 16,103,245 shares of our Class B common stock, each of which is convertible into one share of Class A common stock, all of which constitute "restricted securities" under the Securities Act. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144 under the Securities Act, all of these restricted securities are currently freely tradable.

          Additionally, as of the consummation of this offering, approximately 9,649,443 shares of our Class A common stock will be issuable upon exercise of stock options that vest and are exercisable at various dates through                          , with an average weighted exercise price of $            per share. Of such options, 6,627,439 will be immediately exercisable. As soon as practicable after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our Class A common stock reserved for issuance under our equity incentive plan. Accordingly, shares of our Class A common stock registered under such registration statement will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions, Rule 144 limitations applicable to our affiliates and the contractual lock-up provisions described below.

          We and certain of our stockholders, directors and officers have agreed to a "lock-up", pursuant to which neither we nor they will sell any shares without the prior consent of the representatives of the underwriters for 180 days after the date of this prospectus, subject to certain exceptions and extensions under certain circumstances. Following the expiration of the applicable lock-up period, all these shares of our Class A common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, the Sponsors have certain demand and "piggy-back" registration rights with respect to the Class A common stock that they will retain following this offering. See "Shares Eligible for Future Sale" for a discussion of the shares of Class A common stock that may be sold into the public market in the future, including Class A common stock held by the Sponsors.

As a new investor, you will experience substantial dilution in the net tangible book value of your shares.

          The initial public offering price of our Class A common stock will be considerably more than the net tangible book value per share of our outstanding common stock. Accordingly, investors purchasing shares of Class A common stock from us in this offering will:

  •
  pay a price per share that substantially exceeds the value of our assets after subtracting liabilities; and

  •
  contribute approximately    % of the total amount invested to fund our company, but will own only approximately 15% of the shares of common stock outstanding after this offering (excluding shares acquired from the selling stockholders) and the use of proceeds from this offering. See "Dilution".

Our dual-class capitalization structure and the conversion features of our Class B common stock may dilute the voting power of the holders of our Class A common stock.

          We have a dual-class capitalization structure, which may pose a significant risk of dilution to our Class A common stockholders. Each share of our Class B common stock, which is not entitled to vote for the election and removal of our directors, is convertible at any time at the option of the Class B holder into one share of Class A common stock, which is entitled to vote for the election and removal of our directors. Conversion of our Class B common stock into Class A common stock would dilute holders of Class A common stock, including holders of shares purchased in this offering, in terms of voting power in connection with the election and removal of our directors.

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our Class A common stock, then our stock price and trading volume could decline.

          The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our Class A common stock could be severely limited and our stock price could be adversely affected. In addition, if one or more analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us adversely change their recommendation regarding our unrestricted Class A common stock, our stock price could decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus includes forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements that may relate to our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, and other information that is not historical information. Many of these statements appear, in particular, under the headings "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Business". Forward-looking statements can often be identified by the use of terminology such as "subject to", "believe", "anticipate", "plan", "expect", "intend", "estimate", "project", "may", "will", "should", "would", "could", "can", the negatives thereof, variations thereon, and similar expressions, or by discussions of strategy.

          All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain. We may not realize our expectations, and our beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements. The following uncertainties and factors, among others (including those set forth under "Risk Factors"), could affect future performance and cause actual results to differ materially from those matters expressed in or implied by forward-looking statements:

  •
  significant competition in our industry;

  •
  unfavorable publicity or consumer perception of our products;

  •
  increases in the cost of borrowings and limitations on availability of additional debt or equity capital;

  •
  our debt levels and restrictions in our debt agreements;

  •
  the incurrence of material product liability and product recall costs;

  •
  loss or retirement of key members of management;

  •
  costs of compliance and our failure to comply with new and existing governmental regulations including, but not limited to, tax regulations;

  •
  costs of litigation and the failure to successfully defend lawsuits and other claims against us;

  •
  the failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;

  •
  economic, political, and other risks associated with our international operations;

  •
  our failure to keep pace with the demands of our customers for new products and services;

  •
  disruptions in our manufacturing system or losses of manufacturing certifications;

  •
  disruptions in our distribution network;

  •
  the lack of long-term experience with human consumption of ingredients in some of our products;

  •
  increases in the frequency and severity of insurance claims, particularly claims for which we are self-insured;

  •
  the failure to adequately protect or enforce our intellectual property rights against competitors;

  •
  changes in raw material costs and pricing of our products;

  •
  failure to successfully execute our growth strategy, including any delays in our planned future growth, testing and development of our new store formats, any inability to expand our franchise operations or attract new franchisees, or any inability to expand our company-owned retail operations;

  •
  changes in applicable laws relating to our franchise operations;

  •
  damage or interruption to our information systems;

  •
  the impact of current economic conditions on our business;

  •
  natural disasters, unusually adverse weather conditions, pandemic outbreaks, boycotts and geo-political events; and

  •
  our failure to maintain effective internal controls.

          Consequently, forward-looking statements should be regarded solely as our current plans, estimates, and beliefs. You should not place undue reliance on forward-looking statements. We cannot guarantee future results, events, levels of activity, performance, or achievements. We do not undertake and specifically decline any obligation to update, republish, or revise forward-looking statements to reflect future events or circumstances or to reflect the occurrences of unanticipated events.

 USE OF PROCEEDS

          We estimate that our net proceeds from this offering will be approximately $            million, based on an assumed initial public offering price of $           per share, the midpoint of the price range set forth on the front cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

          In connection with the Refinancing, Centers used a portion of the net proceeds from the Term Loan Facility, together with cash on hand, to pay a dividend to Holdings of $185.0 million and to make a contribution to GNC Funding of $85.0 million, which amount GNC Funding then loaned to Holdings. We expect to use such amounts, together with the net proceeds we receive from this offering and cash on hand of $            million, to:

  •
  redeem all of our outstanding shares of Series A preferred stock immediately following completion of this offering at a redemption price per share of $5.00, plus accrued and unpaid dividends through the redemption date, representing an aggregate redemption price of approximately $222.5 million,

  •
  contribute $            million to Centers to repay outstanding borrowings under its Term Loan Facility, and

  •
  apply approximately $10.2 million to satisfy our obligations under the ACOF Management Services Agreement and the Class B common stock.

          Assuming this offering is consummated on March 31, 2011, the accrued and unpaid dividends per share of our Series A preferred stock will be $2.45.

          Ares, OTPP and members of management hold substantially all of our outstanding Series A preferred stock and, therefore, will receive substantially all of the cash paid to redeem such stock. For a description of the shares of our Series A preferred stock held by our affiliates that will be redeemed immediately following the completion of this offering, see "Principal and Selling Stockholders".

          As of the date hereof, the Term Loan Facility bears interest at a rate per annum of 4.25% and will mature in March 2018. Centers used a portion of the net proceeds from such indebtedness to refinance its former indebtedness, to fund amounts to Holdings and to pay related fees and expenses, each as described above. Funds affiliated with Ares hold approximately 10% of the outstanding loans under the Senior Credit Facility and will receive funds representing their pro rata portion of such loans.

          We will not receive any proceeds from the sale of the shares being offered by the selling stockholders.

DIVIDEND POLICY

          We currently do not anticipate paying any cash dividends after this offering and for the foreseeable future. Instead, we anticipate that all of our earnings on our common stock, in the foreseeable future will be used to repay debt, for working capital, to support our operations, and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including restrictions in our current and future debt instruments, our future earnings, capital requirements, financial condition, future prospects, and applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits.

          Currently, Centers is restricted from declaring or paying cash dividends to us pursuant to the terms of the Senior Credit Facility. Under the Old Senior Credit Facility, Centers used exceptions to similar restrictions to make permitted restricted payments to us in August 2009 and March 2010 totaling approximately $42.0 million. These payments were determined to be in compliance with Centers' previously existing debt covenants. In connection with the Refinancing, Centers also used a portion of the net proceeds from the Term Loan Facility and cash on hand to pay a dividend to us in the amount of $185 million. Although the Senior Credit Facility has similar exceptions to the payment of cash dividends as the exceptions provided in the Old Credit Facility, the payment of the $185 million dividend was a specific exception available in connection with the Refinancing.

          OTPP, as the holder of our Class B common stock, is entitled to receive ratably an annual special dividend payment equal to an aggregate amount of $750,000 when, as and if declared by the board of directors, for a period of ten years commencing on March 16, 2007 (the "Special Dividend Period"). The special dividend payment is payable in equal quarterly installments on the first day of each quarter commencing on April 1, 2007.

          Upon the consummation of a change in control transaction or a bona fide initial public offering, OTPP will receive, in lieu of the quarterly special dividend payments, an automatic payment equal to the net present value of the aggregate amount of the special dividend payments that would have been payable to OTPP during the remainder of the Special Dividend Period, calculated in good faith by our board of directors. We expect this amount to be approximately $5.1 million.

CAPITALIZATION

          The following table sets forth our capitalization as of December 31, 2010 on:

  •
  an actual basis; and

  •
  an as adjusted basis, giving effect to:

  •
  the completion of this offering, including the application of the estimated net proceeds from this offering as described under "Use of Proceeds",

  •
  the completion of the Refinancing, including the application of the net proceeds therefrom as described under "Use of Proceeds" and "Prospectus Summary — Recent Developments",

  •
  prior to the consummation of this offering, the conversion of 12,065,316 shares of Class B common stock into an equal number of shares of Class A common stock, and

  •
  our use of cash on hand to satisfy our obligations under the ACOF Management Services Agreement and our Class B common stock (see "Certain Relationships and Related Transactions — ACOF Management Services Agreement" and "— Special Dividend").

          The table below should be read in conjunction with "Use of Proceeds", "Selected Consolidated Financial Data", "Unaudited Pro Forma Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Capital Stock", "Description of Certain Debt", and our consolidated financial statements and their notes included in this prospectus.

	As of December 31, 2010
	Actual	As Adjusted
		(Unaudited)
	(In millions, except share data)
Cash and cash equivalents	$193.9	$

Long-term debt (including current maturities):
Old senior credit facility	$644.4	$
Senior credit facility(1)	—
Mortgage and capital leases	5.7
Senior notes	298.4
Senior subordinated notes	110.0

Total long-term debt	1,058.5

Preferred stock, $0.001 par value, 60,000,000 shares authorized:
Series A, 30,500,005 shares designated, 30,133,615 shares issued, 29,867,046 shares outstanding and 266,569 shares held in treasury, actual; 60,000,000 shares authorized and no shares issued and outstanding, as adjusted	218.4
Stockholders' equity:
Common stock, $0.001 par value(2):
Class A, 59,967,949 shares issued, 59,198,688 shares outstanding and 769,261 shares held in treasury, actual; 300,000,000 shares authorized, 88,214,009 shares issued, 87,444,748 shares outstanding and 769,261 shares held in treasury, as adjusted(3)	0.1
Class B, 28,168,561 shares issued and outstanding, actual; 30,000,000 shares authorized; 16,103,245 shares issued and outstanding, as adjusted	0.0
Paid-in-capital	451.7
Retained earnings	171.2
Treasury stock	(2.2)
Accumulated other comprehensive loss	(1.3)

Total stockholders' equity	619.5

Total capitalization	$1,896.4	$

(1)
The Senior Credit Facility consists of the Term Loan Facility and the Revolving Credit Facility, which is undrawn. The as adjusted (unaudited) information for the year ended December 31, 2010 gives effect to this offering and the Refinancing.

(2)
With respect to our Class A and Class B common stock, we are authorized to issue 150,000,000 shares collectively at December 31, 2010.

(3)
As Adjusted shares of Class A common stock outstanding reflects the issuance of 16,000,000 shares in this offering, the conversion of 12,065,316 shares of Class B common stock into an equal number of shares of Class A common stock in connection with this offering and the exercise of options for 180,744 shares of Class A common stock, to be sold by selling stockholders in this offering.

 DILUTION

          Purchasers of our Class A common stock in this offering will experience an immediate dilution of net tangible book value per share from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock and the net tangible book value per share immediately after this offering.

          At December 31, 2010, the net tangible book deficit of our common stock was approximately $(384.7) million, or approximately $(4.40) per share of our common stock. Net tangible book value per share represents the amount of our tangible assets reduced by the amount of our total liabilities, divided by the number of shares of our common stock outstanding. After giving effect to the sale of shares of our Class A common stock in this offering at an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and the estimated offering expenses of this offering, our adjusted net tangible book deficit of our common stock would have been $          million, or approximately $(         ) per share of our common stock. Our pro forma net tangible book value as of December 31, 2010 was approximately $(         ) million, or $(         ) per share of our common stock. Pro forma net tangible book value per share represents the amount of our tangible assets reduced by the amount of our total liabilities, divided by the number of shares of our common stock outstanding, on an as adjusted basis after giving effect to the Refinancing and this offering, including: (1) the issuance and sale of 16,000,000 shares of our Class A common stock at an assumed exercise price of $         per share (the midpoint of the price range set forth on the cover of this prospectus), (2) the redemption of our Series A preferred stock at an aggregate redemption price of approximately $218.4 million, which includes accrued dividends to December 31, 2010, (3) the borrowing of $1.2 billion under the Term Loan Facility, (4) the repayment of $          million of outstanding borrowings under the Term Loan Facility, (5) the repayment of $1.1 billion of indebtedness under the Old Senior Credit Facility, the Senior Notes, and the Senior Subordinated Notes and related accrued interest and fees, (6) the payment of $8.7 million for the termination of interest rate swap arrangements related to the Old Senior Credit Facility, the Series Notes and the Senior Subordinated Notes, and the associated adjustment to interest expense, and (7) the payment of $17.4 million of fees and expenses related to the Refinancing. The number of shares used to calculate pro forma net tangible book value per share includes shares outstanding at December 31, 2010, 16,000,000 shares of our Class A common stock being offered for sale by us in this offering, and 180,744 shares of our Class A common stock to be issued due to the exercise of options and sold by the selling stockholders in connection with this offering. It does not include 6,319,256 shares of our Class A common stock being sold by selling stockholders in this offering. We will not receive any proceeds from the sale of such shares. This represents a net increase in net tangible book value of $         per existing share and an immediate dilution in net tangible book value of $         per share to new stockholders. The following table illustrates this per share dilution to new stockholders:

Assumed initial public offering price per share			$
Net tangible book value per share as of December 31, 2010		$(4.40)
Increase in net tangible book value per share attributable to this offering	$

As adjusted net tangible book value per share after this offering			$

Dilution in net tangible book value per share to new stockholders			$

          The table below summarizes, on an as adjusted basis as of December 31, 2010, the differences for (1) our existing stockholders, and (2) investors in this offering, with respect to the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid before deducting fees and expenses.

	Shares Issued			Total Consideration			Average Price per Share
	Number		Percentage	Amount	Percentage
	(in millions)			(in millions)
Existing stockholders	87.4	(1)	85%	$438.7		%	$5.01
New stockholders in this offering	16.0		15%			%

Total	103.4		100%	$		%

(1)
Includes 180,744 shares of our Class A common stock to be issued due to the exercise of stock options and sold by the selling stockholders in connection with this offering.

          The foregoing discussion and tables assume no exercise of stock options to purchase 9,649,443 shares of our Class A common stock subject to outstanding stock options with a weighted average exercise price of $         per share upon consummation of this offering and excludes 7,930,000 shares of our Class A common stock available for future grant or issuance under our stock plans. To the extent that any options having an exercise price that is less than the offering price of this offering are exercised, new investors will experience further dilution.

 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

          The unaudited pro forma consolidated statement of operations for the year ended December 31, 2010 gives effect to this offering and the Refinancing as if they had been consummated on January 1, 2010. The unaudited pro forma consolidated balance sheet as of December 31, 2010 gives effect to this offering and the Refinancing as if they had been consummated on such date. The unaudited pro forma consolidated financial data gives effect to: (1) the issuance and sale of 16,000,000 shares of our Class A common stock at an assumed offering price of $          per share (the midpoint of the price range set forth on the cover of this prospectus) resulting in net proceeds to us of approximately $          million (after deducting estimated underwriting discounts and commissions and estimated offering expenses of $          million), (2) the redemption of our Series A preferred stock at an aggregate redemption price of approximately $218.4 million, which includes accumulated dividends, and (3) the repayment of $          million of outstanding balances under the Term Loan Facility. Additionally, the unaudited pro forma consolidated financial data gives effect to: (1) the borrowing of $1.2 billion under the Term Loan Facility, (2) the repayment of $1.1 billion of the Old Senior Credit Facility, the Senior Notes, and the Senior Subordinated Notes and related accrued interest and fees, (3) the payment of $8.7 million for the termination of interest rate swap arrangements related to the prior indebtedness, and the associated adjustment to interest expense, and (4) the payment of $17.4 million of fees and expenses related to the Refinancing.

          The unaudited pro forma consolidated financial data does not purport to represent what our results of operations would have been if this offering and the Refinancing had occurred as of the dates indicated, nor are they indicative of results for any future periods.

          The unaudited pro forma consolidated statement of operations does not present the effect of non-recurring charges resulting from this offering and the Refinancing as a result of: (1) the write off of deferred financing fees of $14.1 million and the original issue discount of $1.6 million associated with the Old Senior Credit Facility, the Senior Notes, and the Senior Subordinated Notes, (2) the settlement of the interest rate swap agreements of $7.5 million, (3) the write off of deferred financing fees of $          million associated with the $          million repayment of borrowings under the Term Loan Facility, and (4) the payment to the Sponsors of approximately $10.2 million to settle obligations under the ACOF Management Services Agreement and our Class B common stock.

          The unaudited pro forma consolidated financial data is presented for informational purposes only and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and accompanying notes included in this prospectus.

 GNC ACQUISITION HOLDINGS INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2010

	Historical	Adjustments			As Adjusted
	(In thousands, except per share data)
Revenue	$1,822,168		$—		$
Cost of sales, including costs of warehousing, distribution and occupancy	1,179,886		—

Gross profit	642,282		—
Compensation and related benefits	273,797		—
Advertising and promotion	51,707		—
Other selling, general and administrative	100,687		—
Foreign currency (gain) loss	(296)		—
Strategic alternative costs	3,981		—

Operating income	212,406		—
Interest expense, net	65,376			(a)

Income before income taxes	147,030
Income tax expense	50,463			(b)

Net income	$96,567	$			$

Income per share — Basic and Diluted:
Net income	$96,567	$			$
Preferred stock dividends	(20,606)			(c)

Net income available to common stockholders	$75,961	$			$

Earnings per share:
Basic	$0.87				$
Diluted	$0.85				$
Weighted average common shares outstanding
Basic	87,339			(d)
Diluted	88,917			(d)

(a)
Reflects adjustments to interest expense as a result of the Refinancing. Outstanding borrowings under the Senior Credit Facility currently accrue interest based on the LIBO rate and the Senior Credit Facility has an interest rate floor of 1.25%. A 1/8% change in interest rates would not have a material effect on the Company until the current LIBO rate of approximately 0.25% increases substantially.

	Historical	Adjustments		As Adjusted
Interest Expense:
Old Senior Credit Facility	$29,630	$			$—
Senior Notes	19,440				—
Senior Subordinated Notes	11,825				—
Deferred financing fees	4,282
Original issue discount	412
Gustine mortgage	445
Interest income	(658)
Term Loan Facility	—		(i)

Total Interest Expense	$65,376	$		$

  (i)
  Interest expense on the Term Loan Facility calculated on $          million of outstanding borrowings at an initial rate of 4.25% (representing an applicable margin of 3% plus the interest rate floor of 1.25%), $8.8 million utilized under the Revolving Credit Facility for letters of credit at an initial rate of 3.25%, and an initial rate of 0.5% on the unused portion of the Revolving Credit Facility.

(b)
Reflects pro forma tax effect of above adjustments at an estimated effective tax rate of 37.0%

(c)
Reflects the redemption of our Series A preferred stock from the net proceeds of this offering.

(d)
Represents the issuance of our Class A common stock in this offering. A reconciliation of shares used in the earnings per share calculation is as follows:

	Basic	Diluted
Historical weighted average shares outstanding at December 31, 2010	87,339	88,917
Shares issued in this offering	16,000	16,000
Stock options exercised for shares to be sold by selling stockholders in this offering	181	181
Increase in shares due to the effect of dilutive employee stock options, based upon the weighted average fair value at December 31, 2010 of $9.89 per share and As Adjusted weighted average fair value of $ per share.	—

As Adjusted weighted average shares outstanding for the year ended December 31, 2010	103,520

 GNC ACQUISITION HOLDINGS INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2010

	Historical	Adjustments			As Adjusted
	(in thousands)
Current Assets:
Cash and cash equivalents	$193,902	$		(a)	$
Receivables	102,874		—
Inventories	381,949		—
Prepaids and other current assets	40,569			(b)

Total current assets	719,294
Long-term assets:
Goodwill	625,241
Brands	720,000		—
Other intangible assets, net	147,224		—
Property, plant and equipment, net	193,428		—
Deferred financing fees, net	14,129			(c)
Other long-term assets	5,767

Total long-term assets	1,705,789

Total assets	$2,425,083	$			$

Current liabilities:
Accounts payable	$98,662		$—		$
Accrued payroll and related liabilities	25,656		—
Accrued interest	13,372			(d)		—
Current portion, long-term debt	28,070			(e)
Deferred revenue and other current liabilities	69,065			(f)

Total current liabilities	234,825
Long-term liabilities:
Long-term debt	1,030,429			(e)
Deferred tax liabilities, net	288,015			(g)
Other long-term liabilities	33,950			(f)

Total long-term liabilities	1,352,394

Total liabilities	1,587,219
Preferred stock, $0.001 par value, 60,000 shares authorized:
Series A, 30,500 shares designated, 30,134 shares issued, 29,867 shares outstanding and 267 shares held in treasury at December 31, 2010, and no shares designated, issued, outstanding or held in treasury, as adjusted	218,381			(h)		—
Stockholders' Equity:
Common stock, $0.001 par value, 150,000 shares authorized:
Class A, 59,968 shares issued and 59,199 shares outstanding and 769 shares held in treasury at December 31, 2010, and 88,214 shares issued, 87,445 shares outstanding, and 769 shares held in treasury as adjusted(i)	60			(j)
Class B, 28,169 shares issued and outstanding at December 31, 2010, and 16,103 shares issued and outstanding as adjusted	28			(j)
Paid-in-capital	451,728			(j)
Retained earnings	171,224			(k)
Treasury stock, at cost	(2,277)
Accumulated other comprehensive loss	(1,280)			(f)

Total stockholders' equity	619,483

Total liabilities and stockholders' equity	$2,425,083	$			$

(a)
Reflects adjustments made to cash for the following:

Due to this offering:
Proceeds from this offering	$
Proceeds from 180,744 options exercised at an average exercise price of $6.66 per share in connection with this offering
Less: estimated fees and expenses related to the offering
Less: payment to Sponsors to settle obligations under the ACOF Management Services Agreement and Class B common stock
Less: redemption of Series A preferred stock
Less: repayment of Term Loan Facility

Sub-total due to the offering
Due to the Refinancing:
Proceeds from the Refinancing, net of $ million of original issue discount
Repayment of Old Senior Credit Facility
Payment due to termination of interest rate swap agreements
Deferred financing fees related to the Refinancing
Payment of accrued interest due to the Refinancing

Sub-total due to the Refinancing

Total cash effect	$

(b) Reflects adjustments made to prepaids and other current assets to record income tax benefits arising from the Refinancing and this offering for the following:
Due to the Refinancing:

Record current income tax benefit from the write off of unamortized deferred financing fees and original issue discount associated with the Old Senior Credit Facility, the Senior Notes and the Senior Subordinated Notes

$
Record current income tax benefit on loss from terminated interest rate swap agreements
Write off of current portion deferred tax asset due to terminated interest rate swap arrangements

Sub-total due to the Refinancing
Due to the offering:
Record current income tax benefit of payments to Sponsors to settle obligations under the ACOF Management Services Agreement and Class B common stock
Record current income tax benefit of exercised stock options
Record current income tax benefit related to write off of deferred financing fees due to prepayment of $ million of the Term Loan Facility

Sub-total due to this offering

Total prepaids and other current assets effect	$

(c) Reflects adjustments made to deferred financing fees:
Due to the Refinancing:
New fees related to the Senior Credit Facility	$
Write off of fees related to the Old Senior Credit Facility, the Senior Notes and the Senior Subordinated Notes

Sub-total due to the Refinancing
Due to the offering:
Write off of fees related to prepayment of $ million of the Term Loan Facility

Sub-total due to this offering

Total deferred financing fee effect	$

(d) Reflects adjustments to accrued interest due to the Refinancing.
(e) Reflects adjustments to long-term debt in connection with the Refinancing:

	Current Portion	Long Term
Record current portion of the Senior Credit Facility	$	$
Repayment of current portion of Old Senior Credit Facility
Repayment of the Term Loan Facility in connection with this offering
Write off original issue discount for repayment of the Term Loan Facility

Total debt effect	$	$

(f) Reflects adjustments due to Refinancing related to settlement of interest rate swap arrangements:
Current portion of interest rate swap arrangements	$
Long-term portion of interest rate swap arrangements

Total adjustments due to settlement of swap arrangements
Tax effect at 36.4% effective tax rate

Total accumulated other comprehensive income effect	$

(g) Reflects adjustments to net long-term deferred tax liabilities related to the Refinancing:
Write off of long-term portion deferred tax asset due to terminated interest rate swap arrangements	$
Adjustment to deferred tax asset due to non cash stock compensation expense	$

Total deferred tax liabilities adjustment	$

(h) Reflects the redemption of our Series A preferred stock in an aggregate liquidation preference, including accrued and unpaid dividends, as of December 31, 2010 of $218.4 million.

(i)    As Adjusted shares of Class A common stock outstanding reflects the issuance of 16,000,000 shares in this offering, the conversion of 12,065,316 shares of Class B common stock into an equal number of shares of Class A common stock in connection with this offering and the exercise of stock options for 180,744 shares of Class A common stock to be sold by selling stockholders in this offering.

(j)    Reflects the sale by us of 16,000,000 shares of our Class A common stock offered hereby at an assumed initial public offering price of $          per share (the midpoint of the price range set forth on the cover of this prospectus), and the conversion of 12,065,316 shares of Class B common stock into an equal number of shares of Class A common stock and the application of the net proceeds to us from this offering, after deducting estimated offering expenses payable by us.

(k) Reflects adjustments to retained earnings:

	Pre-tax amount	Tax	Net of Tax
Write off of unamortized deferred financing fees and original issue discount related to the Old Senior Credit Facility, the Senior Notes, and the Senior Subordinated Notes
Write off of original issue discount on the Senior Notes
Write off of deferred financing fees associated with prepayment of $ million of Term Loan Facility
Tax benefit of exercised stock options
Payment to Sponsors to settle obligations under the ACOF Management Services Agreement and Class B common stock
Write off original issue discount for repayment of the Senior Credit Facility
Loss recognized upon termination of interest rate swap agreements

Total adjustments to retained earnings	$	$	$

SELECTED CONSOLIDATED FINANCIAL DATA

          The selected consolidated financial data presented below as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 are derived from our audited consolidated financial statements and footnotes included in this prospectus. The selected consolidated financial data presented below as of December 31, 2007 and 2006, and for the periods from March 16, 2007 to December 31, 2007 (the "2007 Successor Period" and, collectively with the years ended December 31, 2010, 2009 and 2008, the "Successor Periods") and from January 1, 2007 to March 15, 2007, and for the year ended December 31, 2006, are derived from our audited consolidated financial statements and footnotes, which are not included in this prospectus. The selected consolidated financial data as of December 31, 2006 and for the period January 1, 2007 to March 15, 2007 and for the year ended December 31, 2006 represent the period during which GNC Parent Corporation was owned by an investment fund managed by Apollo Management V, L.P. ("Apollo").

          Together with our wholly owned subsidiary GNC Acquisition Inc., we entered into the Merger Agreement with GNC Parent Corporation on February 8, 2007. On March 16, 2007, the Merger was consummated. As a result of the Merger, the consolidated statement of operations for the Successor Periods includes the following: interest and amortization expense resulting from the issuance of the Senior Floating Rate Toggle Notes due 2014 (the "Senior Notes"), the 10.75% Senior Subordinated Notes due 2015 (the "Senior Subordinated Notes") and the Old Senior Credit Facility; and amortization of intangible assets related to the Merger. Further, as a result of purchase accounting, the fair values of our assets on the date of the Merger became their new cost basis.

          You should read the following financial information together with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and their related notes.

	Successor				Predecessor
	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	March 16- December 31, 2007	January 1- March 15, 2007	Year Ended December 31, 2006
			(Dollars in millions, except share data)
Statement of Operations Data:
Revenue:
Retail	$1,344.4	$1,256.3	$1,219.3	$909.3	$259.3	$1,122.7
Franchising	293.6	264.2	258.0	193.9	47.2	232.3
Manufacturing/Wholesale	184.2	186.5	179.4	119.8	23.3	132.1

Total revenue	$1,822.2	$1,707.0	$1,656.7	$1,223.0	$329.8	$1,487.1
Cost of sales, including costs of warehousing and distribution, and occupancy	1,179.9	1,116.4	1,082.6	814.2	212.2	983.5

Gross profit	642.3	590.6	574.1	408.8	117.6	503.6
Compensation and related benefits	273.8	263.0	249.8	195.8	64.3	260.8
Advertising and promotion	51.7	50.0	55.1	35.0	20.5	50.7
Other selling, general, and administrative	100.7	96.7	98.9	71.5	17.6	94.9
Other (income) expense(1)	(0.3)	(0.1)	0.7	(0.4)	(0.2)	0.5
Strategic alternative costs	4.0	—	—	—	—	—
Merger related costs	—	—	—	—	34.6	—

Operating income (loss)	212.4	181.0	169.6	106.9	(19.2)	96.7
Interest expense, net	65.4	69.9	83.0	75.5	72.8	45.6

Income (loss) before income taxes	147.0	111.1	86.6	31.4	(92.0)	51.1
Income tax expense (benefit)	50.4	41.6	32.0	12.6	(21.6)	19.3

Net income (loss)	$96.6	$69.5	$54.6	$18.8	$(70.4)	$31.8

Weighted average shares outstanding:
Basic	87,339	87,421	87,761	87,784	50,607	50,532
Diluted	88,917	87,859	87,787	87,784	50,607	52,176
Net income (loss) per share(2):
Basic	$0.87	$0.58	$0.43	$0.08	$(1.39)	$0.34
Diluted	$0.85	$0.58	$0.43	$0.08	$(1.39)	$0.32

Balance Sheet Data (at end of period):
Cash and cash equivalents	$193.9	$89.9	$44.3	$28.9		$25.6
Working capital(3)	484.5	397.0	306.8	258.1		250.0
Total assets	2,425.1	2,319.6	2,293.8	2,239.6		981.7
Total current and non-current long-term debt	1,058.5	1,059.8	1,084.7	1,087.0		857.9
Preferred stock	218.4	197.7	179.3	162.2		—
Total stockholders' equity	619.5	534.2	474.5	446.4		(99.0)
Statement of Cash Flows:
Net cash provided by (used in) operating activities	$141.5	$114.0	$77.4	$92.0	$(67.5)	$73.9
Net cash used in investing activities	(36.1)	(42.2)	(60.4)	(1,672.2)	(6.2)	(23.4)
Net cash (used in) provided by financing activities	(1.5)	(26.4)	(1.4)	1,598.7	58.7	(111.0)
Other Data:
EBITDA(4)	$259.4	$227.7	$212.1	$136.9	$(11.8)	$135.9
Capital expenditures(5)	32.5	28.7	48.7	28.9	5.7	23.8

(1)
Other (income) expense includes foreign currency (gain) loss for all periods presented. Other (income) expense for the year ended December 31, 2006 includes a $1.2 million loss on the sale of our Australian manufacturing facility.

(2)
Includes impact of dividends on our Series A preferred stock.

(3)
Working capital represents current assets less current liabilities.

(4)
We define EBITDA as net income before interest expense (net), income tax expense, depreciation and amortization. Management uses EBITDA as a tool to measure operating performance of the business. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.

  The following table reconciles EBITDA to net income (loss) as determined in accordance with GAAP for the periods indicated:

	Successor								Predecessor
	Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		March 16- December 31, 2007		January 1- March 15, 2007		Year Ended December 31, 2006
			(dollars in millions)
Net income (loss)	$96.6		$69.5		$54.6		$18.8		$(70.4)		$31.8
Interest expense, net	65.4		69.9		83.0		75.5		72.8		45.6
Income tax expense (benefit)	50.4		41.6		32.0		12.6		(21.6)		19.3
Depreciation and amortization	47.0		46.7		42.5		30.0		7.4		39.2

EBITDA	$259.4	(a)	$227.7	(b)	$212.1	(b)	$136.9	(b)	$(11.8	)(c)	$135.9	(d)

  (a)
  For the year ended December 31, 2010, EBITDA includes the following expenses: $1.5 million related to payments to the Sponsors under the ACOF Management Services Agreement and Class B common stock, which payments will cease following this offering, and $4.0 million of non-recurring expenses principally related to the exploration of strategic alternatives.

  (b)
  For the years ended December 31, 2010, 2009 and 2008, and the 2007 Successor Period, EBITDA includes $1.5 million, $1.5 million, $1.5 million and $1.2 million, respectively, related to payments to the Sponsors under the ACOF Management Services Agreement and Class B common stock, which payments will cease following this offering.

  (c)
  For the period January 1, 2007 to March 15, 2007, EBITDA includes $34.6 million of Merger related costs and $0.4 million related to payments to our prior sponsors for management fees.

  (d)
  For the year ended December 31, 2006, EBITDA includes $1.5 million related to payments to our prior sponsors for management fees.

(5)
Capital expenditures for the year ended December 31, 2008 include approximately $10.1 million incurred in conjunction with our store register upgrade program.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes thereto. The discussion in this section contains forward-looking statements that involve risks and uncertainties. See "Risk Factors" included in this prospectus for a discussion of important factors that could cause actual results to differ materially from those described or implied by the forward-looking statements contained herein. We urge you to review the information set forth in "Special Note Regarding Forward-Looking Statements" and "Risk Factors" included in this prospectus.

Business Overview

          We are a global specialty retailer of nutritional supplements, which include VMHS, sports nutrition products, diet products, and other wellness products. We derive our revenues principally from product sales through our company-owned stores and online through GNC.com, franchise activities, and sales of products manufactured in our facilities to third parties. We sell products through a worldwide network of more than 7,200 locations operating under the GNC brand name.

Revenues and Operating Performance from our Segments

          We measure our operating performance primarily through revenues and operating income from our three segments, Retail, Franchise, and Manufacturing/Wholesale, and through the management of unallocated costs from our warehousing, distribution and corporate segments, as follows:

  •
  Retail:    Retail revenues are generated by sales to consumers at our company-owned stores and online through GNC.com. Although we believe that our retail and franchise businesses are not seasonal in nature, historically we have experienced, and expect to continue to experience, a variation in our net sales and operating results from quarter to quarter, with the first half of the year being stronger than the second half of the year. According to Nutrition Business Journal's Supplement Business Report 2010, our industry is expected to grow at an annual average rate of approximately 5.3% through 2015. As a leader in our industry, we expect our organic retail revenue growth to be consistent with projected industry growth as a result of our disproportionate market share, scale economies in purchasing and advertising, strong brand awareness and vertical integration.

  •
  Franchise:    Franchise revenues are generated primarily from:

  (1)
  product sales to our franchisees;

  (2)
  royalties on franchise retail sales; and

  (3)
  franchise fees, which are charged for initial franchise awards, renewals, and transfers of franchises.

          As described above, our industry is expected to grow at an annual average rate of approximately 5.3% through 2015. Although we do not anticipate the number of our domestic franchise stores to grow substantially, we expect to achieve domestic franchise store revenue growth consistent with projected industry growth, which will be generated by royalties on franchise retail sales and product sales to our existing franchisees. As a result of our efforts to expand our international presence and provisions in our international franchising agreements requiring franchisees to open additional stores, we have increased our international store base in recent periods and expect to continue to increase the number of our international franchise stores over the next five years. We believe this will result in additional franchise fees associated with new store openings and increased revenues from product sales to, and royalties from, new franchisees. As our existing international franchisees continue to open additional stores, we also anticipate that franchise revenue from international operations will be driven by increased product sales to, and royalties from, our franchisees. Since our international franchisees pay royalties to us in U.S. dollars, any strengthening of the U.S. dollar relative to our franchisees' local currency may offset some of the growth in royalty revenue.

  •
  Manufacturing/Wholesale:    Manufacturing/Wholesale revenues are generated through sales of manufactured products to third parties, generally for third-party private label brands, and the sale of our proprietary and third-party products to and through Rite Aid and www.drugstore.com, and the sale of our proprietary products to and through PetSmart. License fee revenue from the opening of GNC franchise store-within-a-store locations within Rite Aid stores is also recorded in this segment. Our revenues generated by our manufacturing and wholesale operations are subject to our available manufacturing capacity.

          A significant portion of our business infrastructure is comprised of fixed operating costs. Our vertically-integrated distribution network and manufacturing capacity can support higher sales volume without significant incremental costs. We therefore expect our operating expenses to grow at a lesser rate than our revenues, resulting in positive operating leverage.

          The following trends and uncertainties in our industry could affect our operating performance as follows:

  •
  broader consumer awareness of health and wellness issues and rising healthcare costs may increase the use of the products we offer and positively affect our operating performance;

  •
  interest in, and demand for, condition-specific products based on scientific research may positively affect our operating performance if we can timely develop and offer such condition-specific products;

  •
  the effects of favorable and unfavorable publicity on consumer demand with respect to the products we offer may have similarly favorable or unfavorable effects on our operating performance;

  •
  a lack of long-term experience with human consumption of ingredients in some of our products could create uncertainties with respect to the health risks, if any, related to the consumption of such ingredients and negatively affect our operating performance;

  •
  increased costs associated with complying with new and existing governmental regulation may negatively affect our operating performance; and

  •
  a decline in disposable income available to consumers may lead to a reduction in consumer spending and negatively affect our operating performance.

Executive Overview

          Our recent results of operations reflect steady growth, including through a difficult economic environment and despite a short-term reduction in revenue that we experienced in 2009 due to the Hydroxycut recall. For the year ended December 31, 2010, we achieved revenue growth of 6.7%, operating income growth of 17.1% and net income growth of 38.9% compared to the same period in 2009. Operating income growth resulted from higher sales and margins in our retail and franchise segments and effective cost controls on unallocated expenses. Net income growth resulted primarily from higher operating income, lower interest expense, and a lower effective tax rate.

          Recent revenue growth in our domestic retail segment has been driven primarily by increases in the sports nutrition category resulting from new product introductions. In addition, we have experienced significant growth in our GNC.com business primarily as a result of our redesigned website. Our domestic retail comparable store sales increased 5.6% in 2010 compared to 2009. This includes an increase of 26.2% in our GNC.com business. In recent periods, our domestic franchise business has achieved increased product sales despite a lower store base. Sales in the international franchise business have grown steadily as a result of an increased store base and strong organic sales growth.

          Our manufacturing strategy is designed to provide our stores with proprietary products at the lowest possible cost, and utilize additional capacity to promote production efficiencies and enhance our position in the third-party contract business. Under this strategy, our third-party manufacturing sales increased by 38.7% and 3.8% in 2008 and 2009, respectively, over the prior year periods. For the year ended December 31, 2010, our manufacturing segment experienced reduced sales in contract manufacturing compared to 2009, partially offset by higher product sales to Rite Aid, drugstore.com and PetSmart. The reduction in the contract manufacturing business reflects a transition period during which we are moving from low margin commodity contracts to higher margin, specialty product contracts.

          We also continue to invest in opportunities to expand our brand beyond our existing domestic company-owned footprint and partner with companies like PepsiCo and PetSmart to develop new and innovative products. We believe that these ventures, together with our direct investments in international markets like China, represent attractive growth opportunities. For the year ended December 31, 2010, we incurred $4.7 million of start-up expenses related to our operations in China and agreements with PepsiCo, in connection with the development of a new brand of fortified coconut water called Phenom, and with PetSmart, in connection with the development, manufacture and distribution of nutritional supplements for pets. Additionally, for the year ended December 31, 2010, we made payments in an aggregate amount of $1.5 million to the Sponsors related to the management fee and the special dividend payments on our Class B common stock, which payments will cease following the completion of this offering, and incurred $4.0 million of non-recurring expenses principally related to the exploration of strategic alternatives.

Determination of the Fair Value of our Class A Common Stock on Grant Date

          In 2010, we granted options to purchase up to 680,000 shares of our Class A common stock pursuant to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the "2007 Stock Plan"). Such options were granted with exercise prices equal to or greater than the fair value of our Class A common stock on each of the following grant dates: February 4, 2010, March 24, 2010, May 13, 2010 and July 14, 2010 (the "2010 grant dates"). As we are a private company with no public market for our Class A common stock, we determined the fair value using a contemporaneous valuation consistent with the American Institute of Certified Public Accountants Practice Aid, "Valuation of Privately-Held Company Equity Securities Issued as Compensation" (the "Practice Aid"). In conducting this valuation, we considered all objective and subjective factors that we believed to be relevant, including our best estimate of our business condition, prospects and operating performance at each 2010 grant date. Within this contemporaneous valuation performed by us, a range of factors, assumptions and methodologies were used. The significant factors included:

  •
  our historical operating results, including the growth of our revenue and the prospects of our business;

  •
  the lack of a public market for our Class A common stock;

  •
  the likelihood of achieving a liquidity event, such as an initial public offering or sale given prevailing market conditions and the nature and history of our business;

  •
  valuations of comparable public companies; and

  •
  the condition of and outlook for the nutritional supplements industry.

          For the contemporaneous valuation of our Class A common stock, management estimated, as of each 2010 grant date, our enterprise value on a continuing operations basis, primarily using the market approach, which is an acceptable valuation method in accordance with the Practice Aid. The market approach utilized the market multiple methodology based on comparable public companies' equity pricing, as detailed below.

          For the market multiple methodology, we determined, as of each 2010 grant date, a range of trading multiples for a group of comparable public companies, based on trailing 12 months adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"). These multiples were then applied to our actual trailing 12 months adjusted EBITDA as of each 2010 grant date. When selecting comparable companies, consideration was given to industry similarity, and their specific products offered, financial data availability and capital structure. After determining the gross fair values of our Class A common stock as of each 2010 grant date, we applied a discount to reflect the lack of liquidity of our Class A common stock. The applicable discount rate was 26% for the grants made on February 4, 2010, March 24, 2010 and May 13, 2010, and was 5% for the grants made on July 14, 2010. The change in the applicable discount rate from May 13 to July 14 was a result of the likelihood and timing of a liquidity event.

          We believe that the procedures employed in the market multiple methodology are reasonable and consistent with the Practice Aid. As a result of such beliefs, we chose not to obtain a contemporaneous valuation by an unrelated valuation specialist at each grant date.

          The following table summarizes our stock option grants in 2010, the exercise prices of such grants, and the fair value of our Class A common stock associated with such grants, as determined by management, as of each grant date:

Grant Date	Number of Shares Subject to Options Granted	Exercise Price Per Share	Fair Value Per Share of Common Stock
February 4, 2010	25,000	$8.79	$6.50
February 4, 2010	25,000	13.18	6.50
March 24, 2010	102,500	10.09	7.47
March 24, 2010	102,500	15.13	7.47
May 13, 2010	125,000	10.09	7.47
July 14, 2010	150,000	11.09	10.54
July 14, 2010	150,000	16.63	10.54

          The significant factors contributing to the increase in fair value of our Class A common stock during the most recent fiscal year and the difference between the estimated initial public offering price and the fair value of our Class A common stock used in estimating the fair value of stock options granted during the most recent fiscal year include the following:

  •
  improved general economic conditions;

  •
  continued growth of our revenue and improved operating results;

  •
  ongoing expansion of our business and operations;

  •
  greater clarity regarding the likelihood and timing of a liquidity event;

  •
  our expectation for ongoing improvement of our financial performance; and

  •
  improved condition of and outlook for the nutritional supplements industry.

          Our assumed initial public offering price of $           per share, the midpoint of the price range set forth on the cover of this prospectus, represents an increase of $           , or    %, compared to the fair value of our Class A common stock as of the date of the option grants made on July 14, 2010. The increase was primarily the result of the following factors:

  •
  the removal of the discount rate as a result of the immediate liquidity available to investors upon consummation of this offering;

  •
  the expected increase in earnings per share as a result of this offering;

  •
  continued growth of our revenue and improved operating results in the second half of 2010; and

  •
  the ongoing expansion of our business and operations.

Basis of Presentation

          The accompanying consolidated financial statements and footnotes have been prepared by us in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and with the instructions to Regulation S-K and Regulation S-X. Our normal reporting period is based on a calendar year.

Results of Operations

          The following information presented as of December 31, 2010, 2009 and 2008 was derived from our audited consolidated financial statements and accompanying notes which are included in this prospectus.

          The following information may contain financial measures other than in accordance with generally accepted accounting principles, and should not be considered in isolation from or as a substitute for our historical consolidated financial statements. In addition, the adjusted combined operating results may not reflect the actual results we would have achieved absent the adjustments and may not be predictive of future results of operations. We present this information because we use it to monitor and evaluate our ongoing operating results and trends, and believe it provides investors with an understanding of our operating performance over comparative periods.

          As discussed in Note 20, "Segments", to our consolidated financial statements, we evaluate segment operating results based on several indicators. The primary key performance indicators are revenues and operating income or loss for each segment. Revenues and operating income or loss, as evaluated by management, exclude certain items that are managed at the consolidated level, such as warehousing and transportation costs, impairments, and other corporate costs. The following discussion compares the revenues and the operating income or loss by segment, as well as those items excluded from the segment totals.

          Same store sales growth reflects the percentage change in same store sales in the period presented compared to the prior year period. Same store sales are calculated on a daily basis for each store and exclude the net sales of a store for any period if the store was not open during the same period of the prior year. We also include our internet sales, as generated through GNC.com and www.drugstore.com, in our domestic company-owned same store sales calculation. When a store's square footage has been changed as a result of reconfiguration or relocation in the same mall or shopping center, the store continues to be treated as a same store. If, during the period presented, a store was closed, relocated to a different mall or shopping center, or converted to a franchise store or a company-owned store, sales from that store up to and including the closing day or the day immediately preceding the relocation or conversion are included as same store sales as long as the store was open during the same period of the prior year. We exclude from the calculation sales during the period presented that occurred on or after the date of relocation to a different mall or shopping center or the date of a conversion.

	Year Ended		Year Ended		Year Ended
	December 31, 2010		December 31, 2009		December 31, 2008
	(Dollars in millions)
Statement of Operations data:
Revenue:
Retail	$1,344.4	73.8%	$1,256.3	73.6%	$1,219.3	73.6%
Franchising	293.6	16.1%	264.2	15.5%	258.0	15.6%
Manufacturing/Wholesale	184.2	10.1%	186.5	10.9%	179.4	10.8%

Total net revenue	$1,822.2	100.0%	$1,707.0	100.0%	$1,656.7	100.0%
Operating expenses:
Cost of sales, including costs of warehousing and distribution, and occupancy	1,179.9	64.8%	1,116.4	65.4%	1,082.6	65.3%
Compensation and related benefits	273.8	15.0%	263.0	15.4%	249.8	15.1%
Advertising and promotion	51.7	2.8%	50.0	2.9%	55.1	3.3%
Other selling, general, and administrative	92.9	5.1%	86.9	5.1%	88.0	5.3%
Amortization expense	7.8	0.4%	9.8	0.6%	10.9	0.7%
Foreign currency (gain) loss	(0.3)	0.0%	(0.1)	0.0%	0.7	0.0%
Strategic alternative costs	4.0	0.2%	—	—	—	—

Total operating expenses	1,609.8	88.3%	1,526.0	89.4%	1,487.1	89.7%

Operating income (loss):
Retail	181.9	10.0%	153.1	9.0%	140.9	8.5%
Franchising	93.8	5.1%	80.8	4.7%	80.8	4.9%
Manufacturing/Wholesale	69.4	3.8%	73.5	4.3%	67.4	4.1%
Unallocated corporate and other costs:
Warehousing and distribution costs	(55.0)	-3.0%	(53.6)	-3.1%	(54.2)	-3.3%
Corporate costs	(77.7)	-4.3%	(72.8)	-4.3%	(65.3)	-3.9%

Subtotal unallocated corporate and other costs, net	(132.7)	-7.3%	(126.4)	-7.4%	(119.5)	-7.2%
Total Operating income (loss)	212.4	11.7%	181.0	10.6%	169.6	10.3%
Interest expense, net	65.4		69.9		83.0

Income before income taxes	147.0		111.1		86.6
Income tax expense	50.4		41.6		32.0

Net income	$96.6		$69.5		$54.6

          Note:    The numbers in the above table have been rounded to millions. All calculations related to the Results of Operations for the year-over-year comparisons below were derived from unrounded data and could occasionally differ immaterially if you were to use the table above for these calculations.

Comparison of the Years Ended December 31, 2010 and 2009

  Revenues

          Our consolidated net revenues increased $115.2 million, or 6.7%, to $1,822.2 million for the year ended December 31, 2010 compared to $1,707.0 million for the same period in 2009. The increase was the result of increased sales in our Retail and Franchise segments, partially offset by a decline in our Manufacturing/Wholesale segment.

          Retail.    Revenues in our Retail segment increased $88.1 million, or 7.0%, to $1,344.4 million for the year ended December 31, 2010 compared to $1,256.3 million for the same period in 2009. Domestic retail revenue increased $64.8 million as a result of an increase in our same store sales and $17.1 million in our non-same store sales. The same store sales increase includes GNC.com revenue, which increased $12.2 million, or 26.2%, to $59.0 million, compared to $46.8 million in 2009. Sales increases occurred primarily in the vitamin and sports nutrition categories. Our domestic company-owned same store sales, including our internet sales, improved by 5.6% for the year ended December 31, 2010 compared to the same period in 2009. Canadian retail revenue increased by $6.1 million in U.S. dollars, primarily due to the weakening of the U.S. dollar from 2009 to 2010. In local currency, Canadian retail revenue declined by CAD $3.3 million. This decline was primarily a result of a CAD $5.6 million, or 5.7%, decline in company-owned same store sales, partially offset by an increase of CAD $2.3 million in non-same store sales. Our company-owned store base increased by 83 domestic stores to 2,748 compared to 2,665 at December 31, 2009, primarily due to new store openings and franchise store acquisitions, and by two Canadian stores to 169 at December 31, 2010 compared to 167 at December 31, 2009.

          Franchise.    Revenues in our Franchise segment increased $29.4 million, or 11.1%, to $293.6 million for the year ended December 31, 2010 compared to $264.2 million for the same period in 2009. Domestic franchise revenue increased by $7.2 million, or 4.0%, to $185.9 million in 2010, compared to $178.7 million in 2009, primarily due to higher wholesale revenues and fees. There were 903 stores at December 31, 2010 compared to 909 stores at December 31, 2009. International franchise revenue increased by $22.2 million, or 25.8%, to $107.6 million in 2010, compared to $85.5 million in 2009, primarily the result of increases in product sales and royalties. Our international franchise store base increased by 130 stores to 1,437 at December 31, 2010 compared to 1,307 at December 31, 2009.

          Manufacturing/Wholesale.    Revenues in our Manufacturing/Wholesale segment, which includes third-party sales from our manufacturing facility in South Carolina, as well as wholesale sales to Rite Aid, www.drugstore.com and PetSmart, decreased $2.3 million, or 1.2%, to $184.2 million for the year ended December 31, 2010 compared to $186.5 million for 2009. Third-party sales decreased in the South Carolina manufacturing plant by $15.3 million due primarily to our transition from low margin commodity products to higher margin, specialty product contracts, and other revenue decreased by $1.1 million. This was partially offset by an increase in wholesale revenue of $14.1 million.

  Cost of Sales

          Consolidated cost of sales, which includes product costs, costs of warehousing and distribution and occupancy costs, increased $63.5 million, or 5.7%, to $1,179.9 million for the year ended December 31, 2010 compared to $1,116.4 million for the same period in 2009. Consolidated cost of sales, as a percentage of net revenue, was 64.8% for the year ended December 31, 2010 compared to 65.4% for the year ended December 31, 2009. Consolidated cost of sales increased primarily due to higher sales volumes, higher lease related costs as a result of operating 85 more stores at December 31, 2010 than 2009, and higher fulfillment costs related to increased web sales.

  Selling, General and Administrative ("SG&A") Expenses

          Our consolidated SG&A expenses, including compensation and related benefits, advertising and promotion expense, other SG&A expenses, and amortization expense, increased $20.5 million, or 5.1%, to $430.2 million, for the year ended December 31, 2010 compared to $409.7 million for the same period in 2009. These expenses, as a percentage of net revenue, were 23.6% for the year ended December 31, 2010 compared to 24.0% for the year ended December 31, 2009.

          Compensation and related benefits.    Compensation and related benefits increased $10.8 million, or 4.1%, to $273.8 million for the year ended December 31, 2010 compared to $263.0 million for the same period in 2009. The increase was due to increases of: (1) $8.9 million in base wages and related payroll taxes to support our increased store base and sales volume and to comply with the increases in minimum wage rates; (2) $1.0 million in health insurance costs; and (3) $0.9 million in other compensation expenses.

          Advertising and promotion.    Advertising and promotion expenses increased $1.7 million, or 3.4%, to $51.7 million for the year ended December 31, 2010 compared to $50.0 million during the same period in 2009. Advertising expense increased primarily as a result of increases in media and production costs of $1.4 million, in store signage costs of $1.3 million, and other advertising costs of $0.9 million, partially offset by decreases in print advertising costs of $1.9 million.

          Other SG&A.    Other SG&A expenses, including amortization expense, increased $4.0 million, or 4.1%, to $100.7 million for the year ended December 31, 2010 compared to $96.7 million for the year ended December 31, 2009. Increases in other SG&A expenses included telecom expenses of $1.1 million, commissions of $2.1 million, credit card fees of $1.6 million, and other expense of $2.9 million. These were partially offset by decreases in amortization and depreciation expenses of $3.0 million and bad debt expense of $0.7 million.

          Strategic alternative costs.    In addition to the above, we incurred $4.0 million of non-recurring expenses principally related to the exploration of strategic alternatives.

  Foreign Currency (Loss) Gain

          Foreign currency (loss) gain for the years ended December 31, 2010 and 2009 resulted primarily from accounts payable activity with our Canadian subsidiary. We recognized income of $0.3 million and $0.1 million for the years ended December 31, 2010 and 2009, respectively.

  Operating Income

          As a result of the foregoing, consolidated operating income increased $31.4 million, or 17.3%, to $212.4 million for the year ended December 31, 2010 compared to $181.0 million for the same period in 2009. Operating income, as a percentage of net revenue, was 11.7% and 10.6% for the years ended December 31, 2010 and 2009, respectively.

          Retail.    Operating income increased $28.8 million, or 18.8%, to $181.9 million for the year ended December 31, 2010 compared to $153.1 million for the same period in 2009. The increase was primarily the result of higher dollar margins on increased sales volumes offset by increases in occupancy costs, compensation costs and other SG&A expenses.

          Franchise.    Operating income increased $13.0 million, or 16.1%, to $93.8 million for the year ended December 31, 2010 compared to $80.8 million for the same period in 2009. This increase was due to increases in royalty income, franchise fees, higher dollar margins on increased product sales to franchisees and reductions in bad debt expenses and amortization expense.

          Manufacturing/Wholesale.    Operating income decreased $4.1 million, or 5.6%, to $69.4 million for the year ended December 31, 2010 compared to $73.5 million for the same period in 2009. This decrease was primarily the result of lower dollar margins on decreased sales volumes from our South Carolina manufacturing facility.

          Warehousing and Distribution Costs.    Unallocated warehousing and distribution costs increased $1.4 million, or 2.6%, to $55.0 million for the year ended December 31, 2010 compared to $53.6 million for the same period in 2009. The increase in costs was primarily due to increases in distribution wages and fuel costs.

          Corporate Costs.    Corporate overhead costs increased $4.9 million, or 6.7%, to $77.7 million for the year ended December 31, 2010 compared to $72.8 million for the same period in 2009. This increase was due to increases in compensation expenses, incentives and health insurance costs offset by decreases in other SG&A expenses. In addition, we incurred $4.0 million of non-recurring expenses principally related to the exploration of strategic alternatives.

  Interest Expense

          Interest expense decreased $4.5 million, or 6.4%, to $65.4 million for the year ended December 31, 2010 compared to $69.9 million for the same period in 2009. This decrease was primarily attributable to decreases in interest rates on the variable portion of our debt in 2010 compared to 2009.

  Income Tax Expense

          We recognized $50.4 million of income tax expense (or 34.3% of pre-tax income) during the year ended December 31, 2010 compared to $41.6 million (or 37.4% of pre-tax income) for the same period in 2009. During 2010, we recorded a valuation allowance adjustment of $3.1 million, which reduced income tax expense. This valuation allowance adjustment reflected a change in circumstances that caused a change in judgment about the realizability of certain deferred tax assets related to state net operating losses. As a result of being able to fully utilize our remaining federal net operating losses in 2009, we were able to realize additional federal income tax benefits during 2010 related to certain federal tax credits and incentives.

  Net Income

          As a result of the foregoing, consolidated net income increased $27.1 million to $96.6 million for the year ended December 31, 2010 compared to $69.5 million for the same period in 2009.

Comparison of the Years Ended December 31, 2009 and 2008

  Revenues

          Our consolidated net revenues increased $50.3 million, or 3.0%, to $1,707.0 million for the year ended December 31, 2009 compared to $1,656.7 million for the same period in 2008. The increase was the result of increased sales in all of our segments.

          Retail.    Revenues in our Retail segment increased $37.0 million, or 3.0%, to $1,256.3 million for the year ended December 31, 2009 compared to $1,219.3 million for the same period in 2008. The increase from 2008 to 2009 included an increase of $31.6 million in our same store sales and an increase of $5.9 million in our non-same store sales. The same store sales increase includes GNC.com revenue, which increased $10.8 million, or 29.9%, to $46.8 million, compared to $36.0 million in 2008. Sales increases occurred in the major product categories of VMHS and sports nutrition. Sales in the diet category were negatively impacted by the Hydroxycut recall that occurred in May 2009. Our domestic company-owned same store sales, including our internet sales, improved by 2.8% for the year ended December 31, 2009 compared to 2008. For the year ended December 31, 2009, Canadian retail revenue decreased by $0.5 million in U.S. dollars, primarily due to the volatility of the U.S. dollar. In local currency, however, Canadian retail revenue increased by CAD $6.3 million. This increase was primarily a result of an increase of CAD $0.7 million, or 0.8%, in company-owned same store sales, and an increase of CAD $5.6 million in our non-same store sales. Our company-owned store base increased by 51 domestic stores to

2,665 compared to 2,614 at December 31, 2008, primarily due to new store openings and franchise store acquisitions, and by seven Canadian stores to 167 at December 31, 2009 compared to 160 at December 31, 2008, primarily due to new store openings.

          Franchise.    Revenues in our Franchise segment increased $6.2 million, or 2.4%, to $264.2 million for the year ended December 31, 2009 compared to $258.0 million for the same period in 2008. Domestic franchise revenue decreased by $1.4 million, to $178.7 million in 2009, compared to $180.1 million in 2008, as increased product sales were more than offset by lower franchise fee revenue. Domestic royalty income was flat despite operating 45 fewer stores during 2009 compared to 2008. There were 909 stores at December 31, 2009 compared to 954 stores at December 31, 2008. International franchise revenue increased by $7.6 million for the year ended December 31, 2009 as a result of increases in product sales, partially offset by lower franchise fee revenue. International royalty income increased $0.5 million for the 2009 period compared to the 2008 period as sales increases in our franchisees' respective local currencies were impacted by the strengthening of the U.S. dollar from 2008 to 2009. Our international franchise store base increased by 117 stores to 1,307 at December 31, 2009 compared to 1,190 at December 31, 2008.

          Manufacturing/Wholesale.    Revenues in our Manufacturing/Wholesale segment, which includes third-party sales from our manufacturing facility in South Carolina, as well as wholesale sales to Rite Aid and www.drugstore.com, increased $7.1 million, or 4.0%, to $186.5 million for the year ended December 31, 2009 compared to $179.4 million for 2008. Sales increased in the South Carolina plant by $4.4 million, and revenues associated with Rite Aid increased by $1.4 million. This increase was due to increases in wholesale and consignment sales to Rite Aid of $4.6 million, partially offset by lower initial and renewal license fee revenue of $3.2 million as a result of Rite Aid opening 197 fewer store-within-a-stores in 2009 compared to 2008. In addition, sales to www.drugstore.com increased by $1.3 million in 2009 compared to 2008.

  Cost of Sales

          Consolidated cost of sales, which includes product costs, costs of warehousing and distribution and occupancy costs, increased $33.8 million, or 3.1%, to $1,116.4 million for the year ended December 31, 2009 compared to $1,082.6 million for the same period in 2008. Consolidated cost of sales, as a percentage of net revenue, was 65.4% for the year ended December 31, 2009 compared to 65.3% for the year ended December 31, 2008. The increase in cost of sales was due primarily to increased products costs resulting from higher sales volumes and raw material costs and increased occupancy costs resulting from higher depreciation expense and lease-related costs.

  SG&A Expenses

          Our consolidated SG&A expenses, including compensation and related benefits, advertising and promotion expense, other selling, general and administrative expenses, and amortization expense, increased $5.9 million, or 1.5%, to $409.7 million, for the year ended December 31, 2009 compared to $403.8 million for the same period in 2008. These expenses, as a percentage of net revenue, were 24.0% for the year ended December 31, 2009 compared to 24.4% for the year ended December 31, 2008.

          Compensation and related benefits.    Compensation and related benefits increased $13.2 million, or 5.3%, to $263.0 million for the year ended December 31, 2009 compared to $249.8 million for the same period in 2008. The increase was due to increases of: (1) $8.5 million in base wages to support our increased store base and sales volume and to comply with the increases in minimum wage rates; (2) $1.4 million in health insurance costs; (3) $1.2 million in commissions and incentive expense; and (4) $1.0 million in other wage related expenditures. In addition, 2008 expenses included a $1.1 million reduction in base wages due to a change in our vacation policy effective March 31, 2008.

          Advertising and promotion.    Advertising and promotion expenses decreased $5.1 million, or 9.1%, to $50.0 million for the year ended December 31, 2009 compared to $55.1 million during the same period in 2008. Advertising expense decreased primarily as a result of decreases in media costs of $2.3 million and print advertising costs of $3.4 million, partially offset by increases in other advertising costs of $0.6 million.

          Other SG&A.    Other SG&A expenses, including amortization expense, decreased $2.2 million or 2.3%, to $96.7 million for the year ended December 31, 2009 compared to $98.9 million for the year ended December 31, 2008. Decreases in bad debt expense of $2.3 million, amortization expense of $1.2 million and other selling expenses of $0.3 million were partially offset by increases in telecommunications expenses of $1.9 million due to the installation of a new point-of-sale register system in 2008 and professional fees of $0.8 million. In addition, 2009 other SG&A includes a $1.1 million gain from proceeds received from the Visa/Mastercard antitrust litigation settlement.

  Foreign Currency (Loss) Gain

          Foreign currency (loss) gain for the years ended December 31, 2009 and 2008 resulted primarily from accounts payable activity with our Canadian subsidiary. We recognized income of $0.1 million for the year ended December 31, 2009 and a loss of $0.7 million for the year ended December 31, 2008.

  Operating Income

          As a result of the foregoing, consolidated operating income increased $11.4 million, or 6.7%, to $181.0 million for the year ended December 31, 2009 compared to $169.6 million for the same period in 2008. Operating income, as a percentage of net revenue, was 10.6% for the year ended December 31, 2009 and 10.2% for the year ended December 31, 2008.

          Retail.    Retail operating income increased $12.2 million, or 8.7%, to $153.1 million for the year ended December 31, 2009 compared to $140.9 million for the same period in 2008. The increase was primarily the result of higher dollar margins on increased sales volumes and reduced advertising spending, partially offset by increases in occupancy costs, compensation costs and other SG&A expenses.

          Franchise.    Franchise operating income is unchanged at $80.8 million for each of the years ended December 31, 2009 and 2008.

          Manufacturing/Wholesale.    Manufacturing/Wholesale operating income increased $6.1 million, or 9.0%, to $73.5 million for the year ended December 31, 2009 compared to $67.4 million for the same period in 2008. This increase was primarily the result of increased margins from our South Carolina manufacturing facility, partially offset by decreases in Rite Aid license fee revenue.

          Warehousing and Distribution Costs.    Unallocated warehousing and distribution costs decreased $0.6 million, or 1.3%, to $53.6 million for the year ended December 31, 2009 compared to $54.2 million for the same period in 2008. The decrease was primarily due to decreases in fuel costs.

          Corporate Costs.    Corporate overhead costs increased $7.5 million, or 11.7%, to $72.8 million for the year ended December 31, 2009 compared to $65.3 million for the same period in 2008. The increase was primarily due to an increase in compensation expense and professional fees in 2009.

In addition, 2008 compensation expense includes a $1.1 million reduction due to a change in our vacation policy effective March 31, 2008.

  Interest Expense

          Interest expense decreased $13.1 million, or 15.7%, to $69.9 million for the year ended December 31, 2009 compared to $83.0 million for the same period in 2008. This decrease was primarily attributable to decreases in interest rates on our variable rate debt in 2009 compared to 2008 and $25.3 million in principal payments during 2009, compared to $8.0 million in principal payments in 2008.

  Income Tax Expense

          We recognized $41.6 million of income tax expense (or 37.4% of pre-tax income) during the year ended December 31, 2009 compared to $32.0 million (or 36.9% of pre-tax income) for the same period of 2008. For the year ended December 31, 2009, a $0.5 million discrete tax benefit was recorded while a $2.0 million discrete tax benefit was recorded for the year ended December 31, 2008.

  Net Income

          As a result of the foregoing, consolidated net income increased $14.9 million to $69.5 million for the year ended December 31, 2009 compared to $54.6 million for the same period in 2008.

Liquidity and Capital Resources

          At December 31, 2010, we had $193.9 million in cash and cash equivalents and $484.5 million in working capital, compared to $89.9 million in cash and cash equivalents and $397.0 million in working capital at December 31, 2009. The $87.5 million increase in our working capital was driven by increases in our inventory, accounts receivable, and cash and a decrease in our accrued interest. This was offset by increases in our current portion of long-term debt and accrued payroll and related liabilities.

          At December 31, 2009, we had $89.9 million in cash and cash equivalents and $397.0 million in working capital compared to $44.3 million in cash and cash equivalents and $306.8 million in working capital at December 31, 2008. The $90.2 million increase in our working capital was driven by increases in our inventory and cash and a decrease in our accrued interest, accounts payable and current portion of long-term debt. This was partially offset by a decrease in our deferred taxes.

          We expect to fund our operations through internally generated cash and, if necessary, from borrowings under the Revolving Credit Facility. At December 31, 2010, assuming completion of the Refinancing, we would have had $71.2 million available under the Revolving Credit Facility, after giving effect to $8.8 million utilized to secure letters of credit.

          We expect that our primary uses of cash in the near future will be for purposes of fulfilling debt service requirements, capital expenditures and working capital requirements. In July 2009, Centers' board of directors declared a $13.6 million dividend to our indirect wholly owned subsidiary, GNC Corporation, with a payment date of August 30, 2009. Those funds were then dividended to and are currently held by us. In March 2010, Centers' board of directors declared and paid a $28.4 million dividend to its direct parent company, GNC Corporation. Those funds were then dividended to and are currently held by us. Each dividend was paid with cash generated from operations. In addition, Centers used a portion of the net proceeds, together with cash on hand, to pay a dividend to us of $185 million and contribute $85 million to GNC Funding, which amount GNC Funding then loaned to us. Although the Senior Credit Facility has similar exceptions to the payment of cash dividends as the exceptions provided in the Old Credit Facility, the payment of the $185 million dividend was a specific exception available in connection with the Refinancing.

          We currently anticipate that cash generated from operations, together with amounts available under the Revolving Credit Facility, will be sufficient for the term of the facility, which matures on March 15, 2016, to meet our operating expenses, capital expenditures and debt service obligations as they become due. However, our ability to make scheduled payments of principal on, to pay interest on, or to refinance our debt and to satisfy our other debt obligations will depend on our future operating performance, which will be affected by general economic, financial and other factors beyond our control. We are currently in compliance with our debt covenant reporting and compliance obligations under the Revolving Credit Facility.

Cash Provided by Operating Activities

          Cash provided by operating activities was $141.5 million, $114.0 million and $77.4 million during the years ended December 31, 2010, 2009 and 2008, respectively. The changes between each of the periods were primarily due to changes in net income and in working capital accounts. Net income increased $27.0 million for the year ended December 31, 2010 compared to the same period in 2009. Net income increased $14.8 million for the year ended December 31, 2009 compared to the same period in 2008.

          For the year ended December 31, 2010, inventory increased $26.3 million compared to the same period in 2009 as a result of increases in our finished goods and a decrease in our reserves. Accounts receivable increased $8.8 million, primarily due to increased sales to franchisees. Accrued liabilities increased by $9.9 million, primarily due to increased deferred revenue.

          For the year ended December 31, 2009, inventory increased $15.7 million, as a result of increases in our finished goods and a decrease in our reserves. Accounts payable decreased $28.1 million, primarily due to the timing of disbursements. Accrued liabilities increased by $2.1 million, primarily the result of increased deferred revenue.

          For the year ended December 31, 2008, inventory increased $48.2 million, as a result of increases in our finished goods and work in process inventories. Accounts payable increased $22.1 million, primarily the result of increases in inventory. Accrued liabilities decreased by $16.1 million, primarily the result of decreases in accrued payroll related to the timing of the pay with year end.

Cash Used in Investing Activities

          We used cash from investing activities of $36.1 million, $42.2 million and $60.4 million for the years ended December 31, 2010, 2009 and 2008, respectively. We used cash of $3.1 million, $11.3 million and $10.8 million for the years ended December 31, 2010, 2009 and 2008, respectively, related to payments to former stockholders in connection with the Merger. Capital expenditures, which were primarily for improvements to our retail stores and our South Carolina manufacturing facility and which represent the majority of our remaining cash used in investing activities, were $32.5 million, $28.7 million and $48.7 million for the years ended December 31, 2010, 2009 and 2008, respectively. In 2008, we invested $1.0 million in the purchase of certain intangible assets from a third party.

          Our capital expenditures typically consist of certain periodic updates in our company-owned stores and ongoing upgrades and improvements to our manufacturing facilities.

          In each of 2011 and 2012, we expect our capital expenditures to range between $40 and $50 million, which includes costs associated with growing our domestic square footage. We anticipate funding our 2011 capital requirements with cash flows from operations and, if necessary, borrowings under the Senior Credit Facility.

Cash Used in Financing Activities

          We used cash of $1.7 million in 2010 for payments on long-term debt.

          We used cash of $25.3 million in 2009 for payments on long-term debt, including $3.8 million for an excess cash payment in March 2009 under the requirements of the Old Senior Credit Facility. In addition, we repaid the outstanding $5.4 million balance on the Old Revolving Credit Facility in May 2009 and made $14.0 million in optional repayments on the Old Term Loan Facility ($9.0 million in June 2009 and $5.0 million in December 2009).

          We used cash from financing activities of $8.0 million in 2008 for required payments on long-term debt and received $5.4 million from borrowings on the Old Revolving Credit Facility.

          The following is a summary of our debt:

          Senior Credit Facility.    On March 4, 2011, Centers entered into the Senior Credit Facility, consisting of the Term Loan Facility and the Revolving Credit Facility. For a summary of the Senior Credit Facility, see "Description of Certain Debt — Senior Credit Facility."

          In connection with the Refinancing, Centers used a portion of the net proceeds from the Term Loan Facility to refinance its former indebtedness, including all outstanding indebtedness under the Old Senior Credit Facility, the Senior Notes and the Senior Subordinated Notes.

          Old Senior Credit Facility.    The Old Senior Credit Facility consisted of the Old Term Loan Facility and the Old Revolving Credit Facility. As of December 31, 2010 and 2009, $8.8 million and $7.9 million were pledged to secure letters of credit, respectively. The Old Senior Credit Facility permitted us to prepay a portion or all of the outstanding balance without incurring penalties (except LIBOR breakage costs). GNC Corporation, our indirect wholly owned subsidiary, and Centers' then existing indirect domestic subsidiaries guaranteed Centers' obligations under the Old Senior Credit Facility. In addition, the Old Senior Credit Facility was collateralized by first priority pledges (subject to permitted liens) of Centers' equity interests and the equity interests of Centers' domestic subsidiaries.

          All borrowings under the Old Senior Credit Facility bore interest, at our option, at a rate per annum equal to (i) the higher of (x) the prime rate (as publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect) and (y) the federal funds effective rate, plus 0.50% per annum plus, at December 31, 2010, in each case, applicable margins of 1.25% per annum for the Old Term Loan Facility and 1.0% per annum for the Old Revolving Credit Facility or (ii) adjusted LIBOR plus 2.25% per annum for the Old Term Loan Facility and 2.0% per annum for the Old Revolving Credit Facility. In addition to paying interest on outstanding principal under the Old Senior Credit Facility, we were required to pay a commitment fee to the lenders under the Old Revolving Credit Facility in respect of unutilized revolving loan commitments at a rate of 0.50% per annum.

          Senior Notes.    In connection with the Merger, Centers completed a private offering of $300.0 million of its Senior Notes. Interest on the Senior Notes was payable semi-annually in arrears on March 15 and September 15 of each year. Interest on the Senior Notes accrued at a variable rate and was 5.8% at December 31, 2010. The Senior Notes were Centers' senior non-collateralized obligations and were effectively subordinated to all of Centers' existing collateralized debt, including the Old Senior Credit Facility, to the extent of the assets securing such debt, ranked equally with all of Centers' existing non-collateralized senior debt and ranked senior to all Centers' existing senior subordinated debt, including the Senior Subordinated Notes. The Senior Notes were guaranteed on a senior non-collateralized basis by each of Centers' then existing domestic subsidiaries (as defined in the Senior Notes indenture).

          Senior Subordinated Notes.    In connection with the Merger, Centers completed a private offering of $110.0 million of Centers' Senior Subordinated Notes. The Senior Subordinated Notes were Centers' senior subordinated non-collateralized obligations and were subordinated to all its existing senior debt, including the Old Senior Credit Facility and the Senior Notes, and ranked equally with all of Centers' existing senior subordinated debt and ranked senior to all Centers' existing subordinated debt. The Senior Subordinated Notes were guaranteed on a senior subordinated non-collateralized basis by each of Centers' then existing domestic subsidiaries (as defined in the Senior Subordinated Notes indenture). Interest on the Senior Subordinated Notes accrued at the rate of 10.75% per year from March 16, 2007 and was payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2007.

Contractual Obligations

          The following table summarizes our future minimum non-cancelable contractual obligations at December 31, 2010.

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in millions)
Long-term debt obligations(1)	$1,060.1	$28.1	$621.4	$300.6	$110.0
Scheduled interest payments(2)	177.6	59.1	99.9	18.6	—
Operating lease obligations(3)	430.8	110.9	153.8	88.5	77.6
Purchase commitments(4)(5)	19.8	9.7	4.3	4.0	1.8

	$1,688.3	$207.8	$879.4	$411.7	$189.4

(1)
These balances consist of the following debt obligations: (a) $644.4 million for the Old Senior Credit Facility based on a variable interest rate; (b) $300.0 million for Centers' Senior Notes based on a variable interest rate; (c) $110.0 million for Centers' Senior Subordinated Notes with a fixed interest rate; and (d) $5.7 million for Centers' mortgage with a fixed interest rate. Repayment of the Old Senior Credit Facility is based on the current amortization schedule and does not take into account any unscheduled payments that may occur due to our future cash positions.

(2)
The interest that will accrue on the long-term obligations includes variable rate payments, which are estimated using the associated LIBOR index as of December 31, 2010. The Old Senior Credit Facility uses the three month LIBOR index while Centers' Senior Notes use the six month LIBOR index. Also included in the scheduled interest payments is the activity associated with our interest rate swap agreements which also use the three month LIBOR index and the six month LIBOR index.

(3)
These balances consist of the following operating leases: (a) $414.6 million for company-owned retail stores; (b) $66.9 million for franchise retail stores, which is offset by $66.9 million of sublease income from franchisees; and (c) $16.2 million relating to various leases for tractors/trailers, warehouses, automobiles, and various equipment at our facilities. Operating lease obligations exclude insurance, taxes, maintenance, percentage rent, and other costs. These amounts are subject to fluctuation from year to year. For each of the years ended December 31, 2008, 2009 and 2010, respectively, these amounts collectively represented approximately 36% of the aggregate costs associated with our company-owned retail store operating leases.

(4)
These balances consist of $10.6 million of advertising and $9.2 million related to the ACOF Management Services Agreement and Class B common stock. See "Certain Relationships and Related Transactions — ACOF Management Services Agreement" and "— Special Dividend".

(5)
We are unable to make a reasonably reliable estimate as to when cash settlement with taxing authorities may occur for our unrecognized tax benefits. Also, certain other long term liabilities, included in our consolidated balance sheet relate principally to the fair value of our interest rate swap agreement, and rent escalation liabilities, and we are unable to estimate the timing of these payments. Therefore, these long term liabilities are not included in the table above. See Note 5, "Income Taxes", and Note 13, "Other Long Term Liabilities", to our audited consolidated financial statements for additional information.

          In addition to the obligations set forth in the table above, we have entered into employment agreements with certain executives that provide for compensation and certain other benefits. Under certain circumstances, including a change of control, some of these agreements provide for severance or other payments, if those circumstances would ever occur during the term of the employment agreement.

          On March 4, 2011, Centers entered into the Senior Credit Facility. In connection with the Refinancing, Centers used a portion of the net proceeds from the Term Loan Facility to refinance the Old Senior Credit Facility, the Senior Notes and the Senior Subordinated Notes.

Off Balance Sheet Arrangements

          As of December 31, 2010, 2009 and 2008, we had no relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off balance sheet arrangements, or other contractually narrow or limited purposes. We are, therefore, not materially exposed to any financing, liquidity, market, or credit risk that could arise if we had engaged in such relationships.

Quantitative and Qualitative Disclosures About Market Risk

          Market risk represents the risk of changes in the value of market risk sensitive instruments caused by fluctuations in interest rates, foreign exchange rates and commodity prices. Changes in these factors could cause fluctuations in the results of our operations and cash flows. In the ordinary course of business, we are primarily exposed to foreign currency and interest rate risks. We do not use derivative financial instruments in connection with these commodity market risks.

          We are exposed to market risks from interest rate changes on Centers' variable rate debt. Although changes in interest rates do not impact our operating income, the changes could affect the fair value of our interest rate swaps and interest payments. As of December 31, 2010, Centers had fixed rate debt of $115.7 million and variable rate debt of $942.8 million. In September 2008, Centers entered into two forward agreements with start dates of the expiration dates of two pre-existing interest rate swap agreements (April 2009 and April 2010). In September 2008, Centers also entered into a new interest rate swap agreement with an effective date of September 30, 2008 that effectively converted an additional notional amount of $100.0 million of debt from a floating to a fixed interest rate. The $100.0 million notional amount had a three month LIBOR tranche conforming to the interest payment dates on the Old Term Loan Facility. In June 2009, Centers entered into a new swap agreement with an effective date of September 15, 2009. The $150.0 million notional amount had a six month LIBOR tranche conforming to the interest payment dates on the Senior Notes.

          These agreements are summarized in the following table:

Derivative	Total Notional Amount	Term	Counterparty Pays	Company Pays
Interest Rate Swap	$150.0 million	April 2009-April 2011	3 month LIBOR	3.07%
Interest Rate Swap	$150.0 million	April 2010-April 2011	3 month LIBOR	3.41%
Interest Rate Swap	$100.0 million	September 2008-September 2011	3 month LIBOR	3.31%
Interest Rate Swap	$150.0 million	September 2009-September 2012	6 month LIBOR	2.68%

          Based on Centers' variable rate debt balance as of December 31, 2010, a 1% change in interest rates would have increased or decreased our annual interest cost by $3.9 million.

          In March 2011, each of the foregoing agreements was terminated in connection with the Refinancing. In the future, we may enter into similar arrangements with respect to borrowings under the Senior Credit Facility.

Foreign Exchange Rate Market Risk

          We are subject to the risk of foreign currency exchange rate changes in the conversion from local currencies to the U.S. dollar of the reported financial position and operating results of our non-U.S. based subsidiaries. We are also subject to foreign currency exchange rate changes for purchases of goods and services that are denominated in currencies other than the U.S. dollar. The primary currency to which we are exposed to fluctuations is the Canadian Dollar. The fair value of our net foreign investments and our foreign denominated payables would not be materially affected by a 10% adverse change in foreign currency exchange rates for the periods presented.

Interest Rate Market Risk

          A portion of Centers' debt is subject to changing interest rates. Although changes in interest rates do not impact our operating income, the changes could affect the fair value of such debt and related interest payments. Based on our variable rate debt balance as of December 31, 2010, a 1.0% change in interest rates would increase or decrease our annual interest cost by $3.9 million.

Effect of Inflation

          Inflation generally affects us by increasing costs of raw materials, labor, and equipment. We do not believe that inflation had any material effect on our results of operations in the periods presented in our consolidated financial statements.

Critical Accounting Estimates

          You should review the significant accounting policies described in the notes to our consolidated financial statements under the heading "Basis of Presentation and Summary of Significant Accounting Policies" included in this prospectus.

Use of Estimates

          Certain amounts in our financial statements require management to use estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Our accounting policies are described in the notes to our consolidated financial statements under the heading "Basis of Presentation and Summary of Significant Accounting Policies" included elsewhere in this prospectus. Our critical accounting policies and estimates are described in this section. An accounting estimate is considered critical if:

  •
  the estimate requires management to make assumptions about matters that were uncertain at the time the estimate was made;

  •
  different estimates reasonably could have been used; or

  •
  changes in the estimate that would have a material impact on our financial condition or our results of operations are likely to occur from period to period.

Management believes that the accounting estimates used are appropriate and the resulting balances are reasonable. However, actual results could differ from the original estimates, requiring adjustments to these balances in future periods.

Revenue Recognition

          We operate primarily as a retailer, through company-owned stores, franchise stores, and to a lesser extent, as a wholesaler. On December 28, 2005, we started recognizing revenue through product sales on our website, GNC.com. We apply the provisions of the standard on revenue recognition, which requires the following:

  •
  Persuasive evidence of an arrangement exists.

  •
  Delivery has occurred or services have been rendered.

  •
  The price is fixed or determinable.

  •
  Collectability is reasonably assured.

          We recognize revenues in our Retail segment at the moment a sale to a customer is recorded. Gross revenues are reduced by actual customer returns and a provision for estimated future customer returns, which is based on management's estimates after a review of historical customer returns. These estimates are based on historical sales return data, applied to current period sales subject to returns provisions per our company policy. Our customer returns allowance was $2.2 million and $2.4 million at December 31, 2010 and December 31, 2009, respectively. The impact of customer returns on revenue was immaterial for each of the years ended December 31, 2010, 2009 and 2008. We recognize revenues on product sales to franchisees and other third parties when the risk of loss, title and insurable risks have transferred to the franchisee or third-party. We recognize revenues from franchise fees at the time a franchise store opens or at the time of franchise renewal or transfer, as applicable.

Inventories

          Where necessary, we adjust the carrying value of our inventory to the lower of cost or net realizable value. These estimates require us to make approximations about the future demand for our products in order to categorize the status of such inventory items as slow moving, obsolete, or in excess of need. These future estimates are subject to the ongoing accuracy of management's forecasts of market conditions, industry trends, and competition. While we make estimates of future demand based on historical experience, current expectations and assumptions that we believe are reasonable, if actual demand or market conditions differ from these expectations and assumptions, actual results could differ from our estimates. We are also subject to volatile changes in specific product demand as a result of unfavorable publicity, government regulation, and rapid changes in demand for new and improved products or services. Our inventory reduction for obsolescence and shrinkage was $11.0 million and $9.6 million at December 31, 2010 and December 31, 2009, respectively. This represented 2.8% and 2.5% of our gross inventory value at each period, respectively. The change from period to period is primarily the result of inventory fluctuations and management of inventory movement throughout our system. The impact on cost of goods sold as a result of these allowances was immaterial for each of the years ended December 31, 2010, 2009 and 2008.

Accounts Receivable and Allowance for Doubtful Accounts

          The majority of our retail revenues are received as cash or cash equivalents. The majority of our franchise revenues are billed to the franchisees with varying terms for payment. We offer financing to qualified domestic franchisees with the initial purchase of a franchise location. The notes are demand notes, payable monthly over periods of five to seven years. We generate a significant portion of our revenue from ongoing product sales to franchisees and third-party customers. An allowance for doubtful accounts is established based on regular evaluations of our franchisees' and third-party customers' financial health, the current status of trade receivables, and any historical write-off experience. We maintain both specific and general reserves for doubtful accounts. General reserves are based upon our historical bad debt experience, overall review of our aging of accounts receivable balances, general economic conditions of our industry, or the geographical regions and regulatory environments of our third-party customers and franchisees. Management's estimates of the franchisees' financial health include forecasts of the customers' and franchisees' future operating results and the collectability of receivables from them. While we believe that our business operations and communication with customers and franchisees allows us to make reasonable estimates of their financial health, actual results could differ from those predicted by management, and actual bad debt expense could differ from forecasted results. Our allowance for doubtful accounts was $1.6 million and $1.8 million at December 31, 2010 and December 31, 2009, respectively. Changes in the allowance from period to period are primarily a result of the composition of customers and their financial health. Bad debt expense was immaterial for each of the years ended December 31, 2010, 2009 and 2008.

Impairment of Long-Lived Assets

          Long-lived assets, including fixed assets and intangible assets with finite useful lives, are evaluated periodically by us for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. If the sum of the undiscounted future cash flows is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. These estimates of cash flow require significant management judgment and certain assumptions about future volume, revenue and expense growth rates, foreign exchange rates, devaluation and inflation. While we make estimates based on historical experience, current expectations and assumptions that we believe are reasonable, if actual results, including future cash flows, differ from our estimates, our estimates may differ from actual impairment recognized. There has been no impairment recorded in the years ended December 31, 2010, 2009 and 2008.

Self-Insurance

          We have procured insurance for such areas as: (1) general liability; (2) product liability; (3) directors and officers liability; (4) property insurance; and (5) ocean marine insurance. We are self-insured for such areas as: (1) medical benefits; (2) physical damage to our tractors, trailers and fleet vehicles for field personnel use; and (3) physical damages that may occur at the corporate store locations. We are not insured for certain property and casualty risks due to the frequency and severity of a loss, the cost of insurance and the overall risk analysis. Our associated liability for this self-insurance was not significant as of December 31, 2010 and 2009. Prior to 2003, General

Nutrition Companies, Inc. was included as an insured under several of its then ultimate parent's global insurance policies.

          We carry product liability insurance with a retention of $3.0 million per claim with an aggregate cap on retained losses of $10.0 million. We carry general liability insurance with retention of $110,000 per claim with an aggregate cap on retained losses of $600,000. The majority of our workers' compensation and auto insurance are in a deductible/retrospective plan. We reimburse the insurance company for the workers' compensation and auto liability claims, subject to a $250,000 and $100,000 loss limit per claim, respectively.

          As part of the medical benefits program, we contract with national service providers to provide benefits to our employees for all medical, dental, vision and prescription drug services. We then reimburse these service providers as claims are processed from our employees. We maintain a specific stop loss provision of $300,000 per incident with a maximum limit up to $2.0 million per participant, per benefit year, respectively. We have no additional liability once a participant exceeds the $2.0 million ceiling. We utilize a review of historical claims, including the timing of claims reported versus payment of claims, to estimate future liabilities related to our medical benefit program. While we make these estimates based on historical experience, current expectations and assumptions that we believe are reasonable, actual results could differ from our estimates. Our liability for medical claims is included as a component of accrued benefits as described in Note 10, "Accrued Payroll and Related Liabilities", to our audited consolidated financial statements included elsewhere in this prospectus, and was $1.9 million and $2.0 million as of December 31, 2010 and 2009, respectively.

Goodwill and Indefinite-Lived Intangible Assets

          On an annual basis, we perform a valuation of the goodwill and indefinite lived intangible assets associated with our operating segments. To the extent that the fair value associated with the goodwill and indefinite-lived intangible assets is less than the recorded value, we write down the value of the asset. The valuation of the goodwill and indefinite-lived intangible assets is affected by, among other things, our business plan for the future, and estimated results of future operations. Changes in the business plan or operating results that are different than the estimates used to develop the valuation of the assets may result in an impact on their valuation. While we make these estimates based on historical experience, current expectations and assumptions that we believe are reasonable, if actual results, including future operating results, differ from our estimates, our estimates may differ from actual impairment recognized.

          We conduct impairment testing annually at the beginning of the fourth quarter, using third quarter results. In the event of declining financial results and market conditions, we could be required to recognize impairments to our goodwill and intangible assets. The most recent valuation was performed at October 1, 2010, and no impairment was found. There was also no impairment found during 2010, 2009 or 2008. See Note 4, "Goodwill and Intangible Assets", to our audited consolidated financial statements included elsewhere in this prospectus. We do not currently expect to incur additional impairment charges in the foreseeable future; however, the risks relating to our business, as described above under "Risk Factors", could have a negative effect on our business and operating results which could affect the valuation of our intangibles.

Leases

          We have various operating leases for company-owned and franchise store locations and equipment. Store leases generally include amounts relating to base rental, percent rent and other charges such as common area maintenance fees and real estate taxes. Periodically, we receive varying amounts of reimbursements from landlords to compensate us for costs incurred in the construction of stores. We amortize these reimbursements as an offset to rent expense over the life of the related lease. We determine the period used for the straight-line rent expense for leases with option periods and conform it to the term used for amortizing improvements.

Income Taxes

          We compute our annual tax rate based on the statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we earn income. Significant judgment is required in determining our annual tax rate and in evaluating uncertainty in our tax positions. We recognize a benefit for tax positions that we believe will more likely than not be sustained upon examination. The amount of benefit recognized is the largest amount of benefit that we believe has more than a 50% probability of being realized upon settlement. We regularly monitor our tax positions and adjust the amount of recognized tax benefit based on our evaluation of information that has become available since the end of our last financial reporting period. The annual tax rate includes the impact of these changes in recognized tax benefits. The difference between the amount of benefit taken or expected to be taken in a tax return and the amount of benefit recognized for financial reporting represents unrecognized tax benefits. These unrecognized tax benefits are presented in the balance sheet principally within accrued income taxes.

          We record valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. When assessing the need for valuation allowances, we consider future taxable income and ongoing prudent and feasible tax planning strategies. Should a change in circumstances lead to a change in judgment about the realizability of deferred tax assets in future years, we would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income.

Recently Issued Accounting Pronouncements

  Fair Value

          In January 2010, the FASB issued ASU 2010-06 "Improving Disclosures about Fair Value Measurements". ASU 2010-06 requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and more disaggregation for the different types of financial instruments. This ASU became effective for annual and interim reporting periods beginning after December 15, 2009 for most of the new disclosures and for periods beginning after December 15, 2010 for the new Level 3 disclosures. Comparative disclosures are not required in the first year the disclosures are required. The adoption of this standard did not have any impact on our consolidated financial statements.

  Other

          In December 2009, the FASB issued ASU No. 2009-17, "Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities", which incorporates into the FASB Codification amendments to FASB Interpretation No. 46(R), "Consolidation of Variable Interest Entities", made by Statement of Financial Accounting Standard No. 167, "Accounting for Variable Interest Entities", to require that a comprehensive qualitative analysis be performed to determine whether a holder of variable interests in a variable interest entity also has a controlling financial interest in that entity. In addition, the amendments require that the same type of analysis be applied to entities that were previously designated as qualified special-purpose entities. The amendments were effective as of January 1, 2010. The adoption of ASU No. 2009-17 did not have a material impact on our consolidated financial position, results of operations, and cash flows.

Management's Report on Internal Control Over Financial Reporting

          Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures specified in Rule 13a-15(f)(1)-(3) of the Exchange Act. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.

          Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has assessed the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, our management has concluded that, as of December 31, 2010, our internal control over financial reporting was effective based on that framework.

          Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has audited the effectiveness of our internal control over financial reporting as of December 31, 2010, as stated in their report, which is included within this prospectus.

BUSINESS

Our Company

          Based on our worldwide network of more than 7,200 locations and our GNC.com website, we believe we are the leading global specialty retailer of health and wellness products, including VMHS products, sports nutrition products and diet products. Our diversified, multi-channel business model derives revenue from product sales through domestic company-owned retail stores, domestic and international franchise activities, third-party contract manufacturing, e-commerce and corporate partnerships. We believe that the strength of our GNC brand, which is distinctively associated with health and wellness, combined with our stores and website, give us broad access to consumers and uniquely position us to benefit from the favorable trends driving growth in the nutritional supplements industry and the broader health and wellness sector. Our broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under our GNC proprietary brands, including Mega Men®, Ultra Mega®, GNC WELLbeING®, Pro Performance®, Pro Performance® AMP and Longevity Factors™, and under nationally recognized third-party brands.

          Based on the information we compiled from the public securities filings of our primary competitors, our network of domestic retail locations is approximately twelve times larger than the next largest U.S. specialty retailer of nutritional supplements and provides a leading platform for our vendors to distribute their products to their target consumer. Our close relationship with our vendor partners has enabled us to negotiate first-to-market opportunities. In addition, our in-house product development capabilities enable us to offer our customers proprietary merchandise that can only be purchased through our locations or on our website. Since the nutritional supplement consumer often requires knowledgeable customer service, we also differentiate ourselves from mass and drug retailers with our well-trained sales associates who are aided by in-store technology. We believe that our expansive retail network, differentiated merchandise offering and quality customer service result in a unique shopping experience that is distinct from our competitors.

          We have grown our consolidated revenues from $1,317.7 million in 2005 to $1,822.2 million in 2010, representing a compound annual growth rate ("CAGR") of 6.7%. We have achieved domestic company-owned retail same store sales growth for 22 consecutive quarters. EBITDA has grown from $113.2 million in 2005 to $259.4 million in 2010, representing a CAGR of 18.0%. EBITDA as a percentage of revenue has increased 560 basis points from 8.6% in 2005 to 14.2% in 2010. For a reconciliation of EBITDA to net income see "Selected Consolidated Financial Data".

Corporate History

          We are a holding company and all of our operations are conducted through our operating subsidiaries.

          Together with our wholly owned subsidiary GNC Acquisition Inc., we entered into the Merger Agreement with GNC Parent Corporation on February 8, 2007. On March 16, 2007, the Merger was consummated. Pursuant to the Merger Agreement, as amended, GNC Acquisition Inc. was merged with and into GNC Parent Corporation, with GNC Parent Corporation as the surviving corporation. Subsequently on March 16, 2007, GNC Parent Corporation was converted into a Delaware limited liability company and renamed GNC Parent LLC.

          As a result of the Merger, we became the sole equity holder of GNC Parent LLC and the ultimate parent company of both GNC Corporation and Centers. Our outstanding capital stock is beneficially owned by Ares and OTPP, certain institutional investors, certain of our directors, and certain former stockholders of GNC Parent Corporation, including members of our management. Refer to "Principal and Selling Stockholders" included in this prospectus for additional information.

          We and certain of our stockholders are party to a stockholders agreement which was restated and amended on February 12, 2008 (the "Amended and Restated Stockholders Agreement"). Among other things, the Amended and Restated Stockholders Agreement contains certain restrictions on transfer of our capital stock, and provides that each of Ares and OTPP has the right to designate four members of our board of directors (or, at the option of each, five members of the board of directors, one of which shall be independent) for so long as they or their respective affiliates each own a certain percentage of our outstanding common stock. Under the New Stockholders Agreement to be entered into among the Sponsors and us, effective upon completion of this offering, the Sponsors will have the right to nominate to our board of directors, subject to their election by our stockholders, so long as the Sponsors collectively own more than 50% of the then outstanding shares of our common stock, the greater of up to nine directors and the number of directors comprising a majority of our board and, subject to certain exceptions, so long as the Sponsors collectively own 50% or less of the then outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors. Under the New Stockholders Agreement, each Sponsor will also agree to vote all of the shares of Class A common stock held by it in favor of the other Sponsor's nominees. The New Stockholders Agreement will also provide that, so long as the Sponsors collectively own more than one-third of our outstanding common stock, certain significant corporate actions will require the approval of at least one of the Sponsors. For additional information, see "Certain Relationships and Related Transactions — Director Independence" and "— Stockholders Agreements".

          GNC Parent Corporation was formed as a Delaware corporation in November 2006 to acquire all the outstanding common stock of GNC Corporation.

          Centers was formed in October 2003 and GNC Corporation was formed as a Delaware corporation in November 2003 by Apollo and members of our management to acquire General Nutrition Companies, Inc. from Numico USA, Inc., a wholly owned subsidiary of Koninklijke (Royal) Numico N.V. (collectively, "Numico"). In December 2003, Centers purchased all of the outstanding equity interests of General Nutrition Companies, Inc. In connection with a corporate reorganization, General Nutrition Companies, Inc. was merged with and into Centers in December 2008, with Centers surviving the merger.

          General Nutrition Companies, Inc. was founded in 1935 by David Shakarian who opened its first health food store in Pittsburgh, Pennsylvania. Since that time, the number of stores has continued to grow, and General Nutrition Companies, Inc. began producing its own vitamin and mineral supplements as well as foods, beverages, and cosmetics. General Nutrition Companies, Inc. was acquired in August 1999 by Numico Investment Corp. and, prior to its acquisition, was a publicly traded company listed on the Nasdaq National Market.

          As of March 11, 2011, Ares and OTPP, each of which is a selling stockholder in this offering, held 33,539,898 shares and 14,581,393 shares, respectively, of our Class A common stock, representing approximately 57% and 25%, respectively, of our outstanding Class A common stock, and OTPP held 28,168,561 shares of our Class B common stock, representing 100% of our outstanding Class B common stock. After giving effect to this offering, Ares and OTPP will hold 31,157,483 shares and 23,610,082 shares, respectively, of our Class A common stock, representing approximately 36% and 27%, respectively, of our outstanding Class A common stock, and OTPP will hold 16,103,245 shares of our Class B common stock, representing 100% of our outstanding Class B common stock. If the underwriters fully exercise their option to purchase additional shares, Ares and OTPP will hold 29,865,918 shares and 24,284,790 shares, respectively, of our Class A common stock, representing approximately 33% and 27%, respectively, of our outstanding Class A common stock, and OTPP will hold 13,782,311 shares of our Class B common stock, representing 100% of our outstanding Class B common stock. See "Principal and Selling Stockholders."

Corporate Structure

          The following diagram depicts our corporate structure.

  (1)
  Material operating divisions of General Nutrition Corporation include company-owned stores, domestic and international franchising (other than Canada), distribution, e-commerce, manufacturing and construction.

  (2)
  General Nutrition Investment Company is the owner of all of our trademarks and servicemarks.

  (3)
  General Nutrition Centres Company directly operates our stores in Canada and our Canadian franchising.

Recent Transformation of GNC

          Beginning in 2006, we executed a series of strategic initiatives to enhance our existing business and growth profile. Specifically, we:

  •
  Assembled a world-class management team.    We made key senior management upgrades with talented and seasoned executives who have significant retail, international and consumer packaged-goods expertise to complement the existing leadership of GNC and to establish a foundation for growth and innovation.

  •
  Adopted a comprehensive approach to brand building and the retail experience.    We have modernized GNC's brand image, product packaging and media campaigns, and enhanced the in-store shopping experience for our customers.

  •
  Increased focus on proprietary product development and innovation to drive growth in retail sales.    We have increased revenue contribution from proprietary product lines through a series of successful GNC-branded product launches (Vitapak®, Pro Performance® AMP, and GNC WELLbeING®), as well as recent launches of preferred third-party product offerings.

  •
  Restaged e-commerce business.    We executed an overall site redesign in September 2009 in an effort to increase traffic and conversion rates, while enhancing overall functionality of the site. We believe this redesign has positioned GNC.com to continue capturing market share within one of the fastest growing channels of distribution in the U.S. nutritional supplements industry.

  •
  Invested capital to support future growth.    During 2008 and 2009, we upgraded our point-of-sale systems to improve retail business processes, customer data collection and associate training, and to enhance the customer experience. In 2008, we also invested in our Greenville, South Carolina manufacturing facility to add capacity with respect to our soft gelatin capsule production and vitamin production and enhanced our packaging capabilities.

  •
  Launched partnership programs designed to leverage GNC's brand strength.    In 2010, we partnered with PepsiCo to support its launch of Gatorade G Series Pro and to develop a new brand of fortified coconut water called Phenom, which we expect to be available to consumers in 2011, and with PetSmart to launch an exclusive line of GNC-branded pet supplements.

Industry Overview

          We operate within the large and growing U.S. nutritional supplements industry. According to Nutrition Business Journal's Supplement Business Report 2010, our industry generated $26.9 billion in sales in 2009 and an estimated $28.7 billion in 2010, and is projected to grow at an average annual rate of approximately 5.3% through 2015. Our industry is highly fragmented, and we believe this fragmentation provides large operators, like us, the ability to compete more effectively due to scale advantages. We generate a significant portion of our sales revenue from strong performing sports nutrition and VMHS products.

          According to Nutrition Business Journal, sports nutrition products represented approximately 10.9% of the total U.S. nutritional supplements industry in 2009, and the category is expected to grow at a 7.2% CAGR from 2010 to 2015, representing the second-fastest growing product category in the nutritional supplements industry. By way of comparison, sports nutrition products, grouped in a manner consistent with Nutrition Business Journal's data, generated approximately 43% of our company-owned retail sales for 2010.

          According to Nutrition Business Journal, VMHS products represented approximately 60.8% of the total U.S. nutritional supplements industry in 2009, and the category is expected to grow at approximately a 5.3% CAGR from 2010 to 2015. By way of comparison, VMHS products, grouped in a manner consistent with Nutrition Business Journal's data, generated approximately 40% of our company-owned retail sales for 2010.

          We expect several key demographic, healthcare, and lifestyle trends to drive the continued growth of our industry. These trends include:

  •
  Increasing awareness of nutritional supplements across major age and lifestyle segments of the U.S. population.    We believe that, primarily as a result of increased media coverage, awareness of the benefits of nutritional supplements is growing among active, younger populations, providing the foundation for our future customer base. In addition, the average age of the U.S. population is increasing and data from the United States Census Bureau indicates that the number of Americans age 65 or older is expected to increase by approximately 52% from 2000 to 2015. We believe that these consumers are likely to increasingly use nutritional supplements, particularly VMHS products, and generally have higher levels of disposable income to pursue healthier lifestyles.

  •
  Increased focus on fitness and healthy living.    We believe that consumers are trying to lead more active lifestyles and becoming increasingly focused on healthy living, nutrition and supplementation. According to the Nutrition Business Journal's 2010 Supplement Business Report, 18% of the United States adult population were regular or heavy users of vitamins in 2009, up from 15% in 2008. We believe that growth in our industry will continue to be driven by consumers who increasingly embrace health and wellness as an important part of their lifestyles.

          Participants in our industry include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, online retailers, mail-order companies and a variety of other smaller participants. The nutritional supplements sold through these channels are divided into four major product categories: VMHS; sports nutrition products; diet products; and other wellness products. Most supermarkets, drugstores, and mass merchants have narrow nutritional supplement product offerings limited primarily to simple vitamins and herbs, with less knowledgeable sales associates than specialty retailers. We believe that the market share of supermarkets, drugstores, and mass merchants over the last five years has remained relatively constant.

Competitive Strengths

          We believe we are well-positioned to capitalize on favorable industry trends as a result of the following competitive strengths:

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  Highly-valued and iconic brand.    According to a Beanstalk Marketing and LJS & Associates research study commissioned by us, we hold an 87% brand awareness rate with consumers, which we believe is significantly higher than our direct competitors. We believe our broad portfolio of proprietary products, which are available only in our locations or on GNC.com, advance GNC's brand presence and our general reputation as a leading retailer of health and wellness products. We recently modernized the GNC brand in an effort to further advance its positioning. We have launched enhanced advertising campaigns, in-store signage and product packaging with a focus on engaging our targeted customers, building the brand, and reinforcing GNC's credibility with consumers.

  Our large customer base includes approximately 4.9 million active Gold Card members in the United States and Canada who account for over 50% of company-owned retail sales. Our Gold Card members spend on average two times more than other GNC customers and generally make purchases over a range of product categories. We believe that our customer base is attractive as our shoppers tend to be gender balanced, relatively young, well-educated and affluent. We believe that our efforts to provide a comprehensive shopping experience have been effective. Based on our Gold Card Program data, customers ages 19 to 29 years old represented approximately 26% of our sales in 2010, which is an increase of 8% from 2006. Recent surveys, commissioned by GNC, reflect a high satisfaction rate among GNC's shoppers with respect to selection, product innovation, quality, and overall experience.

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  Commanding market position in an attractive and growing industry.    Based on our broad global footprint of more than 7,200 locations in the United States and 46 international countries (including distribution centers where retail sales are made), and on GNC.com, we believe we are the leading global specialty retailer of health and wellness products within a fragmented industry. With a presence in all 50 states, our domestic retail network is approximately twelve times larger than the next largest U.S. specialty retailer of nutritional supplements, based on the information we compiled from the public securities filings of our primary competitors. We believe our multi-channel business model will enable us to take advantage of international expansion opportunities through franchising activities, direct or joint venture investment opportunities, and alternative distribution opportunities.

  •
  Unique product offerings and robust innovation capabilities.    Product innovation is critical to our growth, brand image superiority and competitive advantage. Our proprietary brands and certain third-party products for which we have preferred distribution rights represented approximately 61.7% of company-owned retail revenue in 2010. We have internal product development teams located in our corporate headquarters in Pittsburgh, Pennsylvania and our manufacturing facility in Greenville, South Carolina, which collaborate on the development and formulation of proprietary nutritional supplements with a focus on high growth categories. We seek to maintain the pace of GNC's proprietary product innovation to stay ahead of our competitors and provide consumers with unique reasons to shop at our stores. Our in-house product development teams and vertically integrated infrastructure enable us to quickly take a concept for a new product from the idea stage, to product development, to testing and trials, and ultimately to the shelf to be sold to our customers. In 2010, we believe GNC-branded products generated more than $850 million of retail sales across company-owned and domestic franchise stores, GNC.com and Rite Aid store-within-a-store locations.

  Over the last two years, we have launched a series of new products that have increased the revenue contribution from GNC's proprietary product lines. We extended our line of proprietary pocket-sized pack of nutritional supplements called Vitapak®, more than doubling the existing stock keeping unit ("SKU") count by including lines of customized, condition-specific formulas. We also launched an internally developed line of premium vitamins and other products, specifically designed for women, under the brand GNC WELLbeING®. In addition, we launched Pro Performance® AMP, a premium line of sports nutrition products targeted at a broad-based, fast-growing fitness consumer segment.

  Our strong vendor relationships and large retail footprint ensure our retail stores frequently benefit from preferred distribution rights on certain new third-party products making our stores a destination for consumers seeking these products. We believe we are considered the retailer of choice by many vendors in the health and wellness industry to launch their new products due to our knowledgeable store associates and broad customer base. In March 2010, PepsiCo launched Gatorade G Series Pro through a distribution alliance with GNC. We believe PepsiCo recognized the value inherent in our broad retail footprint and strong presence in the sports nutrition marketplace when selecting us to help introduce its premium line of sports nutrition and hydration products to consumers.

  •
  Diversified business model.    Our multi-channel approach is unlike many other specialty retailers as we derive revenues across a number of distribution channels in multiple geographies, including retail sales from company-owned retail stores (including 117 stores on U.S. military bases), retail sales from GNC.com, royalties, wholesale sales, and fees from both domestic and international franchisees, revenue from third-party contract manufacturing, and wholesale revenue and fees from our Rite Aid store-within-a-store locations. Our business is further diversified by our broad merchandise assortment. Our retail stores generally offer over 1,800 SKUs across multiple product categories. Our diverse sources of revenue help provide stability to our earnings and provide management numerous avenues through which they can pursue growth opportunities.

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  Vertically integrated operations that underpin our business strategy.    To support our company-owned and franchise global store base, we have developed sophisticated manufacturing, warehousing and distribution facilities. These consist of a manufacturing facility in Greenville, South Carolina, distribution facilities in Leetsdale, Pennsylvania,

    Anderson, South Carolina, and Phoenix, Arizona, and a transportation fleet of over 100 delivery trucks and trailers. Our vertically integrated business model allows us to control the production and timing of new product introductions, control costs, maintain high standards of product quality, monitor delivery times, manage inventory levels and enhance profitability. We also are able to react to trends in the industry and produce at a low cost a variety of products with different quantities, sizes, and packaging configurations while maintaining strict levels of quality control. In addition, our vertically integrated business model, combined with our broad retail footprint, enables us to respond quickly to changes in consumer preferences and maintain a high pace of product innovation. We are also able to leverage our manufacturing capabilities and third-party contract manufacturing business to absorb fixed costs at our manufacturing facilities, which enables us to maintain high margins on proprietary lines sold at GNC locations.

  •
  Differentiated service model that fosters a "selling" culture and an exceptional customer experience.    We believe we distinguish ourselves from mass and drug retailers with our well-trained sales associates, who offer educated service and trusted advice. We invest considerable capital and human resources in providing comprehensive associate training. Our upgraded point-of-sale systems functions as a means to communicate products and corporate news, and to provide access to training modules, leading to a more knowledgeable workforce and greater customer satisfaction. We believe that our expansive retail network, differentiated merchandise offering and quality customer service result in a unique shopping experience.

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  World-class management team with a proven track record.    Our highly experienced and talented management team has a unique combination of leadership and experience across the retail and consumer packaged-goods industries. Our team has successfully executed on key growth initiatives while effectively managing the business in a difficult economic environment. Since 2006, GNC has complemented strong legacy talent by adding or upgrading personnel in several senior leadership positions, including President, Chief Operating Officer, Chief Financial Officer and Chief Legal Officer, and in the areas of merchandising, marketing and branding and e-commerce.

          As a result of our competitive strengths, we have maintained consistent revenue growth through the recent economic cycle. The fourth quarter of 2010 marked the 22nd consecutive quarter of positive domestic company-owned same store sales growth. The strength and stability of our core business has resulted in part from industry growth in our key product categories, VMHS and sports nutrition, and from our efforts to increase market share across multiple distribution channels and geographies.

          Our consistent growth in company-owned retail sales, the positive operating leverage generated by our retail operations, cost containment initiatives, as well as growth in our other channels of distribution, have allowed us to expand our EBITDA margin. EBITDA as a percentage of revenue has increased 560 basis points from 8.6% in 2005 to 14.2% in 2010. For a reconciliation of EBITDA to net income see "Selected Consolidated Financial Data".

          We expect that our existing store base and established distribution network can continue to be effectively leveraged to support higher sales volumes. We also believe the strength of our brand and our vertical integration will allow us to continue earning attractive product margins, particularly on proprietary products. GNC's franchise model enables us to maintain a global retail footprint, while minimizing the amount of required capital investment. Furthermore, our revenue mix from franchisee operations includes wholesale product sales, royalties, and fees, which we believe represent recurring, high-margin streams of income.

Our Growth Strategy

          We plan to execute several strategies in the future to promote growth in revenue and operating income, and capture market share, including:

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  Growing company-owned domestic retail earnings.    We believe growth in our domestic retail business will be supported by continued same store sales growth and positive operating leverage. The fourth quarter of 2010 marked our 22nd consecutive quarter of positive domestic company-owned same store sales growth. We believe the industry growth in VMHS and sports nutrition, fueled by the continued expansion of a consumer base focused on health and wellbeing, return on investment from our brand building initiatives, future proprietary product introductions, and potential improvements in mall traffic trends will support our continued positive same store sales growth. Our existing store base and the supporting infrastructure provide us the ability to convert a high percentage of our incremental sales volume into operating income, providing the opportunity to further expand our company-owned retail operating income margin.

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  Growing domestic company-owned retail square footage.    We are developing a comprehensive approach to our real estate strategy in an effort to maximize market share in key metropolitan statistical areas ("MSAs"). For 2011, we expect to grow domestic company-owned retail square footage by approximately 3% to 4%, including the opening of approximately 100 new domestic company-owned stores. Based upon our operating experience and research commissioned by us and conducted for us by The Buxton Company, a customer analytics research firm, we believe that the U.S. market can support a significant number of additional GNC stores, with at least 4,500 total potential domestic company-owned and franchise stores (excluding Rite Aid store-within-a-store locations). This analysis supports our strategy of steadily adding company-owned domestic stores to our retail network.

  We are testing new store formats designed in collaboration with the Arnell Agency. These prototypes have been developed in an effort to (i) enhance the consumer's shopping experience with a larger and more modern, functional store layout and an enhanced assortment of merchandise, and (ii) secure major trade area market share with high visibility, high traffic retail locations that build on the consumer's perception of the GNC brand as a destination for health and wellness. The new store formats will showcase the GNC brand and will range in size from approximately 2,000 square feet to 3,000 square feet depending on the location. We believe the new store formats will complement our existing 1,500 square foot "modern-design" stores in our traditional real estate locations, such as malls and in-line strip centers.

  GNC's existing "modern-design" store format, which is expected to be used in the majority of our new store openings in 2011, requires approximately $150,000 of initial investment, consisting of approximately $85,000 of capital expenditure and approximately $65,000 of working capital. "Modern-design" store formats are generally cash flow positive in the first year of operation, generally pay back capital expenditure in two to three years and offer an attractive return on investment.

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  Growing our international footprint.    Our international business has been a key driver of growth in recent years. We plan to continue expanding our international franchise network. On average, over 100 net new international franchise stores have opened annually over the last five years, most resulting from our franchisees satisfying their contractual obligations. From 2005 to 2010, our international franchise revenue grew at an 18% CAGR, driven by new store openings and same store sales growth, increasing both royalties and wholesale revenue generated by GNC. We expect to continue capitalizing on international revenue growth opportunities through additions of franchise stores, direct investment in high growth markets and expansion of product distribution in both existing and new markets. For example, we believe China's nutritional supplements market represents a significant growth opportunity. In 2010, one of our subsidiaries commenced the process of registering products and initiating wholesale sales and distribution in China. Through our expansion efforts, we expect, over time, to be positioned to execute a multi-channel growth strategy in China, including stand-alone stores, store-within-a-stores, wholesale, and potentially identifying a partner to pursue direct marketing. See "Risk Factors — Risks Relating to Our Business and Industry" included elsewhere in this prospectus.

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  Expanding our e-commerce business.    We believe GNC.com is positioned to continue capturing market share online, which represents one of the fastest growing channels of distribution in the U.S. nutritional supplements industry. In September 2009, we re-launched GNC.com, after making a significant investment in the development of the site, with the objective of increasing traffic, conversion rates, and functionality. Our site redesign has allowed for an enhanced online customer experience, driving traffic through better natural search, easier navigation, and expanded content, and Internet Retailer magazine selected GNC.com for its 2010 annual list of Hot 100 online retail sites. We intend to continue to capitalize on the growth of GNC.com and we may explore opportunities to acquire additional web banners to expand our online market share.

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  Further leveraging of the GNC brand.    As with our Rite Aid partnership, we believe we have the opportunity to create incremental streams of revenue and grow our customer base by leveraging the GNC brand outside of our existing distribution channels through corporate partnerships. We expect these partnerships to include relationships with well-known national specialty retailers and club stores in addition to partnerships with leading consumer brand companies to sell our proprietary products. Consistent with this strategy, in September 2010, PetSmart introduced a line of GNC-branded pet supplements exclusively at PetSmart stores. Under this arrangement, GNC-branded products replaced all PetSmart branded pet-supplement products. For a modest investment, this partnership positions GNC to benefit from the growth trends in the pet-care industry, while expanding the number of consumers who purchase GNC-branded products. In November 2010, building on the Gatorade G Series Pro launch, we partnered with PepsiCo to develop a new brand of fortified coconut water called Phenom, which we expect to be available to consumers in 2011.

Business Overview

          The following charts illustrate the percentage of our net revenue generated by our three segments and the percentage of our net U.S. retail nutritional supplements revenue generated by our product categories as of December 31, 2010:

Net Revenue by Segment

US Retail Revenue by Product

          Throughout 2010, we did not have a material concentration of sales from any single product or product line.

Retail Locations

          As of December 31, 2010, there were 7,260 GNC store locations globally, including:

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  2,748 company-owned stores in the United States (all 50 states, the District of Columbia, and Puerto Rico);

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  169 company-owned stores in Canada;

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  903 domestic franchise stores;

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  1,437 international franchise stores in 46 countries (includes distribution centers where retail sales are made); and

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  2,003 GNC franchise "store-within-a-store" locations under our strategic alliance with Rite Aid Corporation ("Rite Aid").

          Most of our company-owned and franchise U.S. stores are between 1,000 and 2,000 square feet and are primarily located in shopping malls and strip shopping centers. Based on the information we compiled from the public securities filings of our primary competitors, we have approximately twelve times the domestic store base of our nearest U.S. specialty retail competitor.

Website

          In December 2005, we started selling products through our website, GNC.com, and re-launched the platform in September 2009, with the overall objective of increasing traffic, conversion rates, and functionality. This additional sales channel has enabled us to market and sell our products in regions where we have limited or no retail operations. Some of the products offered on our website may not be available at our retail locations, enabling us to broaden the assortment of products available to our customers. The ability to purchase our products through the internet also offers a convenient method for repeat customers to evaluate and purchase new and existing products. Internet purchases are fulfilled and shipped directly from our distribution centers to our consumers using a third-party courier service. To date, we believe that most of the sales generated by our website are incremental to the revenues from our retail locations.

Franchise Activities

          We generate income from franchise activities primarily through product sales to franchisees, royalties on franchise retail sales, and franchise fees. To assist our franchisees in the successful operation of their stores and to protect our brand image, we offer a number of services to franchisees including training, site selection, construction assistance and accounting services. We believe that our franchise program enhances our brand awareness and market presence and will enable us to continue to expand our store base internationally with limited capital expenditures. Over the last several years, we realigned our domestic franchise system with our corporate strategies and re-acquired or closed unprofitable or non-compliant franchise stores in order to improve the financial performance of the franchise system.

Franchise Store-Within-a-Store Locations

          To increase brand awareness and promote access to customers who may not frequent specialty nutrition stores, we entered into a strategic alliance in December 1998 with Rite Aid to open our GNC franchise store-within-a-store locations. Through this strategic alliance, we generate revenues from fees paid by Rite Aid for new store-within-a-store openings, sales to Rite Aid of our products at wholesale prices, the manufacturing of Rite Aid private label products and retail sales of certain consigned inventory. In 2007, we extended our alliance with Rite Aid through 2014 with a five-year option. At December 31, 2010, Rite Aid had opened 848 of an additional 1,125 stores that Rite Aid committed to open by December 31, 2014.

Marketing

          We market our proprietary brands of nutritional products through an integrated marketing program that includes internet, print, and radio media, storefront graphics, direct mailings to members of our Gold Card loyalty program, and point of purchase promotional materials.

Manufacturing and Distribution

          With our sophisticated manufacturing and distribution facilities supporting our retail stores, we are a vertically integrated producer and supplier of high-quality nutritional supplements. By controlling the production and distribution of our proprietary products, we can control product quality, monitor delivery times and maintain appropriate inventory levels. In addition, our broad retail footprint provides a captive network for the introduction of new proprietary products. Our partnership with PetSmart will enable us to leverage our existing manufacturing and distribution capabilities and extend the GNC brand into the pet care market.

Products

          We offer a wide range of high-quality nutritional supplements sold under our GNC proprietary brand names, including Mega Men®, Ultra Mega®, GNC WELLbeING®, Pro Performance®, Pro Performance® AMP, Longevity Factors™ and Preventive Nutrition®, and under nationally recognized third-party brand names. We report our sales in four major nutritional supplement categories: VMHS; sports nutrition; diet; and other wellness. In addition, our retail stores offer an extensive mix of brands, including over 1,800 SKUs across multiple categories and products. This variety is designed to provide our customers with a vast selection of products to fit their specific needs and to generate a high number of transactions with purchases from multiple product categories. Sales of our proprietary brands at our company-owned stores represented approximately 55%, 56% and 51% of our net retail product revenues for the years ended December 31, 2010, 2009 and 2008, respectively. We have arrangements with our vendors to provide third-party products on an as needed basis. We are not dependent on any one vendor for a material amount of our third-party products.

          Consumers may purchase a GNC Gold Card in any U.S. GNC store or at GNC.com for $15.00. A Gold Card allows a consumer to save 20% on all store and online purchases on the day the card is purchased and during the first seven days of every month for a year. Gold Card members also receive personalized mailings and e-mails with product news, nutritional information, and exclusive offers.

          Products are delivered to our retail stores through our distribution centers located in Leetsdale, Pennsylvania; Anderson, South Carolina; and Phoenix, Arizona. Our distribution centers support our company-owned stores as well as franchise stores and Rite Aid locations. Our distribution fleet delivers our finished goods and third-party products through our distribution centers to our company-owned and domestic franchise stores on a weekly or biweekly basis depending on the sales volume of the store. Each of our distribution centers has a quality control department that monitors products received from our vendors to ensure they meet our quality standards.

          Based on data collected from our point-of-sales systems, below is a comparison of our company-owned domestic retail product sales by major product category, and the percentages of our company-owned domestic retail product sales for the years shown:

	Year ended December 31,
	2010		2009		2008
	(dollars in millions)
U.S Retail Product Categories:
VMHS Products	$496.1	39.9%	$496.4	42.7%	$465.2	41.3%
Sports Nutrition Products	531.3	42.7%	443.4	38.2%	410.1	36.4%
Diet Products	122.3	9.8%	128.0	11.0%	148.2	13.2%
Other Wellness Products	93.5	7.6%	94.3	8.1%	102.0	9.1%

Total U.S. Retail revenues	$1,243.2	100.0%	$1,162.1	100.0%	$1,125.5	100.0%

          The data above represents the majority of the revenue reported for the domestic portion of our retail segment. The table above excludes additional revenue, primarily wholesale sales revenue to our military commissary locations, and certain revenue adjustments that are recorded to ensure conformity with U.S. GAAP, including deferral of our Gold Card revenue to match the twelve month discount period of the card, and a reserve for customer returns. These amounts were $6.5 million for 2010, $5.7 million for 2009 and $4.7 million for 2008. These items are recurring in nature, and we expect to record similar adjustments in the future.

  VMHS

          We sell vitamins and minerals in single vitamin and multi-vitamin form and in different potency levels. Our vitamin and mineral products are available in liquid, tablets, soft gelatin, hard-shell capsules, and powder forms, and are available in traditional bottle packaging form or in customized daily packet form ("Vitapak®"). Many of our special vitamin and mineral formulations, such as Mega Men®, Ultra Mega® and GNC WELLbeING® are available only at GNC locations and on GNC.com. In addition to our selection of VMHS products with unique formulations, we also offer the full range of standard "alphabet" vitamins. We sell herbal supplements in various solid dosage and soft gelatin capsules, tea, and liquid forms. We have consolidated our traditional herbal offerings under a single umbrella brand, Herbal Plus®. In addition to the Herbal Plus® line, we offer a full line of whole food-based supplements and top selling herb and natural remedy products.

          We also offer a variety of specialty products in our GNC and Preventive Nutrition® product lines. These products emphasize third-party research and literature regarding the positive benefits from certain ingredients. These offerings include products designed to provide nutritional support to specific areas of the body, such as joints, the heart and blood vessels, and the digestive system. Overall GNC-branded proprietary products constituted 81% of our VMHS sales in 2010.

  Sports Nutrition Products

          Sports nutrition products are designed to be taken in conjunction with an exercise and fitness regimen. We typically offer a broad selection of sports nutrition products, such as protein and weight gain powders, sports drinks, sports bars, and high potency vitamin formulations, including GNC brands such as Pro Performance®, Pro Performance® AMP and popular third-party products. Our Pro Performance® branded products, which represented 36% of our sports nutrition product sales in 2010, are available only at GNC locations and on GNC.com. With a broad array of products and our vast retail footprint, we believe we are recognized as one of the leading retailers of sports nutrition products.

  Diet Products

          Our wide variety of diet products consist of various formulas designed to supplement the diet and exercise plans of weight conscious consumers. We typically offer a variety of diet products, including pills, meal replacements, shakes, diet bars, energy tablets and cleansing products. Our retail stores offer our proprietary and third-party products suitable for different diet and weight management approaches, and products designed to increase thermogenesis (a change in the body's metabolic rate measured in terms of calories) and metabolism.

          The diet category is cyclical with new products generating short-term sales growth before generally declining over time, making sales trends within this category less predictable than in our other product categories. We derive the majority of our diet sales from third-party products. Our GNC proprietary line, Total Lean™, is more focused on meal replacement and represents a more stable line of business. Over time, we have reduced our exposure to the diet category. In 2010, company-owned retail sales from diet products accounted for 10% of sales, down significantly from 27% of sales in 2001.

  Other Wellness Products

          Other wellness products represent a comprehensive category that consists of sales of our Gold Card preferred membership and sales of other nonsupplement products, including cosmetics, food items, health management products, books, and DVDs.

  Product Development

          We strongly believe that introduction of innovative, high quality, clinically proven, superior performing products is a key driver of our business. Customers widely credit us as being a leader in offering premium health products and rate the availability of a wide variety of products as one of our biggest strengths. We identify shifting consumer trends through market research and through interactions with our customers and leading industry vendors to assist in the development, manufacturing and marketing of our new products. Our dedicated innovation team independently drives the development of proprietary products by collaborating with vendors to provide raw materials, clinical and product development support for proprietary GNC-branded products. Average development time for products is four to seven months, or six to 18 months when development involves clinical trials. We also work with our vendors to ensure a steady flow of third-party products with preferred distribution rights are made available to us for a limited period of time. During 2010 and 2009, we targeted our product development efforts on specialty vitamins, women's nutrition, sports nutrition and condition specific products, resulting in the introduction of the GNC WELLbeING®, Pro Performance® AMP and Longevity Factors™ lines. In 2010, we believe GNC-branded products generated more than $850 million of retail sales across company-owned retail, domestic franchise locations, GNC.com and Rite Aid store-within-a-store locations.

  Research and Development

          We have an internal research and development group that performs scientific research on potential new products and enhancements to existing products, in part to assist our product development team in creating new products, and in part to support claims that may be made as to the purpose and function of the product. See Note 2, "Basis of Presentation and Summary of Significant Accounting Policies", to our audited consolidated financial statements included in this prospectus.

Segments

          We generate revenues from our three segments, Retail, Franchise, and Manufacturing/Wholesale. The following chart outlines our segments and the historical contribution to our consolidated revenues by those segments, after intercompany eliminations. For a description of operating income (loss) by segment, our total assets by segment, total revenues by geographic area, and total assets by geographic area (see Note 20, "Segments", to our audited consolidated financial statements included in this prospectus).

	Year ended December 31,
	2010		2009		2008
	(dollars in millions)
Retail	$1,344.4	73.8%	$1,256.3	73.6%	$1,219.3	73.6%
Franchise	293.6	16.1%	264.2	15.5%	258.0	15.6%
Manufacturing/Wholesale (Third Party)	184.2	10.1%	186.5	10.9%	179.4	10.8%

Total	$1,822.2	100.0%	$1,707.0	100.0%	$1,656.7	100.0%

Retail

          Our Retail segment generates revenues primarily from sales of products to customers at our company-owned stores in the United States and Canada, and in the United States through our website, GNC.com.

  Locations

          As of December 31, 2010, we operated 2,917 company-owned stores across all 50 states and in Canada, Puerto Rico, and Washington, D.C. Most of our U.S. company-owned stores are between 1,000 and 2,000 square feet and are located primarily in shopping malls and strip shopping centers. Traditional shopping mall and strip shopping center locations generate a large percentage of our total retail sales. With the exception of our downtown stores, virtually all of our company-owned stores follow one of two consistent formats, one for mall locations and one for strip shopping center locations. We are, however, developing and testing new store formats to (i) enhance the consumer's shopping experience with a larger and more modern, functional store layout and an enhanced assortment of merchandise, and (ii) secure major trade area market share with a high visibility, high traffic retail location that builds on the consumer's perception of the GNC brand as a destination for health and wellness. The new store formats will showcase the GNC brand and will range in size from approximately 2,000 square feet to 3,000 square feet depending on location. We believe the new store formats will complement our existing 1,500 square foot "modern-design" store locations in our traditional real estate locations, such as malls and in-line strip centers.

          We periodically redesign our store graphics to better identify with our GNC customers and provide product information to allow the consumer to make educated decisions regarding product purchases and usage. Our product labeling is consistent within our product lines and the stores are designed to present a unified approach to packaging with emphasis on added information for the consumer. As an ongoing practice, we continue to reset and upgrade all of our company-owned stores to maintain a more modern and customer-friendly layout, while promoting our GNC Live Well® theme.

Franchise

          Our Franchise segment is comprised of our domestic and international franchise operations. Our Franchise segment generates revenues from franchise activities primarily through product sales to franchisees, royalties on franchise retail sales, and franchise fees.

          As a means of enhancing our operating performance and building our store base, we began opening franchise locations in 1988. As of December 31, 2010, there were 2,340 franchise stores operating, including 903 stores in the United States and 1,437 international franchise stores operating in 46 countries (including distribution centers where retail sales are made). Approximately 89% of our franchise stores in the United States are in strip shopping centers and are typically between 1,000 and 2,000 square feet. The international franchise stores are typically smaller and, depending upon the country and cultural preferences, are located in mall, strip center, street, or store-within-a-store locations. In addition, some international franchisees sell on the internet in their respective countries. Typically, our international stores have a store format and signage similar to our U.S. franchise stores. To assist our franchisees in the successful operation of their stores and to protect our brand image, we offer site selection, construction assistance, accounting services, and a three-part training program, which consists of classroom instruction and training in a company-owned location, both of which occur prior to the franchise store opening, and actual on-site training during the first week of operations of the franchise store. We believe we have good relationships with our franchisees, as evidenced by our franchisee renewal rate of 91% between 2005 and 2010. We do not rely heavily on any single franchise operator in the United States, since the largest franchisee owns and/or operates 10 store locations.

          All of our franchise stores in the United States offer both our proprietary products and third-party products, with a product selection similar to that of our company-owned stores. Our international franchise stores are offered a more limited product selection than our franchise stores in the United States with the product selection heavily weighted toward proprietary products. Products are distributed to our franchise stores in the United States through our distribution centers and transportation fleet in the same manner as our company-owned stores. Products distributed to our international franchise stores are delivered to the franchisee's freight forwarder at the United States port of deportation, at which point our responsibility for the delivery of the products ends.

  Franchises in the United States

          Revenues from our franchisees in the United States accounted for approximately 63% of our total franchise revenues for the year ended December 31, 2010. In 2010, new franchisees in the United States were required to pay an initial fee of $40,000 for a franchise license. Existing GNC franchise operators may purchase an additional franchise license for a $30,000 fee. We typically offer limited financing to qualified franchisees in the United States for terms of up to five years. Once a store begins operations, franchisees are required to pay us a continuing royalty of 6% of sales and contribute 3% of sales to a national advertising fund. Our standard franchise agreements for the United States are effective for a ten-year period with two five-year renewal options. At the end of the initial term and each of the renewal periods, the renewal fee is generally 33% of the franchisee fee that is then in effect. The franchisee renewal option is at our election for all franchise agreements executed after December 1995. Franchisees must meet certain conditions in order to exercise the franchisee renewal option. Our franchisees in the United States receive limited geographical exclusivity and are required to follow the GNC store format.

          Franchisees must meet certain minimum standards and duties prescribed by our franchise operations manual and we conduct periodic field visit reports to ensure our minimum standards are maintained. Generally, we enter into a five-year lease with one five-year renewal option with landlords for our franchise locations in the United States. This allows us to secure space at cost-effective rates, which we sublease to our franchisees at cost. By subleasing to our franchisees, we have greater control over the location and have greater bargaining power for lease negotiations than an individual franchisee typically would have. In addition, we can elect not to renew subleases for underperforming locations. If a franchisee does not meet specified performance and appearance criteria, the franchise agreement outlines the procedures under which we are permitted to terminate the franchise agreement. In these situations, we may take possession of the location, inventory, and equipment, and operate the store as a company-owned store or re-franchise the location. In 2010, we terminated 44 franchise agreements, 26 of which were converted into company-owned stores. The offering and sale of our franchises in the United States are regulated by the FTC and various state authorities. See "— Government Regulation — Franchise Regulation".

  International Franchises

          Revenues from our international franchisees accounted for approximately 37% of our total franchise revenues for the year ended December 31, 2010. In 2010, new international franchisees were required to pay an initial fee of approximately $25,000 for a franchise license for each full size store and average continuing royalty fees of approximately 5% of retail sales, with fees and royalties varying depending on the country and the store type. Our franchise program has enabled us to expand into international markets with limited capital expenditures. We expanded our international presence from 858 international franchise locations at the end of 2005 to 1,437 international locations (including distribution centers where retail sales are made) as of December 31, 2010. We typically generate less revenue from franchises outside the United States due to lower international royalty rates and the franchisees purchasing a smaller percentage of products from us compared to our domestic franchisees.

          Franchisees in international locations enter into development agreements with us for either full-size stores, a store-within-a-store at a host location, wholesale distribution center operations or internet distribution rights. The development agreement grants the franchisee the right to develop a specific number of stores in a territory, often the entire country. The international franchisee then enters into a franchise agreement for each location. The full-size store franchise agreement has an initial ten-year term with two five-year renewal options. At the end of the initial term and renewal periods, the international franchisee has the option to renew the agreement at 33% of the franchise fee that is then in effect. Franchise agreements for international store-within-a-store locations have an initial term of five years, with two five-year renewal options. At the end of the initial term and each of the renewal periods, the international franchisee of a store-within-a-store location has the option to renew the agreement for up to a maximum of 50% of the franchise fee that is then in effect. Our international franchisees often receive exclusive franchising rights to the entire country franchise, excluding U.S. military bases. Our international franchisees must meet minimum standards and duties similar to our U.S. franchisees. Our international franchise agreements and international operations may be regulated by various country, local and international laws. See "— Government Regulation — Franchise Regulation".

Manufacturing/Wholesale

          Our Manufacturing/Wholesale segment is comprised of our manufacturing operations in South Carolina and our wholesale sales business. This segment supplies our Retail and Franchise segments as well as various third parties with finished products. Our Manufacturing/Wholesale segment generates revenues through sales of manufactured products to third parties, and the sale of our proprietary and third-party brand products to Rite Aid, PetSmart and www.drugstore.com. Our wholesale operations are supported primarily by our Anderson, South Carolina distribution center.

  Manufacturing

          Our sophisticated manufacturing and warehousing facilities support our Retail and Franchise segments and enable us to control the production and distribution of our proprietary products, to better control costs, protect product quality, monitor delivery times and maintain appropriate inventory levels. Our unique combination of in-house development of products, vertically-integrated infrastructure and innovation capabilities support our business strategy and enable the rapid development of proprietary products. We operate two main manufacturing facilities in the United States, one in Greenville, South Carolina and one in Anderson, South Carolina. We utilize our plants primarily for the production of proprietary products. Our manufacturing operations are designed to allow low-cost production of a variety of products of different quantities, sizes and packaging configurations while maintaining strict levels of quality control. Our manufacturing procedures are designed to promote consistency and quality in our finished goods. We conduct sample testing on raw materials and finished products, including weight, purity and micro-bacterial testing. Our manufacturing facilities also service our wholesale operations, including the manufacture and supply of Rite Aid private label products for distribution to Rite Aid locations and proprietary products for distribution to PetSmart locations. We use our available capacity at these facilities to produce products for sale to third-party customers.

          The principal raw materials used in the manufacturing process are natural and synthetic vitamins, herbs, minerals and gelatin. We maintain multiple sources for the majority of our raw materials, with the remaining being single-sourced due to the uniqueness of the material. During 2010, no one vendor supplied more than 10% of our raw materials. Our distribution fleet delivers raw materials and components to our manufacturing facilities and also delivers our finished goods and third-party products to our distribution centers.

  Wholesale

          Franchise Store-within-a-Store Locations    To increase brand awareness and promote access to customers who may not frequent specialty nutrition stores, we entered into a strategic alliance with Rite Aid to open GNC franchise store-within-a-store locations. As of December 31, 2010, we had 2,003 store-within-a-store locations. Through this strategic alliance, we generate revenues from sales to Rite Aid of our products at wholesale prices, the manufacture of Rite Aid private label products, retail sales of certain consigned inventory and license fees. We are Rite Aid's sole supplier for the PharmAssure® vitamin brand and a number of Rite Aid private label supplements. In May 2007, we extended our alliance with Rite Aid through 2014 with a five year option. As of December 31, 2010, Rite Aid had opened 848 of an additional 1,125 stores that Rite Aid has committed to open by December 31, 2014.

          Distribution Agreement with drugstore.com    Our current internet distribution agreement with drugstore.com, inc., was recently renewed through June 2013. Through this strategic alliance, www.drugstore.com was the exclusive internet retailer of our proprietary products and certain other nutritional supplements until June 2005, when this exclusive relationship was terminated. This continued alliance allows us to access a larger base of customers, who may not otherwise live close to, or have the time to visit, a GNC store and provides an internet distribution channel in addition to GNC.com. We generate revenues from the distribution agreement with drugstore.com, inc. through sales of third-party products on a wholesale basis and through retail sales of our proprietary products on a consignment basis.

Employees

          As of December 31, 2010, we had a total of 5,308 full-time and 7,778 part-time employees, of whom approximately 10,484 were employed in the domestic portion of our Retail segment; 39 were employed in our Franchise segment; 1,343 were employed in our Manufacturing/Wholesale segment; 487 were employed in corporate support functions; and 733 were employed in Canada. None of our employees belongs to a union or is a party to any collective bargaining or similar agreement. We consider our relationships with our employees to be good.

Competition

          The U.S. nutritional supplements retail industry is a large, highly fragmented and growing industry, with no single industry participant accounting for a majority of total industry retail sales. Competition is based primarily on price, quality and assortment of products, customer service, marketing support and availability of new products. In addition, the market is highly sensitive to the introduction of new products.

          We compete with publicly owned and privately owned companies, which are highly fragmented in terms of geographical market coverage and product categories. We compete with other specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, mail-order companies, other internet sites and a variety of other smaller participants. We believe that the market is highly sensitive to the introduction of new products. In the United States, many of our competitors have national brands that are heavily advertised and are manufactured by large pharmaceutical and food companies and other retailers. Most supermarkets, drugstores and mass merchants have narrow product offerings limited primarily to simple vitamins, herbs and popular third-party diet products. Our international competitors also include large international pharmacy chains and major international supermarket chains as well as other large U.S.-based companies with international operations. Our wholesale and manufacturing operations also compete with other wholesalers and manufacturers of third-party nutritional supplements.

Trademarks and Other Intellectual Property

          We believe trademark protection is particularly important to the maintenance of the recognized brand names under which we market our products. We own or have rights to material trademarks or trade names that we use in conjunction with the sale of our products, including the GNC brand name. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We protect our intellectual property rights through a variety of methods, including trademark, patent and trade secret laws, as well as confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to our proprietary information. Protection of our intellectual property often affords us the opportunity to enhance our position in the marketplace by precluding our competitors from using or otherwise exploiting our technology and brands. We are also a party to several intellectual property license agreements relating to certain of our products. For example, we are a party to license agreements entered into in connection with the Numico acquisition pursuant to which we license certain patent rights to Numico and Numico licenses to us specific patent rights and proprietary information. These license agreements generally continue until the expiration of the licensed patent, if applicable, or we elect to terminate the agreement, or upon the mutual consent of the parties. The patents we own generally have a term of 20 years from their filing date, although none of our owned or licensed patents are currently associated with a material portion of our business. The duration of our trademark registrations is generally 10, 15, or 20 years, depending on the country in which the marks are registered, and the registrations can be renewed by us. The scope and duration of our intellectual property protection varies throughout the world by jurisdiction and by individual product.

Properties

          As of December 31, 2010, there were 7,260 GNC store locations globally (including distribution centers where retail sales are made). In our Retail segment, all but one of our company-owned stores are located on leased premises that typically range in size from 1,000 to 2,000 square feet. In our Franchise segment, primarily all of our franchise stores in the United States and Canada are located on premises we lease and then sublease to our respective franchisees. All of our franchise stores in the remaining international markets are owned or leased directly by our franchisees. No single store is material to our operations.

          As of December 31, 2010, our company-owned and franchise stores in the United States and Canada (excluding store-within-a-store locations) and our other international franchise stores consisted of:

United States and Canada	Company- Owned Retail	Franchise	International	Franchise*
Alabama	35	11	Aruba	1
Alaska	7	5	Australia	39
Arizona	53	6	Azerbaijan	1
Arkansas	22	4	Bahamas	3
California	230	125	Bahrain	3
Colorado	66	9	Bolivia	10
Connecticut	41	4	Brunei	2
Delaware	15	3	Cayman Islands	2
District of Columbia	6	1	Chile	137
Florida	222	96	Costa Rica	16
Georgia	92	45	Cyprus	3
Hawaii	21	0	Dominican Republic	19
Idaho	7	4	El Salvador	10
Illinois	103	45	Ghana	1
Indiana	57	22	Guam	1
Iowa	26	4	Guatemala	32
Kansas	26	6	Honduras	4
Kentucky	40	7	Hong Kong	57
Louisiana	40	11	India	39
Maine	8	0	Indonesia	40
Maryland	55	20	Israel	2
Massachusetts	60	5	Kuwait	5
Michigan	78	36	Lebanon	7
Minnesota	62	11	Malaysia	59
Mississippi	22	11	Mexico	382
Missouri	41	21	Mongolia	5
Montana	5	4	Nigeria	2
Nebraska	10	11	Oman	2
Nevada	20	10	Pakistan	6
New Hampshire	15	5	Panama	6
New Jersey	84	33	Peru	54
New Mexico	20	2	Philippines	35
New York	166	41	Qatar	5
North Carolina	99	24	Saudi Arabia	49
North Dakota	7	0	Singapore	60
Ohio	111	40	South Korea	151
Oklahoma	27	12	Spain	10
Oregon	25	5	Taiwan	34
Pennsylvania	153	31	Thailand	28
Puerto Rico	24	0	Trinidad	3
Rhode Island	14	1	Turkey	63
South Carolina	30	22	Turks & Caicos	1
South Dakota	5	0	UAE	7
Tennessee	42	25	Venezuela	37
Texas	199	83	Vietnam	2
Utah	27	4
Vermont	4	0
Virginia	85	20
Washington	55	12
West Virginia	20	3
Wisconsin	60	3
Wyoming	6	0
Canada	169	2

Total	2,917	905	Total	1,435

*
includes distribution centers where retail sales are made.

          In our Manufacturing/Wholesale segment, we lease facilities for manufacturing, packaging, warehousing and distribution operations. We manufacture a majority of our proprietary products at an approximately 300,000 square-foot facility in Greenville, South Carolina. We also lease an approximately 630,000 square-foot complex located in Anderson, South Carolina, for packaging, materials receipt, lab testing, warehousing and distribution. Both the Greenville and Anderson facilities are leased on a long-term basis pursuant to "fee-in-lieu-of-taxes" arrangements with the counties in which the facilities are located, but we retain the right to purchase each of the facilities at any time during the lease for $1.00, subject to a loss of tax benefits. We lease an approximately 217,000 square-foot distribution center in Leetsdale, Pennsylvania and a 112,000 square-foot distribution center in Phoenix, Arizona. We also lease space at a distribution center in Canada.

          We lease three small regional sales offices in Fort Lauderdale, Florida; Tustin, California; and Mississauga, Ontario. None of the regional sales offices is larger than 6,500 square feet. Our 253,000 square-foot corporate headquarters in Pittsburgh, Pennsylvania, is owned by Gustine Sixth Avenue Associates, Ltd., a Pennsylvania limited partnership, of which we are a limited partner entitled to share in 75% of the partnership's profits or losses. The partnership's ownership of the land and buildings, and the partnership's interest in the ground lease to us, are all encumbered by a mortgage in the original principal amount of $17.9 million, with an outstanding balance of $5.7 million as of December 31, 2010. This partnership is included in our consolidated financial statements.

Insurance and Risk Management

          We purchase insurance to cover standard risks in the nutritional supplements industry, including policies to cover general products liability, workers' compensation, auto liability and other casualty and property risks. Our insurance rates are dependent upon our safety record as well as trends in the insurance industry. We also maintain workers' compensation insurance and auto insurance policies that are retrospective in that the cost per year will vary depending on the frequency and severity of claims in the policy year. Prior to the Numico acquisition, we were covered by some of Numico's insurance policies. Following the completion of the Numico acquisition, we obtained our own insurance policies to replace those Numico policies, including policies for general product liability. We currently maintain product liability insurance and general liability insurance.

          We face an inherent risk of exposure to product liability claims in the event that, among other things, the use of products sold by GNC results in injury. With respect to product liability coverage, we carry insurance coverage typical of our industry and product lines. Our coverage involves self-insured retentions with primary and excess liability coverage above the retention amount. We have the ability to refer claims to most of our vendors and their insurers to pay the costs associated with any claims arising from such vendors' products. In most cases, our insurance covers such claims that are not adequately covered by a vendor's insurance and provides for excess secondary coverage above the limits provided by our product vendors.

          We self-insure certain property and casualty risks due to our analysis of the risk, the frequency and severity of a loss and the cost of insurance for the risk. We believe that the amount of self-insurance is not significant and will not have an adverse impact on our performance. In addition, we may from time to time self-insure liability with respect to specific ingredients in products that we may sell.

Legal Proceedings

          We are engaged in various legal actions, claims and proceedings arising in the normal course of business, including claims related to breach of contracts, products liabilities, intellectual property matters and employment-related matters resulting from our business activities. As with most actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined. We continue to assess the requirement to account for additional contingencies in accordance with the standard on contingencies. If we are required to make a payment in connection with an adverse outcome in these matters, it could have a material impact on our financial condition and operating results.

          As a manufacturer and retailer of nutritional supplements and other consumer products that are ingested by consumers or applied to their bodies, we have been and are currently subjected to various product liability claims. Although the effects of these claims to date have not been material to us, it is possible that current and future product liability claims could have a material adverse impact on our business or financial condition. We currently maintain product liability insurance with a deductible/retention of $3.0 million per claim with an aggregate cap on retained loss of $10.0 million. We typically seek and have obtained contractual indemnification from most parties that supply raw materials for our products or that manufacture or market products we sell. We also typically seek to be added, and have been added, as an additional insured under most of such parties' insurance policies. We are also entitled to indemnification by Numico for certain losses arising from claims related to products containing ephedra or Kava Kava sold prior to December 5, 2003. However, any such indemnification or insurance is limited by its terms and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. We may incur material products liability claims, which could increase our costs and adversely affect our reputation, revenues and operating income.

          Hydroxycut Claims.    On May 1, 2009, the FDA issued a warning on several Hydroxycut-branded products manufactured by Iovate. The FDA warning was based on 23 reports of liver injuries from consumers who claimed to have used the products between 2002 and 2009. As a result, Iovate voluntarily recalled 14 Hydroxycut-branded products. Following the recall, GNC was named, among other defendants, in approximately 60 lawsuits related to Hydroxycut-branded products in 13 states. Iovate previously accepted GNC's tender request for defense and indemnification under its purchasing agreement with GNC and, as such, Iovate has accepted GNC's request for defense and indemnification in the Hydroxycut matters. GNC's ability to obtain full recovery in respect of any claims against GNC in connection with products manufactured by Iovate under the indemnity is dependent on Iovate's insurance coverage, the creditworthiness of its insurer, and the absence of significant defenses by such insurer. To the extent GNC is not fully compensated by Iovate's insurer, it can seek recovery directly from Iovate. GNC's ability to fully recover such amounts may be limited by the creditworthiness of Iovate.

          As of December 31, 2010, there were 50 pending lawsuits related to Hydroxycut in which GNC had been named: 44 individual, largely personal injury claims and six putative class action cases, generally inclusive of claims of consumer fraud, misrepresentation, strict liability and breach of warranty. Of the 130 individual plaintiffs in these lawsuits, three have asserted specific damages claims; two claims range from $50,000 to $75,000 (excluding costs and interest), and one claim asserts $5 million of actual and compensatory damages and $10 million of treble and/or punitive damages.

          The following 44 personal injury matters were filed by individuals claiming injuries from use and consumption of Hydroxycut-branded products:

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  Christopher and Dana Hamilton v. Iovate Health Sciences USA, Inc., et al., U.S. District Court, Northern District of Ohio, 09CV1944 (filed August 18, 2009);

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  Hector Manuel Abarca and Diana Curiel v. Iovate Health Sciences USA, Inc., et al., U.S. District Court, Northern District of California, 09CV3861 (filed August 21, 2009);

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  Jessica Rogoff v. General Nutrition Centers, Inc., et al., Superior Court of the State of California, County of Los Angeles, BC422842 (filed September 29, 2009);

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  Lucretia Ballou v. Muscletech Research and Development, Inc., et al., U.S. District Court, Western District of Louisiana, 09CV1996 (filed December 3, 2009);

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  Clinton Davis v. GNC Corporation, et al., U.S. District Court, Eastern District of Pennsylvania, 09CV5055 (filed November 11, 2009);

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  Michael Fyalka v. Iovate Health Sciences, et al., U.S. District Court, Southern District of Illinois, 09CV944 (filed November 10, 2009);

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  Monica Fay Stepter v. Iovate Health Sciences, USA, Inc., et al., 17th Judicial District Court, Parish of LaFourche, Louisiana (filed November 25, 2009);

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  Andrew Nolley v. Muscletech Research and Development, et al., U.S. District Court, Northern District of Mississippi, 09CV140 (filed December 18, 2009);

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  Kerry Donald v. Iovate Health Sciences Group, et al., Supreme Court of the State of New York, Kings County (filed January 22, 2010);

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  Casey Slyter v. GNC Corporation, et al., U.S. District Court, District of Kansas, 10CV2065 (filed January 29, 2010);

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  Debra Rutherford, et al. v. Muscletech Research and Development, Inc., U.S. District Court, Northern District of Alabama, 10CV370 (filed February 19, 2010);

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  Amber Lutz, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2010 00357532 (filed March 26, 2010);

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  Shannon Justers, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2010 00357521 (filed March 26, 2010);

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  William Crowell, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2010 00357528 (filed March 26, 2010);

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  Scott Rosenthal, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of San Francisco, CGC 10-498138 (filed March 26, 2010);

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  Richard Limpert, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of San Francisco, CGC 10-498137 (filed March 26, 2010);

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  Savoen Roeun, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of San Francisco, CGC 10-497919 (filed March 19, 2010);

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  Phillip Sims v. GNC Corporation, et al., U.S. District Court, District of New Jersey, 10CV1728 (filed April 5, 2010);

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  Donna Natali v. GNC Corporation, et al., Superior Court of New Jersey, Atlantic County, ATL-L-001499-10 (filed April 5, 2010);

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  Matthew Carhart v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 10-0402210 (filed April 15, 2010);

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  Michael Brown v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 10-0402217 (filed April 15, 2010);

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  Alan D'Alessio, Jr. v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 10-0402214 (filed April 15, 2010);

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  Ralph Lewis v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 10-0601213 (filed June 14, 2010);

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  Brett Hallinan v. GNC Corporation, et al., Superior Court of New Jersey, Atlantic County, Case No. L00264610 (filed June 21, 2010);

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  Steve Snow v. General Nutrition Centers, Inc., et al., U.S. District Court, Western District of Kentucky, 10CV78 (filed April 29, 2010);

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  Anthony Polk, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2010 00366003 (filed April 23, 2010);

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  Jeff Kendall, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2010 00361004 (filed April 8, 2010);

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  Victor Rendon and Edwin Soto v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2010 00365988 (filed April 23, 2010);

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  Ziomara Taveras, et al. v. General Nutrition Centers, Inc., et al., Superior Court of California, County of Orange, 30-2010 00367623 (filed April 29, 2010);

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  Kristina Vidrine v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 10-040463 (filed April 29, 2010);

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  Nicole Addison, et al. v. GNC Corporation, et al., Superior Court of California, County of Orange, 30-2010-00395135-CU-PL-CXC (filed July 30, 2010);

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  Wilbert Rankin, et al. v. GNC Corporation, et al., U.S. District Court, Northern District of Alabama, 10CV2361 (filed August 31, 2010);

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  Steven Goldstein, et al. v. Iovate Health Sciences Group, et al., Superior Court of California, County of Los Angeles, BC445525 (filed September 16, 2010);

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  Andrea Saunders v. GNC Corporation, et al., Court of Common Pleas Philadelphia County, 10-0603308 (Amended Complaint filed on or after August 18, 2010);

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  Miguel Rivera v. Iovate Health Sciences Group, et al., Superior Court of California, County of Orange, 30-2010-00411926-CU-PL-CXC (filed September 27, 2010);

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  Velma J. Carter, et al. v. Muscletech Research and Development, Inc., et al., U.S. District Court, Northern District of Alabama, 10CV2655 (filed September 27, 2010);

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  Lloyd Eagan v. Iovate Health Science, Inc., et al., Superior Court of New Jersey, Middlesex County, Case No. L7295-10 (filed September 30, 2010);

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  Barbra Muza v. General Nutrition Centers, Inc., Court of Common Pleas Allegheny County, GD-10-21510 (filed November 18, 2010);

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  Carla M. Benson GNC Corporation, et al., Court of Common Pleas Philadelphia County, 10-1104602 (filed December 3, 2010);

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  Michael Moran, et al. v. Iovate Health Sciences Group, et al., Superior Court of California, County of Los Angeles, BC449590; (filed November 16, 2010);

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  Diego Carlos, et al. v. Iovate Health Sciences Group, et al., Superior Court of California, County of Los Angeles, BC452019; (filed December 29, 2010);

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  Jonathan Pugh, et al. v. Muscletech Research and Development, Inc., et al., U.S. District Court, Northern District of Alabama, 10CV3611 (filed December 29, 2010);

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  Maurice Harris v. Iovate Health Sciences, et al., U.S. District Court, Southern District of New York, 10CV9698 (filed December 30, 2010); and

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  Marek Kosciesza v. GNC Corporation, et al., Superior Court of New Jersey, Atlantic County, L-13-11mt (filed December 28, 2010).

          The following six putative class actions generally include claims of consumer fraud, misrepresentation, strict liability and breach of warranty:

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  Andrew Dremak, et al. v. Iovate Health Sciences Group, Inc., et al., U.S. District Court, Southern District of California, 09CV1088 (filed May 19, 2009);

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  Enjoli Pennier, et al. v. Iovate Health Sciences, et al., U.S. District Court, Eastern District of Louisiana, 09CV3533 (filed May 13, 2009);

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  Alejandro M. Jimenez, et al. v. Iovate Health Sciences, Inc., et al., U.S. District Court, Eastern District of California, 09CV1473 (filed May 28, 2009);

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  Amy Baker, et al. v. Iovate Health Sciences USA, Inc., et al., U.S. District Court, Northern District of Alabama, 09CV872 (filed May 4, 2009);

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  Kyle Davis and Sara Carreon, et al. v. Iovate Health Sciences USA, Inc., et al., U.S. District Court, Northern District of Alabama, 09CV896 (filed May 7, 2009); and

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  Lenny Charles Gunn, Tonya Rhoden, and Nicholas Atelevich, et al., v. Iovate Health Sciences Group, Inc., et al., U.S. District Court, Southern District of California, 09CV2337 (filed October 24, 2009).

By court order dated October 6, 2009, the United States Judicial Panel on Multidistrict Litigation consolidated pretrial proceedings of many of the pending actions (including the above-listed GNC class actions) in the Southern District of California (In re: Hydroxycut Marketing and Sales Practices Litigation, MDL No. 2087). Any liabilities that may arise from these matters are not probable or reasonably estimable at this time.

Government Regulation

Product Regulation

  Domestic

          The processing, formulation, safety, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the United States Department of Agriculture, and the Environmental Protection Agency, and by various agencies of the states and localities in which our products are sold.

          DSHEA established a new framework governing the composition, safety, labeling, manufacturing and marketing of dietary supplements. Generally, under DSHEA, dietary ingredients that were marketed in the United States prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. "New" dietary ingredients (i.e., dietary ingredients that were "not marketed in the United States before October 15, 1994") must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been "present in the food supply as an article used for food" without being "chemically altered". A new dietary ingredient notification must provide the FDA evidence of a "history of use or other evidence of safety" establishing that use of the dietary ingredient "will reasonably be expected to be safe". A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. The FDA may determine that a new dietary ingredient notification does not provide an adequate basis to conclude that a dietary ingredient is reasonably expected to be safe. Such a determination could prevent the marketing of such dietary ingredient. The FDA has announced that it plans to issue a guidance governing notification of new dietary ingredients. While it is not mandatory to comply with FDA guidance, it is a strong indication of the FDA's current views on the topic of the guidance, including its position on enforcement. Depending upon the recommendations made in the guidance, particularly those relating to animal or human testing, such guidance could make it more difficult for us to successfully provide notification of new dietary ingredients.

          The Dietary Supplement Safety Act (S 3002), introduced in February 2010, would repeal the provision of DSHEA that permits the sale of all dietary ingredients sold in dietary supplements marketed in the United States prior to October 15, 1994, and instead permit the sale of only those dietary ingredients included on a list of Accepted Dietary Ingredients to be issued and maintained by the FDA. The bill also would allow the FDA to: impose a fine of twice the gross profits earned by a distributor on sales of any dietary supplement found to violate the law; require a distributor to submit a yearly report on all non-serious Adverse Event Reports ("AERs") received during the year to the FDA; and allow the FDA to recall any dietary supplement it determines with "a reasonable probability" would cause serious adverse health consequences or is adulterated or misbranded. The bill also would require any dietary supplement distributor to register with the FDA and submit a list of the ingredients in and copies of the labels of its dietary supplements to the FDA and thereafter update such disclosures yearly and submit any new dietary supplement product labels to the FDA before marketing any dietary supplement product. If this bill is reintroduced and enacted, it could severely restrict the number of dietary supplements available for sale and increase our costs and potential penalties associated with selling dietary supplements.

          The FDA or other agencies could take actions against products or product ingredients that in its determination present an unreasonable health risk to consumers that would make it illegal for us to sell such products. In addition, the FDA could issue consumer warnings with respect to the products or ingredients in such products that are sold in our stores. For example, in May 2009, the FDA warned consumers to stop using Hydroxycut diet products, which are produced by Iovate and were sold in our stores. Iovate issued a voluntary recall, with which we fully complied. Sales of the recalled Hydroxycut products amounted to approximately $57.8 million, or 4.7% of our retail sales in 2008, and $18.8 million, or 4.2% of our retail sales in the first four months of 2009. Through December 31, 2010, we estimate that we had refunded approximately $3.5 million to our retail customers and approximately $1.6 million to our wholesale customers for Hydroxycut product returns.

          As is common in our industry, we rely on our third-party vendors to ensure that the products they manufacture and sell to us comply with all applicable regulatory and legislative requirements. In general, we seek representations and warranties, indemnification and/or insurance from our vendors. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products. In addition, the failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or remove such products from the market, which in certain cases could materially and adversely affect our business, financial condition and results of operations. For example, we sell products manufactured by third parties that contain derivatives from geranium, known as 1.3-dimethylpentylamine/dimethylamylamine/13-dimethylamylamine ("1.3d/d/13d"). Although we have received representations from our third-party vendors that these products comply with applicable regulatory and legislative requirements, recent media articles have suggested that 1.3d/d/13d may not comply with DSHEA. If it is determined that 1.3d/d/13d does not comply with applicable regulatory and legislative requirements, we could be required to recall or remove from the market all products containing 1.3d/d/13d, which could materially and adversely affect our business, financial condition and results of operations. In the past, we have attempted to offset any losses related to recalls and removals with reformulated or alternative products; however, there can be no assurance that we would be able to offset all or any portion of losses related to any future removal or recall.

          DSHEA permits "statements of nutritional support" to be included in labeling for dietary supplements without FDA pre-market approval. Such statements must be submitted to the FDA within 30 days of marketing. Such statements may describe how a particular dietary ingredient affects the structure, function, or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function, or well-being, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease. A company that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim or an unauthorized version of a "health claim", or, if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading, we would be prevented from using the claim.

          In addition, DSHEA provides that so-called "third-party literature", e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used "in connection with the sale of a dietary supplement to consumers" without the literature being subject to regulation as labeling. The literature: (1) must not be false or misleading; (2) may not "promote" a particular manufacturer or brand of dietary supplement; (3) must present a balanced view of the available scientific information on the subject matter; (4) if displayed in an establishment, must be physically separate from the dietary supplements; and (5) should not have appended to it any information by sticker or any other method. If the literature fails to satisfy each of these requirements, we may be prevented from disseminating such literature with our products, and any dissemination could subject our product to regulatory action as an illegal drug.

          In June 2007, pursuant to the authority granted to the FDA by DSHEA, the FDA published detailed GMP regulations that govern the manufacturing, packaging, labeling and holding operations of dietary supplement manufacturers. The GMP regulations, among other things, impose significant recordkeeping requirements on manufacturers. The GMP requirements are in effect for all manufacturers, and the FDA is conducting inspections of dietary supplement manufacturers pursuant to these requirements. There remains considerable uncertainty with respect to the FDA's interpretation of the regulations and their actual implementation in manufacturing facilities. In addition, the FDA's interpretation of the regulations will likely change over time as the agency becomes more familiar with the industry and the regulations. The failure of a manufacturing facility to comply with the GMP regulations renders products manufactured in such facility "adulterated," and subjects such products and the manufacturer to a variety of potential FDA enforcement actions. In addition, under the Food Safety Modernization Act ("FSMA"), which was signed on December 27, 2010, the manufacturing of dietary ingredients contained in dietary supplements will be subject to similar or even more burdensome manufacturing requirements, which will likely increase the costs of dietary ingredients and will subject suppliers of such ingredients to more rigorous inspections and enforcement.

          The FDA has broad authority to enforce the provisions of federal law applicable to dietary supplements, including powers to issue a public warning or notice of violation letter to a company, publicize information about illegal products, detain products intended for import, request a recall of illegal products from the market, and request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. courts. The FSMA expands the reach and regulatory powers of the FDA with respect to the production of food, including dietary supplements. The expanded reach and regulatory powers include the FDA's ability to order mandatory recalls, administratively detain domestic products and administratively revoke manufacturing facility registrations, effectively enjoining manufacturing of dietary ingredients and dietary supplements without judicial process. The FDA has yet to exercise such expanded reach and regulatory powers. The regulation of dietary supplements may increase or become more restrictive in the future.

          The FTC exercises jurisdiction over the advertising of dietary supplements and over-the-counter drugs. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. We continue to be subject to three consent orders issued by the FTC. In 1984, the FTC instituted an investigation of General Nutrition, Incorporated, one of our then existing subsidiaries, alleging deceptive acts and practices in connection with the advertising and marketing of certain of its products. General Nutrition, Incorporated accepted a proposed consent order, under which it agreed to refrain from, among other things, making certain claims with respect to certain of its products unless the claims are based on and substantiated by competent and reliable scientific evidence. We also entered into a consent order in 1970 with the FTC, which generally addressed "iron deficiency anemia" type products. As a result of routine monitoring by the FTC, disputes arose concerning our compliance with these orders and with regard to advertising for certain hair care products. While we believe that General Nutrition, Incorporated, at all times, operated in material compliance with the orders, it entered into a settlement in 1994 with the FTC to avoid protracted litigation. As a part of this settlement, General Nutrition, Incorporated entered into a consent decree and paid, without admitting liability, a civil penalty in the amount of $2.4 million and agreed to adhere to the terms of the 1970 and 1989 consent orders and to abide by the provisions of the settlement document concerning hair care products. We do not believe that future compliance with the outstanding consent decrees will materially affect our business operations.

          The FTC continues to monitor our advertising and, from time to time, requests substantiation with respect to such advertising to assess compliance with the various outstanding consent decrees and with the Federal Trade Commission Act. Our policy is to use advertising that complies with the consent decrees and applicable regulations. Nevertheless, there can be no assurance that inadvertent failures to comply with the consent decrees and applicable regulations will not occur.

          Some of the products sold by franchise stores are purchased by franchisees directly from other vendors and these products do not flow through our distribution centers. Although franchise contracts contain strict requirements for store operations, including compliance with federal, state, and local laws and regulations, we cannot exercise the same degree of control over franchisees as we do over our company-owned stores.

          As a result of our efforts to comply with applicable statutes and regulations, we have from time to time reformulated, eliminated, or relabeled certain of our products and revised certain provisions of our sales and marketing program.

  Foreign

          Our products sold in foreign countries are also subject to regulation under various national, local, and international laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising, and distribution of dietary supplements and over-the-counter drugs. Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products.

New Legislation or Regulation

          Legislation may be introduced which, if passed, would impose substantial new regulatory requirements on dietary supplements. For example, although not yet reintroduced in this session of Congress, bills have been repeatedly proposed in past sessions of Congress which would subject the dietary ingredient dehydroepiandrosterone ("DHEA") to the requirements of the Controlled Substances Act, which would prevent the sale of products containing DHEA. In March 2009, the General Accounting Office (the "GAO") issued a report that made four recommendations to enhance the FDA's oversight of dietary supplements. The GAO recommended that the Secretary of the Department of Health and Human Services direct the Commissioner of the FDA to: (1) request authority to require dietary supplement companies to identify themselves as a dietary supplement company and update this information annually, provide a list of all dietary supplement products they sell and a copy of the labels and update this information annually, and report all adverse events related to dietary supplements; (2) issue guidance to clarify when an ingredient is considered a new dietary ingredient, the evidence needed to document the safety of new dietary ingredients, and appropriate methods for establishing ingredient identity; (3) provide guidance to industry to clarify when products should be marketed as either dietary supplements or conventional foods formulated with added dietary ingredients; and (4) coordinate with stakeholder groups involved in consumer outreach to identify additional mechanisms for educating consumers about the safety, efficacy, and labeling of dietary supplements, implement these mechanisms, and assess their effectiveness. These recommendations could lead to increased regulation by the FDA or future legislation concerning dietary supplements

          We cannot determine what effect additional domestic or international governmental legislation, regulations, or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, impose additional record keeping, or require expanded documentation of the properties of certain products, expanded or different labeling, or scientific substantiation.

Franchise Regulation

          We must comply with regulations adopted by the FTC and with several state laws that regulate the offer and sale of franchises. The FTC's Trade Regulation Rule on Franchising and certain state laws require that we furnish prospective franchisees with a franchise offering circular containing information prescribed by the Trade Regulation Rule on Franchising and applicable state laws and regulations.

          We also must comply with a number of state laws that regulate some substantive aspects of the franchisor-franchisee relationship. These laws may limit a franchisor's business practices in a number of ways, including limiting the ability to:

  •
  terminate or not renew a franchise without good cause;

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  interfere with the right of free association among franchisees;

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  disapprove the transfer of a franchise;

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  discriminate among franchisees with regard to franchise terms and charges, royalties, and other fees; and

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  place new stores near existing franchises.

          To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations. Bills intended to regulate certain aspects of franchise relationships have been introduced into Congress on several occasions during the last decade, but none have been enacted. Revisions to the FTC rule have also been proposed by the FTC and currently are in the comment stage of the rulemaking process.

          Our international franchise agreements and franchise operations are regulated by various foreign laws, rules, and regulations. To date, these laws have not precluded us from seeking franchisees in any given area and have not had a material adverse effect on our operations.

Environmental Compliance

          In March 2008, the DHEC requested that we investigate contamination associated with historical activities at our South Carolina facility. These investigations have identified chlorinated solvent impacts in soils and groundwater that extend offsite from our facility. We are awaiting DHEC approval of the scope of additional investigations in order to understand the extent of these impacts and develop appropriate remedial measures for DHEC approval. At this state of the investigation, however, it is not possible to estimate the timing and extent of any remedial action that may be required, the ultimate cost of remediation, or the amount of our potential liability.

          In addition to the foregoing, we are subject to numerous federal, state, local, and foreign environmental and health and safety laws and regulations governing its operations, including the handling, transportation, and disposal of our non-hazardous and hazardous substances and wastes, as well as emissions and discharges from its operations into the environment, including discharges to air, surface water, and groundwater. Failure to comply with such laws and regulations could result in costs for remedial actions, penalties, or the imposition of other liabilities. New laws, changes in existing laws or the interpretation thereof, or the development of new facts or changes in their processes could also cause us to incur additional capital and operating expenditures to maintain compliance with environmental laws and regulations and environmental permits. We are also subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or for properties to which substances or wastes that were sent in connection with current or former operations at its facilities. The presence of contamination from such substances or wastes could also adversely affect our ability to sell or lease its properties, or to use them as collateral for financing. From time to time, we have incurred costs and obligations for correcting environmental and health and safety noncompliance matters and for remediation at or relating to certain of its properties or properties at which its waste has been disposed. However, compliance with the provisions of national, state, and local environmental laws and regulations has not had a material effect upon our capital expenditures, earnings, financial position, liquidity, or competitive position. We believe we are currently in compliance with our environmental obligations pursuant to environmental and health and safety laws and regulations in all material respects, and that any liabilities for noncompliance will not have a material adverse effect on our business or financial performance.

MANAGEMENT

Directors and Executive Officers

          The following table sets forth certain information regarding the individuals who will be our directors and executive officers upon consummation of this offering.

Name	Age	Position
Joseph Fortunato	58	Director and Chief Executive Officer
Beth J. Kaplan	52	Director, President and Chief Merchandising and Marketing Officer
Michael M. Nuzzo	40	Executive Vice President, Chief Financial Officer
David P. Berg	49	Executive Vice President, Chief Operating Officer
Jeffrey Hennion	44	Executive Vice President, Chief Branding Officer
Thomas Dowd	47	Executive Vice President of Store Operations and Development
Gerald J. Stubenhofer, Jr.	42	Senior Vice President, Chief Legal Officer and Secretary
Michael Locke	65	Senior Vice President of Manufacturing
Guru Ramanathan	47	Senior Vice President, Chief Innovation Officer
Norman Axelrod	58	Chairman of the Board of Directors
Jeffrey P. Berger	61	Director
Andrew Claerhout	39	Director
Michael Hines	55	Director
David B. Kaplan	43	Director
Brian Klos	29	Director
Johann O. Koss	42	Director
Romeo Leemrijse	40	Director
Richard J. Wallace	59	Director

          Joseph Fortunato became one of our directors in March 2007 upon consummation of the Merger. Additionally, Mr. Fortunato has served as our Chief Executive Officer or President and Chief Executive Officer since November 2005. Mr. Fortunato served as Senior Executive Vice President and Chief Operating Officer from June 2005 until November 2005. Beginning in November 2001 until June 2005, Mr. Fortunato served as Executive Vice President and Chief Operating Officer of General Nutrition Companies, Inc. From October 2000 until November 2001, he served as its Executive Vice President of Retail Operations and Store Development. Mr. Fortunato began his employment with General Nutrition Companies, Inc. in October 1990 and has held various positions, including Senior Vice President of Financial Operations from 1997 to 1998, and Director of Financial Operations from 1990 to 1997. From 1984 to 1988, Mr. Fortunato was President of Fortunato & Associates Financial Consulting Group. From 1975 to 1984, Mr. Fortunato was the Controller of Motor Coils Manufacturing Company, a manufacturer of traction motors for locomotives and oil drilling rigs. Mr. Fortunato's years of experience with us, his comprehensive knowledge of our business and perspective of our day-to-day operations led to the conclusion that he should serve as a director on our board.

          Beth J. Kaplan became one of our directors in February 2008. Additionally, Ms. Kaplan has served as our President and Chief Marketing and Merchandising Officer since January 2008. From March 2005 to December 2007, Ms. Kaplan served as Managing Member for Axcel Partners, LLC, a venture capital firm and was responsible for actively managing and advising companies operating primarily in retail and consumer goods. From June 2002 to March 2005, Ms. Kaplan was Executive Vice President of Bath & Body Works, a specialty retailer, with primary responsibility for developing new retail store formats. Previous to this, Ms. Kaplan worked at Rite Aid as Senior Executive Vice President, with responsibility for marketing and merchandising, and at Procter & Gamble Co.

Ms. Kaplan also serves on the board of directors of Blackboard Inc. Ms. Kaplan has both an undergraduate degree in Economics and an M.B.A. from The Wharton School of the University of Pennsylvania. Ms. Kaplan's extensive experience in the retail and health and wellness industries led to the conclusion that she should serve as a director on our board.

          Michael M. Nuzzo became our Executive Vice President and Chief Financial Officer in September 2008. Prior to joining GNC, Mr. Nuzzo was Senior Vice President — Finance at Abercrombie & Fitch, a specialty retailer of casual clothing for men, women and children. From 1999 to 2008, Mr. Nuzzo served in various senior level finance and retail operations and strategic planning roles with Abercrombie & Fitch. Mr. Nuzzo served as: Vice President — Finance from January 2006 to May 2008, served as a liaison to the audit committee and was responsible for overseeing corporate finance, financial planning and analysis and treasury, budgeting and accounting operations; and Senior Vice President — Finance from June 2008 to September 2008 and was responsible for overseeing corporate finance, financial planning and analysis, treasury, budgeting and accounting operations and investor relations. Prior to his work in the retail sector, Mr. Nuzzo was a senior consultant with William M. Mercer and Medimetrix Group. Mr. Nuzzo earned his undergraduate degree in Economics at Kenyon College in 1992 and also received his MBA in Finance and Accounting from the University of Chicago in 1998.

          David P. Berg became our Executive Vice President and Chief Operating Officer in June 2010, having served as Executive Vice President, Global Business Development and Chief Operating Officer for GNC's international operations since joining GNC in August 2009. From 2002 to March 2009, Mr. Berg served in various capacities for Best Buy, Inc., a multinational retailer of consumer electronics, home office products, entertainment software, appliances and related services. Mr. Berg served as: Executive Vice President and Chief Operating Officer, Best Buy International from July 2008 to March 2009 and was responsible for the company's international operations; Executive Vice President, International Strategy and Corporate Development from March 2008 to July 2008 and Senior Vice President, International Strategy and Corporate Development from March 2007 to March 2008 and was responsible for the company's international growth strategies and corporate M&A activity; Chief Operating Officer, Best Buy International from July 2006 to March 2007 and was responsible for the company's international operations; Senior Vice President, Strategic Alliances from September 2004 to July 2006 and was responsible for relationships with key strategic partners of the company; and Vice President and Associate General Counsel from December 2002 to September 2004. From 2001 to 2002, he was the President and Chief Operating Officer, International Division of Danka Business Systems (a United Kingdom-based office equipment and solutions company). In the early part of this decade, Mr. Berg served as Senior Vice President and board member for Comdial Corporation, a telecommunications manufacturer, franchisor and distributor. He also served as President and Chief Operating Officer for iPool.com. From 1994 to 1997, Mr. Berg was Senior Vice President for Nordic Track, Inc. Mr. Berg started his career with Bell South Corporation where for eight years he was their Corporate Attorney. Mr. Berg graduated from Emory University in 1983 with a degree in Economics and received his JD, with Honors, from the University of Florida College of Law in 1986.

          Jeffrey R. Hennion became our Executive Vice President and Chief Branding Officer in January 2011. Prior to joining GNC, Mr. Hennion spent 10 years at Dick's Sporting Goods, a sporting goods retailer. From January 2005 to September 2010, Mr. Hennion served as Executive Vice President and Chief Marketing Officer at Dick's Sporting Goods and was responsible for the company's marketing activities and, from 2008 to 2010, its marketing and e-commerce activities. From 2004 to 2005, Mr. Hennion held the position of Senior Vice President — Strategic Planning at Dick's Sporting Goods, responsible for the company's growth and M&A strategies. From 2002 to 2004, Mr. Hennion was Vice President — Finance at Dick's Sporting Goods, during the time of the company's initial public offering and, and from 2000 to 2002, he was Vice President and Treasurer.

Prior to his tenure at Dick's Sporting Goods, Mr. Hennion spent 11 years at Alcoa Inc., a global metals and manufacturing company, in Pittsburgh, Pennsylvania and in Lausanne, Switzerland, serving a variety of finance roles, including Assistant Treasurer and Director — Investor Relations. Mr. Hennion currently serves on the Board of Advisors of Branding Brand, LLC, a privately held mobile and social commerce company. Mr. Hennion has a BA in Economics from Northwestern University and an MBA in Finance, graduating with highest honors, from Duquesne University.

          Gerald J. Stubenhofer, Jr. became our Senior Vice President, Chief Legal Officer and Secretary in September 2007. From January 2005 to September 2007, Mr. Stubenhofer was a Partner at McGuireWoods, LLP, a large international law firm, and represented various companies in complex commercial litigation matters. While at McGuireWoods, LLP, Mr. Stubenhofer served as Co-Chair of the firm's Franchise and Distribution practice group. Prior to January 2005, Mr. Stubenhofer was an Associate at McGuireWoods, LLP. From June 1997 to November 1999, Mr. Stubenhofer served as our Assistant General Counsel.

          Thomas Dowd became our Executive Vice President of Store Operations and Development in May 2007 (retroactive to April 2007), having served as Senior Vice President and General Manager of Retail Operations of General Nutrition Corporation since December 2005 and as Senior Vice President of Stores since March 2003. From March 2001 until March 2003, Mr. Dowd was President of Healthlabs, LLC, an unaffiliated contract supplement manufacturing and product consulting company. Mr. Dowd was Senior Vice President of Retail Sales from May 2000 until March 2001, and Division Three Vice President of General Nutrition Corporation from December 1998 to May 2000.

          Michael Locke became our Senior Vice President of Manufacturing in June 2003. From January 2000 until June 2003, Mr. Locke served as the head of North American Manufacturing Operations for Numico, the former parent company of General Nutrition Companies, Inc. From 1994 until 1999, he served as Senior Vice President of Manufacturing of Nutra Manufacturing, Inc. (f/k/a General Nutrition Products, Inc. and former subsidiary General Nutrition Companies, Inc.), and from 1991 until 1993, he served as Vice President of Distribution. From 1986 until 1991, Mr. Locke served as Director of Distribution of General Nutrition Distribution Company, our indirect subsidiary.

          Guru Ramanathan Ph.D., became our Chief Innovation Officer in December 2009 having previously served as Senior Vice President of Product and Package Innovation since February 2008 and Senior Vice President of Scientific Affairs since April 2007. He served as Vice President of Scientific Affairs from December 2003 to April 2007. Dr. Ramanathan began his employment as Medical Director of General Nutrition Corporation in April 1998. Between August 2000 and December 2003, he also provided scientific and clinical trials oversight for the North American subsidiaries of Royal Numico, the former parent company of General Nutrition Corporation. Prior to joining General Nutrition Corporation, Dr. Ramanathan worked as Medical Director and Secretary for the Efamol subsidiary of Scotia Pharmaceuticals in Boston. Between 1984 and 1998, in his capacity as a pediatric dentist and dental surgeon, Dr. Ramanathan held various industry consulting and management roles, as well as clinical, research and teaching appointments in Madras, India, and Tufts University and New England Medical Center in Boston, Massachusetts.

          Norman Axelrod became Chairman of our board of directors in March 2007 upon consummation of the Merger. Mr. Axelrod was Chief Executive Officer and Chairman of the board of directors of Linens 'n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, until its acquisition in February 2006. Mr. Axelrod joined Linens 'n Things as Chief Executive Officer in 1988 and was elected to the additional position of Chairman of the Board in 1997. From 1976 to 1988, Mr. Axelrod held various management positions at Bloomingdale's, ending with Senior Vice President, General Merchandise Manager. Mr. Axelrod is the Chairman of the Boards of Directors of National Bedding Company LLC and Simmons Company and also serves on the Boards of Directors of Maidenform Brands, Inc., FDO Holdings, Inc., the indirect parent of

Floor and Decor Outlets of America, Inc., and Jaclyn, Inc. Since 2007, Mr. Axelrod, through his consulting entity, NAX 18, LLC, has provided consulting services to certain entities related to Ares Management LLC ("Ares Management"), an alternative asset management investment firm. Mr. Axelrod earned a BS in Management and Marketing from Lehigh University and an MBA from New York University. Mr. Axelrod's experience on the board of directors of a variety of companies, in addition to his tenure as Chief Executive Officer of Linens 'n Things, Inc., demonstrate his leadership capability and extensive knowledge of complex operational and management issues, and led to the conclusion that he should serve as a director on our board.

          Jeffrey P. Berger will become one of our directors on or prior to the date the registration statement is declared effective. Since 2008, Mr. Berger has served as a consultant to H.J. Heinz Company ("Heinz"), a manufacturer and marketer of processed food products. From 2007 to 2008, Mr. Berger was the Chairman of Global Foodservice of Heinz. From 2005 to 2007, Mr. Berger was the Executive Vice President, President and Chief Executive Officer of Heinz Foodservice. From 1994 to 2005, Mr. Berger was President and Chief Executive Officer of Heinz North America Foodservice. Mr. Berger currently serves as an independent director on the board of directors of Big Lots, Inc., a discount retailer, and is a member of its nominating and corporate governance committee. Mr. Berger's years of experience as an executive officer at Heinz in addition to his experience on the board of directors of other public companies led to the conclusion that he should serve as a director on our board.

          Andrew Claerhout became one of our directors in July 2009. Mr. Claerhout is currently a Vice President of Teachers' Private Capital ("TPC"), the private equity arm of OTPP. Mr. Claerhout joined TPC in 2005 from EdgeStone Capital Partners. Previously, Mr. Claerhout worked at Pacific Equity Partners in Australia and Bain & Company in Canada and in Hong Kong. Mr. Claerhout has been involved in a number of private equity transactions across various industries while at TPC. Mr. Claerhout currently sits on the board of AOT Bedding (Serta), Easton-Bell Sports, Exal, Munchkin and Simmons Bedding Company. Mr. Claerhout received an HBA degree from the Richard Ivey School of Business at the University of Western Ontario and has completed the Stanford Executive Program at the Graduate School of Business, Stanford University. Mr. Claerhout's years of experience in mergers and acquisitions, corporate finance, and the retail and consumer products industries led to the conclusion that he should serve as a director on our board.

          Michael F. Hines became one of our directors in November 2009. Mr. Hines was Executive Vice President and Chief Financial Officer of Dick's Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., most recently as Vice President, Finance. Earlier, he spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche, LLP in Boston. Since 2007, Mr. Hines has served on the Board of TJX Companies. Previously he served on the Board of Yankee Candle, Inc. from 2003 to 2007, when the company went private. Mr. Hines's experience as a financial executive and certified public accountant, coupled with his extensive knowledge of financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of a large retailer, led to the conclusion that he should serve as a director on our board.

          David B. Kaplan became one of our directors in February 2007 in connection with the Merger. Mr. Kaplan is a founding member and Senior Partner of Ares Management where he serves on the Executive Committee and co-heads the Ares Private Equity Group. Mr. Kaplan joined Ares Management from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp.

Mr. Kaplan currently serves as Chairman of the Board of Directors of FDO Holdings, Inc., the indirect parent of Floor and Decor Outlets of America, Inc., and as a member of the Boards of Directors of Stream Global Services, Inc. and Orchard Supply Hardware Corporation. Mr. Kaplan's previous public company Board of Directors experience includes Maidenform Brands, where he served as the company's Chairman, Dominick's Supermarkets, Inc. and Allied Waste Industries Inc. Mr. Kaplan also serves on the Board of Governors of Cedars-Sinai Medical Center, is a Trustee of the Center for Early Education, is a Trustee of Marlborough School and serves on the Los Angeles Advisory Council to the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a B.B.A. concentrating in Finance. Mr. Kaplan has over 20 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries, including in the retail and consumer products industries, which led to the conclusion that he should serve as a director on our board.

          Brian Klos became one of our directors in June 2010. Mr. Klos is a Principal in the Private Equity Group of Ares Management. Mr. Klos joined Ares Management in 2006 from J.P. Morgan, a global financial services firm, where he was a member of the General Industries West group participating in the execution of mergers, acquisitions and debt financings spanning various industries. From 2003 to 2005, Mr. Klos was a member of the Mergers and Acquisitions group at J.P. Morgan. Mr. Klos earned a BS, graduating magna cum laude, from Boston College, Carroll School of Management majoring in Finance and Accounting. Mr. Klos's years of experience managing and evaluating investments in companies operating in various industries, including in the retail and consumer products industries, and his in-depth understanding of our business, led to the conclusion that he should serve as a director on our board.

          Johann O. Koss will become a member of our board of directors on or prior to the date the registration statement is declared effective. Since 2000, Mr. Koss has been the President and Chief Executive Officer of the Right To Play, an international humanitarian organization which he founded. Mr. Koss also currently serves on the board of directors of Gates Corporation, a subsidiary of Tomkins plc., a global engineering and manufacturing group. From December 2009 to April 2010, Mr. Koss served as the assistant head coach of the Norwegian Olympic Speedskating Team. Mr. Koss is a former four-time Olympic gold medalist and former world record holder in multiple speedskating distances. Following his retirement from the sport in 1994, Mr. Koss remained active in the Olympic movement, serving as an executive board member of the World Anti-Doping Agency and as a member of the International Olympic Committee. Mr. Koss earned a Bachelor of Medicine from the University of Queensland and an Executive MBA from the Joseph L. Rotman School of Management, University of Toronto. Mr. Koss's experience as an Olympic athlete and an ambassador to athletics coupled with his years of executive management experience led to the conclusion that he should serve on our board of directors.

          Romeo Leemrijse became one of our directors in May 2009. Mr. Leemrijse is currently a Director of TPC. Prior to joining TPC in 2006, Mr. Leemrijse was a Principal at EdgeStone Capital Partners, a Canadian private equity firm. Mr. Leemrijse was involved in a number of private equity investments across a variety of industries. Prior to joining EdgeStone Capital Partners in 2001, Mr. Leemrijse was a Senior Analyst with Dominion Bond Rating Service and spent six years at CIBC World Markets in their investment banking division where he worked on a number of advisory and equity and debt financings. Mr. Leemrijse currently sits on the board of directors of National Bedding (Serta) and Simmons Bedding Company. Mr. Leemrijse received a Bachelor of Commerce degree from the Richard Haskayne School of Business at the University of Calgary and is a CFA charterholder. Mr. Leemrijse's extensive experience in mergers and acquisitions, corporate finance, and the retail and consumer products industries led to the conclusion that he should serve as a director on our board.

          Richard J. Wallace became one of our directors in July 2010. Mr. Wallace served as a Senior Vice President for Research and Development at GlaxoSmithKline ("GSK"), a global pharmaceutical company, from 2004 to his retirement in 2008. Prior to that, he served in various executive capacities for GSK and its predecessor companies and their subsidiaries from 1992 to 2004. Mr. Wallace's experience prior to joining GSK included eight years with Bristol-Myers Squibb Company and seven years at Johnson & Johnson (in assignments spanning marketing, sales, manufacturing and general management). Mr. Wallace is also a director of Clinical Data, Inc. and ImmunoGen, Inc. Mr. Wallace's years of experience at several large pharmaceutical and consumer products companies and his significant corporate governance experience through his service on the boards of other companies led to the conclusion that he should serve as a director on our board.

          In addition to the information presented above regarding each director's specific experiences, qualifications, attributes and skills, we believe that all of our directors have a reputation for integrity and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our board. Finally, we value our directors' experience on other company boards and board committees.

          Our board of directors elects our executive officers, and each officer holds his or her office until such officer's successor is elected and qualified, or until such officer's earlier death, resignation or removal.

Board of Directors

          Each director serves for annual terms or until his or her successor is elected and qualified. Through a voting agreement within the Amended and Restated Stockholders Agreement, each of our Sponsors has the right to designate four members of our board of directors (or, at the sole option of each, five members of the board of directors, one of which shall be independent) for so long as they or their respective affiliates and co-investors each own at least 10% of our outstanding common stock. The voting agreement also provides for election of our then-current chief executive officer to our board of directors. The maximum size of our board of directors is eleven members, the exact number of which will be set from time to time by our board of directors.

          Under the New Stockholders Agreement to be entered into among the Sponsors and us, effective upon completion of this offering, the Sponsors will have the right to nominate to our board of directors, subject to their election by our stockholders, for so long as the Sponsors collectively own more than 50% of the then outstanding shares of our common stock, the greater of up to nine directors and the number of directors comprising a majority of our board and, subject to certain exceptions, for so long as the Sponsors collectively own 50% or less of the then outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors. Under the New Stockholders Agreement, each Sponsor will also agree to vote in favor of the other Sponsor's nominees.

          Upon the completion of this offering, we will be deemed a "controlled company" under the NYSE rules, and we will qualify for, and intend to rely on, the "controlled company" exemption to the board of directors and committee composition requirements under the NYSE rules. Pursuant to this exception, we will be exempt from the requirements that (1) our board of directors be comprised of a majority of independent directors, (2) we have a nominating and corporate governance committee composed entirely of independent directors, (3) our compensation committee be comprised solely of independent directors, and (4) we conduct an annual performance evaluation of the nominating and corporate governance committee and the compensation committee. The "controlled company" exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the NYSE rules, which require that our audit committee be composed of three independent directors within one year from the date of this prospectus.

          If at any time we cease to be a "controlled company" under the NYSE rules, the board of directors will take all action necessary to comply with such rules, including appointing a majority of independent directors to the board and establishing certain committees composed entirely of independent directors.

          On or prior to the date our registration statement is declared effective, Messrs. Berger and Koss will be elected as directors, and our board of directors will be composed of eleven directors. Pursuant to our amended and restated certificate of incorporation, our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms, subject to the Sponsors' board designation rights, at the annual meeting of stockholders in the year in which their term expires. The classes will be composed as follows:

  •
  Andrew Claerhout, Beth J. Kaplan, David B. Kaplan and Richard J. Wallace will be Class I directors, whose terms will expire at the 2012 annual meeting of stockholders;

  •
  Brian Klos, Johann O. Koss and Romeo Leemrijse will be Class II directors, whose terms will expire at the 2013 annual meeting of stockholders; and

  •
  Norman Axelrod, Jeffrey P. Berger, Joseph Fortunato and Michael Hines will be Class III directors, whose terms will expire at the 2014 annual meeting of stockholders.

          Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Committees of the Board of Directors

  Audit Committee

          Upon consummation of this offering, the audit committee of our board of directors (the "Audit Committee") will consist of Norman Axelrod, Jeffrey P. Berger and Michael Hines, who will act as its chair. The board of directors has determined that each of Messrs. Axelrod, Berger and Hines qualifies as an Audit Committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K and has the attributes set forth in such section, is independent as independence is defined under the applicable section of the NYSE rules, and is financially literate, as required by the NYSE.

          The principal duties and responsibilities of our Audit Committee are as follows:

  •
  to monitor our financial reporting process and internal control system;

  •
  to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work;

  •
  to oversee the performance of our internal audit function; and

  •
  to oversee our compliance with legal, ethical and regulatory matters.

          The Audit Committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

  Compensation Committee

          Upon consummation of this offering, the compensation committee of our board of directors (the "Compensation Committee") will consist of Norman Axelrod, David B. Kaplan and Romeo Leemrijse and Andrew Claerhout, who will act as its chair.

          The principal duties and responsibilities of our Compensation Committee are as follows:

  •
  to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

  •
  to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

  •
  to provide oversight concerning the compensation of our chief executive officer, succession planning, performance of the chief executive officer and related matters.

  Nominating & Corporate Governance Committee

          Upon consummation of this offering, the nominating and corporate governance committee of our board of directors will consist of Jeffrey P. Berger, Andrew Claerhout and David B. Kaplan, who will act as its chair.

  •
  The principal duties and responsibilities of the nominating and corporate governance committee will be as follows:

  •
  to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors; and

  •
  to make recommendations to our board of directors regarding board governance matters and practices.

Board Structure

          Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the board of directors' view that rather than having a rigid policy, the board of directors, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate.

          Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board with Mr. Fortunato serving as our Chief Executive Officer and Mr. Axelrod as Chairman of the Board. We believe this is appropriate as it provides Mr. Fortunato with the ability to focus on our day-to-day operations while Mr. Axelrod focuses on oversight of our board of directors.

Risk Oversight

          Our board of directors plays an active role in overseeing management of our risks. Our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Effective upon the consummation of this offering, our compensation committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Effective upon consummation of this offering, our audit committee will oversee management of financial risks. Effective upon the listing of our Class A common stock on the NYSE, our nominating and corporate governance committee will be responsible for managing risks associated with the independence of the board of directors. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors plans to keep itself regularly informed regarding such risks through committee reports and otherwise.

Policy Regarding Restatements

          We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, our board of directors or compensation committee would evaluate whether compensation adjustments are appropriate based on the facts and circumstances surrounding the restatement.

Code of Ethics

          Prior to the consummation of this offering, we will adopt a Code of Ethics applicable to our Chief Executive Officer and senior financial officers. In addition, prior to the consummation of this offering we will adopt a Code of Business Conduct and Ethics for all officers, directors and employees. Our Code of Ethics and Code of Business Conduct and Ethics will be posted on our website at GNC.com on the Corporate Governance page of the Investor Relations section of the website. The information contained on our website is not part of this prospectus.

          Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, our Board reviews potential transactions with those parties we have identified as related parties prior to the consummation of the transaction, and we adhere to the general policy that such transactions should only be entered into if they are approved by our Board, in accordance with applicable law, and on terms that, on the whole, are no more or less favorable than those available from unaffiliated third parties.

EXECUTIVE COMPENSATION

          This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers. These individuals are referred to collectively as the "Named Executive Officers".

          Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of the other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for certain of our executive officers other than the Chief Executive Officer.

          For 2010, our Named Executive Officers were:

Name	Title
Joseph Fortunato	Chief Executive Officer
Michael M. Nuzzo	Executive Vice President, Chief Financial Officer
Beth J. Kaplan	President and Chief Merchandising and Marketing Officer
David P. Berg	Executive Vice President, Chief Operating Officer
Thomas Dowd	Executive Vice President of Store Operations and Development

Compensation Discussion and Analysis

Overview

          Our compensation structure and policies for our executive officers are subject to review and approval by the Compensation Committee. This Compensation Discussion and Analysis reflects our compensation structure and policies currently in effect.

          Generally, the Compensation Committee is empowered to review and approve on an annual basis:

  •
  the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

  •
  the evaluation process and compensation structure for our other executive officers; and

  •
  the compensation structure and annual compensation for our board of directors.

In addition, the Compensation Committee has the authority to review our incentive compensation plans, recommend changes to such plans to our board of directors as needed and exercise all the authority of our board of directors with respect to the administration of such plans.

Compensation Philosophy and Objectives

          The primary objective of our compensation program is to attract and retain qualified employees who are enthusiastic about our mission and culture. A further objective of our compensation program is to provide incentives and to reward each employee for his or her contribution to us. In addition, we strive to promote an ownership mentality among our key leaders and directors. Finally, we intend for our compensation structure to be perceived as fair to our employees, stockholders and holders of our debt. The foregoing objectives are applicable to the compensation of our Named Executive Officers.

          Our compensation program is designed to reward the Named Executive Officers for their individual contributions, incentivize them for future performance and recognize our positive growth and financial performance. The Compensation Committee considers numerous factors when setting executive compensation, including the Named Executive Officers' experience in conjunction with the level and complexity of their respective positions. Our management, principally our Chief Executive Officer, provides recommendations to the Compensation Committee regarding the compensation program and structure generally and all aspects of executive compensation; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. Our Chief Executive Officer does not provide recommendations with respect to his own compensation. We do not generally engage any consultants related to executive or director compensation matters; however, in December 2008 our Compensation Committee reviewed a comparative analysis of our top nine executives' total compensation packages prepared by the Hay Consulting Group to determine whether the compensation packages of our top nine executives were at market levels. Although our Compensation Committee reviewed this report, which generally indicated that our top nine executives receive market compensation, the Compensation Committee did not rely on this report or use it for benchmarking purposes in determining the current or future compensation of our Named Executive Officers. Our Compensation Committee does, however, regularly refer to surveys and other compensation data relating to executive compensation, as described more fully below.

Elements of Our Executive Compensation

          Annual compensation for our Named Executive Officers is provided under employment agreements. We have employment agreements with all of our Named Executive Officers.

          Generally, annual compensation for our Named Executive Officers consists of the following components:

  1.
  Base salary.    The Compensation Committee uses base salary to attract and retain a strong motivated leadership team at levels that are commensurate with other specialty retailers of comparable size to us.

  2.
  Annual incentive compensation.    Annual incentive compensation is used to reward our Named Executive Officers for our growth and financial performance based on achievement of criteria approved by the Compensation Committee. Our Compensation Committee receives input from our Human Resources Department and Chief Executive Officer about our Named Executive Officers' performance and business goals and objectives, and considers prevailing market practices based on, among other things, survey comparisons from Mercer Human Resource Consulting LLC, Western Management Group and Watson Wyatt Worldwide, to determine the compensation and criteria for particular positions and seniority levels. However, such surveys are not used to benchmark compensation. As additional cash compensation that is contingent on our annual financial performance, annual incentive compensation augments the base salary component while being tied directly to financial performance. Annual incentive compensation is documented in an annual plan, which is adopted by the Compensation Committee prior to or during the beginning of the applicable year.

  3.
  Stock options.    Stock options, which are discussed in more detail under "— Stock Awards", are granted to recognize and incentivize performance. Stock options provide a non-cash compensation component to drive performance, but with a long-term horizon, since value to the Named Executive Officer is dependent on continued employment and appreciation in our overall value.

  4.
  Benefits and perquisites.    Our Named Executive Officers participate in employee benefits programs generally available to all employees, as well as any benefits programs generally made available to our executive officers. In addition, the Named Executive Officers receive certain perquisites, which are primarily based on level of position. Such perquisites may include insurance and parking, or additional cash compensation to meet specific goals, such as car allowance and professional assistance. We believe such perquisites are a necessary component for a competitive compensation package. In addition, we maintain a non-qualified deferred compensation plan in which certain of our Named Executive Officers are eligible to participate.

  5.
  Severance compensation.    In accordance with their respective employment agreements, our Named Executive Officers are entitled to severance compensation, including:

  •
  a payment based on the Named Executive Officer's base salary upon termination because of death or disability, termination by us without cause, or termination by the Named Executive Officer for good reason;

  •
  a prorated payment of annual incentive compensation for the year in which employment is terminated if a bonus would have been payable had the Named Executive Officer been employed at the end of the year; and

  •
  reimbursement of the cost of continuation coverage under COBRA to the extent it exceeds the amount the Named Executive Officer was paying for health insurance premiums while employed for a period following the termination of such Named Executive Officer's employment.

  6.
  Discretionary bonuses.    The Compensation Committee has previously awarded, and may in the future award, discretionary bonuses based on the achievement of objectives that may be in addition to the stated responsibilities of our Named Executive Officers or to recognize and reward particular accomplishments or contributions. The amount paid is generally commensurate with the achievement or contribution being recognized.

          See "— Employment Agreements with our Named Executive Officers" and "— Potential Termination or Change-in-Control Payments" for a discussion of the severance payments and benefits our Named Executive Officers may be entitled to receive upon a termination of employment.

          We believe that a competitive executive compensation program is needed in order both to attract and retain qualified executive officers.

Stock Awards

          All of our employees, and the employees of our direct and indirect subsidiaries and other affiliates, including our Named Executive Officers, are eligible for awards of stock options, restricted stock and/or other stock-based awards under the 2007 Stock Plan, which are intended to recognize and incentivize performance. We believe that through a broad-based plan the economic interests of our employees, including our Named Executive Officers, are more closely aligned to the interests of our stockholders.

          Under the terms of the 2007 Stock Plan, our Compensation Committee is responsible for administering the 2007 Stock Plan and making any award determinations. The Compensation Committee does not delegate any function of the stock option grants. The Compensation Committee intends for stock option grants generally to be considered on an annual basis, except for new hires, promotions, and special performance recognition. Awards are generally granted only after the release of material information, such as quarterly or annual earnings, or at other times if the circumstances of the grant are evidenced and no action is taken with respect to the date of the grant that would constitute, or create the appearance of, a manipulation of the award exercise price.

          The Compensation Committee sets the exercise price per share for stock option grants at an amount greater than or equal to the fair market value per share of our Class A common stock on the applicable grant date. However, our Class A common stock has not been publicly traded. Our Compensation Committee has used a valuation methodology in which the fair market value of the Class A common stock is based on our business enterprise value and, in situations deemed appropriate by the Compensation Committee, discounted to reflect the lack of marketability associated with the Class A common stock.

          The maximum number of shares of stock that may be granted under the 2007 Stock Plan was established in February 2008 and is 10,419,178 shares. All options granted expire 10 years after the date of grant. Upon the occurrence of a change in control (defined as any sale, lease, exchange or other transfer of all or substantially all of our assets, certain consolidations, mergers and plans of share exchange involving us and certain liquidations or dissolutions of us), all outstanding stock awards may, in the discretion of the Compensation Committee, become fully vested and exercisable, be cashed out and cancelled in exchange for an amount equal to the transaction consideration less any applicable exercise price, or be exchanged for equivalent awards based on the surviving corporation's shares. This offering will not constitute a change in control for purposes of the 2007 Stock Plan.

          If an option holder ceases to be employed by us for any reason, his or her non-vested stock options and other non-vested awards under the 2007 Stock Plan will terminate immediately. If an option holder dies while employed by us or any of our subsidiaries or is terminated due to disability without having fully exercised vested stock options, the option holder, or in the case of the option holder's death, the executors or administrators, or legatees or heirs, of the option holder's estate, shall have the right to exercise the stock options to the extent that such option holder was entitled to exercise the stock options on the date of his or her death for one year after the date of the option holder's termination. Upon an option holder's termination of employment by us without cause or by the option holder voluntarily, the option holder will have the right to exercise the stock options to the extent that such option holder was entitled to exercise the stock options on the date of his or her termination for 90 days and 60 days, respectively, after such date.

GNC Acquisition Holdings Inc. 2011 Stock and Incentive Plan

          Prior to completion of this offering, we intend to adopt, subject to stockholder approval, the GNC Acquisition Holdings Inc. 2011 Stock and Incentive Plan (the "2011 Stock Plan"). The 2011 Stock Plan will be effective upon completion of this offering and will enable us to offer certain key employees, consultants and non-employee directors a broader range of long-term incentive awards. The purpose of the 2011 Stock Plan is to enhance our profitability and value for the benefit of stockholders by enabling us to offer equity-based incentives in order to attract, retain and reward such individuals, while strengthening the mutuality of interests between those individuals and our stockholders.

          Our Compensation Committee will administer the 2011 Stock Plan and select the individuals who are eligible to participate in the 2011 Stock Plan. The 2011 Stock Plan permits us to grant stock options (non-qualified and incentive stock options), stock appreciation rights, restricted stock, performance shares and other stock-based awards (including, without limitation, restricted stock units and deferred stock units), which in each case may be subject to the attainment of performance goals, to the extent determined by the Compensation Committee, and grants of performance-based incentive awards payable in cash, to certain key employees, consultants and non-employee directors, as determined by the Compensation Committee.

          Up to 8,500,000 shares of our Class A common stock may be issued under the 2011 Stock Plan (subject to adjustment to reflect certain transactions and events specified in the 2011 Stock Plan for any award grant). If any award granted under the 2011 Stock Plan expires, terminates or is cancelled without having been exercised in full, the number of shares underlying such unexercised award will again become available for awards under the 2011 Stock Plan. The total number of shares of Class A common stock available for awards under the 2011 Stock Plan will be reduced by (i) the total number of stock options or stock appreciation rights exercised, regardless of whether any of the shares of Class A common stock underlying such awards are not actually issued to the participant as the result of a net settlement, (ii) any shares of Class A common stock used to pay any exercise price or tax withholding obligation and (iii) any shares of Class A common stock repurchased by us on the open market with the proceeds of a stock option exercise price. In addition, the number of shares of Class A common stock that are subject to restricted stock, performance shares or other stock-based awards that are not subject to the appreciation of the value of a share of Class A common stock ("Full Share Awards") that may be granted under the 2011 Stock Plan is limited by counting shares granted pursuant to such awards against the aggregate share reserve as 1.8 shares for every share granted. If any stock option, stock appreciation, right or other stock-based award that is not a Full Share Award is cancelled, expires or terminates unexercised for any reason, the shares covered by such awards will again be available for the grant of awards under the 2011 Stock Plan. If any shares of Class A common stock that are subject to restricted stock, performance shares or other stock-based awards that are Full-Share Awards are forfeited for any reason, 1.8 shares of Class A common stock will again be available for the grant of awards under the 2011 Stock Plan.

          The Compensation Committee will adjust the above aggregate number of shares of Class A common stock available for award grants and the exercise price of an award to reflect certain changes in our capital structure or business by reason of certain corporate transactions or events as provided in the 2011 Stock Plan.

          The Compensation Committee will have discretion to delegate all or a portion of its authority under the 2011 Stock Plan, and the Compensation Committee will also determine the terms and conditions of the awards at the time of grant in accordance with the terms of the 2011 Stock Plan.

          The 2011 Stock Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Internal Revenue Code do not apply during the applicable reliance period. In general, the reliance period ends upon the earliest of: (i) the expiration of the 2011 Stock Plan (i.e., 10 years after the date the 2011 Stock Plan is approved by stockholders); (ii) the material modification of the 2011 Stock Plan; (iii) the issuance of all available stock under the 2011 Stock Plan; or (iv) the first stockholder meeting at which directors are to be elected that occurs after December 31, 2013. The Compensation Committee intends to utilize performance-based compensation programs that meet the deductibility requirements under Section 162(m). However, the Compensation Committee may approve compensation that may not be deductible if the Committee determines that such compensation is in our best interests which may include, for example, the payment of certain non-deductible compensation necessary in order to attract and retain individuals with superior talent.

How We Chose Amounts and/or Formulas for Each Element

          Base Salary.    The Compensation Committee intends to set the base salary for our Named Executive Officers at a level to attract and retain a strong motivated leadership team, but not so high that it creates a negative perception with our employees generally, stockholders or holders of our debt. Each Named Executive Officer's current and prior compensation is considered in setting future compensation. In addition, we review the compensation practices of other companies. Base salary amounts are determined by complexity and level of position as well as market comparisons.

          Each year, we perform a market analysis with respect to the compensation of all of our Named Executive Officers. Although we do not use compensation consultants, we participate in various surveys and use the survey data for market comparisons. Currently, we use surveys with both base salary and other short-term compensation data, including incentive compensation and fringe benefits, that are available from Mercer Human Resource Consulting LLC, Western Management Group and Watson Wyatt Worldwide in the specialty retail and non-durable manufacturing categories. In addition to focusing our analysis on the specific executive positions, we break down the survey information based on corporate and/or average store revenue and geographic location of comparable companies to ensure that we are using valid comparisons. We also use internal value comparisons; however, we do not have any specific point system or rating structure for internal values.

          We have not historically used, and do not currently intend to use, the information in the surveys for benchmarking purposes or in our process for setting compensation. Rather, the Compensation Committee sets compensation levels and then uses the information in the surveys to confirm and demonstrate to management that the compensation being paid by us is consistent with market levels.

          Effective January 1, 2011, the Compensation Committee granted merit-based increases to the annual base salaries of each of our Named Executive Officers based upon their performance for the year ended December 31, 2010. The increase for each Named Executive Officer was 3.0% as a percentage of his or her previous annual base salary. The annual base salaries of Mr. Fortunato, Mr. Nuzzo, Ms. Kaplan, Mr. Dowd and Mr. Berg were increased to $912,580, $421,682, $737,480, $360,500 and $463,500, respectively.

          In awarding a uniform increase to the Named Executive Officers, the Compensation Committee recognized the joint contributions of each of the Named Executive Officers and their respective teams to our overall financial performance. In determining salary adjustments for executive officers, where appropriate, the Compensation Committee has historically considered, and may in the future consider, non-financial performance measures such as efficiency improvements and the enhancement of relations with our customers, vendors and employees, after taking into account individual responsibilities, performance and experience.

          On March 7, 2011, we entered into an amended and restated employment agreement with Mr. Fortunato (the "New Fortunato Agreement"), pursuant to which Mr. Fortunato's annual base salary was increased to $1,000,000. In determining the annual base salary of Mr. Fortunato under the New Fortunato Agreement, the Compensation Committee primarily considered the responsibilities associated with being the Chief Executive Officer of a public company.

          Annual Incentive Compensation.    Our Named Executive Officers are entitled to annual performance bonuses pursuant to the terms of their employment agreements. The annual performance bonus for each Named Executive Officer has target and maximum bonus amounts expressed as a percentage of his or her annual base salary. The respective percentages are determined by position and level of responsibility and are stated in the annual incentive plan adopted by the Compensation Committee. The employment agreements of our Chief Executive Officer and President provide that their targets will not be less than 75% of their respective base salaries with a maximum of 135% and 125%, respectively, of their base salaries. The target and/or maximum amounts may be increased for any Named Executive Officer by the terms of an employment agreement entered into after the adoption of an annual incentive plan.

          The following table sets forth the target and maximum bonus amounts for each level of executive officer with respect to the 2010 incentive plan adopted in February 2010 (the "2010 Incentive Plan"), the 2009 incentive plan adopted in February 2009 (the "2009 Incentive Plan"), and the 2008 incentive plan adopted in February 2008 (the "2008 Incentive Plan"):

	2010 Incentive Plan		2009 Incentive Plan		2008 Incentive Plan
Level	Target Amount	Maximum Amount	Target Amount	Maximum Amount	Target Amount	Maximum Amount
CEO	75%	125%	75%	125%	75%	125%
President	75%	125%	75%	125%	75%	125%
Executive Vice President	45%	100%	45%	100%	45%	100%
Senior Vice President	40%	75%	40%	75%	40%	75%

          Each annual incentive plan establishes thresholds, expressed as a percentage of the target amount or the maximum amount, based on the achievement of certain financial performance goals. The target bonus is designed to provide Named Executive Officers with a normal target bonus if we perform to expectation. The threshold bonus is designed to provide Named Executive Officers with some bonus opportunity, but less than the target opportunity if we do not achieve our expected budgeted performance. If we exceed our budgeted performance, Named Executive Officers will be paid a maximum bonus in excess of the target in order to reward them for our outstanding performance. For 2008, 2009 and 2010, the goal was based on budgeted EBITDA subject to certain adjustments for non-recurring items as determined by our board of directors. In 2008, such adjustments included the exclusion of executive recruiting fee expenses, consulting expenses and a vendor receivable write-off. In 2009 and 2010 there were no adjustments. In 2008, 2009 and 2010, we achieved 102.2%, 104.6% and 104.5%, respectively, of budgeted EBITDA.

          The following table sets forth the thresholds and related goals with respect to the 2010 Incentive Plan, the 2009 Incentive Plan and the 2008 Incentive Plan:

	2010 Incentive Plan	2009 Incentive Plan	2008 Incentive Plan
Thresholds	Budgeted EBITDA	Budgeted EBITDA	Budgeted EBITDA
First threshold — 33.0% of target	91.5%	95.0%	95.0%
Second threshold — 66.0% of target	—	—	97.0%
Target	100.0%	100.0%	100.0%
Maximum	103.9%	106.5%	108.0%

          As in 2008, for the 2009 Incentive Plan, the payment amount for each plan participant, including our Named Executive Officers, was pro rated for budgeted EBITDA achieved between the Target and Maximum levels.

          Based on our financial performance in 2010, we achieved the Maximum EBITDA set forth in the 2010 Incentive Plan. As a result, in March 2011, each of our executive officers participating in the 2010 Incentive Plan, including each of our Named Executive Officers, will be paid the maximum annual incentive compensation under the 2010 Incentive Plan.

          The annual incentive plan for 2011 performance (the "2011 Incentive Plan") has been adopted by the Compensation Committee. The 2011 Incentive Plan provides for the same target and maximum bonus amounts for our President, Executive Vice Presidents and Senior Vice Presidents as the 2010 Incentive Plan. The 2011 Incentive Plan provides that the target bonus amount for our Chief Executive Officer will be not less than 75% of his base salary with a maximum of 135% of his base salary. The 2011 Incentive Plan's targets are based on budgeted EBITDA and, solely with respect to our Chief Executive Officer, the achievement of certain personal goals and objectives, subject to certain adjustments for non-recurring items as determined by our board of directors. The thresholds and related goals with respect to the 2011 Incentive Plan are as follows:

2011 Incentive Plan
Thresholds	Budgeted EBITDA
First threshold — 33% of target	94.6%
Second threshold — 66% of target	—
Target	100%
Maximum	103.7%

          We do not disclose our internal budget for results of operations, including budgeted EBITDA (as determined by our board of directors). This amount constitutes confidential financial information, and we believe that disclosure of this amount, whether with respect to historical periods or future periods, would cause us competitive harm by disclosing to competitors a key element of our internal projections.

          The Compensation Committee sets the EBITDA target at a level it believes is both challenging and achievable. By establishing a target that is challenging, the Compensation Committee believes that performance of our employees, and therefore our performance, is maximized. By setting a target that is also achievable, the Compensation Committee believes that employees remain motivated to perform at the high level required to achieve the target. In setting and determining the difficulty of achieving these targets, the Compensation Committee considers primarily recent performance under the incentive plans, our internal projections and the assumptions on which our projections are based, including prevailing and expected general economic conditions. While we have experienced success in meeting the established EBITDA targets, the Compensation Committee may determine in a particular year that, based upon factors other than financial performance, the awarding of full or partial bonuses is appropriate. The EBITDA target under the 2011 Incentive Plan represents an increase of 16.1% over the EBITDA target under the 2010 Incentive Plan, which represented an increase of 15.8% over the EBITDA target under the 2009 Incentive Plan. Each of these increases exceeded the increase in actual EBITDA achieved in the preceding year. Based primarily on the fact that achieving the EBITDA target under the 2011 Incentive Plan requires us to achieve EBITDA growth in excess of that which we achieved in 2010, the Compensation Committee believes that achieving 100% or more of budgeted EBITDA established in the 2011 Incentive Plan, while possible to achieve for our Named Executive Officers, will present a significant challenge.

          The Compensation Committee may, in its discretion, amend the foregoing levels on an individual basis if it determines that competitive considerations and/or circumstances require us to make exceptions to the foregoing levels to retain qualified executives.

          Generally, an annual performance bonus is payable only if the Named Executive Officer is employed by us on the date payment is made.

          Stock Options.    We believe that equity-based awards are an important factor in aligning the long-term financial interests of our Named Executive Officers and stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering our compensation program. See "— Stock Awards" above for more information regarding our stock option grants.

          We follow a practice of granting equity incentives in the form of stock options in order to grant awards that contain both substantial incentive and retention characteristics. These awards are designed to provide emphasis on providing significant incentives for continuing growth in stockholder value. Historically, stock options have generally been granted to qualifying new employees on the commencement of their employment and to existing employees following a significant change in job responsibilities or to recognize special performance. The Compensation Committee has granted options in such amounts as it believes are commensurate with each Named Executive Officer's position and responsibilities and sufficient to align the long-term financial interests of our Named Executive Officers with our stockholders. Once we become a public company, we may revise our practices with respect to granting stock options, including implementing a plan or policy to provide for grants of stock options to qualifying employees on an annual basis. Stock options generally are subject to vesting in equal annual installments on the first five anniversaries of the date of grant and have a term of ten years. However, stock options granted to our Chief Executive Officer are subject to vesting in equal annual installments on the first four anniversaries of the date of grant and have a term of ten years. With respect to stock options granted to our President, 20% vest upon each of the first and second anniversaries of the date of grant, 30% vest upon each of the third and fourth anniversaries of the date of grant, and all of such stock options have a term of ten years. Also, in connection with the commencement of his employment, Mr. Berg was granted certain options to purchase (i) 37,250 shares of our Class A common stock pursuant to the 2007 Stock Plan, and (ii) 12,750 shares of our Series A preferred stock on terms consistent with the 2007 Stock Plan, which vest upon the first and second anniversaries of the commencement of his employment and have exercise periods of seven days. See "— Employment Agreements with our Named Executive Officers — Other Named Executive Officers" below for more information regarding the stock options granted in connection with the commencement of Mr. Berg's employment.

          The Compensation Committee determines stock option grant awards in accordance with the Named Executive Officer's performance and level of position. Our management hierarchy is as follows: Chief Executive Officer, President, Executive Vice President, Senior Vice President, and Vice President. All stock option grants to executive officers are determined by the Compensation Committee. Since January 2008, we have consistently applied the following ranges of stock option grants for individuals at the various levels:

          Chief Executive Officer: 1,000,000 shares (minimum level)

          President: 750,000 shares (minimum level)

          Executive Vice President: 300,000 to 350,000 shares

          Senior Vice President: 70,000 to 135,000 shares

          Vice President: 20,000 to 30,000 shares

Within a given range, the size of the stock option award is determined based on the executive officer's duties and our interest in attracting, retaining and providing significant incentives for the executive officer.

          We seek to provide employees, including all executive officers, with overall compensation and incentive packages that are commensurate with their respective functions and levels of seniority, and that are competitive within the retail industry. The Compensation Committee has determined that the foregoing grant levels are appropriate within the overall compensation and incentive package applicable to the various officer positions.

          As the Chief Executive Officer and President are unique offices, each filled by a single individual, the Compensation Committee has established minimum stock grant levels. This enables the Compensation Committee to craft a total compensation package necessary to attract and retain individuals in these positions. All of our other officer level positions have multiple individuals who share the same title and level.

          Under the New Fortunato Agreement, subject to and effective upon the pricing of this offering, Mr. Fortunato will be granted an option to purchase up to 250,000 shares of our Class A common stock at a per share exercise price equal to the initial public offering price of our Class A common stock, and an option to purchase up to 250,000 shares of our Class A common stock at a per share exercise price equal to 1.5 times the initial public offering price of our Class A common stock. Such stock options will be granted under the 2011 Stock Plan, vest in equal installments on the first four anniversaries of the date of grant and have a term of ten years. The Compensation Committee determined to grant such options based primarily on the responsibilities associated with being the Chief Executive Officer of a public company and the Compensation Committee's desire to align the long-term financial interests of Mr. Fortunato and our stockholders.

          When considering Mr. Berg's promotion to Chief Operating Officer, the Compensation Committee determined to grant him options in excess of our other Executive Vice Presidents but in a manner consistent with the practices described above. Mr. Berg's incentive package was designed to be commensurate with the responsibilities and level of seniority accompanying his new position.

          Stock option grant awards made at the time of the Merger were based, in part, on the length of service and performance of the Named Executive Officer through the date of the Merger. Following the Merger, stock option grant awards have been made at or about the time that a Named Executive Officer began service with us or was promoted. Since a Named Executive Officer generally has little or no record of service prior to receiving stock option grant awards, elements of individual performance are not taken into account when making such stock option grant awards. To the extent that the Compensation Committee or our board of directors determines, at a future date, that it is appropriate to grant stock option awards to executive officers based on performance, the Compensation Committee or board of directors, as applicable, will establish standards for making such awards at that time.

          Benefits and Perquisites.    We provide a fringe benefit package for our Named Executive Officers. Generally, our Named Executive Officers are entitled to participate in, and to receive benefits under, any benefit plans, arrangements, or policies available to employees generally or to our executive officers generally. The fringe benefits for our President and our Chief Executive Officer (with respect to life insurance coverage only) were negotiated in connection with their respective employment agreements and in some respects were set at higher levels as a matter of policy based on their respective positions. The basic fringe benefits package for our Named Executive Officers who are senior vice presidents generally consists of the following items:

  •
  health insurance in accordance with our health insurance plan or program in effect from time to time;

  •
  prescription drug coverage in accordance with our health insurance plan or program, or separate prescription drug coverage plan or program, in effect from time to time;

  •
  dental insurance in accordance with our dental insurance plan or program in effect from time to time;

  •
  long-term disability insurance in accordance with our long-term disability insurance plan or program in effect from time to time;

  •
  short-term disability insurance in accordance with our short-term disability insurance plan or program in effect from time to time;

  •
  life insurance coverage in accordance with our life insurance program in effect from time to time, which for our Chief Executive Officer will be an amount equal to 2 times his base salary, not to exceed the maximum coverage limit provided from time to time in accordance with our employee benefits plan;

  •
  an automobile allowance in an annual amount equal to $6,500;

  •
  an allowance for professional assistance in an annual amount equal to $7,500;

  •
  a supplemental retirement allowance in an annual amount equal to $10,000;

  •
  a financial planning and tax preparation allowance in an annual amount equal to $5,000; and

  •
  for senior vice presidents located at our headquarters in Pittsburgh, Pennsylvania, a downtown Pittsburgh parking lease with an annual value in an amount equal to $2,640.

          Named Executive Officers at the executive vice president level and above receive additional fringe benefits, which generally consist of some of the allowances listed, but at higher amounts (car allowance of $11,500 and, if applicable, a Pittsburgh parking lease with a $3,300 value). In addition to the basic package, we have Named Executive Officers who have historically received some of these allowances in greater amounts and have been grandfathered at those levels even though the current basic package is set at lower amounts. As a result, Messrs. Fortunato and Dowd have received a supplemental medical allowance benefit in the amount of approximately $6,000 per year. In addition, Mr. Dowd received a car allowance in a greater amount than other executive officers of the same level of position on a grandfathered basis. Although Messrs. Dowd, Nuzzo and Berg are Executive Vice Presidents, Mr. Dowd received a car allowance of $11,500, whereas Messrs. Nuzzo and Berg received a car allowance of $6,500.

          In addition to the fringe benefits set forth above, the fringe benefits package for our Chief Executive Officer under his previous employment agreement (the "2007 Fortunato Agreement") included an allowance for country club dues and expenses incurred for business reasons in an annual amount equal to $15,000, plus an allowance for membership fees of an annual amount equal to $10,000 for a business club; and first class air travel for all business trips. Under the New Fortunato Agreement, Mr. Fortunato is no longer entitled to receive allowances for an automobile, professional assistance, supplemental retirement, supplemental medical, financial planning and tax preparation, parking or country club or business club dues.

          The fringe benefits package for our Chief Operating Officer included reimbursement for up to $3,500 per month for certain temporary housing and travel expenses during the first year of his employment. In lieu of the individual allowances set forth above for our Named Executive Officers, our President receives $50,000 of additional fringe benefits to cover professional assistance, supplemental retirement, financial planning and automotive expenses, as well as reimbursement for housing and travel expenses.

          Under certain circumstances, management may recommend and the Compensation Committee may approve more limited benefits or additional benefits, such as relocation expenses for new executives. Benefits and perquisites may be limited or expanded based on the needs of an executive officer or the circumstances of such executive officer's employment. For example, parking allowances are provided only to those executive officers whose places of employment require parking licenses, and housing allowances are provided only to our most senior executives, and only after each of management and the compensation committee has determined that such benefits are necessary to attract, retain or enhance the performance of the executive.

          While the Compensation Committee may, in its discretion, revise, amend or add to Named Executive Officers' benefits if it deems it advisable, we have no current plans to change the levels of benefits currently provided to our Named Executive Officers. We annually review these fringe benefits and make adjustments as warranted based on competitive practices, our performance and the individual's responsibilities and performance. The Compensation Committee has approved these other benefits as a reasonable component of our executive compensation program. Please see the "All Other Compensation" column in the Summary Compensation Table for further information regarding these fringe benefits.

          We also maintain a 401(k) plan for eligible employees that permits each participant to make voluntary pre-tax contributions and provides that we may make matching contributions; however, none of our current Named Executive Officers are currently eligible to participate in the 401(k) plan.

          We maintain the GNC Live Well Later Non-qualified Deferred Compensation Plan for the benefit of a select group of management or highly compensated employees. Under the deferred compensation plan, certain eligible employees may elect to defer a portion of his or her future compensation under the plan by electing such deferral prior to the beginning of the calendar year during which the deferral amount would be earned. Mr. Dowd is the only Named Executive Officer who made contributions to the plan in 2010. Please see "—Non-qualified Deferred Compensation" for more information regarding the non-qualified deferred compensation plan.

          Employment Agreements and Severance Compensation.    We have employment agreements with all of our Named Executive Officers. Please see "— Employment Agreements with our Named Executive Officers" for more information regarding the employment agreements with our Named Executive Officers and "— Potential Termination or Change-in-Control Payments" for more information regarding termination and payments made in connection with a change in control. We will continue to determine appropriate employment agreement and severance packages for our Named Executive Officers in a manner that we believe will attract and retain qualified executive officers.

          Call Agreements.    We have entered into a call agreement with each of our executive officers who acquired shares of our Class A common stock and Series A preferred stock in connection with the Merger, including Messrs. Fortunato and Dowd. Pursuant to the call agreements, the Company has an option, upon termination of the executive officer's employment, to repurchase all or a portion of the shares of Class A common stock and Series A preferred stock acquired by the executive officer in connection with the Merger within 180 days of the date of termination. If the executive officer is terminated for cause or resigns without good reason (as such terms are defined in the call agreements), the purchase price per share will be the lesser of the cost of the Class A common stock or Series A preferred stock, as applicable, and the fair market value on the date of termination. In all other cases, the purchase price per share will be the fair market value on the date of termination.

Chief Executive Officer Compensation

          Mr. Fortunato's annual compensation is weighted towards variable, performance-based compensation, with our financial performance as the primary determinant of value. For 2010, Mr. Fortunato's compensation consisted of:

  •
  $886,000 base salary,

  •
  no stock option awards,

  •
  annual performance compensation under the 2010 Incentive Plan of $1,107,500,

  •
  a discretionary bonus of $100,000 for 2010 performance (as described below), and

  •
  other compensation, including fringe benefits, equal to $140,919.

          During the first quarter of 2010, the Compensation Committee determined that, following the conclusion of fiscal year 2010, it would evaluate Mr. Fortunato's performance for fiscal year 2010 and determine whether any discretionary bonus was warranted. On February 3, 2011, the Compensation Committee awarded Mr. Fortunato a discretionary bonus of $100,000 based on his leading contribution to our financial performance in 2010. This discretionary bonus was contemplated at the beginning of 2010 in accordance with Mr. Fortunato's employment agreement but, unlike previous discretionary bonuses paid to Mr. Fortunato, was not otherwise paid pursuant to a previously established plan with pre-determined objectives. The Compensation Committee expects to determine the performance goals for 2011 prior to March 31, 2011.

          In addition, effective January 1, 2011, the Compensation Committee granted Mr. Fortunato a merit-based increase in his annual base salary to $912,580.

          Under the New Fortunato Agreement, Mr. Fortunato's annual base salary was increased to $1,000,000. See "— Employment Agreements with our Named Executive Officers — Chief Executive Officer".

          See the Summary Compensation Table for more information regarding Mr. Fortunato's compensation.

Accounting and Tax Considerations

          As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles we utilize.

          Our stock option grant policies have been impacted by the implementation of Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC 718") (formerly known as FAS 123R), which it adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, we are required to value unvested stock options granted prior to our adoption of FASB ASC 718 under the fair value method and expense those amounts in our income statement over the stock option's remaining vesting period.

          Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and the four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and other awards that may be granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the our goals and the goals of our stockholders.

Compensation Committee Interlocks and Insider Participation

          In the year ended December 31, 2010, none of our executive officers served as a director or member of the compensation commitee of another entity whose executive officers served on our board of directors or Compensation Committee.

Summary Compensation Table

          The following table sets forth information concerning compensation we paid to our Named Executive Officers for services rendered in all capacities to us during the last three fiscal years. In accordance with SEC rules, the compensation described in this table does not include medical or group life insurance received by our Named Executive Officers that are available generally to all of our salaried employees.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4),(5)	Total ($)
Joseph Fortunato	2010	886,000		100,000	—	—	1,107,500	140,919	2,234,419
Chief Executive Officer	2009	860,000		100,000	—	—	948,580	72,576	1,981,156
	2008	855,769		90,000	—	—	928,509	197,326	2,071,604

Michael M. Nuzzo	2010	409,943	(6)	—	—	—	409,943	32,540	852,426
Executive Vice President	2009	400,000		—	—	553,442	335,200	125,321	1,413,963
and Chief Financial Officer	2008	98,462		—	—	462,250	80,542	14,992	656,246

Beth J. Kaplan	2010	716,000		—	—	—	895,000	134,129	1,745,129
President and Chief	2009	696,154		—	—	—	767,857	138,755	1,602,766
Merchandising and Marketing Officer	2008	675,000		250,000	—	1,822,120	732,375	119,770	3,599,265

David P. Berg(7)	2010	427,885		100,000	—	287,500	427,885	113,297	1,356,567
Chief Operating Officer and Executive Vice President, Global Business Development

Thomas Dowd	2010	351,177	(6)	—	—	—	351,177	51,677	754,031
Executive Vice President of	2009	330,154		—	—	—	276,669	44,015	650,838
Store Operations and Development	2008	332,500		—	—	—	271,985	61,419	665,904

(1)
Reflects the entire amount set forth under "Bonus" for our Named Executive Officers:

(a)
For 2008: (i) a one-time discretionary bonus in respect of performance in 2008 paid to Mr. Fortunato; and (ii) a one-time signing bonus paid to Ms. Kaplan.

(b)
For 2009: a discretionary bonus in respect of performance in 2009 paid to Mr. Fortunato for meeting additional performance targets, including personnel initiatives.

(c)
For 2010: (i) a discretionary bonus in respect of performance in 2010 paid to Mr. Fortunato as described in "— Chief Executive Officer Compensation"; and (ii) a signing bonus paid to Mr. Berg, as described in "— Employment Agreements with our Named Executive Officers — Other Named Executive Officers".

(2)
Reflects the aggregate grant date fair value of option awards granted during the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 which have been computed in accordance with FASB ASC Topic 718.

On May 14, 2009, the Compensation Committee repriced the exercise price of (i) options to purchase 150,000 shares of Class A common stock granted to Mr. Nuzzo from $9.57 to $7.70 per share and (ii) options to purchase 150,000 shares of Class A common stock granted to Mr. Nuzzo from $14.35 to $11.55 per share. The incremental fair value of such stock options is reported in this column in accordance with FASB ASC Topic 718.

For additional information, see Note 19, "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus for the fiscal year ended December 31, 2010. The amounts reflect the accounting expense for these awards and do not correspond to the actual value that may be recognized by such persons with respect to these awards.

(3)
Reflects, as applicable, annual incentive compensation paid in February 2009 with respect to performance in 2008 pursuant to the 2008 Incentive Plan, annual incentive compensation paid in February 2010 with respect to performance in 2009 pursuant to the 2009 Incentive Plan, and annual incentive compensation to be paid in March 2011 with respect to performance in 2010 pursuant to the 2010 Incentive Plan. Our results of operations for 2008 and 2009 exceeded the target goals for the target bonus payable for each applicable year, but were less than the maximum goal thresholds for the maximum bonus payable, to each 2008 Named Executive Officer under the 2008 Incentive Plan and each 2009 Named Executive Officer under the 2009 Incentive Plan, respectively. Our results of operations for 2010 exceeded 103.7% of our EBITDA target, which resulted in our Named Executive Officers earning the maximum bonus under the 2010 Incentive Plan. See "— How We Chose Amounts and/or Formulas for Each Element" for information about such incentive plans.

(4)
The components of all other compensation for our Named Executive Officers for each of the last three fiscal years are set forth in the following table:

Named Executive Officer	Year	Perquisites ($)	Imputed Value for Life Insurance Premiums ($)	Payment for Cancelled Options(a) ($)	Total ($)
Joseph Fortunato	2010	103,401	1,032	36,486	140,919
	2009	71,562	1,014	—	72,576
	2008	69,739	1,014	126,573	197,326
Michael M. Nuzzo	2010	32,300	240	—	32,540
	2009	125,108	213	—	125,321
	2008	14,992	—	—	14,992
Beth J. Kaplan	2010	133,577	552	—	134,129
	2009	138,203	552	—	138,755
	2008	119,374	396	—	119,770
David P. Berg	2010	113,212	85	—	113,297
Thomas Dowd	2010	46,300	360	5,017	51,677
	2009	43,660	355	—	44,015
	2008	43,660	355	17,404	61,419
  (a)
  Reflects payments made in connection with the Merger of additional consideration in lieu of income tax payments in respect of net operating losses created as a result of the Merger to each of Messrs. Fortunato and Dowd, based on the number of outstanding vested option shares held by Messrs. Fortunato and Dowd as of the Merger.

(5)
Perquisites include cash amounts received by certain of the Named Executive Officers for, or in reimbursement of, supplemental medical, supplemental retirement, parking, professional assistance, car allowance, financial services assistance and the imputed value of life insurance premiums. With respect to our Chief Executive Officer, perquisites also include reimbursement of country club dues and expenses and payment of term life insurance premiums. With respect to our President, perquisites also include reimbursement of housing and commuting expenses. With respect to our Chief Operating Officer, perquisites also include reimbursement of temporary housing, travel and relocation expenses and certain state taxes.

For 2008, no individual perquisite received by Messrs. Nuzzo or Dowd equaled or exceeded the greater of $25,000 or 10% of his respective total perquisites. With respect to Mr. Fortunato and Ms. Kaplan, the following perquisites exceeded the greater of $25,000 or 10% of their respective total perquisites:

•
Mr. Fortunato received a supplemental retirement benefit in the amount of $25,000; and

•
Ms. Kaplan received reimbursement of commuting expenses in the amount of $51,517.

For 2009, no individual perquisite received by Mr. Fortunato or Mr. Dowd equaled or exceeded the greater of $25,000 or 10% of his respective total perquisites. With respect to Ms. Kaplan and Mr. Nuzzo, the following perquisites exceeded the greater of $25,000 or 10% of her or his respective total perquisites:

•
Ms. Kaplan received reimbursement of housing expenses in the amount of $44,845 and reimbursement of commuting expenses in the amount $43,166; and

•
Mr. Nuzzo received reimbursement of certain state taxes in the amount of $95,568.

For 2010, no individual perquisite received by Mr. Fortunato, Mr. Dowd or Mr. Nuzzo equaled or exceeded the greater of $25,000 or 10% of his respective total perquisites. With respect to Ms. Kaplan and Mr. Berg, the following perquisites exceeded the greater of $25,000 or 10% of her or his respective total perquisites:

•
Ms. Kaplan received reimbursement of housing expenses in the amount of $42,894 and reimbursement of commuting expenses in the amount of $40,683; and

•
Mr. Berg received reimbursement of relocation expenses in the amount of $57,896 and reimbursement of certain state taxes in the amount of $23,016.

(6)
Includes payments of $543 and $1,177 to Messrs. Nuzzo and Dowd, respectively, as a result of retroactive salary increases for services performed by them during the period from December 6, 2009 to December 31, 2009.

(7)
Mr. Berg was hired effective August 31, 2009 and was not a named executive officer for the fiscal year ended December 31, 2009 based on the level of his total compensation in such year.

Grants of Plan-Based Awards

          The following table sets forth information concerning awards under our non-equity incentive plans granted to each of our Named Executive Officers during the fiscal year ended December 31, 2010. Assumptions used in the calculation of certain dollar amounts are included in Note 18, "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus.

						All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Possible Payouts under Non-equity Incentive Plan Awards(1)						Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold #1 ($)	Threshold #2 ($)	Target ($)	Maximum ($)
Joseph Fortunato	—	219,285	438,570	664,500	1,107,500	—		—	—
Michael M. Nuzzo	—	60,877	121,753	184,474	409,943	—		—	—
Beth J. Kaplan	—	177,210	354,420	537,000	895,000	—		—	—
David P. Berg	May 13, 2010	—	—	—	—	125,000	(2)	10.09	287,500	(3)
	—	63,541	112,082	192,548	427,885	—		—	—
Thomas Dowd	—	52,150	104,300	158,030	351,177	—		—	—

(1)
The amounts represent the threshold, target and maximum potential amounts that might have been payable based on the targets approved for our Named Executive Officers under the 2010 Incentive Plan. See "— How We Chose Amounts and/or Formulas for Each Element" for more information regarding the thresholds under the 2010 Incentive Plan.

(2)
Time-based stock option awards made under the 2007 Stock Plan, which awards vest subject to continuing employment in five equal annual installments commencing on the first anniversary of the date of grant.

(3)
Reflects the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. For additional information, see Note 19, "Stock-Based Compensation Plans", to our consolidated financial statements included elsewhere in this prospectus. The amounts reflect the accounting expense for these awards and do not correspond to actual value that may be recognized by such persons with respect to these awards. The grant date fair value was $2.30 per share, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

          The table below sets forth information regarding exercisable and unexercisable option awards granted to our Named Executive Officers under our 2007 Stock Plan and, in the case of Mr. Berg, under a Preferred Stock Option Agreement, and held as of December 31, 2010.

	Option Awards
		Number of Securities Underlying Unexercised Options (#)(1)
				Option Exercise Price ($)		Option Expiration Date
Name	Grant Date	Exercisable	Unexercisable
Joseph Fortunato(2)	3/16/2007	60,000	20,000	5.00		3/16/2017
	3/16/2007	887,158	295,719	5.00		3/16/2017
	3/16/2007	947,158	315,719	7.50		3/16/2017
Michael M. Nuzzo	10/21/2008	60,000	90,000	7.70		10/21/2018
	10/21/2008	60,000	90,000	11.55		10/21/2018
Beth J. Kaplan	1/2/2008	350,000	525,000	6.93		1/2/2018
	1/2/2008	350,000	525,000	10.39		1/2/2018
David P. Berg	5/26/2009	0	18,625	7.91		9/7/2011	(3)
	5/26/2009	0	6,375	5.00	(3)	9/7/2011	(3)
	10/21/2009	32,500	130,000	8.42		10/21/2019
	5/13/2010	0	125,000	10.09		5/13/2020
	10/21/2009	32,500	130,000	12.63		10/21/2019
Thomas Dowd	3/16/2007	106,226	70,818	5.00		3/16/2017
	3/16/2007	106,226	70,818	7.50		3/16/2017
	5/4/2007	28,774	19,182	5.00		5/4/2017
	5/4/2007	28,774	19,182	7.50		5/4/2017

(1)
Time-based stock option awards made under the 2007 Stock Plan, which awards vest subject to continuing employment, other than the stock options granted to Mr. Fortunato and Ms. Kaplan, in five equal annual installments commencing on the first anniversary of the date of grant. For the stock options granted to Mr. Fortunato, such stock options vest in four equal annual installments commencing on the first anniversary of the date of grant. For the stock options granted to Ms. Kaplan, 20% vest upon each of the first and second anniversaries of the date of grant, and 30% vest upon each of the third and fourth anniversaries of the date of grant.

(2)
Under the New Fortunato Agreement, subject to and effective upon the pricing of this offering, Mr. Fortunato will be granted an option to purchase up to 250,000 shares of our Class A common stock at a per share exercise price equal to the initial public offering price of our Class A common stock, and an option to purchase up to 250,000 shares of our Class A common stock at a per share exercise price equal to 1.5 times the initial public offering price of our Class A common stock. Such stock options will be granted under the 2011 Stock Plan, vest in equal installments on the first four anniversaries of the date of grant and have a term of ten years.

(3)
In connection with the commencement of his employment, Mr. Berg was granted (i) an option to purchase 18,625 shares of our Class A common stock pursuant to the 2007 Stock Plan and (ii) an option to purchase 6,375 shares of our Series A preferred stock at a per share exercise price equal to $5.00 plus accrued and unpaid dividends through the date of purchase on terms consistent with the 2007 Stock Plan, each of which vests upon the second anniversary of the commencement of his employment and is exercisable for a period of seven days thereafter. Effective upon completion of this offering, Mr. Berg's Preferred Stock Option Agreement, pursuant to which Mr. Berg has the right to purchase Series A preferred stock, will be terminated. Mr. Berg will not receive any payment in connection with the termination of the Preferred Stock Option Agreement. Mr. Berg is the only executive officer who has been granted options to purchase our Series A preferred stock.

Option Exercises and Stock Vested

          In September 2010, Mr. Berg exercised options to purchase 13,876 shares of our Class A common stock, for which he realized a gain of $51,064, and 4,749 shares of our Series A preferred stock, for which he realized no gain. No other stock options were exercised in 2010. We have not issued, nor are there any outstanding, shares of restricted stock.

Pension Benefits

          We did not have a pension plan in effect for the benefit of our Named Executive Officers for the fiscal year ended December 31, 2010.

Non-qualified Deferred Compensation

          We maintain the GNC Live Well Later Non-qualified Deferred Compensation Plan for the benefit of a select group of management or highly compensated employees. Under the deferred compensation plan, eligible employees may elect to defer a portion of his or her future compensation under the plan by electing such deferral prior to the beginning of the calendar year during which the deferral amount would be earned (or, if applicable, within 30 days of the date on which the employee first becomes eligible to participate in the plan). The minimum amount of salary that may be deferred by an eligible employee for a calendar year is $200, subject to a maximum of 25% of the employee's salary otherwise payable for the year. The employers participating in the plan may in their discretion elect to make a matching contribution to the plan for a calendar year, based on amounts deferred by eligible employees for that year. An eligible employee may elect at the time amounts are deferred under the plan to have such amounts credited to an in-service account, which is payable (subject to certain special elections for 2006 and 2007 pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) on a future date selected by the employee at the time the employee first elects to defer compensation under the plan, or to a retirement account, which is payable (subject to the special elections described above) upon the employee's retirement (as defined in the plan). Eligible employees may select the investment fund or funds in which such deferred amounts are invested in a manner similar to the 401(k) plan. An eligible employee's deferrals under the plan are credited with investment gains and losses of such investment fund or funds until the amounts are distributed to the eligible employee. For purposes of determining investment gains and losses, deferrals under the plan are deemed invested, as of each pay-check date, in the investment fund or funds selected by the eligible employee. We need not actually invest deferrals under the plan in the applicable investment funds or funds. Payments will be made earlier than the dates described above as a result of the death or disability of an employee participating in the plan. If a participating employee dies before retirement, a death benefit will be paid to the employee's beneficiaries in certain cases. For purposes of applying the provisions of the Code and the Employee Retirement Income Security Act (ERISA) to the plan, the plan is intended to be an unfunded arrangement.

          Mr. Dowd is the only Named Executive Officer who participates in the plan. The following table identifies his contributions, our contributions, the aggregate earnings and withdrawals in 2010, and the aggregate balances at the end of 2010.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)
Thomas Dowd	35,118	—	15,572	—	139,936

(1)
The amounts reported in this column reflect deferrals under the GNC Live Well Later Non-qualified Deferred Compensation Plan of base salary earned by and paid to Mr. Dowd in the year ended December 31, 2010 and reported as salary in the Summary Compensation Table (column c).

(2)
The amounts reported in this column include previously earned, but deferred, salary and bonus that were reported in our Summary Compensation Table in previous years as follows: (i) $23,504 in 2009 and (ii) $10,372 in 2008.

Employment Agreements with our Named Executive Officers

Chief Executive Officer

          On March 16, 2007, we entered into the 2007 Fortunato Agreement, which provided for a five-year term with automatic annual one-year renewals thereafter unless we or Mr. Fortunato provided at least one-year's advance notice of termination, and an annual base salary of not less than $800,000, subject to certain upward adjustments. Effective January 1, 2009, the 2007 Fortunato Agreement was amended to comply with Code Section 409A. Effective January 1, 2011, the Compensation Committee granted Mr. Fortunato a merit-based increase in his annual base salary to $912,580.

          Effective March 7, 2011, we entered into the New Fortunato Agreement. The New Fortunato Agreement provides for a three-year term with automatic annual one-year renewals thereafter unless we or Mr. Fortunato provide at least one-year's advance notice of termination, and for an annual base salary of not less than $1,000,000, subject to certain upward adjustments determined by our board of directors (or the Compensation Committee) in its sole discretion. The New Fortunato Agreement also provides for an annual performance bonus under the 2011 Incentive Plan with a target bonus of not less than 75% and a maximum bonus of 135% of Mr. Fortunato's annual base salary based upon the achievement of corporate and personal goals and objectives determined by our board of directors (or the Compensation Committee) in its sole discretion following consultation with Mr. Fortunato. Any incentive compensation payable to Mr. Fortunato under the New Fortunato Agreement or otherwise will be subject to the clawback policies adopted or implemented by us in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated thereunder. Under the New Fortunato Agreement, Mr. Fortunato is entitled to receive certain benefits similar to those provided to our other executive officers under our benefits plans and policies. The New Fortunato Agreement also provides that upon a change in control all of Mr. Fortunato's stock options will fully vest and become immediately exercisable and all restrictions with respect to restricted stock, if any, granted to Mr. Fortunato will lapse.

          Upon Mr. Fortunato's termination due to death or total disability, we will be required to pay to him (or his guardian or personal representative):

  •
  a lump sum equal to his base salary; and

  •
  a prorated share of the annual bonus he would have received had he worked the full year, provided bonus targets are met for such year.

We will also pay the monthly cost of COBRA coverage for Mr. Fortunato to the same extent we paid for such coverage prior to the termination date for the period permitted by COBRA or, in the case of disability, until Mr. Fortunato obtains other employment offering substantially similar or improved group health benefits. In addition, Mr. Fortunato's outstanding stock options will vest and restrictions on restricted stock awards will lapse as of the date of termination, in each case, assuming he had continued employment during the calendar year in which termination occurs and for the year following such termination.

          If Mr. Fortunato's employment is terminated without cause, he resigns for good reason (as defined in the New Fortunato Agreement and summarized below) or we decline to renew the employment term for reasons other than those that would constitute cause (as defined in the New Fortunato Agreement and summarized below) after the initial three-year employment term, then, subject to Mr. Fortunato's execution of a release, we will be required to pay him:

  •
  a lump sum payment in the amount of two times his base salary;

  •
  a lump sum payment in the amount of two times his average annual bonus paid or payable with respect to the most recent three fiscal years;

We will also pay the monthly cost of COBRA coverage for Mr. Fortunato to the same extent we paid for such coverage prior to the termination date for the period permitted by COBRA or until Mr. Fortunato obtains other employment offering substantially similar or improved group health benefits. In addition, Mr. Fortunato's outstanding stock options will vest and restrictions on restricted stock awards will lapse if they would have otherwise done so in the 24 months following the termination date had Mr. Fortunato continued to be employed.

          If such termination occurs in anticipation of or during the two-year period following a change in control or during the two year period following completion of this offering, the multiple of base salary and average annual bonus will increase from two times to three times. A termination of Mr. Fortunato's employment will be deemed to have been in anticipation of a change in control if such termination occurs at any time from and after the period beginning six months prior to a change in control and such termination occurs (i) after we enter into a definitive agreement that provides for a change in control or (ii) at the request of an unrelated third party who has taken steps reasonably calculated to effect a change in control.

          For purposes of the New Fortunato Agreement, "cause" generally means any of the following events as determined in good faith by a 2/3 vote of our board of directors, Mr. Fortunato's:

  •
  conviction of, or plea of nolo contendere to, a crime which constitutes a felony;

  •
  willful disloyalty or deliberate dishonesty with respect to us or Centers that is injurious to our or Centers' financial condition, business or reputation;

  •
  commission of an act of fraud or embezzlement against us or Centers;

  •
  material breach of any provision of his employment agreement or any other written contract or agreement with us or Centers that is not cured; or

  •
  willful and continued failure to materially perform his duties or his continued failure to substantially perform duties requested or prescribed by our board of directors or Centers' board of directors which is not cured.

          For purposes of the New Fortunato Agreement, "good reason" generally means, without Mr. Fortunato's consent:

  •
  our failure to comply with any material provision of his employment agreement which is not cured;

  •
  a material adverse change in his responsibilities, duties or authority which, in the aggregate, causes his positions to have less responsibility or authority;

  •
  removal from his current positions or failure to elect (or appoint) him to, or removal of him from our board of directors or Centers' board of directors;

  •
  a material reduction in his base salary; or

  •
  a relocation of his principal place of business of more than 75 miles.

          For purposes of the New Fortunato Agreement, "change in control" generally means:

  •
  an acquisition representing 50% or more of either our common stock or the combined voting power of our securities entitled to vote generally in the election of our board of directors;

  •
  a change in 2/3 of the members of our board of directors from the members on the effective date of his employment agreement, unless approved by (i) 2/3 of the members of our board of directors on the effective date of his employment agreement or (ii) members nominated by such members;

  •
  the approval by our stockholders of (i) a complete liquidation or dissolution of Centers or us or (ii) the sale or other disposition (other than a merger or consolidation) of all or substantially all of our or our subsidiaries' assets; or

  •
  Centers ceases to be our direct or indirect wholly owned subsidiary.

President and Chief Merchandising and Marketing Officer

          On December 19, 2007, we entered into an employment agreement with Ms. Kaplan in connection with her appointment as President and Chief Merchandising and Marketing Officer. The employment agreement was amended, effective January 1, 2009, to comply with Code Section 409A. The employment agreement provides for an employment term through January 2, 2010, subject to automatic one-year renewals unless we or Ms. Kaplan provide at least one-year's advance notice and an annual base salary of not less than $675,000, subject to certain upward adjustments. Effective January 1, 2011, the Compensation Committee granted Ms. Kaplan a merit-based increase in her annual base salary to $737,480. Ms. Kaplan is also entitled to an annual performance bonus with a target bonus of 75% and a maximum bonus of 125% of her annual base salary, based upon the attainment of certain goals established jointly in good faith by the Chief Executive Officer and Ms. Kaplan. The employment agreement also provides that Ms. Kaplan will receive certain fringe benefits and perquisites similar to those provided to our other executive officers. Upon a change in control, all of Ms. Kaplan's stock options will fully vest and become immediately exercisable and all restrictions with respect to restricted stock, if any, granted to Ms. Kaplan will lapse.

          Upon Ms. Kaplan's death or total disability, we will be required to pay her (or her guardian or personal representative):

  •
  a lump sum equal to her base salary plus the annualized value of her perquisites; and

  •
  a prorated share of the annual bonus she would have received had she worked the full year, provided bonus targets are met for such year.

          We will also pay the monthly cost of COBRA coverage for Ms. Kaplan to the same extent we paid for such coverage prior to the termination date for the period permitted by COBRA or, in the case of disability, until Ms. Kaplan obtains other employment offering substantially similar or improved group health benefits. In addition, Ms. Kaplan's outstanding stock options will vest and restrictions on restricted stock awards will lapse as of the date of termination, in each case, assuming she had continued employment during the calendar year in which termination occurs and for the year following such termination.

          If Ms. Kaplan's employment is terminated without cause, she resigns for good reason, or we decline to renew the employment term for reasons other than those that would constitute cause after the initial two-year employment term, then, subject to Ms. Kaplan's execution of a release:

  •
  Ms. Kaplan will receive payment of a lump sum amount equal to 18 months of her base salary;

  •
  Ms. Kaplan will receive payment of a lump sum amount equal to her average annual bonus paid or payable with respect to the most recent three fiscal years; and

  •
  Ms. Kaplan will be responsible for payment of the monthly cost of COBRA coverage, but we will reimburse Ms. Kaplan for any portion of the monthly cost of COBRA coverage that exceeds the amount of monthly health insurance premium (with respect to Ms. Kaplan's coverage and any eligible dependent coverage) payable by Ms. Kaplan immediately prior to such termination, such reimbursements to continue through the expiration of the agreement term or the severance period.

          If such termination occurs in anticipation of or during the two-year period following a change in control, or within six months prior to or at any time following the completion of an initial public offering of our Class A common stock, then Ms. Kaplan will receive payment of a lump sum amount equal to two times her base salary and the annualized value of her perquisites and the average annual bonus will increase to two times. A termination of Ms. Kaplan's employment will be deemed to have been in anticipation of a change in control if such termination occurs at any time from and after the period beginning six months prior to a change in control and such termination occurs (i) after we or Centers enter into a definitive agreement that provides for a change in control or (ii) at the request of an unrelated third party who has taken steps reasonably calculated to effect a change in control.

          For purposes of Ms. Kaplan's employment agreement, "cause" generally means Ms. Kaplan's:

  •
  conviction of, or plea of nolo contendere to, a crime which constitutes a felony;

  •
  willful disloyalty or deliberate dishonesty with respect to us or Centers that is injurious to our or Centers' financial condition, business or reputation;

  •
  commission of an act of fraud or embezzlement against us;

  •
  material breach of any provision of her employment agreement or any other written contract or agreement with us or Centers that is not cured; or

  •
  willful and continued failure to materially perform her duties or her continued failure to substantially perform duties requested or prescribed by our board of directors or Centers' board of directors which is not cured.

          For purposes of Ms. Kaplan's employment agreement, "good reason" generally means, without Ms. Kaplan's consent:

  •
  our failure to comply with any material provision of her employment agreement which is not cured;

  •
  a material adverse change in her responsibilities, duties or authority which, in the aggregate, causes her positions to have less responsibility or authority;

  •
  removal from her current positions or failure to elect (or appoint) her to, or removal of her from, our board of directors or Centers' board of directors;

  •
  a material reduction in her base salary;

  •
  a relocation of her principal place of business of more than 100 miles; or

  •
  our failure to appoint her Chief Executive Officer in the event Mr. Fortunato ceases to serve as Chief Executive Officer of us or Centers.

          For purposes of Ms. Kaplan's employment agreement, "change in control" generally means:

  •
  an acquisition representing 50% or more of either our common stock or the combined voting power of our securities entitled to vote generally in the election of our board of directors;

  •
  a change in 2/3 of the members of our board of directors from the members on the effective date of her employment agreement, unless approved by (i) 2/3 of the members of our board of directors on the effective date of her employment agreement or (ii) members nominated by such members;

  •
  the approval by our stockholders of (i) a complete liquidation or dissolution of us or Centers or (ii) the sale or other disposition (other than a merger or consolidation) of all or substantially all of our or our subsidiaries' assets; or

  •
  Centers ceases to be our direct or indirect wholly owned subsidiary.

Other Named Executive Officers

          On October 31, 2008, we entered into an employment agreement with Mr. Nuzzo in connection with his appointment as Executive Vice President and Chief Financial Officer. On April 21, 2008, we entered into an employment agreement with Mr. Dowd, our Executive Vice President of Store Operations and Development. These employment agreements were amended, effective January 1, 2009, to comply with Code Section 409A. On June 1, 2009, we entered into an employment agreement with Mr. Berg, our Chief Operating Officer and Executive Vice President, Global Business Development.

          Except as described below, the employment agreements contain substantially the same terms. Each agreement provides for a two-year term with automatic one-year renewals thereafter unless we or the executive provide at least 30 days' advance notice of termination. Pursuant to their employment agreements, Messrs. Nuzzo, Dowd and Berg are entitled to a base salary in the amount equal to $400,000, $320,000 and $400,000, respectively, in each case subject to annual review by our board of directors or the Compensation Committee. Effective January 2011, the Compensation Committee granted Messrs. Nuzzo, Dowd and Berg merit-based increases in their annual base salaries to $421,682, $360,500 and $463,500, respectively. Effective May 13, 2010, the Compensation Committee granted Mr. Berg an option to purchase up to 125,000 shares of our Class A common stock pursuant to the 2007 Stock Plan in connection with his promotion to Chief Operating Officer. The employment agreements also entitle the executives to annual performance bonuses payable if we exceed the annual goals determined by our board of directors or the Compensation Committee, and to certain fringe benefits and perquisites similar to those provided to our other executive officers.

          The employment agreements also provide for certain benefits upon termination of employment. Upon death or disability, the executives (or their estates) are entitled to their current base salary for the remainder of the employment period, and, subject to the discretion of our board of directors or the Compensation Committee, a pro rata share of the annual bonus based on actual employment, provided bonus targets are met. Upon termination of employment by us without cause or voluntarily by the executive for good reason, subject to the execution of a written release, the executive is also entitled to:

  •
  salary continuation generally for the remainder of the agreement term (unless the termination occurs during the initial term in which case, Mr. Nuzzo is entitled to salary continuation for one year and Mr. Dowd is entitled to salary continuation for six months), or two years if the termination occurs upon or within six months following a change in control;

  •
  subject to the discretion of our board of directors or the Compensation Committee, a pro rata share of the annual bonus based on actual employment; and

  •
  reimbursement for any portion of the monthly cost of COBRA coverage that exceeds the amount of monthly health insurance premium (with respect to the executive's coverage and any eligible dependent coverage) payable by the executive immediately prior to such termination, such reimbursements to continue through the expiration of the agreement term or the severance period.

          For purposes of the employment agreements, "cause" generally means the executive's:

  •
  failure to comply with any obligation imposed by his employment agreement;

  •
  being indicted for any felony or any misdemeanor that causes or is likely to cause harm or embarrassment to us, in the reasonable judgment of our board of directors;

  •
  theft, embezzlement or fraud in connection with the performance of duties;

  •
  engaging in any activity that gives rise to a material conflict of interest with us;

  •
  misappropriation by the executive of any of our material business opportunities;

  •
  any failure to comply with, observe or carry out our or our board of directors' rules, regulations, policies or codes of ethics or conduct;

  •
  substance abuse or illegal use of drugs that, in the reasonable judgment of our board of directors, impairs the executive's performance or causes or is likely to cause harm or embarrassment to us; or

  •
  engagement in conduct that the executive knows or should know is injurious to us.

          For purposes of the employment agreements, "good reason" generally means, without the executive's prior written consent:

  •
  our failure to comply with material obligations under his employment agreement;

  •
  a change of the executive's position;

  •
  a material reduction in the executive's base salary; or

  •
  with respect to Mr. Berg only, the executive no longer directly reports to the Chief Executive Officer.

For purposes of the employment agreements, "change in control" generally means:

  •
  an acquisition representing 50% or more of either our common stock or the combined voting power of our securities entitled to vote generally in the election of our board of directors;

  •
  a change in 2/3 of the members of our board of directors from the members on the effective date of the executive's employment agreement, unless approved by (i) 2/3 of the members of our board of directors on the effective date of the executive's employment agreement or (ii) members nominated by such members;

  •
  the approval by our stockholders of (i) a complete liquidation or dissolution of us or Centers or (ii) the sale or other disposition (other than a merger or consolidation) of all or substantially all of our or our subsidiaries' assets; or

  •
  Centers ceases to be our direct or indirect wholly owned subsidiary.

          Under all circumstances, Messrs. Nuzzo's, Dowd's and Berg's unvested equity awards will be forfeited as of the date of the executive's termination.

          Mr. Berg's employment agreement provides for the payment of a signing bonus of $200,000. Fifty percent of such signing bonus was paid following the execution of such employment agreement, provided, that if Mr. Berg is terminated for "cause" or resigns without "good reason" prior to the second anniversary of the commencement of his employment, Mr. Berg will repay such amount in full. The remaining fifty percent was paid in September 2010.

          Mr. Berg's employment agreement also provides that, in connection with the commencement of his employment, Mr. Berg was granted certain options to purchase 37,250 shares of our Class A common stock pursuant to the 2007 Stock Plan at a per share exercise price of $7.91, which vest in two equal installments upon the first and second anniversaries of the commencement of his employment and are exercisable for a period of seven days thereafter. Mr. Berg was also granted certain options to purchase 12,750 shares of our Series A preferred stock at a per share exercise price equal to $5.00 plus accrued and unpaid dividends through the date of purchase on terms consistent with the 2007 Stock Plan, which vest in two equal installments upon the first and second anniversaries of the commencement of his employment and are exercisable for a period of seven days thereafter.

General

          The employment agreements for our Named Executive Officers contain:

  •
  terms of confidentiality concerning trade secrets and confidential or proprietary information which may not be disclosed by the executive except as required by court order or applicable law; and

  •
  certain non-competition and non-solicitation provisions which restrict the executive and certain relatives from engaging in activities against our interests or those of our subsidiaries during the term of employment and, in the case of Mr. Fortunato and Ms. Kaplan, eighteen months following the termination of employment, and in the case of the other Named Executive Officers, for the longer of the first anniversary of the date of termination of employment or the period during which the executive receives termination payments.

Potential Termination or Change-in-Control Payments

          The following tables summarize the value of the compensation that our Named Executive Officers would have received if they had terminated employment on December 31, 2010 under the circumstances shown or if we had undergone a change in control on such date. The tables exclude (1) compensation amounts accrued through December 31, 2010 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (2) vested account balances under our 401(k) Plan that are generally available to all of our salaried employees. Where applicable, the amounts reflected for the prorated annual incentive compensation in 2010 are the amounts that will be paid to our Named Executive Officers in March 2011 under the 2010 Incentive Plan, since the hypothetical termination date is the last day of the fiscal year for which the bonus is to be determined.

          Where applicable, the information in the tables uses a fair market value per share of $14.09 as of December 31, 2010 for our Class A common stock. Since the Merger, the Compensation Committee has used a valuation methodology in which the fair market value of the Class A common stock is based on our business enterprise value and, in situations deemed appropriate by the Compensation Committee, may be discounted to reflect the lack of marketability associated with the Class A common stock.

          The termination and change in control arrangements for our Named Executive Officers and other senior employees are generally based on form employment agreements. As such, these arrangements generally are uniform and not highly negotiated. The amounts payable in connection with termination and change in control events are tied to our officers' respective base salaries and annual bonuses, and therefore are proportionately higher for the more senior and highly compensated officers. Similarly, the termination and change in control arrangements for our Chief Executive Officer and President generally provide for higher payments than those for other officers. These provisions were negotiated with our most senior officers, and deemed appropriate by the Compensation Committee, to both attract and retain the individuals and to ensure that their long-term interests are aligned with our long-term interests. Specifically, the change in control provisions are designed to reflect the expectations of our board of directors with respect to the manner in which we will be operated over the life of the employment agreements and to be consistent with our peer companies. Similarly, the termination provisions, which provide for lump sum payments of salary and bonus, and in some instances, acceleration of stock options, are designed to preserve the value of the long-term compensation arrangements for Mr. Fortunato and Ms. Kaplan to ensure the continued alignment of their interests with our interests.

          Because the amounts payable in connection with termination and change in control events are generally based on the formula set forth in the form employment agreements, the Compensation Committee does not generally consider the amounts when establishing the compensation of its Named Executive Officers. The Compensation Committee, together with our board of directors, established the terms of the foregoing arrangements to address and conform to our overall compensation objectives in attracting and retaining the caliber of executives that are integral to our growth: market competitiveness; maintaining management continuity, particularly through periods of uncertainty related to change in control events; providing our key personnel with the assurance of fair and equitable treatment following a change in management control and other events; and ensuring that management is held to high standards of integrity and performance.

Chief Executive Officer

Joseph Fortunato(1)

Benefit	Termination w/o Cause or for Good Reason or Non-renewal of the Agreement ($)	Termination w/o Cause or for Good Reason upon a Change in Control ($)	Termination w/o Cause or for Good Reason in anticipation of a Change in Control ($)	Termination w/o Cause or for Good Reason in Connection with an IPO ($)	Voluntary Termination ($)	Death or Disability ($)	Change in Control ($)
Lump Sum Base Salary	1,772,000	2,658,000	2,658,000	2,658,000	—	886,000	—
Lump Sum Annual Incentive Compensation	2,056,393	3,084,589	3,084,589	3,084,589	—	—	—
Lump Sum Annualized Value or Perquisites	153,432	230,148	230,148	230,148	—	76,716	—
Prorated Annualized Incentive Compensation	1,107,500	1,107,500	1,107,500	1,107,500	—	1,107,500	—
Health & Welfare Benefits	11,328	11,328	11,328	11,328	—	11,328	—
Accelerated Vesting of Stock Options	4,950,478	4,950,478	4,950,478	4,950,478	—	4,950,478	4,950,478
Payment Reduction	—	—	—	—	—	—	—

Net Value	10,051,131	12,042,043	12,042,043	12,042,043	—	7,032,022	4,950,478

(1)
Reflects the terms of the 2007 Fortunato Agreement.

Other Named Executive Officers

Beth J. Kaplan

Benefit	Termination w/o Cause or for Good Reason or Non-renewal of the Agreement ($)	Termination w/o Cause or for Good Reason after a Change in Control (2-yr period) ($)	Termination w/o Cause or for Good Reason in anticipation of a Change in Control (6 months) ($)	Termination w/o Cause or for Good Reason in Connection with an IPO ($)	Voluntary Termination ($)	Death or Disability ($)	Change in Control ($)
Lump Sum Base Salary	1,074,000	1,432,000	1,432,000	1,432,000	—	716,000	—
Lump Sum Annual Incentive Compensation	798,411	1,596,821	1,596,821	1,596,821	—	—	—
Lump Sum Annualized Value or Perquisites	—	100,000	100,000	100,000	—	50,000	—
Prorated Annualized Incentive Compensation	895,000	895,000	895,000	895,000	—	895,000	—
Health & Welfare Benefits	13,258	13,258	13,258	13,258	—	13,258	—
Accelerated Vesting of Stock Options	2,850,750	5,701,500	2,850,750	2,850,750	—	2,850,750	5,701,500
Payment Reduction	—	—	—	—	—	—	—

Net Value	5,631,419	9,738,579	6,887,829	6,887,829	—	4,525,008	5,701,500

Michael Nuzzo

Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason within 6 Months after a Change in Control ($)	Voluntary Termination ($)	Death or Disability ($)	Change in Control ($)
Base Salary Continuation	341,167	818,800	—	341,167	—
Pro Rata Bonus	409,942	409,942	—	409,942	—
Health & Welfare Benefits	7,015	13,258	—	—	—
Accelerated Vesting of Stock Options	—	—	—	—	—
Payment Reduction	—	—	—	—	—

Net Value	758,123	1,242,000	—	751,109	—

Tom Dowd

Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason within 6 Months after a Change in Control ($)	Voluntary Termination ($)	Death or Disability ($)	Change in Control ($)
Base Salary Continuation	175,000	700,000	—	106,438	—
Pro Rata Bonus	351,177	351,177	—	351,177	—
Health & Welfare Benefits	2,837	13,403	—	—	—
Accelerated Vesting of Stock Options	—	—	—	—	—
Payment Reduction	—	—	—	—	—

Net Value	529,014	1,064,580	—	457,615	—

David Berg

Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason within 6 Months after a Change in Control ($)	Voluntary Termination ($)	Death or Disability ($)	Change in Control ($)
Base Salary Continuation	450,000	900,000	—	300,000	—
Pro Rata Bonus	427,885	427,885	—	427,885	—
Health & Welfare Benefits	7,092	13,403	—	—	—
Accelerated Vesting of Stock Options	—	—	—	—	—
Payment Reduction	—	—	—	—	—

Total	884,977	1,341,288	—	727,885	—

          We have employment agreements with our Named Executive Officers. See "—Employment Agreements with our Named Executive Officers" for a description of the severance and change in control benefits provided under these employment agreements.

          The employment agreements provide that if any payment would have been subject to or result in the imposition of the excise tax imposed by Code Section 4999, then the amount of such payment or payments would have been reduced to the highest amount that may be paid by us without subjecting such payment to the excise tax. Mr. Fortunato's and Ms. Kaplan's employment agreements provide that the reduction will not apply if he or she would, on a net after-tax basis, receive less compensation than if the payment were not so reduced. Based on a hypothetical change in control on December 31, 2010, none of our Named Executive Officers would have been subject to a reduction payment if their employment had been terminated at the time of a December 31, 2010 change in control or on December 31, 2010 in anticipation of a change in control or a change in control without an employment termination. For purposes of calculating any hypothetical reduction payment as a result of change in control payments, we have assumed that the change in control payments for any of our Named Executive Officers would have included the amount of 2010 annual incentive compensation, and the value of any options granted in 2010. To the extent any of these amounts were paid prior to December 31, 2010, they are not reflected in the tables above. The calculation of the payment reduction amounts does not include a valuation of the non-competition covenant in our Named Executive Officer's employment agreements. A portion of the severance payments payable to our Named Executive Officers may be attributable to reasonable compensation for the non-competition covenant and could eliminate or reduce the reduction amount.

          The employment agreements for Mr. Fortunato and Ms. Kaplan provide for accelerated vesting of stock options on a change in control. The 2007 Stock Plan provides that, in the event of a change in control, unvested stock options generally may be fully vested, cancelled for fair value or substituted for awards that substantially preserve the applicable terms of the stock options. We have assumed for purposes of the table that upon a change in control, Messrs. Nuzzo's, Dowd's and Berg's unvested stock options would be substituted for awards that substantially preserve the applicable terms of the stock options. In the event that in the exercise of discretion by the Compensation Committee, Messrs. Nuzzo's, Dowd's and Berg's unvested stock options would have become vested in connection with a change in control on December 31, 2010, the value of their vested options as of such date would have been: Mr. Nuzzo — $803,700; Mr. Dowd — $1,411,200; and Mr. Berg — $1,542,003.

          Finally, although there is no requirement to do so or guarantee that it would have been paid, we have assumed that, in the exercise of discretion by the Compensation Committee, our Named Executive Officers would have been paid their prorated annual incentive compensation for the year in which their employment was terminated based on a hypothetical termination date of the end of that year, other than in the case of voluntary termination without good reason or a termination by us for cause.

          Upon a termination of employment on December 31, 2010, the shares of our Class A common stock owned by our Named Executive Officers other than Mr. Fortunato and Ms. Kaplan would have been subject to repurchase by us or our designee for a period of 180 days (270 days upon termination because of death or disability) following the termination based on fair value as determined by our board of directors.

Director Compensation

          Pursuant to our director compensation policy, effective as of August 15, 2007, we compensate our directors as follows: (i) our non-employee chairman receives an annual retainer of $200,000 and (ii) our non-employee directors receive an annual retainer of $40,000. The annual retainer paid to each of our non-employee directors, including our non-employee chairman, is generally paid in four equal, quarterly installments every March, June, September and December with respect to our second, third, fourth and first fiscal quarters, respectively. Directors are not entitled to any additional cash compensation such as fees for attending meetings.

          Each non-employee director is entitled to receive a grant of non-qualified stock options to purchase a minimum of 35,000 shares of our Class A common stock. The stock options granted to each of our non-employee directors were granted under the 2007 Stock Plan, are subject to vesting in equal annual installments on the first five anniversaries of the date of grant, and have a term of five years, subject to such non-employee director's continued service as a director until the applicable vesting date. Any director or chairman who is employed by Ares Management, OTPP and other purchasers in connection with the Merger is not entitled to any retainers or stock option grants.

          In connection with Messrs. Berger and Koss joining our board of directors on or prior to the date our registration statement is declared effective, we intend to grant each of Messrs. Berger and Koss options to purchase up to 35,000 shares of our Class A common stock under the 2011 Stock Plan at an exercise price equal to the initial public offering price of our Class A common stock. We expect that each stock option (i) will have a term of 10 years from the grant date and (ii) will vest and become exercisable in five equal installments on each anniversary of the grant date, subject to their respective continued service as directors until the applicable vesting dates. In addition, we intend to pay each of Messrs. Berger and Koss an annual retainer of $40,000.

          We have retained the Hay Group to review our director compensation policy and may consider revisions to such policy based on recommendations that we receive from the Hay Group.

          The table below sets forth information with respect to compensation for our directors for 2010.

          David B. Kaplan was appointed as a member of our board of directors effective as of February 7, 2007. Norman Axelrod and Jeffrey B. Schwartz were appointed as members of our board of directors effective as of March 16, 2007. As stated above, any employee employed by Ares Management or OTPP is not entitled to any additional compensation for serving as director. Andrew Claerhout and Romeo Leemrijse were elected to our board of directors effective May 14, 2009.

          Michael Hines was elected to our board of directors effective October 21, 2009.

          Brian Klos was elected to our board of directors on June 7, 2010 to fill the vacancy created by the resignation of Mr. Schwartz.

          Richard J. Wallace was elected to our board of directors effective July 14, 2010. In connection with his election, the Compensation Committee granted Mr. Wallace a non-qualified stock option to purchase 17,500 shares of our Class A common stock at an exercise price of $11.09 per share, and a non-qualified stock option to purchase 17,500 shares of such common stock at an exercise price of $16.63 per share. Each stock option (i) has a term of 10 years from the grant date and (ii) becomes vested and exercisable in five equal installments on each anniversary of the grant date, subject to Mr. Wallace's continued service as a director until the applicable vesting date.

          None of our other directors was granted any stock options for the year ended December 31, 2010.

          The following table presents information regarding the compensation of our non-employee directors as of December 31, 2010. Mr. Fortunato and Ms. Kaplan serve as members of our board of directors, but neither receives any compensation for serving as a director. Compensation for Mr. Fortunato and Ms. Kaplan is discussed under "Executive Compensation" above.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)(1),(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Norman Axelrod	200,000		—	—	—	—	11,795	(3)	211,795
Andrew Claerhout	—		—	—	—	—	—		—
Carmen Fortino(5)	40,000	(4)	—	—	—	—	—		40,000
Michael Hines	40,000		—	—	—	—	—		40,000
David B. Kaplan	—		—	—	—	—	—		—
Brian Klos	—		—	—	—	—	—		—
Romeo Leemrijse	—		—	—	—	—	—		—
Jeffrey B. Schwartz(6)	—		—	—	—	—	—		—
Richard J. Wallace	30,000	(7)	—	121,100	—	—	—		151,100

(1)
Reflects the aggregate grant date fair value of option awards granted during the fiscal year ended December 31, 2010 computed in accordance with FASB ASC Topic 718. For additional information, see Note 19, "Stock-Based Compensation Plans", to our audited consolidated financial statements included elsewhere in this prospectus. The amounts reflect the accounting expense for these awards and do not correspond to the actual value that may be recognized by such persons with respect to these awards. The grant date fair value was $3.46 per share, calculated in accordance with FASB ASC Topic 718.

(2)
The table below sets forth information regarding exercisable and unexercisable stock options granted to the listed directors and held as of December 31, 2010. No other stock awards were made to the directors, and no stock options were exercised by the directors in 2010.

	Option Awards Outstanding
Name	Exercisable	Unexercisable
Norman Axelrod	219,236	146,156
Carmen Fortino	21,706	14,470	(a)
Michael Hines	11,920	47,680
Richard J. Wallace	—	35,000

(a)
In connection with his resignation from our board of directors, and based on his contributions as one of our directors, the Compensation Committee elected to accelerate the unvested and unexercisable portions of Mr. Fortino's stock awards. Mr. Fortino currently has an exercisable option to purchase up to 18,088 shares of our Class A common stock at an exercise price of $5.00 per share, and an exercisable option to purchase up to 18,088 shares of our Class A common stock at an exercise price of $7.50 per share.
(3)
Reflects reimbursements for travel and entertainment expenses.

(4)
Mr. Fortino received payment, after withholdings for taxes, in Canadian dollars in the amount of CAD $28,702. The amount set forth in the table above reflects such amount in U.S. dollars based on an average conversion rate of 1.03%.

(5)
Resigned from our board of directors in March 2011.

(6)
Resigned from our board of directors in June 2010.

(7)
Reflects (i) a $20,000 payment in September 2010 for Mr. Wallace's service as a director for our third and fourth fiscal quarters of 2010 and (ii) a $10,000 payment in December 2010 for Mr. Wallace's service as a director for our first fiscal quarter of 2011.

PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth, as of March 11, 2011 (the "Ownership Date"), the number of shares of our common stock beneficially owned by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of Class A common stock or our Class B common stock, each of which is convertible into shares of our Class A common stock, (2) each director, (3) each of the named executive officers, (4) all directors and executive officers as a group and (5) each selling stockholder.

          Percentage ownership before this offering is based on 59,198,688 shares of Class A common stock outstanding and 28,168,561 shares of Class B common stock outstanding, in each case as of the Ownership Date. Percentage ownership after this offering is based on 87,444,748 shares of Class A common stock and 16,103,245 shares of Class B common stock outstanding immediately upon completion of this offering.

          Unless otherwise indicated in the footnotes to the table, and subject to community property laws where applicable, the following persons have sole voting and investment control with respect to the shares beneficially owned by them. In accordance with SEC rules, if a person has a right to acquire beneficial ownership of any shares of common stock, on or within 60 days of the Ownership Date, upon exercise of outstanding options or otherwise, the shares are deemed beneficially owned by that person and are deemed to be outstanding solely for the purpose of determining the percentage of our shares that person beneficially owns. These shares are not included in the computations of percentage ownership for any other person.

          Unless otherwise indicated, the address for each of the stockholders in the table below is c/o GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

	Shares Beneficially Owned Before the Offering																		Maximum Number of Shares to be Sold if Over-Allotment Option is Exercised in Full	Shares Beneficially Owned After the Offering If the Over-Allotment Option is Exercised in Full
												Shares Beneficially Owned After the Offering
						Series A Preferred Stock(3)					Number of Shares to be Sold in the Offering
	Class A			Class B					Total Common Stock Percentage			Class A			Class B		Total Common Stock Percentage			Class A			Class B		Total Common Stock Percentage
Name of Beneficial Owner										Total Voting Percentage								Total Voting Percentage								Total Voting Percentage
	Shares		Percentage	Shares	Percentage	Shares		Percentage				Shares		Percentage	Shares	Percentage				Shares		Percentage	Shares	Percentage
Directors, Director Nominees and Named Executive Officers(1)(2):
Norman Axelrod	381,753	(15)	*	—	—	30,561	(34)	*	*	*	27,117	354,636	(35)	*	—	—	*	*	41,818	339,935	(52)	*	—	—	*	*
Jeffrey P. Berger(4)**	—		—	—	—	—		—	—	—	—	25,000		*	—	—	*	*	—	25,000		*	—	—	*	*
David Berg	78,876	(16)	*	—	—	4,749		*	*	*	5,603	73,273	(36)	*	—	—	*	*	8,640	70,236	(53)	*	—	—	*	*
Andrew Claerhout(5)	—		—	—	—	—		—	—	—	—	—		—	—	—	—	—	—	—		—	—	—	—	—
Thomas Dowd	411,726	(17)	*	—	—	17,674		*	*	*	27,883	383,843	(37)	*	—	—	*	*	42,999	368,727	(54)	*	—	—	*	*
Joseph Fortunato	2,774,247	(18)	4.49%	—	—	84,907		*	3.09%	3.09%	197,061	2,577,186	(38)	2.86%	—	—	2.43%	2.43%	303,893	2,470,354	(55)	2.67%	—	—	2.33%	2.33%
Michael Hines(6)	11,920		*	—	—	—		—	*	*	—	11,920		*	—	—	*	*	—	11,920		*	—	—	*	*
Beth J. Kaplan(6)	1,225,000		2.03%	—	—	—		—	1.38%	1.38%	87,015	1,137,985		1.28%	—	—	1.09%	1.09%	134,187	1,090,813		1.20%	—	—	1.04%	1.04%
David B. Kaplan(7)	—		—	—	—	—		—	—	—	—	—		—	—	—	—	—	—	—		—	—	—	—	—
Brian Klos(8)	—		—	—	—	—		—	—	—	—	—		—	—	—	—	—	—	—		—	—	—	—	—
Johann O. Koss**	—		—	—	—	—		—	—	—	—	—		—	—	—	—	—	—	—		—	—	—	—	—
Romeo Leemrijse(5)	—		—	—	—	—		—	—	—	—	—		—	—	—	—	—	—	—		—	—	—	—	—
Michael M. Nuzzo(6)	120,000		*	—	—	—		—	*	—	—	120,000		*	—	—	*	*	—	120,000		*	—	—	*	*
Richard J. Wallace	—		—	—	—	—		—	—	—	—	—		—	—	—	—	—	—	—		—	—	—	—	—
All directors, director nominees and executive officers as a group (18 persons)	5,477,142		8.38%	—	—	160,577		*	5.93%	5.93%	376,951	5,125,191		5.55%	—	—	4.73%	4.73%	579,956	4,922,186		5.20%	—	—	4.54%	4.54%
Beneficial Owners of 5% or More of Our Outstanding Common Stock:
Ares Corporate Opportunities Fund II, L.P.(9)	33,539,898		56.66%	—	—	11,460,102		38.37%	38.39%	38.39%	2,382,415	31,157,483		35.63%	—	—	30.09%	30.09%	3,673,980	29,865,918		33.21%	—	—	28.79%	28.79%
KL Holdings LLC(10)	4,605,028		7.78%	—	—	1,573,472		5.27%	5.27%	5.27%	250,000	4,355,028		4.98%	—	—	4.21%	4.21%	250,000	4,355,028		4.84%	—	—	4.20%	4.20%
Ontario Teachers' Pension Plan Board(11)	14,581,393		24.63%	28,168,561	100.00%	14,607,046		48.91%	48.93%	48.93%	3,036,627	23,610,082		27.00%	16,103,245	100.0%	38.35%	38.35%	4,682,853	24,284,790		27.00%	13,782,311	100.0%	36.70%	36.70%
Partners Group AG	4,605,027	(19)	7.78%	—	—	1,573,473		5.27%	5.27%	5.27%	327,106	4,277,921	(39)	4.89%	—	—	4.13%	4.13%	504,437	4,100,590	(56)	4.56%	—	—	3.95%	3.95%
Other Selling Stockholders:
Whitepier & Co. (Nominee of Boston Income Portfolio)	204,221	(20)	*	—	—	69,779		*	*	*	14,506	189,715		*	—	—	*	*	22,370	181,851		*	—	—	*	*
Whitetuna & Co. (Nominee of High Income Opportunities Fund)	108,818	(21)	*	—	—	37,182		*	*	*	7,730	101,088		*	—	—	*	*	11,920	96,898		*	—	—	*	*
Axcel Partners III, LLC(12)	318,693		*	—	—	128,861		*	*	*	22,637	296,056		*	—	—	*	*	34,910	283,783		*	—	—	*	*
Anthony Phillips	124,619	(22)	*	—	—	6,621		*	*	*	8,000	116,619	(40)	*	—	—	*	*	8,000	116,619	(57)	*	—	—	*	*
David Jeroski(13)	8,348		*	—	—	2,852		*	*	*	593	7,755		*	—	—	*	*	914	7,434		*	—	—	*	*
Edward Deitrick	73,550	(23)	*	—	—	5,654		*	*	*	5,224	68,326	(41)	*	—	—	*	*	8,057	65,493	(58)	*	—	—	*	*
Gerald J. Stubenhofer, Jr.(14)	75,000		*	—	—	—		—	*	*	5,327	69,673		*	—	—	*	*	8,216	66,784		*	—	—	*	*
Guru Ramanathan	140,560	(24)	*	—	—	8,526		*	*	*	8,614	131,946	(42)	*	—	—	*	*	11,935	128,625	(59)	*	—	—	*	*
J. Kenneth Fox	203,904	(25)	*	—	—	14,160		*	*	*	14,484	189,420	(43)	*	—	—	*	*	22,336	181,568	(60)	*	—	—	*	*
Lisa Davis	36,412	(26)	*	—	—	2,852		*	*	*	2,586	33,826	(44)	*	—	—	*	*	3,989	32,423	(61)	*	—	—	*	*
Michael Locke	258,060	(27)	*	—	—	14,160		*	*	*	18,331	239,729	(45)	*	—	—	*	*	28,268	229,792	(62)	*	—	—	*	*
Reginald Steele	203,904	(28)	*	—	—	14,160		*	*	*	14,484	189,420	(46)	*	—	—	*	*	22,336	181,568	(63)	*	—	—	*	*
Thomas Braemer	71,911	(29)	*	—	—	5,093		*	*	*	5,108	66,803	(47)	*	—	—	*	*	7,877	64,034	(64)	*	—	—	*	*
Darryl Green	204,319	(30)	*	—	—	9,881		*	*	*	14,000	190,319	(48)	*	—	—	*	*	14,000	190,319	(65)	*	—	—	*	*
Ronald Hallock	73,550	(31)	*	—	—	5,654		*	*	*	5,224	68,326	(49)	*	—	—	*	*	8,057	65,493	(66)	*	—	—	*	*
Lawrence W. Haymon	99,973	(32)	*	—	—	10,187		*	*	*	7,101	92,872	(50)	*	—	—	*	*	10,951	89,022	(67)	*	—	—	*	*
Vincent Cacace	73,550	(33)	*	—	—	5,654		*	*	*	5,224	68,326	(51)	*	—	—	*	*	8,057	65,493	(68)	*	—	—	*	*

*
Less than 1% of the outstanding shares.

**
Director nominee

(1)
Except as otherwise noted, the address of each director and each current executive officer is c/o GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222.

(2)
Through a voting agreement within the Amended and Restated Stockholders Agreement, prior to completion of this offering, each of the Sponsors has the right to designate four members of our board of directors (or, at the sole option of each, five members of the board of directors, one of which shall be independent), for so long as they or their respective affiliates and co-investors each own at least 10% of our outstanding common stock. Under the terms of the Amended and Restated Stockholders Agreement, each of the Sponsors has agreed to vote in favor of the other's director designees. As a result, each of the Sponsors may be deemed to be the beneficial owner of the shares of our common stock owned by the other parties to the Amended and Restated Stockholders Agreement. Each of Ares and OTPP expressly disclaims beneficial ownership of the shares of our common stock not directly held by it, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Ares or OTPP before this offering.

Under the New Stockholders Agreement to be entered into among the Sponsors and us, effective upon completion of this offering, the Sponsors will have the right to nominate to our board of directors, subject to their election by our stockholders, for so long as the Sponsors collectively own more than 50% of the then outstanding shares of our common stock, the greater of up to nine directors and the number of directors comprising a majority of our board and, subject to certain exceptions, for so long as the Sponsors collectively own 50% or less of the then outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors. Under the New Stockholders Agreement, each Sponsor will also agree to vote all of the shares of Class A common stock owned by it in favor of the other Sponsor's nominees. As a result, each of the Sponsors may be deemed to be the beneficial owner of the shares of our common stock owned by the other Sponsor. Each of Ares and OTPP expressly disclaims beneficial ownership of the shares of common stock not directly held by it, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Ares or OTPP after this offering.

(3)
We intend to use the net proceeds we receive from this offering, together with cash on hand, to redeem all of our outstanding shares of Series A preferred stock immediately following completion of this offering at a redemption price per share of $5.00, plus accrued and unpaid dividends through the redemption date, and related expenses. Assuming this offering is consummated on March 31, 2011, the accrued and unpaid dividends per share of our Series A preferred stock will be $2.45.

(4)
Consists entirely of shares to be purchased by Mr. Berger in connection with the consummation of this offering. See "Underwriting — Reserved Shares".

(5)
The address for each of Messrs. Claerhout and Leemrijse is c/o Ontario Teachers' Pension Plan Board, 5650 Yonge Street, Toronto, Ontario M2M 4H5.

(6)
Consists entirely of shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(7)
The address of Mr. Kaplan is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Mr. Kaplan is a Senior Partner in the Private Equity Group of Ares Management and member of Ares Partners Management Company LLC ("Ares Partners"), both of which indirectly control Ares. Mr. Kaplan expressly disclaims beneficial ownership of the shares owned by Ares.

(8)
The address of Mr. Klos is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Mr. Klos is a Principal in the Private Equity Group of Ares Management. Mr. Klos expressly disclaims beneficial ownership of the shares owned by Ares.

(9)
Reflects shares owned by Ares. The general partner of Ares is ACOF Management II, L.P. ("ACOF Management II") and the general partner of ACOF Management II is ACOF Operating Manager II, L.P. ("ACOF Operating Manager II"). ACOF Operating Manager II is indirectly owned by Ares Management which, in turn, is indirectly controlled by Ares Partners (together with ACOF Management II, ACOF Operating Manager II and Ares, the "Ares Entities"). Ares Partners is managed by an executive committee comprised of Mr. Kaplan, Michael Arougheti, Gregory Margolies, Antony Ressler and Bennett Rosenthal. Each of the members of the executive committee expressly disclaims beneficial ownership of the shares of stock of the Company owned by Ares. Each of the Ares Entities (other than Ares, with respect to the securities owned by Ares) and the partners, members and managers of the Ares Entities and the executive committee of Ares Partners expressly disclaims beneficial ownership of these shares. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(10)
Refers to shares owned by KL Holdings LLC acquired in connection with the Merger. The manager of KL Holdings LLC is Lowell J. Milken who expressly disclaims beneficial ownership of these shares. The owners of KL Holdings LLC include Knowledge Industries LLC (which may be deemed to have a controlling interest in the entity), Birch LLC and Lantana LLC; each of which expressly disclaims beneficial ownership of these shares. The beneficial owners of Knowledge Industries LLC are Michael R. and Lori A. Milken, each of whom expressly disclaims beneficial ownership of all shares held by KL Holdings LLC. The address of KL Holdings LLC is 1250 Fourth Street, Santa Monica, California 90401.

(11)
Refers to shares owned by OTPP. Each of Mr. Claerhout, Mr. Leemrijse and Roman Duch may be deemed to have the power to dispose of the shares held by OTPP because of a delegation of authority from the Board of Directors of OTPP, and each expressly disclaims beneficial ownership of such shares. As the owner of Class B common stock, OTPP may, at any time, elect to convert shares of Class B common stock into an equal number of shares of Class A common stock, or convert shares of Class A common stock into an equal number of shares of Class B common stock. The table above does not reflect (i) shares of Class B common stock issuable upon conversion of Class A common stock or (ii) shares of Class A common stock issuable upon conversion of Class B common stock. The address of Ontario Teachers' Pension Plan is 5650 Yonge Street, Toronto, Ontario M2m 4H5.

(12)
Axcel Partners III, LLC ("Axcel") acquired 318,693 shares pursuant to certain stock purchase agreements by and between Axcel and us. Ms. Kaplan is a member of Axcel Managers LLC, the managing member of Axcel, and of SK Limited Partnership, a member of Axcel. Ms. Kaplan disclaims beneficial ownership of the shares owned by Axcel.

(13)
Mr. Jeroski, a former employee of GNC, acquired 8,348 shares in connection with the Merger.

(14)
Consists entirely of shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date. Mr. Stubenhofer is a Senior Vice President and Chief Legal Officer of GNC.

(15)
Consists of (i) 59,626 shares directly held by Mr. Axelrod and acquired in connection with the Merger, (ii) 292,314 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date, and (iii) 29,813 shares directly held by AS Skip LLC ("AS Skip"), of which Mr. Axelrod is the managing member.

(16)
Consists of (i) 13,876 shares directly held by Mr. Berg and acquired in connection with his exercise of stock options and (ii) 65,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(17)
Consists of (i) 51,726 shares directly held by Mr. Dowd and acquired in connection with the Merger and (ii) 360,000 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(18)
Consists of (i) 201,801 shares directly held by Mr. Fortunato and acquired in connection with the Merger, (ii) 46,692 shares transferred from Mr. Fortunato to and directly held by The Joseph M. Fortunato 2008 Grantor Retained Annuity Trust (the "Trust"), and (iii) 2,525,754 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(19)
Consists of 1,782,593 shares directly held by Partners Group Direct Investments 2006, L.P. ("Direct Investments"), 1,782,593 shares directly held by Partners Group Global Opportunities Subholdings Limited ("Global Opportunities"), and 1,039,841 shares directly held by Princess Private Equity Subholdings Limited ("Princess Private Equity"), in each case acquired in connection with the Merger. Partners Group Management III Limited ("PGM III") is the general partner of Direct Investments and is party to an investment advisory agreement with Partners Group AG. Partners Group (Guernsey) Limited ("PGGL") is the investment manager of Global Opportunities and is party to an investment advisory agreement with Partners Group AG. Princess Management Limited ("PML" and, together with PGM III and PGGL, the "Partners Group Entities") is the investment manager of Princess Private Equity and is party to an investment advisory agreement with Partners Group AG. In accordance with the terms of the respective investment advisory agreements, Partners Group AG directs the investments held by each of the Partners Group Entities. The investment committee of Partners Group AG is comprised of René Biner, Marcel Erni, Alfred Gantner, Philipp Gysler, Walter Keller, Nori Gerardo Lietz, Steffen Meister, Sandra Pajarola, Christoph Rubeli, Stephan Schäli, Michael Studer, Tilmann Trommsdorff and Urs Wietlisbach. Each of the members of the investment committee expressly disclaims beneficial ownership of the shares directly held by Direct Investments, Global Opportunities and Princess Private Equity. Each of the Partners Group Entities and the partners, members and managers of the Partners Group Entities expressly disclaims beneficial ownership of the shares directly held by Direct Investments, Global Opportunities and Princess Private Equity. The address for Partners Group AG is Zugerstrasse 57, CH-6341 Baar-Zug, Switzerland.

(20)
Reflects shares acquired in connection with the Merger. Whitepier & Co. is a nominee name which designates Boston Income Portfolio ("BIP"). Boston Management and Research ("BMR") is the investment adviser of BIP. Michael W. Weilheimer, the Vice President of BMR, along with other officers and members of senior management of BMR ("BMR Management") have shared voting and investment power with respect to these shares. Mr. Weilheimer and BMR Management expressly disclaim beneficial ownership of these shares. The address of Mr. Weilheimer and BMR Management is c/o Eaton Vance Management, High Yield — Fixed Income, Two International Place, Floor 11, Boston, MA 02110.

(21)
Reflects shares acquired in connection with the Merger. Whitetuna & Co. is a nominee name which designates High Income Opportunities Fund ("HIOF"). BMR is the investment adviser of HIOF. Mr. Weilheimer and BMR Management have shared voting and investment power with respect to these shares. Mr. Weilheimer and BMR

  Management expressly disclaim beneficial ownership of these shares. The address of Mr. Weilheimer and BMR Management is c/o Eaton Vance Management, High Yield — Fixed Income, Two International Place, Floor 11, Boston, MA 02110.

(22)
Consists of (i) 19,379 shares directly held by Mr. Phillips and acquired in connection with the Merger and (ii) 105,240 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date. Mr. Phillips is Senior Vice President of GNC.

(23)
Consists of (i) 16,546 shares directly held by Mr. Deitrick and acquired in connection with the Merger and (ii) 57,004 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date. Mr. Deitrick is a Vice President of GNC.

(24)
Consists of (i) 10,435 shares directly held by Mr. Ramanathan and acquired in connection with the Merger, (ii) 14,885 shares directly held by Mr. Ramanathan and acquired pursuant to a Stock Purchase Agreement between Mr. Ramanathan, Centers and us and (iii) 115,240 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date. Mr. Ramanathan is a Senior Vice President of GNC.

(25)
Consists of (i) 41,440 shares directly held by Mr. Fox and acquired in connection with the Merger and (ii) 162,464 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date. Mr. Fox is a former employee of GNC.

(26)
Consists of (i) 8,348 shares directly held by Ms. Davis and acquired in connection with the Merger and (ii) 28,064 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date. Ms. Davis is a Vice President and Corporate Controller of GNC.

(27)
Consists of (i) 41,440 shares directly held by Mr. Locke and acquired in connection with the Merger and (ii) 216,620 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date. Mr. Locke is a Senior Vice President of GNC.

(28)
Consists of (i) 41,440 shares directly held by Mr. Steele and acquired in connection with the Merger and (ii) 162,464 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date. Mr. Steele is a former employee of GNC.

(29)
Consists of (i) 14,907 shares directly held by Mr. Braemer and acquired in connection with the Merger and (ii) 57,004 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date. Mr. Braemer is a Vice President of GNC.

(30)
Consists of (i) 28,919 shares directly held by Mr. Green and acquired in connection with the Merger and (ii) 175,400 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date. Mr. Green is a Senior Vice President of GNC.

(31)
Consists of (i) 16,546 shares directly held by Mr. Hallock and acquired in connection with the Merger and (ii) 57,004 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date. Mr. Hallock is a Vice President of GNC.

(32)
Consists of (i) 29,813 shares directly held by Mr. Haymon and acquired in connection with the Merger and (ii) 70,160 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date. Mr. Haymon is a Vice President of GNC.

(33)
Consists of (i) 16,546 shares directly held by Mr. Cacace and acquired in connection with the Merger and (ii) 57,004 shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date. Mr. Cacace is a Vice President of GNC.

(34)
Consists of (i) 20,374 shares directly held by Mr. Axelrod and (ii) 10,187 shares directly held by AS Skip.

(35)
Consists of (i) 55,391 shares directly held by Mr. Axelrod, (ii) 271,550 shares issuable to Mr. Axelrod upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date and (iii) 27,695 shares directly held by AS Skip.

(36)
Consists of (i) 13,876 shares directly held by Mr. Berg and (ii) 59,397 shares issuable to Mr. Berg upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(37)
Consists of (i) 23,843 shares directly held by Mr. Dowd and (ii) 360,000 shares issuable to Mr. Dowd upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(38)
Consists of (i) 4,740 shares directly held by Mr. Fortunato, (ii) 2,525,754 shares issuable to Mr. Fortunato upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date and (iii) 46,692 shares directly held by the Trust.

(39)
Consists of (i) 1,655,971 shares directly held by Direct Investments, (ii) 1,655,971 shares directly held by Global Opportunities and (iii) 965,979 shares directly held by Princess Private Equity.

(40)
Consists of (i) 11,379 shares directly held by Mr. Phillips and (ii) 105,240 shares issuable to Mr. Phillips upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(41)
Consists of (i) 15,372 shares directly held by Mr. Deitrick and (ii) 52,954 shares issuable to Mr. Deitrick upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(42)
Consists of (i) 16,706 shares directly held by Mr. Ramanathan and (ii) 115,240 shares issuable to Mr. Ramanathan upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(43)
Consists of (i) 41,440 shares directly held by Mr. Fox and (ii) 147,980 shares issuable to Mr. Fox upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(44)
Consists of (i) 8,348 shares directly held by Ms. Davis and (ii) 25,478 shares issuable to Ms. Davis upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(45)
Consists of (i) 41,440 shares directly held by Mr. Locke and (ii) 198,289 shares issuable to Mr. Locke upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(46)
Consists of (i) 41,440 shares directly held by Mr. Steele and (ii) 147,980 shares issuable to Mr. Steele upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(47)
Consists of (i) 13,849 shares directly held by Mr. Braemer and (ii) 52,954 shares issuable to Mr. Braemer upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(48)
Consists of (i) 14,919 shares directly held by Mr. Green and (ii) 175,400 shares issuable to Mr. Green upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(49)
Consists of (i) 15,372 shares directly held by Mr. Hallock and (ii) 52,954 shares issuable to Mr. Hallock upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(50)
Consists of (i) 22,712 shares directly held by Mr. Haymon and (ii) 70,160 shares issuable to Mr. Haymon upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(51)
Consists of (i) 11,322 shares directly held by Mr. Cacace and (ii) 57,004 shares issuable to Mr. Cacace upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(52)
Consists of (i) 53,094 shares directly held by Mr. Axelrod, (ii) 260,294 shares issuable to Mr. Axelrod upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date and (iii) 26,547 shares directly held by AS Skip.

(53)
Consists of (i) 13,876 shares directly held by Mr. Berg and (ii) 56,360 shares issuable to Mr. Berg upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(54)
Consists of (i) 8,727 shares directly held by Mr. Dowd and (ii) 360,000 shares issuable to Mr. Dowd upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(55)
Consists of (i) 2,445,754 shares issuable to Mr. Fortunato upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date and (ii) 24,600 shares directly held by the Trust.

(56)
Consists of (i) 1,587,327 shares directly held by Direct Investments, (ii) 1,587,327 shares directly held by Global Opportunities and (iii) 925,936 shares directly held by Princess Private Equity.

(57)
Consists of (i) 11,379 shares directly held by Mr. Phillips and (ii) 105,240 shares issuable to Mr. Phillips upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(58)
Consists of (i) 14,735 shares directly held by Mr. Deitrick and (ii) 50,758 shares issuable to Mr. Deitrick upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(59)
Consists of (i) 13,385 shares directly held by Mr. Ramanathan and (ii) 115,240 shares issuable to Mr. Ramanathan upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(60)
Consists of (i) 41,440 shares directly held by Mr. Fox and (ii) 140,128 shares issuable to Mr. Fox upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(61)
Consists of (i) 8,348 shares directly held by Ms. Davis and (ii) 24,075 shares issuable to Ms. Davis upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(62)
Consists of (i) 41,440 shares directly held by Mr. Locke and (ii) 188,352 shares issuable to Mr. Locke upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(63)
Consists of (i) 41,440 shares directly held by Mr. Steele and (ii) 140,128 shares issuable to Mr. Steele upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(64)
Consists of (i) 13,276 shares directly held by Mr. Braemer and (ii) 50,758 shares issuable to Mr. Braemer upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(65)
Consists of (i) 14,919 shares directly held by Mr. Green and (ii) 175,400 shares issuable to Mr. Green upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(66)
Consists of (i) 14,735 shares directly held by Mr. Hallock and (ii) 50,758 shares issuable to Mr. Hallock upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(67)
Consists of (i) 18,862 shares directly held by Mr. Haymon and (ii) 70,160 shares issuable to Mr. Haymon upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

(68)
Consists of (i) 8,489 shares directly held by Mr. Cacace and (ii) 57,004 shares issuable to Mr. Cacace upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Ownership Date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Credit Facilities

          Upon consummation of the Merger, Centers entered into the Old Senior Credit Facility, under which various funds affiliated with one of our sponsors, Ares, were lenders. Under the Old Senior Credit Facility, these affiliated funds made term loans to Centers in the amount of $65.0 million and $62.1 million, as of the consummation of the Merger and December 31, 2010, respectively. In addition, as of December 31, 2010, an aggregate of $2.9 million in principal and $11.0 million in interest had been paid to affiliates of Ares in respect of amounts borrowed under the Old Senior Credit Facility. Borrowings under the Old Senior Credit Facility accrued interest at a weighted average rate of 4.6% per year. In connection with the Refinancing and as of March 4, 2011, the remaining principal amount of $62.1 million and an additional amount of $0.5 million in interest was paid to affiliates of Ares.

          In connection with the Senior Credit Facility, various funds affiliated with Ares are lenders. These affiliated funds have made term loans to Centers in the amount of $120.0 million. In connection with Centers' repayment of $            million of outstanding borrowings under the Term Loan Facility, funds affiliated with Ares will receive approximately $            million, representing their pro rata position in the Term Loan Facility (see "Use of Proceeds"). Assuming a repayment date of March 31, 2011, approximately $            million of such amount will represent interest.

Stockholders Agreements

          Amended and Restated Stockholders Agreement.    Upon completion of the Merger, we entered into a stockholders agreement with each of our stockholders at such time, which included certain of our directors, employees, and members of our management and our principal stockholders. Such agreement was amended and restated as of February 12, 2008. Through a voting agreement within the Amended and Restated Stockholders Agreement, each of the Sponsors currently has the right to designate four members of our board of directors (or, at the sole option of each, five members of the board of directors, one of which shall be independent) for so long as they or their respective affiliates and co-investors each own at least 10% of our outstanding common stock. The voting agreement also provides for election of our then-current chief executive officer to our board of directors. Under the terms of the Amended and Restated Stockholders Agreement, certain significant corporate actions require the approval of a majority of directors on the board of directors, including a majority of the directors designated by Ares and a majority of the directors designated by OTPP. The foregoing provisions will cease to be effective upon completion of this offering. The Amended and Restated Stockholders Agreement also contains significant transfer restrictions and certain rights of first offer, tag-along, and drag-along rights, all of which will cease to be effective upon completion of this offering. In addition, the Amended and Restated Stockholders Agreement contains registration rights that require us to register Class A common stock held by the stockholders who are parties to the Amended and Restated Stockholders Agreement in the event we register for sale, either for our own account or for the account of others, shares of our Class A common stock. In connection with the consummation of this offering, the parties to such agreement will amend and restate such agreement and enter into the Second Amended and Restated Stockholders Agreement (the "Second Amended and Restated Stockholders Agreement"). The Second Amended and Restated Stockholders Agreement will provide for substantially similar registration rights following completion of this offering.

          New Stockholders Agreement.    The terms of the New Stockholders Agreement to be entered into among the Sponsors and us, effective upon completion of this offering, will provide that our board of directors will consist of at least nine members and that the Sponsors will have the right to nominate to our board of directors, subject to their election by our stockholders:

  •
  for so long as the Sponsors collectively own more than 50% of the then outstanding shares of our common stock, the greater of up to nine directors and the number of directors comprising a majority of our board; and

  •
  except as provided below, for so long as the Sponsors collectively own 50% or less of the then outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors.

Half of such nominees will be nominated by each of the Sponsors; provided, that (i) if the number of directors to be nominated is odd, the Sponsors will jointly nominate one such director and each Sponsor will nominate one half of the remainder, and (ii) if either Sponsor owns more than 5%, but less than or equal to 10%, of the then outstanding shares of our common stock, one director will be nominated by such Sponsor, and the remainder of such nominees will be nominated by the other Sponsor.

          Notwithstanding the foregoing, if either Sponsor at any time ceases to own more than 5% of the then outstanding shares of our common stock, that Sponsor will not have the right to designate any directors, the shares of common stock owned by that Sponsor will be excluded in calculating the thresholds above, and the rights set forth above will only be available to the Sponsor that owns the applicable percentage of shares of our common stock. The New Stockholders Agreement will also provide for the nomination to our board of directors, subject to his or her election by our stockholders at the annual meeting, of our chief executive officer. Each Sponsor will agree, for so long as such Sponsor owns more than 5% of the outstanding shares of our common stock, to vote all of the shares of Class A common stock held by it in favor of the foregoing nominees.

          The New Stockholders Agreement will also provide that, for so long as the Sponsors collectively own more than one third of the then outstanding shares of our common stock, the following corporate actions will require the approval of either Sponsor; provided, that if either Sponsor owns 10% or less of the then outstanding shares of our common stock, such actions will not be subject to the approval of such Sponsor and the shares of common stock owned by such Sponsor will be excluded in calculating the one third threshold:

  •
  a change of control or, subject to certain exceptions, our merger or consolidation;

  •
  (i) the entrance into any joint venture, investment, recapitalization, reorganization or contract with any other person (in each case other than a wholly owned subsidiary), (ii) the acquisition of any securities or assets of another person (other than a wholly owned subsidiary), in the case of any of the transactions set forth in clause (i) or (ii), whether in a single transaction or series of related transactions, with a value, or for a purchase price, in excess of $75 million, or (iii) the exercise of any ownership rights in respect of any of the foregoing;

  •
  any transfer of our assets in any transaction or series of related transactions, in each case, other than (i) inventory sold in the ordinary course of business, or (ii) any transfer of assets in a single transaction or series of related transactions with a fair market value of less than or equal to $75 million;

  •
  the issuance of any capital stock with a value in excess of $50 million;

  •
  the guarantee, assumption, incurrence or refinancing of indebtedness for borrowed money by, or the pledge of, or granting of a security interest in, any of our assets in excess of $50 million in any 12-month period, other than trade indebtedness incurred in the ordinary course of business;

  •
  any material change to the scope or nature of our business and operations, including the entering into of any new line of business;

  •
  the approval of our annual budget for each of our fiscal years;

  •
  any change to our senior management, including employment of new members, termination of existing members and setting or amending the compensation arrangements of new or existing members of senior management;

  •
  entering into any related party transactions;

  •
  the commencement of any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization; and

  •
  entering into of any agreement to do any of the foregoing.

ACOF Management Services Agreement

          In connection with the Merger, on March 16, 2007, we entered into a Management Services Agreement (the "ACOF Management Services Agreement") with ACOF Operating Manager II, L.P., an affiliate of Ares. The ACOF Management Services Agreement provides for an annual management fee of $750,000, payable quarterly and in advance to ACOF Operating Manager II, on a pro rata basis, until the tenth anniversary from March 16, 2007 plus any one-year extensions (which extensions occur automatically on each anniversary date of March 16, 2007), as well as reimbursements for ACOF Operating Manager II's, and its affiliates', out-of-pocket expenses in connection with the management services provided under the ACOF Management Services Agreement. For the year ended December 31, 2010, $750,000 was paid to ACOF Operating Manager II in accordance with the terms of ACOF Management Services Agreement.

          Upon the consummation of a change in control transaction or a bona fide initial public offering, ACOF Operating Manager II will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to ACOF Operating Manager II during the remainder of the term of the fee agreement, calculated in good faith by our board of directors. We expect this amount to be approximately $5.1 million.

          The ACOF Management Services Agreement also provides that we will indemnify ACOF Operating Manager II and its affiliates against all losses, claims, damages and liabilities arising in connection with the management services provided by ACOF Operating Manager II under the ACOF Management Services Agreement.

Special Dividend

          OTPP, as the holder of our Class B common stock, is entitled to receive ratably an annual special dividend payment equal to an aggregate amount of $750,000 per year when, as and if declared by the board of directors, for the Special Dividend Period. The special dividend payment is payable in equal quarterly installments on the first day of each quarter commencing on April 1, 2007. For the year ended December 31, 2010, $750,000 was paid to OTPP as a special dividend pursuant to the obligations under our Class B common stock.

          Upon the consummation of a change in control transaction or a bona fide initial public offering, OTPP will receive, in lieu of quarterly payments of the special dividend payments, an automatic payment equal to the net present value of the aggregate amount of the special dividend payments that would have been payable to OTPP during the remainder of the Special Dividend Period, calculated in good faith by our board of directors. We expect this amount to be approximately $5.1 million.

Lease Agreements

          General Nutrition Centres Company, our indirect wholly owned subsidiary, is party to 19 lease agreements, as lessee, with Cadillac Fairview Corporation, a direct wholly owned subsidiary of OTPP, as lessor, with respect to properties located in Canada. In December 2010, Cadillac Fairview Corporation assigned its interest in an additional lease agreement to an unrelated third party in connection with the sale of a shopping center to which such lease related. For the years ended December 31, 2010, 2009 and 2008, we paid $2.8 million, $2.4 million and $2.5 million, respectively, under the lease agreements and as of December 31, 2010, the aggregate future minimum lease payments under the lease agreements was $19.3 million. Each lease was negotiated in the ordinary course of business on an arm's length basis.

Product Purchases

          During our 2010 fiscal year, we purchased certain fish oil and probiotics products manufactured by Lifelong Nutrition, Inc. ("Lifelong") for resale under our proprietary brand name GNC WELLbeING®. Carmen Fortino, who served as one of our directors until resigning in March 2011, was the Managing Director, a member of the board of directors and a stockholder of Lifelong's parent company. The aggregate value of the products we purchased from Lifelong was $2.3 million and $3.3 million for the 2010 and 2009 fiscal years, respectively. Effective December 31, 2010, Lifelong's parent company was sold to a third party and Mr. Fortino resigned his positions at Lifelong.

Product Development and Distribution Agreement

          On June 3, 2010, General Nutrition Corporation, our wholly owned subsidiary, and Lifelong entered into a Product Development and Distribution Agreement (the "Lifelong Agreement"), pursuant to which General Nutrition Corporation and Lifelong will develop a branded line of supplements to be manufactured by Lifelong. As described above, Mr. Fortino, who served as one of our directors until resigning in March 2011, was the Managing Director, a member of the board of directors and a stockholder of Lifelong's parent company. Products manufactured under the Lifelong Agreement and sold in our stores will be purchased by us from Lifelong; products sold outside of our stores will be subject to certain revenue sharing arrangements. For the year ended December 31, 2010, we made $1.3 million in product purchases from Lifelong under the Lifelong Agreement. Effective December 31, 2010, Lifelong's parent company was sold to a third party and Mr. Fortino resigned his positions at Lifelong.

Stock Purchase

          During the third and fourth quarters of 2008, we issued to Axcel Partners III, LLC 273,215 shares of our Class A common stock at a price of $6.82 per share, for an aggregate purchase price of $1.9 million, and 45,478 shares of our Class A common stock at a price of $7.08 per share, for an aggregate purchase price of $0.3 million, respectively, and 110,151 and 18,710 shares of our Series A preferred stock at a price of $5.00 per share plus accrued and unpaid dividends through the dates of purchase, for an aggregate purchase price of $0.6 million and $0.1 million, respectively. Ms. Kaplan, who serves as a director and as our President and Chief Merchandising and Marketing Officer, is a member of Axcel Managers LLC, the managing member of Axcel Partners III LLC, and of SK Limited Partnership, a member of Axcel Partners III LLC.

Stock Purchase Agreement

          In February 2010, we entered into a Stock Purchase Agreement with Guru Ramanathan, our Senior Vice President, Chief Innovation Officer, in connection with Mr. Ramanathan's previous purchase, in June 2008, of 14,885 shares of our Class A common stock at a price of $6.93 per share, for an aggregate purchase price of $103,153, and 4,961 shares of our Series A preferred stock at a price of $5.6637 per share, for an aggregate purchase price of $28,097.62.

Director Independence

          Upon completion of this offering, our board of directors will be comprised of Norman Axelrod, Jeffrey P. Berger, Andrew Claerhout, Joseph Fortunato, Michael Hines, Beth J. Kaplan, David B. Kaplan, Brian Klos, Johann O. Koss, Romeo Leemrijse and Richard J. Wallace. Pursuant to the voting agreement in the Amended and Restated Stockholders Agreement, Messrs. Axelrod, Kaplan and Klos were designated by Ares and Messrs. Claerhout, Koss and Leemrijse were designated by OTPP. Ms. Kaplan and Messrs. Berger, Hines and Wallace were jointly designated by the Sponsors. Mr. Fortunato was elected to the board of directors pursuant to the Amended and Restated Stockholders Agreement, which provides that our chief executive officer shall sit on our board. We have no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association which has requirements that a majority of our board of directors be independent. For purposes of complying with the disclosure requirements of the Securities and Exchange Commission, we have adopted the definition of independence used by the NYSE. Under this definition of independence, the following five of our directors and director nominees are independent: Norman Axelrod, Jeffrey P. Berger, Michael Hines, Johann O. Koss and Richard J. Wallace.

 DESCRIPTION OF CAPITAL STOCK

          The following is a description of our capital stock and the relevant provisions of our amended and restated certificate of incorporation, amended and restated bylaws, and other agreements to which we and our stockholders are parties, in each case upon the closing of this offering and the application of the use of proceeds of this offering. The following is only a summary and is qualified in its entirety by reference to all applicable laws and to the provisions of our amended and restated certificate of incorporation, amended and restated bylaws, and other agreements, copies of which are available as set forth under "Where You Can Find More Information".

Authorized Capitalization

          Upon the completion of this offering, our authorized capital stock will consist of (i) 300,000,000 shares of Class A common stock, par value $0.001 per share, (ii) 30,000,000 shares of Class B common stock, par value $0.001 per share, and (iii) 60,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

          As of March 11, 2011, there were 59,198,688 shares of Class A common stock outstanding (excluding 769,261 shares held as treasury stock), held of record by 41 stockholders, and there were 28,168,561 shares of Class B common stock outstanding, held of record by one stockholder, OTPP. The holders of our common stock are entitled to the following rights:

          Voting Rights.    Each share of our Class A common stock entitles its holder to one vote per share on all matters to be voted upon by the stockholders. Each share of our Class B common stock entitles its holder to one vote per share on all matters to be voted upon by stockholders, except with respect to the election or removal of directors. There is no cumulative voting, which means that a holder or group of holders of more than 50% of the shares of our common stock can elect all of our directors. For a description of the New Stockholders Agreement, see "Certain Relationships and Related Transactions — Stockholders Agreements".

          Dividend Rights.    The holders of our common stock are entitled to receive dividends when and as declared by our board of directors from legally available sources, subject to the prior rights of the holders of our preferred stock, if any. Currently, the holder of our Class B common stock is entitled to the special dividend described above under "Certain Relationships and Related Transactions — Special Dividend".

          Conversion Rights.    The shares of Class A common stock are not convertible except as provided below. The shares of Class B common stock are convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock. The holder of Class B common stock would have, upon conversion of its shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held on all matters submitted to a vote of our stockholders. The shares of Class A common stock are convertible into Class B common stock, in whole or in part, at any time and from time to time at the option of the holder so long as such holder holds Class B common stock, on the basis of one share of Class B common stock for each share of Class A common stock.

          Liquidation Rights.    In the event of our liquidation or dissolution, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock, if any.

          Other Matters.    The holders of our common stock have no subscription or redemption privileges. After this offering, our common stock does not entitle its holder to preemptive rights. The rights, preferences, and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Preferred Stock

          As of March 11, 2011, there were 29,867,046 shares of our Series A preferred stock outstanding (excluding 266,569 shares held as treasury stock), held of record by 41 stockholders.

          Redemption.    Immediately following the consummation of this offering, we intend to redeem all of our outstanding Series A preferred stock at a redemption price per share of $5.00, plus accrued and unpaid dividends through the redemption date. Assuming this offering is consummated on March 31, 2011, the accrued and unpaid dividends per share of our Series A preferred stock will be $2.45.

          Future Issuances.    Upon the closing of this offering, our board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 60,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. We have no present plans to issue any shares of preferred stock. See "— Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws".

Options

          As of the completion of this offering, options to purchase a total of 9,649,443 shares of Class A common stock will be outstanding, of which 6,627,439 will be eligible for exercise or sale immediately following the completion of this offering. Common stock may be subject to the granting of options under the equity incentive plan. See "Shares Eligible for Future Sale".

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

          We plan to elect in our amended and restated certificate of incorporation to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

          Certain other provisions of our amended and restated certificate of incorporation and bylaws that will be effective upon completion of this offering may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us without prior approval of our board of directors. These provisions are meant to encourage persons interested in acquiring control of us to first consult with our board of directors to negotiate terms of a potential business combination or offer. We believe that these provisions protect against an unsolicited proposal for a takeover of us that might affect the long-term value of our stock or that may be otherwise unfair to our stockholders. For example, our amended and restated certificate of incorporation and bylaws will:

  •
  provide for a classified board of directors, pursuant to which our board of directors will be divided into three classes whose members will serve three-year staggered terms;

  •
  provide that the size of the board of directors will be set by members of the board, and any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office or by the Sponsors that designated a director who is no longer a member of the board if the Sponsors continue to have such a right of designation pursuant to the New Stockholders Agreement;

  •
  provide that, for so long as the Sponsors collectively own 33 1/3% or more of our then outstanding shares of common stock, we are prohibited from taking any action that leads to a change of control, or our merger or consolidation, without the prior written approval of at least one of the Sponsors (provided, that in the event that a Sponsor owns 10% or less of the then outstanding shares of common stock, such action will be subject to the prior written consent of only the other Sponsor);

  •
  not permit stockholders to take action by written consent if the Sponsors own less than 50% of our outstanding common stock;

  •
  provide that, except as otherwise required by law, special meetings of stockholders can only be called by our board of directors;

  •
  establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors;

  •
  limit consideration by stockholders at annual meetings to only those proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered to our secretary timely written notice, in proper form, of the stockholder's intention to bring such business before the meeting;

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive; and

  •
  not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

          Our board will also have the power to alter, amend, or repeal our bylaws without stockholder approval.

Action by Written Consent

          Upon completion of this offering, stockholder action by written consent in lieu of a meeting may only be taken so long as the Sponsors own a majority of our outstanding common stock. Thereafter, stockholder action may be taken only at an annual or special meeting of stockholders.

Stockholder Proposals

          Upon completion of this offering, our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to our board of directors.

          Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered to our secretary timely written notice, in proper form, of the stockholder's intention to bring such business before the meeting. Although neither our amended and restated certificate of incorporation nor our amended and restated bylaws will give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals about other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amendments to Certificate of Incorporation or Bylaws

          Upon completion of this offering, our amended and restated certificate of incorporation will provide generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend our certificate of incorporation, and, in certain instances, the affirmative vote of 66 2/3% of the shares entitled to vote is required to amend our certificate of incorporation. In addition, under the DGCL, an amendment to our certificate of incorporation that would alter or change the powers, preferences or special rights of our Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Upon the completion of this offering, our amended and restated certificate of incorporation will provide that our board of directors may from time to time make, amend, supplement or repeal our bylaws by vote of a majority of our board of directors without stockholder approval.

Indemnification of Directors and Officers and Limitation of Liability

          Delaware Law.    Section 145 of the DGCL authorizes a corporation's board of directors to indemnify its directors and officers in terms broad enough to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses occurred) arising under the Securities Act. As described below, we intend upon the completion of this offering to indemnify our directors, officers, and other employees to the fullest extent permitted by the DGCL.

          Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.    Upon the completion of this offering, our amended and restated bylaws will require us to indemnify our directors, officers, and employees and other persons serving at our request as a director, officer, employee, or agent of another entity to the fullest extent permitted by the DGCL. We will be required to advance expenses, as incurred, to a covered person in connection with defending a legal proceeding upon receiving an undertaking by or on behalf of such person to repay all such amounts if it is determined that he or she is not entitled to be indemnified by us.

          Our amended and restated certificate of incorporation and amended and restated bylaws will eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

          Indemnification Agreements.    Prior to the completion of this offering, we will have executed indemnification agreements with each of our directors and each of our officers in the position of Senior Vice President or above. These agreements provide indemnification to our directors and senior officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

          Indemnification for Securities Act Liability.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers, or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          Insurance Policies.    We maintain an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Corporate Opportunities

          In our amended and restated certificate of incorporation, we renounce any interest or expectancy in any business opportunities presented to Ares or OTPP, as the case may be, or any of their respective officers, managers, members, affiliates, or subsidiaries, even if the opportunity is one that we might reasonably have pursued, and that neither Ares or OTPP, as the case may be, nor their respective affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Stockholders Agreements

          Amended and Restated Stockholders Agreement.    Upon completion of the Merger, we entered into a stockholders agreement with each of our stockholders at such time, which included certain of our directors, employees, and members of our management and our principal stockholders. Such agreement was amended and restated as of February 12, 2008. The Amended and Restated Stockholders Agreement contains a voting agreement with respect to the election to our board of directors of individals designated by our Sponsors and provides that certain significant corporate actions require the approval of a majority of directors on the board of directors, including a majority of the directors designated by Ares and a majority of the directors designated by OTPP. The Amended and Restated Stockholders Agreement also contains significant transfer restrictions and certain rights of first offer, tag-along, and drag-along rights which, in addition to the voting agreement, will cease to be effective upon the completion of this offering. In addition, the Amended and Restated Stockholders Agreement contains registration rights that require us to register Class A common stock held by the stockholders who are parties to the Amended and Restated Stockholders Agreement in the event we register for sale, either for our own account or for the account of others, shares of our Class A common stock. In connection with the consummation of this offering, the parties to such agreement will enter into the Second Amended and Restated

Stockholders Agreement. The Second Amended and Restated Stockholders Agreement will provide for substantially similar registration rights following completion of this offering.

          New Stockholders Agreement.    Under the New Stockholders Agreement to be entered into among the Sponsors and us, effective upon the completion of this offering, the Sponsors will have the right to nominate to our board of directors, subject to their election by our stockholders, for so long as the Sponsors collectively own more than 50% of the then outstanding shares of our common stock, the greater of up to nine directors and the number of directors comprising a majority of our board and, subject to certain exceptions, so long as the Sponsors collectively own 50% or less of the then outstanding shares of our common stock, that number of directors (rounded up to the nearest whole number or, if such rounding would cause the Sponsors to have the right to elect a majority of our board of directors, rounded to the nearest whole number) that is the same percentage of the total number of directors comprising our board as the collective percentage of common stock owned by the Sponsors. Under the New Stockholders Agreement, each Sponsor will also agree to vote all of the shares of Class A common stock held by it in favor of the other Sponsor's nominees. The New Stockholders Agreement will also provide that, so long as the Sponsors collectively own more than one-third of our outstanding common stock, certain significant corporate actions will require the approval of at least one of the Sponsors. See "Certain Relationships and Related Transactions — Stockholders Agreements".

Listing

          We will apply to list our Class A common stock on the NYSE under the symbol "GNC".

Transfer Agent and Registrar

          The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF CERTAIN DEBT

          The following summary highlights the material terms of the agreements and instruments that govern our material outstanding debt. Although this summary contains a summary of all of the material terms of the agreements and instruments as described, it is not a complete description of all of the terms of the agreements and instruments, and you should refer to the relevant agreement or instrument for additional information, copies of which are available as set forth under "Where You Can Find More Information".

          On March 4, 2011, Centers entered into the Senior Credit Facility, which consists of a $1.2 billion Term Loan Facility and an $80 million Revolving Credit Facility. In connection with the Refinancing, Centers used a portion of the net proceeds from the Term Loan Facility to refinance its former indebtedness, including all outstanding indebtedness under the Old Senior Credit Facility, the Senior Notes and the Senior Subordinated Notes. As of the date hereof, the Revolving Credit Facility remains undrawn, and we expect that the Revolving Credit Facility will remain undrawn as of the date this offering is consummated.

Senior Credit Facility

          The Senior Credit Facility consists of the Term Loan Facility and the Revolving Credit Facility.

          Interest Rate; Fees.    All borrowings under the Term Loan Facility and, initially, borrowings under the Revolving Credit Facility, bear interest, at our option, at a rate per annum equal to (A) the sum of (i) the greatest of (a) the prime rate (as publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect), (b) the federal funds effective rate plus 0.50% and (c) one month adjusted LIBOR (or if greater, 1.25%) plus 1.0% plus (ii) 2.0% or (B) the sum of (i) adjusted LIBOR (or if greater, 1.25%) plus (ii) 3.0%. Effective on and after the first date on which quarterly financial statements are delivered to the lenders pursuant to the Senior Credit Facility after September 30, 2011, borrowings under the Revolving Credit Facility bear interest, at our option, at a rate per annum equal to (A) the sum of (i) the greatest of (a) the prime rate (as publicly announced by JPMorgan Chase Bank, N.A.), (b) the federal funds effective rate plus 0.50% and (c) one month adjusted LIBOR (or if greater, 1.25%) plus 1.0% plus (ii) 2.0% (or, if our consolidated net senior secured leverage ratio is not greater than 3.25 to 1.00 and no event of default then exists, 1.75%) or (B) the sum of (i) adjusted LIBOR (or if greater, 1.25%) plus (ii) 3.0% (or, if our consolidated net senior secured leverage ratio is not greater than 3.25 to 1.00 and no event of default then exists, 2.75%). In addition to paying interest on outstanding principal under the Senior Credit Facility, we are required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of unutilized revolving loan commitments at a rate of 0.50% per annum.

          Guarantees; Security.    GNC Corporation, our indirect wholly owned subsidiary, and Centers' existing and future domestic subsidiaries have guaranteed Centers' obligations under the Senior Credit Facility.

          Maturity.    The Term Loan Facility will mature in March 2018. The Revolving Credit Facility will mature in March 2016.

          Prepayment; Reduction.    The Senior Credit Facility permits Centers to prepay a portion or all of the outstanding balance without incurring penalties (except LIBOR breakage costs). Subject to certain exceptions, commencing in fiscal 2011, the Senior Credit Facility requires that 100% of the net cash proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and a specified percentage (ranging from 50% to 0% based on a defined leverage ratio) of excess cash flow (as defined in the agreement) for the last three fiscal quarters of 2011 and each fiscal year thereafter must be used to pay down outstanding borrowings.

          Covenants.    The Senior Credit Facility contains customary covenants, including incurrence covenants and certain other limitations on the ability of GNC Corporation, Centers, and Centers' subsidiaries to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict our and our subsidiaries' ability to pay dividends or grant liens, engage in transactions with affiliates, and change the passive holding company status of GNC Corporation. The Revolving Credit Facility also requires that, to the extent borrowings outstanding thereunder exceed $25 million, we meet a senior secured debt ratio of consolidated senior secured debt to consolidated EBITDA (as defined in the Revolving Credit Facility). Such ratio test is 4.75 to 1.00 for the period from June 30, 2011 through and including March 31, 2013, and 4.25 to 1.00 thereafter.

          Events of Default.    The Senior Credit Facility contains events of default, including (subject to customary cure periods and materiality thresholds) defaults based on (1) the failure to make payments under the Senior Credit Facility when due, (2) breaches of covenants, (3) inaccuracies of representations and warranties, (4) cross-defaults to other material indebtedness, (5) bankruptcy events, (6) material judgments, (7) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, (8) the actual or asserted invalidity of documents relating to any guarantee or security document, (9) the actual or asserted invalidity of any subordination terms supporting the Senior Credit Facility, and (10) the occurrence of a change in control. If any such event of default occurs, the lenders would be entitled to accelerate the facilities and take various other actions, including all actions permitted to be taken by a collateralized creditor. If certain bankruptcy events occur, the facilities will automatically accelerate.

          Collateral.    The Senior Credit Facility is collateralized by first priority pledges (subject to permitted liens) of Centers' equity interests and the equity interests of Centers' domestic subsidiaries.

 SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there has been no public market for our Class A common stock, and a significant public market for our Class A common stock may not develop or be sustained after this offering. Future sales of significant amounts of our Class A common stock, including shares of our outstanding Class A common stock and shares of our Class A common stock issued upon exercise of outstanding options, in the public market after this offering could adversely affect the prevailing market price of our Class A common stock and could impair our future ability to raise capital through the sale of our equity securities.

Sale of Restricted Shares and Lock-Up Agreements

          Upon the closing of this offering, we will have outstanding 87,444,748 shares of Class A common stock and 16,103,245 shares of Class B common stock that are convertible into an equal number of shares of Class A common stock.

          Of these shares, the 22,500,000 shares of Class A common stock sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by affiliates of our company, as that term is defined in Rule 144 under the Securities Act.

          The remaining 64,944,748 shares of Class A common stock and 16,103,245 shares of Class B common stock were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rules 144 or 701 of the Securities Act. However, 64,777,783 of these remaining shares of Class A common stock and 16,103,245 of these remaining shares of Class B common stock are held by officers, directors, and existing stockholders who are subject to lock-up agreements for a period of 180 days after the date of this prospectus under which they have agreed not to sell or otherwise dispose of their shares of Class A common stock or Class B common stock, subject to certain exceptions. The representatives of the underwriters may, in their discretion and at any time without notice, release all or any portion of the securities subject to the lock-up agreements.

          Beginning 180 days after the date of this prospectus, 64,777,783 of these remaining shares of Class A common stock will be eligible for sale in the public market, although all but 54,997,948 shares of Class A common stock will be subject to volume limitations under Rule 144.

Rule 144

          In general, Rule 144 allows a stockholder, or stockholders where shares are aggregated, who is deemed to be an affiliate of ours at anytime during the 90 days preceding a sale and who has beneficially owned shares of our Class A common stock for at least six months and who files a Form 144 with the SEC to sell within any three-month period commencing 90 days after the date of this prospectus a number of those shares that does not exceed the greater of:

  •
  1% of the number of shares of Class A common stock then outstanding, which will equal approximately 874,447 shares immediately after this offering; or

  •
  the average weekly trading volume of the Class A common stock during the four calendar weeks preceding the filing of the Form 144 with respect to the sale.

          Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An "affiliate" is a person that directly, or indirectly though one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

          Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell an unlimited number of shares of our Class A common stock subject only to availability of current, public information about us; provided, however, that such current, public information requirement shall not apply if such shares were beneficially owned for at least twelve months. A person who was an affiliate during the months preceding a sale would remain subject to the volume restrictions described above.

Rule 701

          Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

Sales under Rules 144 and 701

          No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our Class A common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 or Rule 701 (or pursuant to Form S-8, if applicable) because this will depend on the market price of our Class A common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our Class A common stock in the public market could adversely affect the market price of our Class A common stock.

Registration Rights

          Upon completion of this offering, stockholders who are parties to the Second Amended and Restated Stockholders Agreement have the right, subject to various conditions and limitations, to include their shares of our Class A common stock in registration statements relating to our securities. The right to include shares in an underwritten registration is subject to the ability of the underwriters to limit the number of shares included in this offering. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders could cause the price of the Class A common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. See "Description of Capital Stock — Stockholders Agreements".

Options

          In addition to the shares of Class A and Class B common stock outstanding, as of the completion of this offering, there will be outstanding options to purchase 9,649,443 shares of our Class A common stock. As soon as practicable upon completion of this offering, we intend to file registration statements on Form S-8 under the Securities Act covering shares of our Class A common stock issued or reserved for issuance under our stock plans. Accordingly, shares of our Class A common stock registered under the Form S-8 registration statements will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions with us, contractual lock-up restrictions, and/or market stand-off provisions applicable to each option agreement that prohibit the sale or other disposition of the shares of Class A common stock underlying the options for a period of 180 days after the date of this prospectus without the prior written consent from us or our underwriters.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
TO NON-UNITED STATES STOCKHOLDERS

          This is a general summary of material United States Federal income and estate tax considerations with respect to your acquisition, ownership and disposition of Class A common stock if you purchase your Class A common stock in this offering, you will hold the Class A common stock as a capital asset and you are a beneficial owner of shares other than:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for United States Federal income tax purposes) created or organized in, or under the laws of, the United States or any political subdivision of the United States;

  •
  an estate, the income of which is subject to United States Federal income taxation regardless of its source;

  •
  a trust, if a court within the United States is able to exercise primary supervision over trust administration and one or more United States persons have the authority to control all substantial decisions of the trust; or

  •
  a trust that has made a valid election to be treated as a United States person.

          This summary does not address all United States Federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States income tax laws (including a "controlled foreign corporation", "passive foreign investment company", a foreign tax-exempt organization, a financial institution, an insurance company, or a former United States citizen or resident). This summary does not discuss any aspect of United States Federal alternative minimum tax, or state, local or non-United States taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service, referred to as the IRS, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

          If a partnership (or other entity taxable as a partnership for United States Federal income tax purposes) holds our Class A common stock, the tax treatment of each partner will generally depend on the partner's status and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-UNITED STATES STOCKHOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK.

Dividends

          In general, any distributions we make to you with respect to your shares of Class A common stock that constitute dividends for United States Federal income tax purposes will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper and acceptable certification of your eligibility for such reduced rate. If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS. A distribution will constitute a dividend for United States Federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your adjusted income tax basis in your shares of Class A common stock and, to the extent the distribution exceeds your basis, as capital gain.

          Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment maintained by you) generally will not be subject to United States withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to United States Federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business but that under an applicable income tax treaty are not attributable to a United States permanent establishment maintained by you may be eligible for a reduced rate of United States withholding tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Class A Common Stock

          You generally will not be subject to United States Federal income tax on any gain realized upon the sale or other disposition of your shares of Class A common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain);

  •
  you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

  •
  we are or have been a "United States real property holding corporation" for United States Federal income tax purposes (which we believe we are not and have never been, and do not anticipate we will become) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for your shares of Class A common stock, more than 5% of our Class A common stock.

          Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States Federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax (described above) may also apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under an applicable treaty. If you are described in the second bullet point above, you generally will be subject to United States tax at a rate of 30% on the gain realized, although such gain may be offset by some United States source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

          We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of Class A common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. Copies of the information returns reporting those distributions and amounts withheld may be made available by the IRS to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

          The United States imposes backup withholding (currently at a rate of 28%) on dividends and certain other types of payments to United States persons. You will not be subject to backup withholding on dividends you receive on your shares of Class A common stock if you provide proper certification of your status as a non-United States person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an "exempt recipient").

          Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of Class A common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If, however, you sell your shares of Class A common stock through a United States broker or the United States office of a foreign broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also effect backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-United States person or you are an exempt recipient. Information reporting will also apply if you sell your shares of Class A common stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that you are a non-United States person and certain other conditions are met or you are an exempt recipient.

          Backup withholding is not an additional tax. Any amounts withheld with respect to your shares of Class A common stock under the backup withholding rules will be refunded to you or credited against your United States Federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

          Under recently enacted legislation, a 30% withholding tax would be imposed on certain payments made after December 31, 2012 to certain foreign financial institutions, investment funds and other non-US persons that fail to comply with certain information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. Such payments would include US-source dividends and the gross proceeds from the sale or other disposition of stock that may produce US-source dividends.

Estate Tax

          Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States Federal estate tax purposes) of the United States at the time of his or her death will be included in the individual's gross estate for United States Federal estate tax purposes and may therefore be subject to United States Federal estate tax and generation skipping transfer tax (with respect to transfers to certain "skip persons") unless an applicable treaty provides otherwise.

UNDERWRITING

          The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities LLC are joint representatives of the underwriters.

Underwriter	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
William Blair & Company, L.L.C.
BMO Capital Markets Corp.

Total	22,500,000

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          If the underwriters sell more than 22,500,000 shares, the underwriters have an option to buy up to an additional 3,375,000 shares from the selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase an additional 3,375,000 shares.

Paid by us	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The company and its officers, directors, and holders of substantially all of the company's Class A common stock, including the selling stockholders, have agreed with the underwriters,

subject to certain exceptions, not to dispose of or hedge any of their Class A common stock or securities convertible into or exchangeable for shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities LLC. This agreement does not apply to any grants under existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

          Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company's historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          An application will be made to list the Class A common stock on the NYSE under the symbol "GNC". In order to meet one of the requirements for listing the Class A common stock on that national securities exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

          A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters participating in this offering. The representatives may agree to allocate a portion of the shares to underwriters for their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

          In connection with this offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholders in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of this offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE where our Class A common stock will be listed, in the over-the-counter market or otherwise.

Reserved Shares

          At our request, the underwriters have reserved for sale, at the public offering price, up to 25,000 shares of our Class A common stock offered by this prospectus for sale to Jeffrey P. Berger, an individual who will become a member of our board of directors on or prior to the date the registration statement is declared effective. No assurances can be given that Mr. Berger will ultimately participate in this offering in such amount, if at all. Any reserved shares of our Class A common stock that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock offered by this prospectus.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

          The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

          This document as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus (the "Shares") does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the Shares with the intention to distribute them to the public. The investors will be individually approached by the company from time to time. This document as well as any other material relating to the Shares is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without the express consent of the company. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Dubai International Financial Centre

          This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

          The principal underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

          The company and the selling stockholders estimate that their share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $3.0 million.

          The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. For example, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co. and J.P. Morgan Securities LLC (f/k/a J.P. Morgan Securities Inc.) acted as joint book-runners, co-lead arrangers and lenders under the Old Senior Credit Facility, Goldman Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acted as agents under the Old Senior Credit Facility, and JPMorgan Chase Bank, N.A. acted as agent under the Guarantee and Collateral Agreement entered into in connection with the Old Senior Credit Facility. These entities act in substantially similar capacities, and affiliates of Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated and Barclays Capital Inc. are lenders, under the Senior Credit Facility. In addition, Goldman, Sachs & Co. and J.P. Morgan Securities LLC acted as initial purchasers of the Senior Notes, and the Senior Subordinated Notes. For a description of the Senior Credit Facility, the Old Senior Credit Facility, the Senior Notes, the Senior Subordinated Notes and the Refinancing, see "Description of Certain Debt" and "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Cash Used in Financing Activities".

          In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

 LEGAL MATTERS

          The validity of the shares of Class A common stock offered hereby will be passed upon for us by Proskauer Rose LLP, Los Angeles, California, and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Proskauer Rose LLP has from time to time represented certain of the underwriters, Ares and certain of the other stockholders on unrelated matters.

EXPERTS

          The financial statements as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2010 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered by this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC's rules, does not contain all of the information presented in the registration statement. For further information with respect to us and our Class A common stock offered hereby, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

          Because one of our subsidiaries already has public debt and also due to this offering, it is subject to the informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet site at GNC.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Directors of GNC Acquisition Holdings Inc.:

          In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholder's equity and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of GNC Acquisition Holdings Inc. and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under item 16(b) for the years ended December 31, 2010, 2009 and 2008, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing on page 75 of this prospectus. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company's internal control over financial reporting based on our integrated audits (which were integrated audits in 2010 and 2009). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

          A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

          Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
February 25, 2011, except for Note 2(b) which is as of March 8, 2011

GNC ACQUISITION HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, including share data)

	December 31,
	2010	2009
Current assets:
Cash and cash equivalents	$193,902	$89,948
Receivables, net (Note 3)	102,874	93,932
Inventories, net (Note 4)	381,949	370,492
Prepaids and other current assets (Note 6)	40,569	42,275

Total current assets	719,294	596,647
Long-term assets:
Goodwill (Note 7)	625,241	624,753
Brands (Note 7)	720,000	720,000
Other intangible assets, net (Note 7)	147,224	154,370
Property, plant and equipment, net (Note 8)	193,428	199,581
Deferred financing fees, net (Note 2)	14,129	18,411
Other long-term assets (Note 9)	5,767	4,332

Total long-term assets	1,705,789	1,721,447

Total assets	$2,425,083	$2,318,094

Current liabilities:
Accounts payable	$98,662	$95,904
Accrued payroll and related liabilities (Note 10)	25,656	22,277
Accrued interest (Note 12)	13,372	14,552
Current portion, long-term debt (Note 12)	28,070	1,724
Deferred revenue and other current liabilities (Note 11)	69,065	65,162

Total current liabilities	234,825	199,619
Long-term liabilities:
Long-term debt (Note 12)	1,030,429	1,058,085
Deferred tax liabilities, net (Note 5)	288,015	288,894
Other long-term liabilities (Note 13)	33,950	39,520

Total long-term liabilities	1,352,394	1,386,499

Total liabilities	1,587,219	1,586,118
Preferred stock, $0.001 par value, 60,000 shares authorized:
Series A, 30,500 shares designated, 30,134 shares issued, 29,867 shares outstanding and 267 shares held in treasury at December 31, 2010, and 30,500 shares designated, 30,129 shares issued, 20,862 shares outstanding and 267 shares held in treasury at December 31, 2009 (Note 17)	218,381	197,742
Stockholders' equity:
Common stock, $0.001 par value, 150,000 shares authorized:
Class A, 59,968 shares issued and 59,199 shares outstanding and 769 shares held in treasury at December 31, 2010 and 59,954 shares issued, 59,170 shares outstanding and 784 shares held in treasury at December 31, 2009	60	60
Class B, 28,169 shares issued and outstanding at December 31, 2010 and December 31, 2009	28	28
Paid-in-capital	451,728	448,556
Retained earnings	171,224	95,263
Treasury stock, at cost	(2,277)	(2,474)
Accumulated other comprehensive loss	(1,280)	(7,199)

Total stockholders' equity	619,483	534,234

Total liabilities and stockholders' equity	$2,425,083	$2,318,094

The accompanying notes are an integral part of the consolidated financial statements.

GNC ACQUISITION HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Year ended December 31,
	2010	2009	2008
Revenue	$1,822,168	$1,707,007	$1,656,729
Cost of sales, including costs of warehousing, distribution and occupancy	1,179,886	1,116,437	1,082,630

Gross profit	642,282	590,570	574,099
Compensation and related benefits	273,797	263,046	249,793
Advertising and promotion	51,707	50,034	55,060
Other selling, general and administrative	100,687	96,619	98,903
Foreign currency (gain) loss	(296)	(155)	733
Strategic alternative costs	3,981	—	—

Operating income	212,406	181,026	169,610
Interest expense, net (Note 12)	65,376	69,940	83,000

Income before income taxes	147,030	111,086	86,610
Income tax expense (Note 5)	50,463	41,562	31,952

Net income	$96,567	$69,524	$54,658

Income per share — Basic and Diluted:
Net income	$96,567	$69,524	$54,658
Preferred stock dividends	$(20,606)	(18,667)	(16,861)

Net income available to common shareholders	$75,961	$50,857	$37,797

Earnings per share:
Basic	$0.87	$0.58	$0.43
Diluted	$0.85	$0.58	$0.43
Weighted average common shares outstanding:
Basic	87,339	87,421	87,761
Diluted	88,917	87,859	87,787

The accompanying notes are an integral part of the consolidated financial statements.

GNC ACQUISITION HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss)

(in thousands, including share data)

	Class A Common Stock		Class B Common Stock
								Accumulated Other Comprehensive Income/(Loss)	Total Stockholders' Equity
					Treasury Stock	Paid-in- Capital	Retained Earnings
	Shares	Dollars	Shares	Dollars
Balance at December 31, 2007	59,585	$60	28,169	$28	$(235)	$440,819	$6,609	$(852)	$446,429

Comprehensive income (loss):
Net income	—	—	—	—	—	—	54,658	—	54,658
Unrealized loss on derivatives designated and qualified as cash flow hedges, net of tax of $4,829	—	—	—	—	—	—	—	(8,438)	(8,438)
Foreign currency translation adjustments	—	—	—	—	—	—	—	(4,767)	(4,767)

Comprehensive income	—	—	—	—	—	—	—	—	41,453
Capital contribution	338	0	—	—	—	2,288	—	—	2,288
Purchase of treasury stock	(413)	—	—	—	(1,445)	—	—	—	(1,445)
Preferred stock dividend	—	—	—	—	—	—	(16,861)	—	(16,861)
Non-cash stock-based compensation	—	—	—	—	—	2,594	—	—	2,594

Balance at December 31, 2008	59,510	$60	28,169	$28	$(1,680)	$445,701	$44,406	$(14,057)	$474,458

Comprehensive income (loss):
Net income	—	—	—	—	—	—	69,524	—	69,524
Unrealized loss on derivatives designated and qualified as cash flow hedges, net of tax of $1,537	—	—	—	—	—	—	—	2,686	2,686
Foreign currency translation adjustments	—	—	—	—	—	—	—	4,172	4,172

Comprehensive income	—	—	—	—	—	—	—	—	76,382
Purchase of treasury stock	(340)	—	—	—	(794)	—	—	—	(794)
Preferred stock dividend	—	—	—	—	—	—	(18,667)	—	(18,667)
Non-cash stock-based compensation	—	—	—	—	—	2,855	—	—	2,855

Balance at December 31, 2009	59,170	$60	28,169	$28	$(2,474)	$448,556	$95,263	$(7,199)	$534,234

Comprehensive income (loss):
Net income	—	—	—	—	—	—	96,567	—	96,567
Unrealized loss on derivatives designated and qualified as cash flow hedges, net of tax of $2,625	—	—	—	—	—	—	—	4,585	4,585
Foreign currency translation adjustments	—	—	—	—	—	—	—	1,334	1,334

Comprehensive income	—	—	—	—	—	—	—	—	102,486
Issuance of common stock	29	—	—	—	197	3	—	—	200
Preferred stock dividend	—	—	—	—	—	—	(20,606)	—	(20,606)
Non-cash stock-based compensation	—	—	—	—	—	3,169	—	—	3,169

Balance at December 31, 2010	59,199	$60	28,169	$28	$(2,277)	$451,728	$171,224	$(1,280)	$619,483

The accompanying notes are an integral part of the consolidated financial statements.

GNC ACQUISITION HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Year ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$96,567	$69,524	$54,658
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	39,206	36,906	31,562
Amortization of intangible assets	7,787	9,759	10,891
Amortization of deferred financing fees	4,282	4,104	3,907
Amortization of original issue discount	412	374	339
Increase in provision for inventory losses	16,250	11,151	14,406
Non-cash stock-based compensation	3,169	2,855	2,594
(Decrease) increase in provision for losses on accounts receivable	(811)	(2,540)	253
(Increase) decrease in net deferred taxes	(8,132)	21,431	24,371
Changes in assets and liabilities:
Increase in receivables	(8,809)	(3,428)	(5,131)
Increase in inventory, net	(26,324)	(15,661)	(48,248)
Decrease (increase) in other working capital	6,454	6,725	(15,796)
(Decrease) increase in accounts payable	2,705	(28,119)	22,075
Decrease in interest payable	(1,180)	(1,193)	(2,365)
Increase (decrease) in accrued liabilities	9,924	2,083	(16,151)

Net cash provided by operating activities	141,500	113,971	77,365

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(32,522)	(28,682)	(48,666)
Merger of the Company (Note 1)	(3,096)	(11,268)	(10,842)
Franchise store conversions	177	239	404
Acquisition of intangibles	—	—	(1,000)
Store acquisition costs	(632)	(2,463)	(321)

Net cash used in investing activities	(36,073)	(42,174)	(60,425)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of preferred stock	33	—	775
Issuance of Class A common stock	200	—	2,288
Purchase of treasury shares	—	(1,065)	(1,863)
Borrowings from (Payments on) revolving credit facility	—	(5,375)	5,375
Payments on long-term debt	(1,721)	(19,952)	(7,974)
Financing fees	—	(45)	—

Net cash used in financing activities	(1,488)	(26,437)	(1,399)

Effect of exchange rate on cash and cash equivalents	15	249	(56)

Net increase in cash and cash equivalents	103,954	45,609	15,485
Beginning balance, cash and cash equivalents	89,948	44,339	28,854

Ending balance, cash and cash equivalents	$193,902	$89,948	$44,339

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1. NATURE OF BUSINESS

          General Nature of Business.    GNC Acquisition Holdings Inc., a Delaware corporation ("Holdings", and together with its subsidiaries and, unless the context requires otherwise, its and their respective predecessors, collectively the "Company"), is a leading specialty retailer of nutritional supplements, which include: vitamins, minerals and herbal supplements ("VMHS"), sports nutrition products, diet products and other wellness products.

          The Company's organizational structure is vertically integrated as the operations consist of purchasing raw materials, formulating and manufacturing products and selling the finished products through its retail, franchising and manufacturing/wholesale segments. The Company operates primarily in three segments: Retail; Franchising; and Manufacturing/Wholesale. Corporate retail store operations are located in North America and Puerto Rico and in addition the Company offers products domestically through GNC.com and www.drugstore.com. Franchise stores are located in the United States and 46 international countries. The Company operates its primary manufacturing facilities in South Carolina and distribution centers in Arizona, Pennsylvania and South Carolina. The Company manufactures the majority of its branded products, but also merchandises various third-party products. Additionally, the Company licenses the use of its trademarks and trade names.

          The processing, formulation, packaging, labeling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the Food and Drug Administration (the "FDA"), Federal Trade Commission (the "FTC"), Consumer Product Safety Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities in which the Company's products are sold.

          Merger of the Company.    Together with Holdings' wholly owned subsidiary GNC Acquisition Inc., Holdings entered into an Agreement and Plan of Merger (the "Merger Agreement") with GNC Parent Corporation on February 8, 2007. Pursuant to the Merger Agreement and on March 16, 2007, GNC Acquisition Inc. was merged with and into GNC Parent Corporation, with GNC Parent Corporation as the surviving corporation and a wholly owned subsidiary of Holdings (the "Merger"). The purchase equity contribution was made by Ares Corporate Opportunities Fund II, L.P. ("Ares") and Ontario Teachers' Pension Plan Board ("OTPP"), together with additional institutional investors and certain management of Holdings. The transaction closed on March 16, 2007 and was accounted for under the purchase method of accounting. The transaction occurred between unrelated parties and no common control existed. The merger consideration (excluding acquisition costs of $13.7 million) totaled $1.65 billion, including the repayment of existing debt and other liabilities, and was funded with a combination of equity contributions and the issuance of new debt.

          The Company was subject to certain tax adjustments that were settled upon filing of the predecessor's final tax return, and receipt of the tax refund associated with that return. Also, pursuant to the Merger Agreement, the Company agreed to pay additional consideration for amounts refunded from tax returns. During the period from March 16 to December 31, 2007, the Company paid $25.9 million in additional consideration for total cash paid for the Merger of $1,642.1 million. In 2010, 2009, and 2008, pursuant to the Merger Agreement, $3.1 million, $11.3 million, and $10.8 million of additional consideration was paid, respectively. The Merger Agreement requires payments to former shareholders and optionholders in lieu of income tax payments made for utilizing net operating losses ("NOL's") created as a result of the Merger.

          Pursuant to the Merger Agreement, as amended, GNC Acquisition Inc. was merged with and into GNC Parent Corporation with GNC Parent Corporation surviving the Merger. Subsequently on March 16, 2007, GNC Parent Corporation was converted into a Delaware limited liability company and renamed GNC Parent LLC.

NOTE 2. BASIS OF PRESENTATION, REVISIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)    Basis of Presentation

          The accompanying consolidated financial statements and footnotes have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and with the instructions to Form S-1 and Regulation S-X. The Company's normal reporting period is based on a calendar year.

(b)    Revisions

          The Company has revised the classification of its Series A Preferred Stock in the accompanying consolidated financial statements to present such shares as mezzanine equity instead of including these securities in stockholders' equity due to the contractual terms of the preferred stock, as disclosed in Note 17, which provide for redemption upon a liquidation event as defined in the agreement.

(c)    Summary of Significant Accounting Policies

          Principles of Consolidation.    The consolidated financial statements include the accounts of Holdings and all of its subsidiaries and a variable interest entity. All material intercompany transactions have been eliminated in consolidation.

          The Company has no relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off balance sheet arrangements, or other contractually narrow or limited purposes.

          Use of Estimates.    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. Accordingly, these estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Some of the most significant estimates pertaining to the Company include the valuation of inventories, the allowance for doubtful accounts, income tax valuation allowances and the recoverability of long-lived assets. On a regular basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

          Cash and Cash Equivalents.    The Company considers cash and cash equivalents to include all cash and liquid deposits and investments with a maturity of three months or less. The majority of payments due from banks for third-party credit cards process within 24-48 hours, except for transactions occurring on a Friday, which are generally processed the following Monday. All credit card transactions are classified as cash and the amounts due from these transactions totaled $2.4 million at December 31, 2010 and $2.1 million at December 31, 2009.

          Book overdrafts of $3.6 million and $0.7 million as of December 31, 2010 and 2009, respectively, represent checks issued that had not been presented for payment to the banks and are classified as accounts payable in the Company's consolidated balance sheet. The Company typically funds these overdrafts through normal collections of funds or transfers from bank balances at other financial institutions. Under the terms of the Company's facilities with its banks, the respective financial institutions are not legally obligated to honor the book overdraft balances as of December 31, 2010 and 2009, or any balance on any given date.

NOTE 2. BASIS OF PRESENTATION, REVISIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Inventories.    Inventory components consist of raw materials, finished product and packaging supplies. Inventories are stated at the lower of cost or market on a first in / first out ("FIFO") basis. Cost is determined using a standard costing system which approximates actual costs. The Company regularly reviews its inventory levels in order to identify slow moving and short dated products, expected length of time for product sell through and future expiring product. Upon analysis, the Company adjusts the carrying value for such inventory. When adjustments are considered necessary, after such reviews, the inventory balances are adjusted and reflected net in the accompanying financial statements.

          Accounts Receivable and Allowance for Doubtful Accounts.    The Company sells product to its franchisees and, to a lesser extent, various third parties. See Note 3, "Receivables", for the components of accounts receivable. To determine the allowance for doubtful accounts in accordance with the standard on impairment of receivables, factors that affect collectability from the Company's franchisees or third-party customers include their financial strength, payment history, reported sales and the overall retail economy. The Company establishes an allowance for doubtful accounts for franchisees based on an assessment of the franchisees' operations which includes analysis of their operating cash flows, sales levels, and status of amounts due to the Company, such as rent, interest and advertising. In addition, the Company considers the franchisees' inventory and fixed assets, which the Company can use as collateral in the event of a default by the franchisee. An allowance for international franchisees is calculated based on unpaid, non collateralized amounts associated with their receivable balance. An allowance for receivable balances due from third parties is recognized, if considered necessary, based on facts and circumstances. These allowances are deducted from the related receivables and reflected net in the accompanying financial statements.

          Notes Receivable.    The Company offers financing to qualified franchisees in connection with the initial purchase of a franchise store. The notes offered by the Company to its franchisees are demand notes, payable monthly over a period ranging from five to seven years. Interest accrues principally at an annual rate that ranges from 8.0% to 13.75%, based on the amount of initial deposit, and is payable monthly. Allowances for these receivables are recognized in accordance with the Company's policy described in Accounts Receivable and Allowance for Doubtful Accounts above.

          Property, Plant and Equipment.    Property, plant and equipment expenditures are recorded at cost. The useful lives ranged from one year to sixteen years across all asset classes with the exception of buildings, whose useful lives ranged from fifteen to thirty seven years. Depreciation and amortization are recognized using the straight-line method over the estimated useful life of the property. Fixtures are depreciated over three to fifteen years, and equipment is generally depreciated over ten years. Computer equipment and software costs are generally depreciated over three to five years. Amortization of improvements to retail leased premises is recognized using the straight-line method over the estimated useful life of the improvements, or over the life of the related leases including renewals that are reasonably assured, whichever period is shorter. Buildings are depreciated over forty years and building improvements are depreciated over the remaining useful life of the building. The Company records tax depreciation in conformity with the provisions of applicable tax law.

          Expenditures that materially increase the value or clearly extend the useful life of property, plant and equipment are capitalized in accordance with the policies outlined above. Repair and

NOTE 2. BASIS OF PRESENTATION, REVISIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

maintenance costs incurred in the normal operations of business are expensed as incurred. Gains from the sale of property, plant and equipment are recognized in current operations.

          The Company recognized depreciation expense of property, plant and equipment of $39.2 million, $36.9 million, and $31.6 million for the years ended December 31, 2010, 2009, and 2008, respectively.

          Goodwill and Intangible Assets.    Goodwill represents the excess of purchase price over the fair value of identifiable net assets of acquired entities. Goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment at least annually. The Company completes its annual impairment test in the fourth quarter. The Company records goodwill and franchise rights upon the acquisition of franchisee stores when the consideration given to the franchisee exceeds the fair value of the identifiable assets acquired and liabilities assumed of the store. This goodwill is accounted for in accordance with the above policy. See Note 7, "Goodwill, Brands, and Other Intangible Assets, Net".

          Long-lived Assets.    The Company periodically performs reviews of underperforming businesses and other long-lived assets, including amortizable intangible assets, for impairment pursuant to the provisions of the standard related to the accounting for impairment on disposal of long lived assets. Factors the Company considers important that may trigger an impairment review include: significant changes in the manner of its use of assets of the strategy for its overall business, significant negative industry or economic trends, store closings or under-performing business trends. These reviews may include an analysis of the current operations and capacity utilization, in conjunction with an analysis of the markets in which the businesses are operating. A comparison is performed of the undiscounted projected cash flows of the current operating forecasts to the net book value of the related assets. If it is determined that the full value of the assets may not be recoverable, an appropriate charge to adjust the carrying value of the long-lived assets to fair value may be required.

          Revenue Recognition.    The Company operates predominately as a retailer, through company-owned stores, franchise stores and sales through its website, GNC.com and to a lesser extent through wholesale operations.

          The Retail segment recognizes revenue at the moment a sale to a customer is recorded. These revenues are recorded via the Company's point of sale system. Gross revenues are reduced by actual customer returns and an allowance for expected customer returns. The Company records a reserve for expected customer returns based on management's estimate, which is derived from historical return data. Revenue is deferred on sales of the Company's Gold Cards and subsequently amortized over 12 months. The length of the amortization period is determined based on matching the discounts associated with the Gold Card program to the revenue deferral during the twelve month membership period. For an annual fee, the card provides customers with a 20% discount on all products purchased, both on the date the card is purchased and certain specified days of every month.

          The Company also sells gift cards to its customers. Revenue from gift cards is recognized when the gift card is redeemed. These gift cards do not have expiration dates. Based upon historical redemption rates, a small percentage of gift cards will never be redeemed, referred to as "breakage". The Company first sold gift cards in late 2001 and the Company began to recognize gift card breakage revenue in 2008, when the likelihood of redemption became remote and amounts were not escheatable. Total revenue includes $0.3 million for each of the years ended

NOTE 2. BASIS OF PRESENTATION, REVISIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

December 31, 2010 and 2009, and $0.6 million for the year ended December 31, 2008, related to recognition of gift card breakage revenue.

          The Franchise segment generates revenues through product sales to franchisees, royalties, franchise fees and interest income on the financing of the franchise locations. See Note 21, "Franchise Revenue". These revenues are netted by actual franchisee returns and an allowance for projected returns. The franchisees purchase a majority of the products they sell from the Company at wholesale prices. Revenue on product sales to franchisees is recognized when risk of loss, title and insurable risks have transferred to the franchisee. Franchise fees are recognized by the Company at the time of a franchise store opening. Interest on the financing of franchisee notes receivable is recognized as it becomes due and payable. Gains from the sale of company-owned stores to franchisees are recognized in accordance with the standard on accounting for sales of real estate. This standard requires gains on sales of corporate stores to franchisees to be deferred until certain criteria are satisfied regarding the collectability of the related receivable and the seller's remaining obligations. Remaining sources of franchise income, including royalties, are recognized as earned.

          The Manufacturing/Wholesale segment sells product primarily to the other Company segments and third-party customers. Revenue is recognized when risk of loss, title and insurable risks have transferred to the customer, net of estimated returns and allowances. The Company also has a consignment arrangement with certain customers and revenue is recognized when products are sold to the ultimate customer.

          Cost of Sales.    The Company purchases products directly from third-party manufacturers as well as manufactures its own products. The Company's cost of sales includes product costs, costs of warehousing and distribution and occupancy costs. The cost of manufactured products includes depreciation expense related to the manufacturing facility and related equipment.

          Vendor Allowances.    The Company enters into two main types of arrangements with certain vendors, the most significant of which results in the Company receiving credits as sales rebates based on arrangements with such vendors. The Company also enters into arrangements with certain vendors through which the Company receives rebates for purchases during the year typically based on volume discounts. As the right of offset exists under these arrangements, rebates received under both arrangements are recorded as a reduction in the vendors' accounts payable balances on the balance sheet and represent the estimated amounts due to the Company under the rebate provisions of such contracts. The corresponding rebate income is recorded as a reduction of cost of goods sold based on inventory turnover, in accordance with the provisions of the standard on accounting by a reseller for cash consideration received from a vendor. For volume rebates, the appropriate level of such income is derived from the level of actual purchases made by the Company from suppliers. The amount recorded as a reduction to cost of goods sold was $40.0 million, $34.1 million and $29.3 million for the years ended December 31, 2010, 2009, and 2008, respectively.

          Distribution and Shipping Costs.    The Company bills franchisees and third-party customers shipping and transportation costs and reflects these charges in revenue. The unreimbursed costs that are associated with these costs are included in cost of sales.

          Research and Development.    Research and development costs arising from internally generated projects are expensed by the Company as incurred. The Company recognized $0.5 million, $0.4 million and $0.9 million for the years ended December 31, 2010, 2009, and 2008, respectively. These costs are included in Other SG&A costs in the accompanying financial statements.

NOTE 2. BASIS OF PRESENTATION, REVISIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Advertising Expenditures.    The Company recognizes advertising, promotion and marketing program costs the first time the advertising takes place with exception to the costs of producing advertising, which are expensed as incurred during production. The Company administers national advertising funds on behalf of its franchisees. In accordance with the franchisee contracts, the Company collects advertising fees from the franchisees and utilizes the proceeds to coordinate various advertising and marketing campaigns. The Company recognized $51.7 million, $50.0 million and $55.1 million for the years ended December 31, 2010, 2009, and 2008, respectively, net of approximately $11.0 million annually from the national advertising fund.

          Leases.    The Company has various operating leases for company-owned and franchise store locations and equipment. Store leases generally include amounts relating to base rental, percent rent and other charges such as common area maintenance fees and real estate taxes. Periodically, the Company receives varying amounts of reimbursements from landlords to compensate the Company for costs incurred in the construction of stores. These reimbursements are amortized by the Company as an offset to rent expense over the life of the related lease. The Company determines the period used for the straight-line rent expense for leases with option periods and conforms it to the term used for amortizing improvements.

          The Company leases an approximately 300,000 square-foot-facility in Greenville, South Carolina where the majority of its proprietary products are manufactured. The Company also leases a 630,000 square foot complex located in Anderson, South Carolina, for packaging, materials receipt, lab testing, warehousing and distribution. Both the Greenville and Anderson facilities are leased on a long-term basis pursuant to "fee-in-lieu-of-taxes" arrangements with the counties in which the facilities are located, but the Company retains the right to purchase each of the facilities at any time during the lease for $1.00, subject to a loss of tax benefits. As part of a tax incentive arrangement, the Company assigned the facilities to the counties and leases them back under operating leases. The Company leases the facilities from the counties where located, in lieu of paying local property taxes. Upon exercising its right to purchase the facilities back from the counties, the Company will be subject to the applicable taxes levied by the counties. In accordance with the standards on the accounting for leases, the purchase option in the lease agreements prevent sale-leaseback accounting treatment. As a result, the original cost basis of the facilities remains on the balance sheet and continues to be depreciated.

          The Company leases a 217,000 square foot distribution center in Leetsdale, Pennsylvania and a 112,000 square foot distribution center in Phoenix, Arizona. The Company also leases warehouse space in Canada. The Company also has operating leases for its fleet of distribution tractors and trailers and fleet of field management vehicles. In addition, the Company also has a minimal amount of leased office space in California, Florida, and Canada. The expense associated with leases that have escalating payment terms is recognized on a straight-line basis over the life of the lease. See Note 15, "Long-Term Lease Obligations".

          Contingencies.    In accordance with the standards on contingencies the Company accrues a loss contingency if it is probable and can be reasonably estimated or a liability had been incurred at the date of the financial statements if those financial statements have not been issued. If both of the conditions above are not met, or if an exposure to loss exists in excess of the amount accrued, disclosure of the contingency shall be made when there is at least a reasonable possibility that a loss or an additional loss may have been incurred. The Company accrues costs that are part of legal settlements when the settlement is probable.

NOTE 2. BASIS OF PRESENTATION, REVISIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Pre-Opening Expenditures.    The Company recognizes the cost associated with the opening of new stores as incurred. These costs are charged to expense and are not material for the periods presented. Franchise store pre-opening costs are incurred by the franchisees.

          Deferred Financing Fees.    In conjunction with the Merger, $29.3 million in costs related to the financing of debt were capitalized and are being amortized over the life of the debt. Accumulated amortization as of December 31, 2010 and 2009 was $15.2 million and $10.9 million, respectively.

          Income Taxes.    The Company accounts for income taxes in accordance with the standards on income taxes. As prescribed by these standards, the Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. See Note 5, "Income Taxes".

          For the year ended December 31, 2010, the Company will file a consolidated federal income tax return. For state income tax purposes, the Company will file on both a consolidated and separate return basis in the states in which it conducts business. The Company filed in a consistent manner in 2009 and 2008.

          It is the Company's policy to recognize interest and penalties related to uncertain tax positions as a component of income tax expense. See Note 5, "Income Taxes", for additional information regarding the change in unrecognized tax benefits.

          Self-Insurance.    The Company has procured insurance for such areas as: (1) general liability; (2) product liability; (3) directors and officers liability; (4) property insurance; and (5) ocean marine insurance. The Company is self-insured for such areas as: (1) medical benefits; (2) worker's compensation coverage in the State of New York with a stop loss of $250,000; (3) physical damage to the Company's tractors, trailers and fleet vehicles for field personnel use; and (4) physical damages that may occur at the corporate store locations. The Company is not insured for certain property and casualty risks due to the Company's assessment of frequency and severity of a loss, the cost of insurance and the overall risk analysis.

          The Company carries product liability insurance with a retention of $3.0 million per claim with an aggregate cap on retained losses of $10.0 million. The Company carries general liability insurance with retention of $110,000 per claim with an aggregate cap on retained losses of $600,000. The majority of the Company's workers' compensation and auto insurance are in a deductible/retrospective plan. The Company reimburses the insurance company for the workers' compensation and auto liability claims, subject to a $250,000 and $100,000 loss limit per claim, respectively.

          As part of the medical benefits program, the Company contracts with national service providers to provide benefits to its employees for all medical, dental, vision and prescription drug services. The Company then reimburses these service providers as claims are processed from Company employees. The Company maintains a specific stop loss provision of $250,000 per individual per plan year with a maximum lifetime benefit limit of $2.0 million per individual. The Company has no additional liability once a participant exceeds the $2.0 million ceiling. The

NOTE 2. BASIS OF PRESENTATION, REVISIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company's liability for medical claims is included as a component of accrued benefits in Note 10, "Accrued Payroll and Related Liabilities", and was $1.9 million and $2.0 million as of December 31, 2010 and 2009, respectively.

          Stock Compensation.    The Company utilizes the Black-Scholes model to calculate the fair value of options. The resulting compensation cost is recognized in the Company's financial statements over the option vesting period.

          Earnings Per Share.    Basic earnings per share is computed by dividing net earnings by the weighted average common shares outstanding for the period. Diluted earnings per share is computed by dividing net earnings by the weighted average common shares outstanding adjusted for the dilutive effect of stock options, excluding antidilutive shares, under Holdings' stock option plan. See Note 19, "Stock-based Compensation Plans" for additional disclosure.

          The following table represents the Company's basic and dilutive earnings per share:

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
	(in thousands)
Net income	$96,567	$69,524	$54,658
Cumulative preferred stock dividends	(20,606)	(18,667)	(16,861)

Net income (loss) available to common stockholders	$75,961	$50,857	$37,797

Weighted average shares	87,339	87,421	87,761
Effect of dilutive employee stock options	1,578	438	26

Diluted weighted average shares	88,917	87,859	87,787

Basic earnings (loss) per share	$0.87	$0.58	$0.43
Diluted earnings (loss) per share	$0.85	$0.58	$0.43

          Unexercised stock options of 7.8 million, 8.8 million, and 8.9 million shares for the years ended December 31, 2010, 2009 and 2008, respectively, were not included in the computation of diluted earnings per share because the impact of applying the treasury stock method to these options was anti-dilutive.

          Foreign Currency.    For all foreign operations, the functional currency is the local currency. In accordance with the standard on foreign currency matters, assets and liabilities of those operations, denominated in foreign currencies, are translated into U.S. dollars using period-end exchange rates, and income and expenses are translated using the average exchange rates for the reporting period. Gains or losses resulting from foreign currency transactions are included in results of operations.

          Strategic Alternative Costs.    The Company recognizes expenses incurred in the exploration of strategic alternatives as they are incurred. In 2010, the Company recognized $4.0 million of these expenses.

          Financial Instruments and Derivatives.    On January 1, 2009, the Company adopted the revised accounting standards on disclosure of derivative instruments and hedging activities. This new standard expands the current disclosure requirements. This new standard provides for an enhanced understanding of (1) how and why an entity uses derivative instruments, (2) how

NOTE 2. BASIS OF PRESENTATION, REVISIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

derivative instruments and related hedged items are accounted for under previous standards and their related interpretations and (3) how derivative instruments affect an entity's financial position, financial performance and cash flows.

          As part of the Company's financial risk management program, it uses certain derivative financial instruments. The Company does not enter into derivative transactions for speculative purposes and holds no derivative instruments for trading purposes. The Company uses derivative financial instruments to reduce its exposure to market risk for changes in interest rates primarily in respect of its long term debt obligations. The Company tries to manage its interest rate risk in order to balance its exposure to both fixed and floating rates while minimizing its borrowing costs. Floating-to-fixed interest rate swap agreements, designated as cash flow hedges of interest rate risk, are entered into from time to time to hedge the Company's exposure to interest rate changes on a portion of the Company's floating rate debt. These interest rate swap agreements convert a portion of the Company's floating rate debt to fixed rate debt. Interest rate floors designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates fall below the strike rate on the contract in exchange for an upfront premium. The Company records the fair value of these contracts as an asset or a liability, as applicable, in the balance sheet, with the offset to accumulated other comprehensive income (loss), net of tax. The Company measures hedge effectiveness by assessing the changes in the fair value or expected future cash flows of the hedged item. The ineffective portions, if any, are recorded in interest expense in the current period.

          Derivatives designated as hedging instruments have been recorded in the consolidated balance sheet at fair value as follows:

		Fair Value
	Balance Sheet Location	December 31, 2010	December 31, 2009
		(in thousands)
Interest Rate Products	Other current liabilities	$(4,395)	$—
Interest Rate Products	Other long-term liabilities	$(3,074)	$(14,679)

          The Company has interest rate swap agreements outstanding that effectively converted notional amounts of an aggregate $550.0 million of debt from floating to fixed interest rates. The four outstanding agreements mature between April 2011 and September 2012. During the second quarter of 2009, the Company entered into one of its derivative contract that consisted of an interest rate swap with a bought floor that effectively converted a notional amount of $150.0 million of the Senior Floating Rate Toggle Notes due 2014 (the "Senior Notes") from a floating to a fixed rate, effective September 2009. The floor is intended to replicate the optionality present in the original debt agreement, providing an equivalent offset in the interest payments.

          Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company's variable-rate debt. During the year ending December 31, 2011, the Company estimates that an additional $6.6 million will be reclassified as an increase to interest expense under the Company's current debt structure.

NOTE 2. BASIS OF PRESENTATION, REVISIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Components of gains and losses recorded in the consolidated balance sheet and consolidated income statements for the years ended December 31, 2010 and 2009, are as follows:

2010

Derivatives in Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
(in thousands)
Interest Rate Products	$(7,393)	Interest income/(expense)	$(14,602)

2009

Derivatives in Cash Flow Hedging Relationships	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
(in thousands)
Interest Rate Products	$(9,024)	Interest income/(expense)	$(13,427)

          During the years ended December 31, 2010 and 2009, there was no amount recorded as ineffective from accumulated other comprehensive income.

          Under the Company's agreements with its derivative counterparty, if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations.

          As of December 31, 2010, the settlement value of derivatives in a net liability position related to these agreements was $10.6 million, including accrued interest of $2.9 million but excluding adjustments for nonperformance risk. If the Company had breached any of these provisions at December 31, 2010, it could have been required to settle its obligations under the agreements at their full termination value, which approximates the fair value of derivatives including accrued interest.

(d)    Recently Issued Accounting Pronouncements

Fair Value

          In January 2010, the FASB issued ASU 2016-06 "Improving Disclosures about Fair Value Measurements". ASU 2010-06 requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and more disaggregation for the different types of financial instruments. This ASU became effective for annual and interim reporting periods beginning after December 15, 2009 for most of the new disclosures and for periods beginning after December 15, 2010 for the new Level 3 disclosures. Comparative disclosures are not required in the first year the disclosures are required. The adoption of this standard did not have any impact on the Company's consolidated financial statements.

NOTE 2. BASIS OF PRESENTATION, REVISIONS, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other

          In December 2009, the FASB issued ASU No. 2009-17, "Improvements to Financial Reporting by Enterprises involved with Variable Interest Entities", which incorporates into the FASB Codification amendments to FASB Interpretation No. 46(R), "Consolidation of Variable Interest Entities", made by Statement of Financial Accounting Standard No. 167, "Accounting for Variable Interest Entities", to require that a comprehensive qualitative analysis be performed to determine whether a holder of variable interest in a variable interest entity also has a controlling financial interest in that entity. In addition, the amendments require that the same type of analysis be applied to entities that were previously designated as qualified special-purpose entities. The amendments were effective as of January 1, 2010. The adoption of ASU No. 2009-17 did not have a material impact on the Company's consolidated financial position, results of operations, or cash flows.

NOTE 3. RECEIVABLES

          Receivables at each respective period consisted of the following:

	December 31,
	2010	2009
	(in thousands)
Trade receivables	$100,717	$90,832
Other	3,721	4,889
Allowance for doubtful accounts	(1,564)	(1,789)

	$102,874	$93,932

NOTE 4. INVENTORIES, NET

          Inventories at each respective period consisted of the following:

	December 31,
	Net Carrying Value
	2010	2009
	(in thousands)
Finished product ready for sale	$319,212	$311,422
Work-in-process, bulk product and raw materials	57,165	53,515
Packaging supplies	5,572	5,555

	$381,949	$370,492

NOTE 5. INCOME TAXES

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

          Significant components of the Company's deferred tax assets and liabilities at each respective period consisted of the following:

	December 31, 2010			December 31, 2009
	Assets	Liabilities	Net	Assets	Liabilities	Net
Deferred Tax:
Current assets (liabilities):
Operating reserves	$3,018	$—	$3,018	$2,906	$—	$2,906
Deferred revenue	2,257	—	2,257	1,727	—	1,727
Prepaid expenses	—	(7,032)	(7,032)	—	(10,170)	(10,170)
Accrued worker compensation	2,270	—	2,270	2,167	—	2,167
Foreign tax credits	208	—	208	1,035	—	1,035
Interest rate swap	1,600	—	1,600	—	—	—
Other	2,970	(1,284)	1,686	3,401	(1,688)	1,713

Total current	$12,323	$(8,316)	$4,007	$11,236	$(11,858)	$(622)
Non-Current assets (liabilities):
Intangibles	$—	$(312,119)	$(312,119)	$—	$(308,724)	$(308,724)
Fixed assets	8,285	—	8,285	5,255	—	5,255
Stock compensation	3,871	—	3,871	2,705	—	2,705
Net operating loss carryforwards	7,432	—	7,432	8,100	—	8,100
Interest rate swap	1,119	—	1,119	5,343	—	5,343
Other	9,882	(2,067)	7,815	5,957	—	5,957
Valuation allowance	$(4,418)	—	(4,418)	(7,530)	—	(7,530)

Total non-current	$26,171	$(314,186)	$(288,015)	$19,830	$(308,724)	$(288,894)

Total net deferred taxes	$38,494	$(322,502)	$(284,008)	$31,066	$(320,582)	$(289,516)

          As of December 31, 2010 and 2009, the Company had deferred tax assets relating to state NOLs in the amount of $7.4 million and $8.1 million, respectively. With the exception of $3.0 million and $0.6 million of deferred tax assets as of December 31, 2010 and 2009, respectively, a valuation allowance was provided for all the state NOLs as the Company currently believes that these NOLs, with lives ranging from five to twenty years, may not be realizable prior to their expiration. During 2010, the Company recorded a valuation allowance adjustment of $3.1 million, which reduced income tax expense. This valuation allowance adjustment reflects a change in circumstances that caused a change in judgment about the realizability of certain deferred tax assets related to state net operating losses. The effect of this tax benefit is included in the income tax reconciliation table under the caption "state income taxes, net of federal tax benefit".

          The Company does not have any undistributed earnings of international subsidiaries, at December 31, 2010 and 2009, as these subsidiaries are either considered to be a branch for U.S. tax purposes, or incur cumulative net operating losses.

NOTE 5. INCOME TAXES (Continued)

          Income before income taxes consisted of the following components:

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
	(in thousands)
Domestic	$146,314	$104,003	$79,669
Foreign	716	7,083	6,941

Total income before income taxes	$147,030	$111,086	$86,610

          Income tax expense/(benefit) for all periods consisted of the following components:

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
	(in thousands)
Current:
Federal	$47,483	$10,320	$3,022
State	10,422	6,700	3,402
Foreign	690	3,111	1,157

	58,595	20,131	7,581
Deferred:
Federal	(3,747)	20,548	22,753
State	(4,385)	883	1,618
Foreign	—	—	—

	(8,132)	21,431	24,371

Income tax expense (benefit)	$50,463	$41,562	$31,952

          The following table summarizes the differences between the Company's effective tax rate for financial reporting purposes and the federal statutory tax rate.

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
Percent of pretax earnings:
Statutory federal tax rate	35.0%	35.0%	35.0%
Increase (reduction) resulting from:
State income tax, net of federal tax benefit	0.9%	2.6%	2.6%
Other permanent differences	0.8%	0.9%	1.2%
International operations, net of foreign tax credits	0.1%	(0.6)%	0.0%
Federal tax credits and income deductions	(4.1)%	(1.4)%	(2.5)%
Tax impact of uncertain tax positions and other	1.6%	0.9%	0.6%

Effective income tax rate	34.3%	37.4%	36.9%

NOTE 5. INCOME TAXES (Continued)

          Due to the Company being able to fully utilize its remaining federal net operating losses in 2009, the Company was able to realize additional federal income tax benefits during 2010 related to certain federal tax credits and incentives.

          In addition, at December 31, 2010 and 2009, the Company had a liability of $8.7 million and $6.8 million, respectively, for unrecognized tax benefits. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. Accrued interest and penalties were $2.9 million and $2.2 million as of December 31, 2010 and 2009, respectively.

          As of December 31, 2010, the Company was not aware of any positions for which it was reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

          The Company files a consolidated federal tax return and various consolidated and separate tax returns as prescribed by the tax laws of the state and local jurisdictions in which it and its subsidiaries operate. The Company has been audited by the Internal Revenue Service, ("IRS"), through its March 15, 2007 tax year. The IRS commenced an examination of the Company's 2005, 2006 and short period 2007 federal income tax returns in February 2008. The IRS issued an examination report in the second quarter of 2009, the Company received notification from the IRS that the Joint Committee of Taxation had completed its review and had taken no exceptions to the conclusions reached by the IRS. As such the Company recorded a discrete tax benefit of $0.9 million for the reduction of its liability of unrecognized tax benefits. The Company has various state and local jurisdiction tax years open to examination (earliest open period 2004), and the Company also has certain state and local jurisdictions currently under audit. As of December 31, 2010, the Company believes that it is appropriately reserved for any potential federal and state income tax exposures.

          A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	(in thousands)
Balance of unrecognized tax benefits at beginning of period	$6,776	$5,542	$6,871
Additions for tax positions taken during current period	1,027	1,881	1,620
Additions for tax positions taken during prior periods	1,880	2,108	—
Reductions for tax positions taken during prior periods	(39)	(2,264)	(2,059)
Settlements	(924)	(491)	(890)

Balance of unrecognized tax benefits at end of period	$8,720	$6,776	$5,542

          At December 31, 2010, the amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $8.7 million. While it is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, the Company believes that its unrecognized tax benefits reflect the most likely outcome. The Company adjusts these

NOTE 5. INCOME TAXES (Continued)

unrecognized tax benefits, as well as the related interest, in light of changing facts and circumstances. Settlement of any particular position could require the use of cash. Favorable resolution would be recognized as a reduction to the Company's effective income tax rate in the period of resolution.

NOTE 6. PREPAIDS AND OTHER CURRENT ASSETS

          Other current assets at each respective period consisted of the following:

	December 31, 2010	December 31, 2009
	(in thousands)
Current portion of franchise note receivables	$976	$718
Prepaid rent	14,003	13,397
Prepaid insurance	2,974	4,452
Prepaid income tax	4,095	9,793
Prepaid payroll tax	992	923
Deferred tax asset (Note 5)	4,007	—
Other current assets	13,522	12,992

	$40,569	$42,275

NOTE 7. GOODWILL, BRANDS, AND OTHER INTANGIBLE ASSETS, NET

          Management utilized various resources in arriving at its final fair value adjustments that were made to the Company's financial statements as of March 16, 2007. In connection with the Merger, final fair values were assigned to various other intangible assets. The Company's brands were assigned a final fair value representing the longevity of the Company name and general recognition of the product lines. The Gold Card program was assigned a final fair value representing the underlying customer listing, for both the Retail and Franchise segments. The retail agreements were assigned a final fair value reflecting the opportunity to expand the Company stores within a major drug store chain and on military facilities. A final fair value was assigned to the agreements with the Company's franchisees, both domestic and international, to operate stores for a contractual period. Final fair values were assigned to the Company's manufacturing and wholesale segments for production and continued sales to certain customers.

          For the years ended December 31, 2010 and 2009, the Company acquired 24 and 53 franchise stores, respectively. These acquisitions are accounted for utilizing the purchase method of accounting and the Company records the acquired inventory, fixed assets, franchise rights and goodwill, with an applicable reduction to receivables and cash. For the years ended December 31, 2010 and 2009, the total purchase prices associated with these acquisitions was $2.5 million and $9.3 million, respectively, of which $0.6 million and $2.5 million, respectively, was paid in cash.

NOTE 7. GOODWILL, BRANDS, AND OTHER INTANGIBLE ASSETS, NET (Continued)

          The following table summarizes the Company's goodwill activity:

	Retail	Franchising	Manufacturing/ Wholesale	Total
	(in thousands)
Balance at December 31, 2008	$302,765	$117,303	$202,841	$622,909

Acquired franchise stores	1,844	—	—	1,844

Balance at December 31, 2009	$304,609	$117,303	$202,841	$624,753

Acquired franchise stores	488	—	—	488

Balance at December 31, 2010	$305,097	$117,303	$202,841	$625,241

          Intangible assets other than goodwill consisted of the following at each respective period:

	Gold Card	Retail Brand	Franchise Brand	Operating Agreements	Franchise Rights	Total
Balance at December 31, 2008	$2,456	$500,000	$220,000	$160,019	$701	$883,176

Acquired franchise stores	—	—	—	—	953	953
Other additions	—	—	—	—	—	—
Amortization expense	(2,081)	—	—	(6,943)	(735)	(9,759)

Balance at December 31, 2009	$375	$500,000	$220,000	$153,076	$919	$874,370

Acquired franchise stores	—	—	—	—	641	641
Amortization expense	(375)	—	—	(6,853)	(559)	(7,787)

Balance at December 31, 2010	$—	$500,000	$220,000	$146,223	$1,001	$867,224

          The following table represents the gross carrying amount and accumulated amortization for each major intangible asset:

		December 31, 2010			December 31, 2009
	Estimated Life in years
		Cost	Accumulated Amortization	Carrying Amount	Cost	Accumulated Amortization	Carrying Amount
		(in thousands)
Brands — retail	—	$500,000	$—	$500,000	$500,000	$—	$500,000
Brands — franchise	—	220,000	—	220,000	220,000	—	220,000
Gold card — retail	3	3,500	(3,500)	—	3,500	(3,354)	146
Gold card — franchise	3	5,500	(5,500)	—	5,500	(5,271)	229
Retail agreements	25-35	31,000	(4,143)	26,857	31,000	(3,090)	27,910
Franchise agreements	25	70,000	(10,617)	59,383	70,000	(7,817)	62,183
Manufacturing agreements	25	70,000	(10,617)	59,383	70,000	(7,817)	62,183
Other intangibles	5	1,150	(550)	600	1,150	(350)	800
Franchise rights	1-5	3,702	(2,701)	1,001	3,061	(2,142)	919

		$904,852	$(37,628)	$867,224	$904,211	$(29,841)	$874,370

NOTE 7. GOODWILL, BRANDS, AND OTHER INTANGIBLE ASSETS, NET (Continued)

          The following table represents future estimated amortization expense of intangible assets with finite lives:

Years ending December 31,	Estimated amortization expense
(in thousands)
2011	7,386
2012	7,105
2013	6,998
2014	6,710
2015	6,673
Thereafter	112,352

Total	$147,224

NOTE 8. PROPERTY, PLANT AND EQUIPMENT, NET

          Property, plant and equipment at each respective period consisted of the following:

	December 31, 2010	December 31, 2009
	(in thousands)
Land, buildings and improvements	$63,400	$61,572
Machinery and equipment	89,977	82,273
Leasehold improvements	82,594	72,284
Furniture and fixtures	55,247	44,963
Software	20,393	18,035
Construction in progress	549	4,974

Total property, plant and equipment	$312,160	$284,101
Less: accumulated depreciation	(118,732)	(84,520)

Net property, plant and equipment	$193,428	$199,581

          The Company is a 50% limited partner in a partnership that owns and manages the building that houses the Company's corporate headquarters. The Company occupies the majority of the available lease space of the building. The general partner is responsible for the operation and management of the property and reports the results of the partnership to the Company. The Company has consolidated the limited partnership, net of elimination adjustments, in the accompanying consolidated financial statements.

NOTE 9. OTHER LONG-TERM ASSETS

          Other assets at each respective period consisted of the following:

	December 31, 2010	December 31, 2009
	(in thousands)
Long-term franchise notes receivables	$3,520	$2,646
Long-term deposit	619	517
Other	1,628	1,169

	$5,767	$4,332

          Annual maturities of the Company's long term and current (see current portion in Note 6, "Prepaids and Other Current Assets") franchise notes receivable at December 31, 2010 are as follows:

Years ending December 31,	Receivables
(in thousands)
2011	$976
2012	1,052
2013	1,072
2014	935
Thereafter	461

Total	$4,496

NOTE 10. ACCRUED PAYROLL AND RELATED LIABILITIES

          Accrued payroll and related liabilities at each respective period consisted of the following:

	December 31, 2010	December 31, 2009
	(in thousands)
Accrued payroll	$20,250	$17,255
Accrued taxes and benefits	5,406	5,022

Total	$25,656	$22,277

NOTE 11. DEFERRED REVENUE AND OTHER CURRENT LIABILITIES

          Other current liabilities at each respective period consisted of the following:

	December 31, 2010	December 31, 2009
	(in thousands)
Deferred revenue	$35,467	$33,837
Payable to former shareholders	—	2,625
Accrued occupancy	5,530	4,882
Accrued worker compensation	6,354	5,892
Accrued taxes	6,543	5,716
Deferred tax liability (see Note 5)	—	622
Accrued income tax	—	403
Fair value of interest rate swap agreements	4,395	—
Other current liabilities	10,776	11,185

Total	$69,065	$65,162

          Deferred revenue consists primarily of Gold Card and gift card deferrals.

NOTE 12. LONG-TERM DEBT / INTEREST

          In conjunction with the Merger, Holdings' indirect operating subsidiary, General Nutrition Centers, Inc. ("Centers"), repaid certain of its existing debt and issued new debt. The new debt, which was entered into or issued on the closing, consisted of a senior credit facility (the "Senior Credit Facility") comprised of a $675.0 million term loan facility (the "Term Loan Facility") and a $60.0 million revolving credit facility (the "Revolving Credit Facility"), $300.0 million aggregate principal amount of the Senior Notes, and $110.0 million aggregate principal amount of the 10.75% Senior Subordinated Notes due 2015 (the "Senior Subordinated Notes"). The Company utilized proceeds from the new debt to repay its December 2003 senior credit facility (the "Predecessor Senior Credit Facility"), its 8 5/8% Senior Notes issued in January 2005 (the "Predecessor Senior Notes"), and its 8 1/2% Senior Subordinated Notes issued in December 2003 (the "Predecessor Senior Subordinated Notes").

          Long-term debt at each respective period consisted of the following:

	December 31, 2010	December 31, 2009
	(in thousands)
Senior Credit Facility	$644,382	$644,619
Senior Notes	298,372	297,959
Senior Subordinated Notes	110,000	110,000
Mortgage	5,711	7,184
Capital leases	34	47
Less: current maturities	(28,070)	(1,724)

Total	$1,030,429	$1,058,085

NOTE 12. LONG-TERM DEBT / INTEREST (Continued)

          At December 31, 2010, the Company's total debt principal maturities are as follows:

Years Ending December 31,	Senior Credit Facility	Senior Notes(a)	Senior Subordinated Notes	Mortgage Loan/ Capital Leases	Total
	(in thousands)
2011	$26,478	$—	$—	$1,592	$28,070
2012	—	—	—	1,709	1,709
2013	617,904	—	—	1,812	619,716
2014	—	300,000	—	632	300,632
2015	—	—	110,000	—	110,000

	$644,382	$300,000	$110,000	$5,745	$1,060,127

(a)
The Senior Notes include the balance of the initial original issue discount of $3.0 million.

          The Company's net interest expense for each respective period is as follows:

	Year ended
	December 31, 2010	December 31, 2009	December 31, 2008
	(in thousands)
Senior Credit Facility
Term Loan	$29,185	$32,775	$43,302
Revolver	445	489	482
Senior Notes	19,440	20,003	23,671
Senior Subordinated Notes	11,825	11,825	11,825
Deferred financing fees	4,282	4,104	3,907
Mortgage	445	544	643
OID amortization	412	374	339
Interest income	(658)	(174)	(1,169)

Interest expense, net	$65,376	$69,940	$83,000

          Accrued interest at each respective period consisted of the following:

	December 31, 2010	December 31, 2009
	(in thousands)
Senior Credit Facility	$4,173	$5,350
Senior Notes	5,717	5,720
Senior Subordinated Notes	3,482	3,482

Total	$13,372	$14,552

Description of Debt:

          Senior Credit Facility.    The Senior Credit Facility consists of the Term Loan Facility and the Revolving Credit Facility. The Term Loan Facility will mature in September 2013. The Revolving Credit Facility will mature in March 2012. The Senior Credit Facility permits Centers to prepay a portion or all of the outstanding balance without incurring penalties (except LIBOR breakage costs).

NOTE 12. LONG-TERM DEBT / INTEREST (Continued)

Subject to certain exceptions, the credit agreement requires that 100% of the net cash proceeds from certain asset sales, casualty insurance, condemnations and debt issuances, and a specified percentage (ranging from 50% to 0% based on a defined leverage ratio) of excess cash flow (as defined in the agreement) for each fiscal year must be used to pay down outstanding borrowings. GNC Corporation, an indirect wholly owned subsidiary of Holdings, and Centers' existing and future direct and indirect domestic subsidiaries have guaranteed Centers' obligations under the Senior Credit Facility. In addition, the Senior Credit Facility is collateralized by first priority pledges (subject to permitted liens) of Centers' equity interests and the equity interests of Centers' domestic subsidiaries.

          All borrowings under the Senior Credit Facility bear interest, at Centers' option, at a rate per annum equal to (i) the higher of (x) the prime rate (as publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect) and (y) the federal funds effective rate, plus 0.50% per annum plus, at December 31, 2010, applicable margins of 1.25% per annum for the Term Loan Facility and 1.0% per annum for the Revolving Credit Facility or (ii) adjusted LIBOR plus 2.25% per annum for the term loan facility and 2.0% per annum for the Revolving Credit Facility. In addition to paying interest on outstanding principal under the Senior Credit Facility, Centers is required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of unutilized revolving loan commitments at a rate of 0.50% per annum. Centers pays interest on outstanding borrowings on the Revolving Credit Facility at a Eurodollar rate or an Adjusted Base Rate ("ABR") plus the applicable margin in effect. As of December 31, 2010 and 2009, the ABR was 4.00% and 4.25%, respectively.

          The Company issues letters of credit as a guarantee of payment to third-party vendors in accordance with specified terms and conditions. It also issues letters of credit for various insurance contracts. The Revolving Credit Facility allows for $25.0 million of the $60.0 million Revolving Credit Facility to be used as collateral for outstanding letters of credit. As of December 31, 2010 and 2009, $8.8 million and $7.9 million, respectively, of the Revolving Credit Facility were utilized to secure letters of credit.

          The Senior Credit Facility contains customary covenants, including incurrence covenants and certain other limitations on the ability of GNC Corporation, Centers, and its subsidiaries to incur additional debt, guarantee other obligations, grant liens on assets, make investments or acquisitions, dispose of assets, make optional payments or modifications of other debt instruments, pay dividends or other payments on capital stock, engage in mergers or consolidations, enter into sale and leaseback transactions, enter into arrangements that restrict Centers' and its subsidiaries' ability to pay dividends or grant liens, engage in transactions with affiliates, and change the passive holding company status of Centers. At December 31, 2010, the Company's consolidated subsidiaries' restricted net assets were $1,982.4 million and the amount of unrestricted retained earnings was $26.2 million.

          The Senior Credit Facility contains events of default, including (subject to customary cure periods and materiality thresholds) defaults based on (1) the failure to make payments under the Senior Credit Facility when due, (2) breach of covenants, (3) inaccuracies of representations and warranties, (4) cross-defaults to other material indebtedness, (5) bankruptcy events, (6) material judgments, (7) certain matters arising under the Employee Retirement Income Security Act of 1974, as amended, (8) the actual or asserted invalidity of documents relating to any guarantee or security document, (9) the actual or asserted invalidity of any subordination terms supporting the Senior Credit Facility, and (10) the occurrence of a change in control. If any such event of default occurs, the lenders would be entitled to accelerate the facilities and take various other actions, including all

NOTE 12. LONG-TERM DEBT / INTEREST (Continued)

actions permitted to be taken by a collateralized creditor. If certain bankruptcy events occur, the facilities will automatically accelerate.

          Centers issues letters of credit as a guarantee of payment to third-payment vendors in accordance with specified terms and conditions. It also issues letters of credit for various insurance contracts. The Revolving Credit Facility allows for $25.0 million to be used as collateral for outstanding letters of credit.

          Centers pays interest based on the aggregate available amount of the revolving credit facility at a per annum rate equal to 0.5%. Centers pays interest on outstanding borrowings on the revolving credit facility at a Eurodollar rate or Adjusted Base Rate ("ABR") plus the applicable margin in effect. As of December 31, 2010 and 2009, the ABR was 4.00% and 4.25%, respectively. Centers also pays an additional interest rate of between 1.75% and 2.25% per annum on all outstanding letters of credit issued. As of December 31, 2010 and 2009, $8.8 million and $7.9 million, respectively, of the Revolving Credit Facility was utilized to secure letters of credit.

          Senior Notes.    In connection with the Merger, Centers completed a private offering of Senior Notes. The Senior Notes are Centers senior non collateralized obligations and are effectively subordinated to all of Centers existing and future collateralized debt, including the Senior Credit Facility, to the extent of the assets securing such debt, rank equally with all Centers existing and future non collateralized senior debt and rank senior to all Centers existing and future senior subordinated debt, including the Senior Subordinated Notes. The Senior Notes are guaranteed on a senior non collateralized basis by each of Centers existing and future domestic subsidiaries (as defined in the Senior Notes indenture). If Centers fails to make payments on the Senior Notes, the notes guarantors must make them instead.

          Centers may elect in its sole discretion to pay interest on the Senior Notes in cash, entirely by increasing the principal amount of the Senior Notes or issuing new Senior Notes ("PIK interest"), or on 50% of the outstanding principal amount of the Senior Notes in cash and on 50% of the outstanding principal amount of the Senior Notes by increasing the principal amount of the Senior Notes or by issuing new Senior Notes ("partial PIK interest"). Cash interest on the Senior Notes accrues at six-month LIBOR plus 4.5% per annum, and PIK interest, if any, accrues at six-month LIBOR plus 5.25% per annum. If Centers elects to pay PIK interest or partial PIK interest, it will increase the principal amount of the Senior Notes or issue new Senior Notes in an aggregate principal amount equal to the amount of PIK interest for the applicable interest payment period (rounded up to the nearest $1,000) to holders of the Senior Notes on the relevant record date. The Senior Notes are treated as having been issued with original issue discount for U.S. federal income tax purposes. Interest on the Senior Notes is payable semi-annually in arrears on March 15 and September 15 of each year.

          Centers may redeem some or all of the Senior Notes at any time at specified redemption prices. If the Company experiences certain kinds of changes in control, it must offer to purchase the notes at 101% of par plus accrued interest to the purchase date.

          The Senior Notes indenture contains certain limitations and restrictions on Centers and its restricted subsidiaries' ability to incur additional debt beyond certain levels, pay dividends, redeem or repurchase Centers' stock or subordinated indebtedness or make other distributions, dispose of assets, grant liens on assets, make investments or acquisitions, engage in mergers or consolidations, enter into arrangements that restrict Centers ability to pay dividends or grant liens, and engage in transactions with affiliates. In addition, the Senior Notes indenture restricts Centers and certain of its subsidiaries' ability to declare or pay dividends to its and their stockholders.

NOTE 12. LONG-TERM DEBT / INTEREST (Continued)

          In accordance with the terms of the Senior Notes purchase agreement and the offering memorandum, these notes were required to be exchanged for publicly registered exchange notes within 210 days after the sale of these notes. As required, these notes were registered and the exchange offer was completed on September 28, 2007.

          Senior Subordinated Notes.    In connection with the Merger, Centers completed a private offering of $110.0 million of its Senior Subordinated Notes. The Senior Subordinated Notes are Centers senior subordinated non collateralized obligations and are subordinated to all Centers' existing and future senior debt, including the Company's Senior Credit Facility and the Senior Notes, rank equally with all of Centers' existing and future senior subordinated debt, and rank senior to all Centers' existing and future subordinated debt. The Senior Subordinated Notes are guaranteed on a senior subordinated non collateralized basis by each of Centers' existing and future domestic subsidiaries (as defined in the Senior Subordinated Notes indenture). If Centers fails to make payments on the Senior Subordinated Notes, the notes guarantors must make them instead. Interest on the Senior Subordinated Notes accrues at the rate of 10.75% per year from March 16, 2007 and is payable semi-annually in arrears on March 15 and September 15 of each year.

          Centers may redeem some or all of the Senior Subordinated Notes at any time at specified redemption prices. If the Company experiences certain kinds of changes in control, it must offer to purchase the Senior Subordinated Notes at 101% of par plus accrued interest to the purchase date.

          The Senior Subordinated Notes indenture contains certain limitations and restrictions on Centers and its restricted subsidiaries' ability to incur additional debt beyond certain levels, pay dividends, redeem or repurchase Centers' stock or subordinated indebtedness or make other distributions, dispose of assets, grant liens on assets, make investments or acquisitions, engage in mergers or consolidations, enter into arrangements that restrict Centers' ability to pay dividends or grant liens, and engage in transactions with affiliates. In addition, the Senior Subordinated Notes indenture restricts Centers' and certain of its subsidiaries' ability to declare or pay dividends to its or their stockholders.

          In accordance with the terms of the Senior Subordinate Notes purchase agreement and the offering memorandum, these notes were required to be exchanged for publicly registered exchange notes within 210 days after the sale of these notes. As required, these notes were registered and the exchange offer was completed on September 28, 2007.

          The Company expects to fund its operations through internally generated cash and, if necessary, from borrowings under the amount remaining available under the Revolving Credit Facility. The Company expects its primary uses of cash in the near future will be debt service requirements, capital expenditures and working capital requirements. The Company anticipates that cash generated from operations, together with amounts available under the Revolving Credit Facility, will be sufficient to meet its future operating expenses, capital expenditures, debt service obligations and working capital requirements as they become due. However, Centers' ability to make scheduled payments of principal on, to pay interest on, or to refinance Centers' indebtedness and to satisfy the Company's other debt obligations will depend on Centers' future operating performance, which will be affected by general economic, financial and other factors beyond Centers' control. The Company believes that Centers has complied with its covenant reporting and compliance in all material respects for the year ended December 31, 2010.

NOTE 13. OTHER LONG TERM LIABILITIES

          Other long term liabilities at each respective period consisted of the following:

	December 31, 2010	December 31, 2009
	(in thousands)
Fair value of interest rate swap agreements	$3,074	$14,679
Liability for unrecognized tax benefits	8,720	6,776
Rent escalations	10,566	10,569
Other	11,590	7,496

Total	$33,950	$39,520

NOTE 14. FINANCIAL INSTRUMENTS

          At December 31, 2010 and 2009, the Company's financial instruments consisted of cash and cash equivalents, receivables, franchise notes receivable, accounts payable, certain accrued liabilities and long-term debt. The carrying amount of cash and cash equivalents, receivables, accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. Based on the interest rates currently available and their underlying risk, the carrying value of the franchise notes receivable approximates their fair value. These fair values are reflected net of reserves, which are recognized according to Company policy. The Company determined the estimated fair values of its debt by using currently available market information and estimates and assumptions where appropriate. Accordingly, as considerable judgment is required to determine these estimates, changes in the assumptions or methodologies may have an effect on these estimates. The actual and estimated fair values of the Company's financial instruments are as follows:

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Cash and cash equivalents	$193,902	$193,902	$89,948	$89,948
Receivables	102,874	102,874	93,932	93,932
Franchise notes receivable	4,496	4,496	3,364	3,364
Accounts payable	98,662	98,662	95,904	95,904
Long term debt	1,058,499	1,007,070	1,059,809	977,718

NOTE 15. LONG-TERM LEASE OBLIGATIONS

          The Company enters into operating leases covering its retail store locations. The Company is the primary lessor of the majority of all leased retail store locations and sublets the locations to individual franchisees. The leases generally provide for an initial term of between five and ten years, and may include renewal options for varying terms thereafter. The leases require minimum monthly rental payments and a pro rata share of landlord allocated common operating expenses. Most retail leases also require additional rentals based on a percentage of sales in excess of specified levels ("Percent rent"). According to the individual lease specifications, real estate taxes, insurance and other related costs may be included in the rental payment or charged in addition to rent. Other lease expenses relate to and include distribution facilities, transportation equipment, data processing equipment and automobiles.

          As the Company is the primary lessee for the majority of the franchise store locations, it is ultimately liable for the lease payments to the landlord. The Company makes the payments to the landlord directly, and then bills the franchisee for reimbursement of this cost. If a franchisee defaults on its sub-lease and its sub-lease is terminated, the Company has in the past converted, and expects in the future to, convert any such franchise store into a corporate store and fulfill the remaining lease obligation.

          The composition of the Company's rental expense for all periods presented included the following components:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	(in thousands)
Retail stores:
Rent on long-term operating leases, net of sublease income	$114,861	$110,365	$109,199
Landlord related taxes	15,929	16,498	15,987
Common operating expenses	30,402	29,398	31,435
Percent rent	17,903	15,899	14,159

	179,095	172,160	170,780
Truck fleet	4,491	4,740	4,363
Other	11,557	11,189	11,331

	$195,143	$188,089	$186,474

NOTE 15. LONG-TERM LEASE OBLIGATIONS (Continued)

          Minimum future obligations for non-cancelable operating leases with initial or remaining terms of at least one year in effect at December 31, 2010 are as follows:

	Company Retail Stores	Franchise Retail Stores	Other	Sublease Income	Total
	(in thousands)
2011	$106,103	$23,095	$4,812	$(23,095)	$110,915
2012	83,492	17,310	3,758	$(17,310)	87,250
2013	63,591	11,491	2,928	$(11,491)	66,519
2014	49,411	6,806	2,192	$(6,806)	51,603
2015	35,677	3,454	1,237	$(3,454)	36,914
Thereafter	76,383	4,708	1,245	$(4,708)	77,628

	$414,657	$66,864	$16,172	$(66,864)	$430,829

NOTE 16. COMMITMENTS AND CONTINGENCIES

Litigation

          The Company is engaged in various legal actions, claims and proceedings arising in the normal course of business, including claims related to breach of contracts, products liabilities, intellectual property matters and employment-related matters resulting from the Company's business activities. As with most actions such as these, an estimation of any possible and/or ultimate liability cannot always be determined. The Company continues to assess the requirement to account for additional contingencies in accordance with the standard on contingencies. If the Company is required to make a payment in connection with an adverse outcome in these matters, it could have a material impact on its financial condition and operating results.

          As a manufacturer and retailer of nutritional supplements and other consumer products that are ingested by consumers or applied to their bodies, the Company has been and is currently subjected to various product liability claims. Although the effects of these claims to date have not been material to the Company, it is possible that current and future product liability claims could have a material adverse impact on its business or financial condition. The Company currently maintains product liability insurance with a deductible/retention of $3.0 million per claim with an aggregate cap on retained loss of $10.0 million. The Company typically seeks and has obtained contractual indemnification from most parties that supply raw materials for its products or that manufacture or market products it sells. The Company also typically seeks to be added, and has been added, as an additional insured under most of such parties' insurance policies. The Company is also entitled to indemnification by Numico for certain losses arising from claims related to products containing ephedra or Kava Kava sold prior to December 5, 2003. However, any such indemnification or insurance is limited by its terms and any such indemnification, as a practical matter, is limited to the creditworthiness of the indemnifying party and its insurer, and the absence of significant defenses by the insurers. The Company may incur material products liability claims, which could increase its costs and adversely affect its reputation, revenues and operating income.

          Hydroxycut Claims.    On May 1, 2009, the FDA issued a warning on several Hydroxycut-branded products manufactured by Iovate Health Sciences U.S.A., Inc. ("Iovate"). The FDA warning was based on 23 reports of liver injuries from consumers who claimed to have used the products between 2002 and 2009. As a result, Iovate voluntarily recalled fourteen Hydroxycut-branded products. Following the recall, the Company was named, among other defendants, in approximately

NOTE 16. COMMITMENTS AND CONTINGENCIES (Continued)

60 lawsuits in 13 states (note that prior to May 1, 2009, the Company was a co-defendant in one Hydroxycut case, Ciavarra (see "Ciavarra Claim" entry below)). Iovate previously accepted the Company's tender request for defense and indemnification under its purchasing agreement with the Company and, as such, Iovate has accepted the Company's request for defense and indemnification in the new Hydroxycut matters. The Company's ability to obtain full recovery in respect of any claims against the Company in connection with products manufactured by Iovate under the indemnity is dependent on Iovate's insurance coverage and the creditworthiness of its insurer, and the absence of significant defenses by the insurer. To the extent the Company was not fully compensated by Iovate's insurer, it could seek recovery directly from Iovate. The Company's ability to fully recover such amounts would be limited by the creditworthiness of Iovate.

          As of December 31, 2010, there were 50 pending lawsuits related to Hydroxycut in which the Company had been named: 44 individual, largely personal injury claims and six putative class action cases, generally inclusive of claims of consumer fraud, misrepresentation, strict liability and breach of warranty. Any liabilities that may arise from these matters are not probable or reasonably estimable at this time.

          By court order dated October 6, 2009, the United States Judicial Panel on Multidistrict Litigation consolidated pretrial proceedings of many of the pending actions in the Southern District of California (In re: Hydroxycut Marketing and Sales Practices Litigation, MDL No. 2087).

          Ciavarra Claim.    Prior to the Hydroxycut recall, Ryan Ciavarra filed a personal injury lawsuit against, among others, General Nutrition Corporation, in the District Court of Harris County, Texas on November 19, 2008. Plaintiff alleged that his use and consumption of the diet product Hydroxycut caused severe liver damage, jaundice and elevated liver enzymes. Plaintiff asserted claims for strict liability, negligence and breach of warranty and sought unspecified monetary damages. On December 20, 2010, the court entered an order that all of the plaintiff's claims against General Nutrition Corporation be dismissed without prejudice.

          Pro-Hormone/Androstenedione Cases.    The Company is currently defending six lawsuits (the "Andro Actions") relating to the sale by the Company of certain nutritional products alleged to contain the ingredients commonly known as Androstenedione, Androstenediol, Norandrostenedione, and Norandrostenediol (collectively, "Andro Products").

          In each of Andro Actions, plaintiffs sought, or are seeking, to certify a class and obtain damages on behalf of the class representatives and all those similarly-situated that purchased from the Company certain nutritional supplements alleged to contain one or more Andro Products. As any liabilities that may arise from these cases are not probable or reasonably estimable at this time, no liability has been accrued in the accompanying financial statements.

          Romero Claim.    On April 27, 2009, plaintiff J.C. Romero, a professional baseball player, filed a complaint against, among others, Centers in Superior Court of New Jersey (Law Division/ Camden County). Plaintiff alleges that he purchased from a GNC store and consumed 6-OXO Extreme, which is manufactured by a third party, and in August 2008, was alleged to have tested positive for a banned substance. Plaintiff served a 50 game suspension imposed by Major League Baseball. The seven count complaint asserts, among other things, claims for negligence, strict liability, misrepresentation, breach implied warranty and violations of the New Jersey Consumer Fraud Act, and seeks unspecified monetary damages. The Company tendered the claim to the insurance company of the franchisee whose store sold and allegedly misrepresented the product. On or about October 9, 2009, the Company answered plaintiff's first amended complaint and cross-claimed against co-defendants Proviant Technologies and Ergopharm. Discovery in this case is

NOTE 16. COMMITMENTS AND CONTINGENCIES (Continued)

ongoing and the Company is vigorously defending the matter. Any liabilities that may arise from this case are not probable or reasonably estimable at this time, no liability has been accrued in the accompanying financial statements.

          California Wage and Break Claim.    On November 4, 2008, ninety-eight plaintiffs filed individual claims against the Company in the Superior Court of the State of California for the County of Orange, which was removed to the U.S. District Court, Central District of California on February 17, 2009. Each of the plaintiffs had previously been a member of a purported class in a lawsuit filed against the Company in 2007 and resolved in September 2009. The plaintiffs allege that they were not provided all of the rest and meal periods to which they were entitled under California law, and further allege that the Company failed to pay them split shift and overtime compensation to which they were entitled under California law. Discovery in this case is ongoing and the Company is vigorously defending these matters. The court has developed a mediation procedure for handling the pending claims and has ordered the parties to mediate with small groups of plaintiffs and stayed the case as to the plaintiffs not participating in the mediations. The first of the mediation sessions occurred February 10, 2010 and March 4, 2010 and did not result in any settlements. Any liabilities that may arise from these matters are not probable or reasonably estimable at this time.

          FLSA Matters.    On June 29, 2010, Dominic Vargas and Anne Hickok, on behalf of themselves and all others similarly situated sued the Company (U.S. District Court, Western District of Pennsylvania, Case No. 2:05-mc-02025). The two-count complaint alleges, generally, that plaintiffs were required to perform work on an uncompensated basis and that the Company failed to pay overtime for such work. The second count of the complaint alleges the Company retaliated against plaintiffs when they complained about the overtime policy. The Company filed a motion to dismiss count II of the Complaint and on January 6, 2011 the court granted the motion.

          On July 16, 2010, a second, similar wage and hour complaint was filed by Jennifer Mell and Jose Munoz, on behalf of themselves and all others similarly situated against GNC Corporation (U.S. District Court, Western District of Pennsylvania, Case No. 10CV945). The complaint alleges that plaintiffs' job duties were non-exempt in nature and that they were misclassified as exempt employees. The Company filed a motion to dismiss which was granted on November 9, 2010. Plaintiffs filed an appeal on December 9, 2010.

Commitments

          The Company maintains certain purchase commitments with various vendors to ensure its operational needs are fulfilled of approximately $19.8 million. As of December 31, 2010, the future purchase commitments consisted of $10.6 million of advertising and $9.2 million under the management services agreement with ACOF Operating Manager II and the Class B common stock. Other commitments related to the Company's business operations cover varying periods of time and are not significant. All of these commitments are expected to be fulfilled with no adverse consequences to the Company's operations of financial condition.

Environmental Compliance

          In March 2008, DHEC requested that the Company investigate contamination associated with historical activities at the Company's South Carolina facility. These investigations have identified chlorinated solvent impacts in soils and groundwater that extend offsite from the Company's facility. The Company is awaiting DHEC approval of the scope of additional investigations in order to understand the extent of these impacts and develop appropriate remedial measures for DHEC

NOTE 16. COMMITMENTS AND CONTINGENCIES (Continued)

approval. At this state of the investigation, however, it is not possible to estimate the timing and extent of any remedial action that may be required, the ultimate cost of remediation, or the amount of the Company's potential liability.

          In addition to the foregoing, the Company is subject to numerous federal, state, local, and foreign environmental and health and safety laws and regulations governing its operations, including the handling, transportation, and disposal of the Company's non-hazardous and hazardous substances and wastes, as well as emissions and discharges from its operations into the environment, including discharges to air, surface water, and groundwater. Failure to comply with such laws and regulations could result in costs for remedial actions, penalties, or the imposition of other liabilities. New laws, changes in existing laws or the interpretation thereof, or the development of new facts or changes in their processes could also cause the Company to incur additional capital and operation expenditures to maintain compliance with environmental laws and regulations and environmental permits. The Company also is subject to laws and regulations that impose liability and cleanup responsibility for releases of hazardous substances into the environment without regard to fault or knowledge about the condition or action causing the liability. Under certain of these laws and regulations, such liabilities can be imposed for cleanup of previously owned or operated properties, or for properties to which substances or wastes that were sent in connection with current or former operations at its facilities. The presence of contamination from such substances or wastes could also adversely affect the Company's ability to sell or lease its properties, or to use them as collateral for financing. From time to time, the Company has incurred costs and obligations for correcting environmental and health and safety noncompliance matters and for remediation at or relating to certain of its properties or properties at which its waste has been disposed. The Company believes it has complied with, and is currently complying with, its environmental obligations pursuant to environmental and health and safety laws and regulations and that any liabilities for noncompliance will not have a material adverse effect on its business or financial performance. However, it is difficult to predict future liabilities and obligations, which could be material.

NOTE 17. PREFERRED STOCK

          Holdings is authorized to issue up to 30.5 million shares of 10% Series A Cumulative Preferred Stock, ("Series A Preferred Stock"), par value $0.001 and has 29.9 million shares outstanding at December 31, 2010. The Series A Preferred Stock ranks, with respect to dividend distributions, senior to any other class of Common Stock or preferred stock created after the Series A Preferred Stock. Dividends are compounded quarterly on March 31, June 30, September 30, and December 31 of each year. Holders of the Series A Preferred Stock do not have the right to require the Company to redeem all or a portion of their Series A Preferred Stock. The Series A Preferred Stock upon a liquidation event are required to be paid at 100% of their purchase price, plus any unpaid accumulated dividends. At December 31, 2010, $68.3 million in unpaid dividends had been accrued.

          As of December 31, 2010 none of the Series A Preferred Stock has been redeemed. The Series A preferred stock must be redeemed upon a liquidation event, defined as any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Company, upon a change of control of the company, or upon the consummation of an initial public offering of the Company, as defined in the Certificate of Designation of the stock.

NOTE 18. STOCKHOLDERS' EQUITY

Common Stock

          The Company has authorized 150 million shares of common stock, par value $0.001 per share, which may be designated as Class A or Class B. The shares are identical in all respects to rights and privileges except that the Class B shares are not entitled to vote for the election or removal of directors. Class B stock has the right to receive a Special Dividend in the aggregate amount of $750,000 per year, when, as and if declared by the Board of Directors, for a ten year period commencing on March 16, 2007. The shares of Class B common stock are convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock. The holder of Class B common stock would have, upon conversion of its shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held on all matters submitted to a vote of the Company's stockholders.

          The shares of Class A common stock are convertible into Class B common stock, in whole or in part, at any time and from time to time at the option of the holder, provided such holder is a holder of Class B common stock, on the basis of one share of Class B common stock for each share Class A common stock.

          At December 31, 2010, there were 59.2 million shares of Class A stock outstanding. At December 31, 2010, there were 28.2 million shares of Class B stock outstanding.

Accumulated Other Comprehensive Income (Loss)

          The accumulated balances of other comprehensive income and their related tax effects included as part of the consolidated financial statements are as follows:

	Before tax amount		Tax Benefit (Expense)	Net Other Comprehensive Income (Loss)
	Foreign currency translation	Unrealized Gain/(Loss) on Derivatives	Unrealized Gain/(Loss) on Derivatives	Foreign currency translation	Unrealized Gain/(Loss) on Derivatives	Total
	($ in thousands)
Balance at December 31, 2008	$(2,035)	$(18,902)	$6,880	$(2,035)	$(12,022)	$(14,057)
Foreign currency translation adjustment	4,172	—	—	4,172	—	4,172
Unrealized gain on derivatives designated as cash flow hedge, net of tax	—	4,223	(1,537)	—	2,686	2,686

Balance at December 31, 2009	$2,137	$(14,679)	$5,343	$2,137	$(9,336)	$(7,199)

Foreign currency translation adjustment	1,334	—	—	1,334	—	1,334
Unrealized gain on derivatives as cash flow hedge, net of tax	—	7,210	(2,625)	—	4,585	4,585

Balance at December 31, 2010	$3,471	$(7,469)	$2,718	$3,471	$(4,751)	$(1,280)

NOTE 19. STOCK-BASED COMPENSATION PLANS

Stock Options

          The Company utilizes the Black-Scholes model to calculate the fair value of options. The resulting compensation cost is recognized in the Company's financial statements over the option vesting period. At December 31, 2010, the net unrecognized compensation cost was $6.1 million and is expected to be recognized over a weighted average period of approximately 1.4 years.

          In 2007, the Board of Directors (the "Board") and stockholders approved and adopted the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the "2007 Stock Plan"). The purpose of the 2007 Stock Plan is to enable the Company to attract and retain highly qualified personnel who will contribute to the success of the Company. The 2007 Stock Plan provides for the granting of stock options, restricted stock, and other stock-based awards. The 2007 Stock Plan is available to certain eligible employees, directors, consultants or advisors as determined by the administering committee of the Board. The total number of shares of Holdings' Class A common stock reserved and available for the 2007 Stock Plan is 10.4 million shares. Stock options under the 2007 Stock Plan generally are granted with exercise prices at or above fair market value, typically vest over a four or five-year period and expire ten years from date of grant. No stock appreciation rights, restricted stock, deferred stock or performance shares have been granted under the 2007 Stock Plan.

          The following table outlines Holdings' total stock options activity:

	Total Options	Weighted Average Exercise Price
Outstanding at December 31, 2009	9,263,640	$7.27
Granted	680,000	12.58
Exercised	(13,876)	7.91
Forfeited	(518,325)	8.19
Expired	(67,251)	8.07

Outstanding at December 31, 2010	9,344,188	$7.60

Exercisable at December 31, 2010	5,031,731	$6.82

          Stock-based compensation expense for the years ended December 31, 2010, 2009 and 2008 was $3.2 million, $2.9 million, and $2.6 million, respectively.

          As of December 31, 2010, the weighted average remaining contractual life of outstanding options was 6.6 years. At December 31, 2010, the weighted average remaining contractual life of exercisable options was 6.1 years. The weighted average fair value of options granted during 2010, 2009, and 2008, was $2.65, $3.19, and $1.17, respectively.

          The Black-Scholes model utilizes the following assumptions in determining a fair value: price of underlying stock, option exercise price, expected option term, risk-free interest rate, expected dividend yield, and expected stock price volatility over the option's expected term. As the Company has had minimal exercises of stock options through December 31, 2010, 2009 and 2008 option term has been estimated by considering both the vesting period, which is typically for the successor and predecessor plans, five and four years, respectively, and the contractual term of ten and seven years, respectively. As the Company's underlying stock is not publicly traded on an open market, the Company utilized its current peer group average to estimate the expected

NOTE 19. STOCK-BASED COMPENSATION PLANS (Continued)

volatility. The assumptions used in the Company's Black-Scholes valuation related to stock option grants made during the years ended December 31, 2010, 2009 and 2008 were as follows:

	2010	2009	2008
Dividend yield	0.00%	0.00%	0.00%
Expected option life	7.5 years	7.5 years	7.5 years
Volatility factor percentage of market price	31.5% - 33.0%	34.20% - 44.60%	26.00% - 28.40%
Discount rate	2.49% - 3.28%	0.43% - 3.28%	3.08% - 3.64%

          As the Black-Scholes option valuation model utilizes certain estimates and assumptions, the existing models do not necessarily represent the definitive fair value of options for future periods. Assumptions used in the Black-Scholes option valuation model include the fair value of the stock, as the stock is not publicly traded and volatility. The fair value of the stock is estimated based upon the net enterprise value of the Company, discounted to reflect the lack of liquidity and control associated with the stock. Volatility is estimated based upon the volatility in a sample peer group of companies. The average estimated fair value of the Company's stock for the years ended December 31, 2010, 2009 and 2008, were $9.89, $5.95, and $5.17 per share, respectively.

NOTE 20. SEGMENTS

          The Company has three reportable segments, each of which represents an identifiable component of the Company for which separate financial information is available. This information is utilized by management to assess performance and allocate assets accordingly. The Company's management evaluates segment operating results based on several indicators. The primary key performance indicators are sales and operating income or loss for each segment. Operating income or loss, as evaluated by management, excludes certain items that are managed at the consolidated level, such as distribution and warehousing, impairments and other corporate costs. The following table represents key financial information for each of the Company's reportable segments, identifiable by the distinct operations and management of each: Retail, Franchising, and Manufacturing/Wholesale. The Retail reportable segment includes the Company's corporate store operations in the United States, Canada and its GNC.com business. The Franchise reportable segment represents the Company's franchise operations, both domestically and internationally. The Manufacturing/Wholesale reportable segment represents the Company's manufacturing operations in South Carolina and the Wholesale sales business. This segment supplies the Retail and Franchise segments, along with various third parties, with finished products for sale. The Warehousing and Distribution and Corporate costs represent the Company's administrative expenses. The accounting policies of the segments are the same as those described in the "Basis of Presentation and Summary of Significant Accounting Policies".

NOTE 20. SEGMENTS (Continued)

          The following table represents key financial information of the Company's segments:

	December 31,
	2010	2009	2008
	(in thousands)
Revenue:
Retail	$1,344,358	$1,256,314	$1,219,305
Franchise	293,549	264,168	258,020
Manufacturing/Wholesale:
Intersegment(1)	209,465	201,306	180,070
Third Party	184,261	186,525	179,404

Sub total Manufacturing/Wholesale	393,726	387,831	359,474
Sub total segment revenues	2,031,633	1,908,313	1,836,799
Intersegment elimination(1)	(209,465)	(201,306)	(180,070)

Total revenue	$1,822,168	$1,707,007	$1,656,729

(1)
Intersegment revenues are eliminated from consolidated revenue.

Operating income:
Retail	$181,873	$153,142	$140,916
Franchise	93,821	80,800	80,816
Manufacturing/Wholesale	69,421	73,450	67,378
Unallocated corporate and other costs:
Warehousing and distribution costs	(54,983)	(53,557)	(54,266)
Corporate costs	(77,726)	(72,809)	(65,234)
Sub total unallocated corporate and other costs	(132,709)	(126,366)	(119,500)

Total operating income	212,406	181,026	169,610
Interest expense, net	65,376	69,940	83,000

Income before income taxes	147,030	111,086	86,610
Income tax expense	50,463	41,562	31,952

Net income	$96,567	$69,524	$54,658

NOTE 20. SEGMENTS (Continued)

	December 31,
	2010	2009	2008
	(in thousands)
Depreciation and amortization:
Retail	$26,241	$24,164	$21,449
Franchise	3,044	4,081	5,001
Manufacturing / Wholesale	11,407	10,926	9,783
Corporate / Other	6,301	7,494	6,220

Total depreciation and amortization	$46,993	$46,665	$42,453

Capital expenditures:
Retail	$23,263	$20,640	$33,074
Franchise	50	2	7
Manufacturing / Wholesale	4,318	4,527	11,108
Corporate / Other	4,891	3,513	4,477

Total capital expenditures	$32,522	$28,682	$48,666

Total assets
Retail	$1,272,541	$1,262,755	$1,263,229
Franchise	477,230	468,949	471,247
Manufacturing / Wholesale	410,832	423,884	436,018
Corporate / Other	264,480	162,506	121,514

Total assets	$2,425,083	$2,318,094	$2,292,008

Geographic areas
Total revenues:
United States	$1,727,489	$1,618,452	$1,567,641
Foreign	94,679	88,555	89,088

Total revenues	$1,822,168	$1,707,007	$1,656,729

Long-lived assets:
United States	$188,988	$193,762	$201,787
Foreign	10,207	10,151	6,885

Total long-lived assets	$199,195	$203,913	$208,672

NOTE 20. SEGMENTS (Continued)

          The following table represents sales by general product category. The category "Other" includes other wellness products sales from the Company's point of sales system and certain required accounting adjustments of $6.5 million, $5.7 million and $4.7 million for the years ended December 31, 2010, 2009, and 2008, respectively.

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
U.S Retail Product Categories:
VMHS	$496,093	$496,427	$465,245
Sports Nutrition Products	531,269	443,408	410,133
Diet and Weight Management Products	122,259	128,039	148,158
Other Wellness Products	100,058	99,885	106,681

Total U.S. Retail revenues	1,249,679	1,167,759	1,130,217
Canada retail revenues(1)	94,679	88,555	89,088

Total Retail Revenue	$1,344,358	$1,256,314	$1,219,305

(1)
Canada sales are presented in total not by category as product sales for Canada are managed in local currency.

          The data above represents the majority of the revenue reported for the domestic portion of the Company's Retail segment. In addition to these sales, additional revenue and revenue adjustments are recorded to ensure conformity with U.S. GAAP. This includes wholesale revenue (to the Company's military commissary locations), deferral of the Company's Gold Card revenue to match the twelve month discount period of the card, and a reserve for customer returns. These items are recurring in nature, and the Company expects to record similar adjustments in the future.

          In addition to the Retail product categories discussed above, Franchise revenues are primarily generated from (1) product sales to franchisees, (2) royalties from franchise retail sales and (3) franchise fees, and Manufacturing/ Wholesale sales are generated from sales of manufactured products to third parties, primarily in the VMHS product category.

NOTE 21. FRANCHISE REVENUE

          The Company's Franchise segment generates revenues through product sales to franchisees, royalties, franchise fees and interest income on the financing of the franchise locations. The Company enters into franchise agreements with initial terms of ten years. The Company charges franchisees three types of flat franchise fees associated with stores: initial, transfer and renewal. The initial franchise fee is payable prior to the franchise store opening as consideration for the initial franchise rights and services performed by the Company. Transfer fees are paid as consideration for the same rights and services as the initial fee and occur when a former franchisee transfers ownership of the franchise location to a new franchisee. This is typically a reduced fee compared to the initial franchise fee. The renewal franchise fee is charged to existing franchisees upon renewal of the franchise contract. This fee is similar to, but typically less than, the initial fee.

          Once the franchise store is opened, transferred or renewed, the Company has no further obligations under these fees to the franchisee. Therefore, all initial, transfer and renewal franchise fee revenue is recognized in the period in which a franchise store is opened, transferred or date the

NOTE 21. FRANCHISE REVENUE (Continued)

contract period is renewed. The Company recognized initial franchise fees of $2.8 million, $2.4 million and $3.3 million for the years ended December 31, 2010, 2009, and 2008, respectively.

          The following is a summary of the Company's franchise revenue by type:

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
	(in thousands)
Product sales	$241,932	$217,920	$209,662
Royalties	38,722	35,561	35,147
Franchise fees	5,646	4,570	5,676
Other	7,249	6,117	7,535

Total franchise revenue	$293,549	$264,168	$258,020

NOTE 22. SUPPLEMENTAL CASH FLOW INFORMATION

          The Company remitted cash payments for federal and state income taxes of $50.8 million, $16.0 million, and $18.1 million for the years ended December 31, 2010, 2009 and 2008, respectively.

          The Company remitted cash payments for interest expense related to outstanding debt of $61.9 million, $66.7 million, and $80.1 million, for the years ended December 31, 2010, 2009 and 2008, respectively.

NOTE 23. RETIREMENT PLANS

          The Company sponsors a 401(k) defined contribution savings plan covering substantially all employees. Full time employees who have completed 30 days of service and part time employees who have completed 1,000 hours of service are eligible to participate in the plan. The plan provides for employee contributions of 1% to 80% of individual compensation into deferred savings, subject to IRS limitations. The plan provides for Company contributions upon the employee meeting the eligibility requirements. The Company match consists of both a fixed and a discretionary match which is based on a specified financial target for all participants in the plan. The fixed match is 50% on the first 3% of the salary that an employee defers and the discretionary match could be up to an additional 100% match on the 3% deferral. A discretionary match can be approved at any time by the Company.

          An employee becomes vested in the Company match portion as follows:

Years of Service	Percent Vested
0-1	0%
1-2	33%
2-3	66%
3+	100%

NOTE 23. RETIREMENT PLANS (Continued)

          The Company made cash contributions of $1.3 million, $1.2 million, and $1.2 million for the years ended December 31, 2010, 2009 and 2008, respectively. In addition, the Company made a discretionary match for the 2008 plan year of $0.6 million in March 2009, for the 2009 plan year of $0.6 million in February 2010, and for the 2010 plan year will make a payment of $0.9 million in March 2011.

          The Company has a Non-qualified Executive Retirement Arrangement Plan that covers key employees. Under the provisions of this plan, certain eligible key employees are granted cash compensation, which in the aggregate was not significant for any year presented.

          The Company has a Non-qualified Deferred Compensation Plan that provides benefits payable to certain qualified key employees upon their retirement or their designated beneficiaries upon death. This plan allows participants the opportunity to defer pretax amounts ranging from 2% to 100% of their base compensation plus bonuses. The plan is funded entirely by elective contributions made by the participants. The Company has elected to finance any potential plan benefit obligations using corporate owned life insurance policies. All assets relating to the non-qualified deferred compensation plan are held in a rabbi trust.

NOTE 24. FAIR VALUE MEASUREMENTS

          As described in Note 2, the Company adopted the provisions of the new standard on fair value measurements and disclosures as of January 1, 2008. This standard defines fair value, establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1	—	observable inputs such as quoted prices in active markets for identical assets and liabilities;
Level 2	—
observable inputs such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, other inputs that are observable, or can be corroborated by observable market data; and
Level 3	—	unobservable inputs for which there are little or no market data, which require the reporting entity to develop its own assumptions.

          The following table presents the Company's financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2010 by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3
	(in thousands)
Other current liabilities	$—	$(4,395)	$—
Other long-term liabilities	$(3,034)	$(3,074)	$—

NOTE 24. FAIR VALUE MEASUREMENTS (Continued)

          The following is a description of the valuation methodologies used for these items, as well as the general classification of such items pursuant to the fair value hierarchy of the standard on Fair Value Measurements and Disclosures:

          Other current liabilities and long-term liabilities — Other current liabilities and long-term liabilities classified as Level 1 consist of liabilities related to the Company's non-qualified deferred compensation plan. The liabilities related to these plans are adjusted based on changes in the fair value of the underlying employee-directed investment choices. Since the employee-directed investment choices are exchange traded equity indexes with quoted prices in active markets, the liabilities are classified as within Level 1 on the fair value hierarchy. Other current liabilities and long-term liabilities classified as Level 2 consist of the Company's interest rate swaps. The derivatives are a pay-variable, receive-fixed interest rate swap based on a LIBOR rate. Fair value is based on a model-derived valuation using the LIBOR rate, which is an observable input in an active market. Therefore, the Company's derivative is classified as Level 2 on the fair value hierarchy.

          In addition to the above table, the Company's financial instruments also consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The Company did not elect to value its long-term debt with the fair value option in accordance with the standard on Financial Instruments. The Company believes that the recorded values of all of its other financial instruments approximate their fair values because of their nature and respective durations.

NOTE 25. RELATED PARTY TRANSACTIONS

          Management Services Agreement.    In connection with the Merger, Holdings entered into a Management Services Agreement with ACOF Operating Manager II, L.P. ("ACOF Operating Manager II"), an affiliate of Ares. Under the agreement, ACOF Operating Manager II provides Holdings and its subsidiaries with certain services in exchange for an annual fee of $750,000, as well as customary fees for services rendered in connection with certain major financial transactions, plus reimbursement of expenses and a tax gross-up relating to a non-tax deductible portion of the fee. In addition, upon consummation of the Merger, Holdings incurred an aggregate fee of $5.0 million, plus reimbursement of expenses, payable to ACOF Operating Manager II for services rendered in connection with the Merger. As of December 31, 2010, $2.8 million had been paid pursuant to this agreement.

          Special Dividend.    OTPP, as the holder of Holdings' Class B common stock, is entitled to receive ratable an annual special dividend payment equal to an aggregate amount of $750,000 per year when, as and if declared by the board of directors, for the Special Dividend Period. The special dividend is payable in equal quarterly installments on the first day of each quarter commencing on April 1, 2007. As of December 31, 2010, $2.8 million had been paid to OTPP.

          Credit Facility.    Upon consummation of the Merger, Centers entered into a $735.0 million credit agreement, of which various funds affiliated with one of Holdings' sponsors, Ares, are investors. As of December 31, 2010 and 2009, certain affiliates of Ares held approximately $65.0 million and $62.1 million, respectively of term loans under the Senior Credit Facility. In addition, as of December 31, 2010, an aggregate of $2.9 million in principal and $11.0 million in interest has been paid to affiliates of Ares in respect of amounts borrowed under the Senior Credit Facility. Borrowings under the Senior Credit Facility have accrued interest at a weighted average rate of 4.6% per year.

          Stock Purchase.    During the third and fourth quarters of 2008, Axcel Partners III, LLC, of which an officer and director of the Company is a member, purchased 273,215 shares of Class A

NOTE 25. RELATED PARTY TRANSACTIONS (Continued)

common stock of the Company at a price of $6.82 per share, for an aggregate purchase price of $1.9 million and 45,478 shares of Class A common stock of Holdings at a price of $7.08 per share, for an aggregate purchase price of $0.3 million, respectively and 110,151 and 18,710 shares of Series A preferred stock of the Company at a price of $5.00 per share plus accrued and unpaid dividends through the dates of purchase, for an aggregate purchase price of $0.6 million and $0.1 million, respectively.

          Lease Agreements.    At December 31, 2010, General Nutrition Centres Company, an indirect wholly owned subsidiary of Holdings, was party to 19 lease agreements, as lessee, with Cadillac Fairview Corporation, a direct wholly owned subsidiary of OTPP, as lessor, with respect to properties located in Canada. For the years ended December 31, 2010, 2009 and 2008, the Company paid $2.8 million, $2.4 million and $2.5 million, respectively, under the lease agreements and as of December 31, 2010, the aggregate future minimum lease payments under the lease agreements was $19.3 million. Each lease was negotiated in the ordinary course of business on an arm's length basis.

          Product Purchases.    During the Company's 2010 fiscal year, it purchased certain fish oil and probiotics products manufactured by Lifelong Nutrition, Inc. ("Lifelong") for resale under the Company's proprietary brand name GNC WELLbeING®. Carmen Fortino, who serves as one of the directors of Holdings, is the Managing Director, a member of the Board of Directors and a stockholder of Lifelong's parent company. The aggregate value of the products the Company purchased from Lifelong was $2.3 million and $3.3 million for the 2010 and 2009 fiscal years, respectively. Effective December 31, 2010, Lifelong's parent company was sold to a third party and Mr. Fortino resigned his positions at Lifelong.

          Product Development and Distribution Agreement.    On June 3, 2010, General Nutrition Corporation, a wholly owned subsidiary of the Company, and Lifelong entered into a Product Development and Distribution Agreement (the "Lifelong Agreement"), pursuant to which General Nutrition Corporation and Lifelong will develop a branded line of supplements to be manufactured by Lifelong. As described above, Mr. Fortino was the Managing Director, a member of the board of directors and a stockholder of Lifelong's parent company. Products manufactured under the Lifelong Agreement and sold in the Company's stores will be purchased by the Company from Lifelong; products sold outside of the Company's stores will be subject to certain revenue sharing arrangements. For the year ended December 31, 2010, the Company made $1.3 million in product purchases from Lifelong under the Lifelong Agreement. Effective December 31, 2010, Lifelong's parent company was sold to a third party and Mr. Fortino resigned his positions at Lifelong.

NOTE 26. QUARTERLY FINANCIAL INFORMATION

          The following table summarizes the Company's 2010 and 2009 quarterly results:

	Three months Ended March 31, 2010	Three months Ended June 30, 2010	Three months Ended September 30, 2010	Three months Ended December 31, 2010	Year Ended December 31, 2010
	(unaudited) ($ in thousands, except per share $)
Total revenue	$465,019	$455,730	$465,660	$435,759	$1,822,168
Gross profit	165,899	163,612	163,059	149,712	642,282
Operating income	57,183	56,372	58,790	40,061	212,406
Net income	25,661	25,411	26,669	18,826	96,567
Weighted average shares outstanding:
Basic	87,339	87,353	87,357	87,367	87,339
Diluted	87,574	87,778	88,179	88,719	88,917
Earnings per share:
Basic	$0.24	$0.23	$0.25	$0.15	$0.87
Diluted	$0.24	$0.23	$0.24	$0.15	$0.85

	Three months Ended March 31, 2009	Three months Ended June 30, 2009	Three months Ended September 30, 2009	Three months Ended December 31, 2009	Year Ended December 31, 2009
	(unaudited) ($ in thousands, except per share $)
Total revenue	$439,897	$432,416	$430,798	$403,896	$1,707,007
Gross profit	154,168	151,510	148,192	136,700	590,570
Operating income	50,113	45,797	47,359	37,757	181,026
Net income	19,419	17,942	19,498	12,665	69,524
Weighted average shares outstanding:
Basic	87,670	87,339	87,339	87,339	87,421
Diluted	87,758	87,548	87,688	87,818	87,859
Earnings per share:
Basic	$0.17	$0.15	$0.17	$0.09	$0.58
Diluted	$0.17	$0.15	$0.17	$0.09	$0.58

NOTE 27. SUPPLEMENTAL GUARANTOR INFORMATION

          As of December 31, 2010 Centers' debt included its Senior Credit Facility, Senior Notes and Senior Subordinated Notes. The Senior Credit Facility has been guaranteed by GNC Corporation and Centers' existing and future direct and indirect material domestic subsidiaries. The Senior Notes are general non collateralized obligations of Centers, are effectively subordinated to Centers' Senior Credit Facility to the extent of the value of the collateral securing the Senior Credit Facility and are senior in right of payment to all existing and future subordinated obligations of Centers, including its Senior Subordinated Notes. The Senior Notes are unconditionally guaranteed on a non collateralized basis by all of Centers' existing and future direct and indirect material domestic subsidiaries. The Senior Subordinated Notes are general non collateralized obligations and are guaranteed on a senior subordinated basis by Centers' existing and future direct and indirect material domestic subsidiaries and rank junior in right of payment to Centers' Senior Credit Facility and Senior Notes. The guarantors are the same for the Senior Credit Facility, Senior Notes and Senior Subordinated Notes. Non-guarantor subsidiaries include the remaining direct and indirect

NOTE 27. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

foreign subsidiaries. The subsidiary guarantors are 100% owned, directly or indirectly by Holdings. The guarantees are full and unconditional and joint and several. Investments in subsidiaries are accounted for under the equity method of accounting.

          Presented below are condensed consolidated financial statements of Holdings as the parent of Centers (the issuer), and the combined guarantor and non-guarantor subsidiaries of Holdings as of December 31, 2010 and 2009, and for the years ended December 31, 2010, 2009 and 2008. Intercompany balances and transactions have been eliminated.

          The Company reorganized its corporate structure effective January 1, 2009. Certain guarantor subsidiaries were merged with and into Centers, which remained the issuer after the reorganization; certain other guarantor subsidiaries were merged with and into each other. Supplemental guarantor information for periods prior to January 1, 2009 reflect the corporate structure that existed prior to the reorganization.

Supplemental Condensed Consolidating Balance Sheets

December 31, 2010	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Current assets
Cash and cash equivalents	$43,261	$148,389	$(1,985)	$4,237	$—	$193,902
Receivables, net	10	—	102,490	531	(157)	102,874
Intercompany receivables	—	49,143	1,264	—	(50,407)	—
Inventories, net	—	—	352,853	29,096	—	381,949
Prepaids and other current assets	813	16,996	15,380	7,223	157	40,569

Total current assets	44,084	214,528	470,002	41,087	(50,407)	719,294
Goodwill	—	—	624,773	468	—	625,241
Brands	—	—	720,000	—	—	720,000
Property, plant and equipment, net	—	7,408	157,967	28,053	—	193,428
Investment in subsidiaries	794,763	1,652,109	789,436	796,260	(4,032,568)	—
Other assets	—	33,905	141,996	—	(8,781)	167,120

Total assets	$838,847	$1,907,950	$2,904,174	$865,868	$(4,091,756)	$2,425,083

Current liabilities
Current liabilities	$570	$71,391	$150,728	$12,136	$—	$234,825
Intercompany payables	413	—	29,054	20,940	(50,407)	—

Total current liabilities	983	71,391	179,782	33,076	(50,407)	234,825
Long-term debt	—	1,026,563	(268)	12,915	(8,781)	1,030,429
Deferred tax liabilities	—	(4,152)	292,532	(365)	—	288,015
Other long-term liabilities	—	17,755	14,251	1,944	—	33,950

Total liabilities	983	1,111,557	486,297	47,570	(59,188)	1,587,219
Preferred stock	218,381	—	—	—	—	218,381
Total stockholder's equity (deficit)	619,483	796,393	2,417,877	818,298	(4,032,568)	619,483
Total liabilities and stockholder's equity (deficit)	$838,847	$1,907,950	$2,904,174	$865,868	$(4,091,756)	$2,425,083

NOTE 27. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Balance Sheets

December 31, 2009	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Current assets
Cash and cash equivalents	$14,859	$77,797	$(4,801)	$2,093	$—	$89,948
Receivables, net	—	472	92,273	1,187	—	93,932
Intercompany receivables	—	139,591	963	—	(140,554)	—
Inventories, net	—	—	339,975	30,517	—	370,492
Prepaids and other current assets	56	19,308	14,409	8,502	—	42,275

Total current assets	14,915	237,168	442,819	42,299	(140,554)	596,647
Goodwill	—	—	624,285	468	—	624,753
Brands	—	—	720,000	—	—	720,000
Property, plant and equipment, net	—	7,409	163,882	28,290	—	199,581
Investment in subsidiaries	717,383	1,550,708	709,829	718,479	(3,696,399)	—
Other assets	—	28,876	157,018	—	(8,781)	177,113

Total assets	$732,298	$1,824,161	$2,817,833	$789,536	$(3,845,734)	$2,318,094

Current liabilities
Current liabilities	$32	$34,129	$154,435	$11,023	$—	$199,619
Intercompany payables	290	—	113,359	26,905	(140,554)	—

Total current liabilities	322	34,129	267,794	37,928	(140,554)	199,619
Long-term debt	—	1,052,341	32	14,493	(8,781)	1,058,085
Deferred tax liabilities	—	(4,754)	294,087	(439)	—	288,894
Other long-term liabilities	—	24,929	14,129	462	—	39,520

Total liabilities	322	1,106,645	576,042	52,444	(149,335)	1,586,118
Preferred stock	197,742	—	—	—	—	197,742
Total stockholder's equity (deficit)	534,234	717,516	2,241,791	737,092	(3,696,399)	534,234

Total liabilities and stockholder's equity (deficit)	$732,298	$1,824,161	$2,817,833	$789,536	$(3,845,734)	$2,318,094

NOTE 27. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Statements of Operations

Year ended December 31, 2010	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenue	$—	$—	$1,727,234	$108,172	$(13,238)	$1,822,168
Cost of sales, including costs of warehousing, distribution and occupancy	—	—	1,112,517	80,607	(13,238)	1,179,886

Gross profit	—	—	614,717	27,565	—	642,282
Compensation and related benefits	—	44,801	211,227	17,769	—	273,797
Advertising and promotion	—	—	50,466	1,241	—	51,707
Other selling, general and administrative	2,182	34,490	68,154	1,342	(1,500)	104,668
Subsidiary (income) expense	(98,176)	(101,326)	(97,645)	(98,173)	395,320	—
Other (income) expense	—	(72,455)	67,336	4,823	—	(296)

Operating income (loss)	95,994	94,490	315,179	100,563	(393,820)	212,406
Interest expense, net	(153)	3,512	60,926	1,091		65,376

Income (loss) before income taxes	96,147	90,978	254,253	99,472	(393,820)	147,030
Income tax (benefit) expense	(420)	(7,195)	57,775	303	—	50,463

Net income (loss)	$96,567	$98,173	$196,478	$99,169	$(393,820)	$96,567

Supplemental Condensed Consolidating Statements of Operations

Successor Year Ended December 31, 2009	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenue	$—	$—	$1,622,085	$102,092	$(17,170)	$1,707,007
Cost of sales, including costs of warehousing, distribution and occupancy	—	—	1,060,619	72,988	(17,170)	1,116,437

Gross profit	—	—	561,466	29,104	—	590,570
Compensation and related benefits	—	41,713	205,190	16,143	—	263,046
Advertising and promotion	—	—	49,280	754	—	50,034
Other selling, general and administrative	1,665	33,111	63,431	(88)	(1,500)	96,619
Subsidiary (income) expense	(71,119)	(75,141)	(68,622)	(69,619)	284,501	—
Other (income) expense	—	(71,075)	66,915	4,005	—	(155)

Operating income (loss)	69,454	71,392	245,272	77,909	(283,001)	181,026
Interest expense, net	(13)	4,204	64,569	1,180	—	69,940

Income (loss) before income taxes	69,467	67,188	180,703	76,729	(283,001)	111,086
Income tax (benefit) expense	(57)	(2,431)	41,973	2,077	—	41,562

Net income (loss)	$69,524	$69,619	$138,730	$74,652	$(283,001)	$69,524

NOTE 27. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Statements of Operations

Year Ended December 31, 2008	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenue	$—	$—	$1,566,054	$102,018	$(11,343)	$1,656,729
Cost of sales, including costs of warehousing, distribution and occupancy	—	—	1,020,402	73,571	(11,343)	1,082,630

Gross profit	—	—	545,652	28,447	—	574,099
Compensation and related benefits	—	—	234,188	15,605	—	249,793
Advertising and promotion	—	—	54,351	709	—	55,060
Other selling, general and administrative	1,671	2,215	92,893	3,624	(1,500)	98,903
Subsidiary (income) expense	(56,280)	(58,977)	(60,345)	(54,780)	230,382	—
Other (income) expense	—	—	126	607	—	733

Operating income (loss)	54,609	56,762	224,439	62,682	(228,882)	169,610
Interest expense, net	—	4,242	77,579	1,179	—	83,000

Income (loss) before income taxes	54,609	52,520	146,860	61,503	(228,882)	86,610
Income tax (benefit) expense	(49)	(2,260)	33,103	1,158	—	31,952

Net income (loss)	$54,658	$54,780	$113,757	$60,345	$(228,882)	$54,658

NOTE 27. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2010	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$28,169	$—	$137,529	$4,186	$(28,384)	$141,500
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(3,701)	(26,764)	(2,057)	—	(32,522)
Acquisition of the Company	—	(3,096)	—	—	—	(3,096)
Investment/distribution	—	107,481	(107,481)	—	—	—
Other investing	—	—	(455)	—	—	(455)

Net cash provided by (used in) investing activities	—	100,684	(134,700)	(2,057)	—	(36,073)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of stock	233	—	—	—	—	233
Dividend payment	—	(28,384)	—	—	28,384	—
Other financing	—	(1,708)	(13)	—	—	(1,721)

Net cash used in financing activities	233	(30,092)	(13)	—	28,384	(1,488)
Effect of exchange rate on cash	—		—	15	—	15

Net increase in cash	28,402	70,592	2,816	2,144	—	103,954
Beginning balance, cash	14,859	77,797	(4,801)	2,093	—	89,948

Ending balance, cash	$43,261	$148,389	$(1,985)	$4,237	$—	$193,902

NOTE 27. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2009	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$13,614	$—	$109,200	$4,757	$(13,600)	$113,971
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(2,446)	(22,470)	(3,766)	—	(28,682)
Acquisition of the Company		(11,268)	—	—	—	(11,268)
Investment/distribution	—	129,379	(129,379)	—	—	—
Other investing	—	—	(2,224)	—	—	(2,224)

Net cash provided by (used in) investing activities	—	115,665	(154,073)	(3,766)	—	(42,174)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of stock	—	—	—	—	—	—
Purchase of treasury stock	(787)	(278)	—	—	—	(1,065)
Dividend payment to Parent	—	(13,600)	—	—	13,600	—
Financing fees	—	(45)	—	—	—	(45)
Other financing	—	(23,945)	(5)	(1,377)	—	(25,327)

Net cash used in financing activities	(787)	(37,868)	(5)	(1,377)	13,600	(26,437)
Effect of exchange rate on cash	—	—	—	249	—	249

Net increase in cash	12,827	77,797	(44,878)	(137)	—	45,609
Beginning balance, cash	2,032	—	40,077	2,230	—	44,339

Ending balance, cash	$14,859	$77,797	$(4,801)	$2,093	$—	$89,948

NOTE 27. SUPPLEMENTAL GUARANTOR INFORMATION (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

Successor Year Ended December 31, 2008	Parent	Issuer	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidated
	(in thousands)
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$—	$71,727	$5,638	$77,365
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	—	(43,767)	(4,899)	(48,666)
Investment/distribution	—	13,056	(13,056)	—	—
Acquisition of intangible	—	—	(1,000)	—	(1,000)
Acquisition of the Company	—	(10,842)	—	—	(10,842)
Other investing	—	—	83	—	83

Net cash provided by (used in) investing activities	—	2,214	(57,740)	(4,899)	(60,425)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of stock	2,932	131	—	—	3,063
Purchase of treasury stock	(900)	(963)	—	—	(1,863)
Financing fees	—	—	—	—	—
Other financing	—	(1,382)	—	(1,217)	(2,599)

Net cash used in financing activities	2,032	(2,214)	—	(1,217)	(1,399)
Effect of exchange rate on cash	—	—	—	(56)	(56)

Net increase (decrease) in cash	2,032	—	13,987	(534)	15,485
Beginning balance, cash	—	—	26,090	2,764	28,854

Ending balance, cash	$2,032	$—	$40,077	$2,230	$44,339

NOTE 28. SUBSEQUENT EVENTS (UNAUDITED)

          On March 4, 2011, Centers entered into a $1.2 billion term loan facility with a term of seven years and an $80.0 million revolving credit facility with a term of five years. Centers used a portion of the proceeds from the new term loan facility to refinance its former indebtedness, including all outstanding indebtedness under the Senior Credit Facility, the Senior Notes and the Senior Subordinated Notes, and to pay related fees and expenses. Centers used the remaining proceeds, together with cash on hand, to pay a dividend to Holdings of $185 million and contribute $85 million to Centers' wholly owned subsidiary, GNC Funding, Inc. ("GNC Funding"), which amount GNC Funding then loaned to Holdings. The repayment of Centers' former indebtedness will result in a charge for the related deferred financing fees and settlement of the related interest rate swap contracts in 2011.

          Management has considered all other subsequent events.

GNC BROAD RETAIL FOOTPRINT

US **3,651** / INTERNATIONAL **1,606***

GNC
Vive Mejor
GNC LiveWell

* As of 12/31/2010; represents our domestic and international locations (excluding our store-within-a-store locations).

■ Represents growth opportunities.

                    Shares

GNC Holdings, Inc.

Class A Common Stock

PROSPECTUS

Goldman, Sachs & Co.	J.P. Morgan
Deutsche Bank Securities	Morgan Stanley

Barclays Capital William Blair & Company	Credit Suisse BMO Capital Markets

          Through and including                          , 2011 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

          The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale and distribution of the Class A common stock being registered. All amounts shown are estimates, except the SEC registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the NYSE application fee. Our selling stockholders will not bear any of the expenses listed below.

SEC registration fee	$24,955
FINRA filing fee	35,500
NYSE listing fee	150,000
Accounting fees and expenses	400,000
Legal fees and expenses	2,000,000
Printing and engraving expenses	350,000
Transfer agent fees and expenses	10,000
Blue sky fees and expenses	5,000
Miscellaneous fees and expenses	24,545

Total	$3,000,000

Item 14.    Indemnification of Directors and Officers

          Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

          Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee, or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

          Our amended and restated certificate of incorporation and amended and restated bylaws that will be effective upon closing of this offering, will include provisions to (1) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (2) require us to indemnify our directors, officers, and employees and other persons serving at our request as a director, officer, employee, or agent of another entity to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or the best interests of our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our stockholders, for improper transactions between the director and us, and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          We have entered into indemnification agreements with our directors and senior officers. The indemnification agreements provide indemnification to our directors and senior officers under certain circumstances for acts or omissions that may not be covered by directors' and officers' liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

          At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

          We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15.    Recent Sales of Unregistered Securities

          During the three years preceding the filing of this registration statement, we sold unregistered securities to a limited number of persons, as described below. None of these transactions involved underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

  •
  On April 7, 2008, Phillip Sanders exercised options to purchase 3,946 shares of Class A common stock at an exercise price of $5.00 per share for an aggregate purchase price of $19,730.

  •
  On June 24, 2008, Guru Ramanathan purchased 14,885 shares of Class A common stock at a price of $6.93 per share and 4,961 shares of Series A preferred stock at a price of $5.6637 per share for an aggregate purchase price of $131,251.

  •
  On September 2, 2008, Axcel Partners III, LLC purchased 273,215 shares of Class A common stock at a price of $6.82 per share and 110,151 shares of Series A preferred stock at a price of $5.00 per share plus accrued and unpaid dividends through the date of purchase for an aggregate purchase price of $2,499,999. On November 6, 2008, Axcel Partners III, LLC purchased 45,478 shares of Class A common stock at a price of $7.08 per share and 18,710 shares of Series A preferred stock at a price of $5.00 per share plus accrued and unpaid dividends through the date of purchase for an aggregate purchase price of $431,999.

  •
  On March 29, 2010, Richard D. Innes, in connection with his resignation as a director of the Company and Centers, purchased 14,470 shares of Class A common stock at a price of $6.25 per share for an aggregate purchase price of $90,438.

  •
  On September 8, 2010, David Berg exercised options to purchase (i) 13,876 shares of Class A common stock at an exercise price of $7.91 per share and (ii) 4,749 shares of Series A preferred stock at an exercise price of $5.00 per share plus accrued and unpaid dividends through September 7, 2010 for an aggregate purchase price of $143,240.

Item 16.    Exhibits and Financial Statement Schedules.

Item 16(A).    Exhibits.

1.1	Form of Underwriting Agreement.**
3.1	Amended and Restated Certificate of Incorporation of GNC Acquisition Holdings Inc. (the "Company"), as currently in effect.**
3.2	Certificate of Designations of Series A Cumulative Preferred Stock of the Company, as currently in effect.**
3.3	Third Amended and Restated Bylaws of the Company, as currently in effect.**
3.4	Amended and Restated Certificate of Incorporation of the Company, to be in effect upon consummation of this offering.**
3.5	Fourth Amended and Restated Bylaws of the Company, to be in effect upon consummation of this offering.**
4.1
Amended and Restated Stockholders Agreement, dated February 12, 2008, by and among GNC Acquisition Holdings Inc., Ares Corporate Opportunities Fund II, L.P., Ontario Teachers' Pension Plan Board and the other stockholders party thereto. (Incorporated by reference to Exhibit 4.1 to General Nutrition Centers, Inc. ("Centers") Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
4.2
Indenture, dated as of March 16, 2007, among Centers, the Guarantors named therein and LaSalle Bank National Association, as trustee, governing the Senior Floating Rate Toggle Notes due 2014. (Incorporated by reference to Exhibit 4.9 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)
4.3	Form of Senior Floating Rate Toggle Note due 2014. (Included in the documents incorporated into the registration statement as Exhibit 4.2.)
4.4
Indenture, dated as of March 16, 2007, among Centers, the Guarantors named therein and LaSalle Bank National Association, as trustee, governing the 10.75% Senior Subordinated Notes due 2015. (Incorporated by reference to Exhibit 4.11 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)
4.5	Form of 10.75% Senior Subordinated Note due 2015. (Included in the documents incorporated into the registration statement as Exhibit 4.4.)
4.6
Registration Rights Agreement, dated as of March 16, 2007, by and among Centers, the Guarantors named therein and J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Lehman Brothers with respect to the Senior Floating Rate Toggle Notes due 2014. (Incorporated by reference to Exhibit 4.13 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)

4.7	Registration Rights Agreement, dated as of March 16, 2007, by and among Centers, the Guarantors named therein and J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Lehman Brothers with respect to the 10.75% Senior Subordinated Notes due 2015. (Incorporated by reference to Exhibit 4.14 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)
4.8	Specimen Common Stock Certificate.**
4.9
Form of Second Amended and Restated Stockholders Agreement, by and among GNC Holdings, Inc., Ares Corporate Opportunities Fund II, L.P., Ontario Teachers' Pension Plan Board and the other stockholders party thereto.**
4.10	Form of Stockholders Agreement, by and among GNC Holdings, Inc., Ares Corporate Opportunities Fund II, L.P. and Ontario Teachers' Pension Plan Board.**
5.1	Opinion of Proskauer Rose LLP.**
10.1
Mortgage, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing, dated March 23, 1999, from Gustine Sixth Avenue Associates, Ltd., as Mortgagor, to Allstate Life Insurance Company, as Mortgagee. (Incorporated by reference to Exhibit 10.5 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.2
Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.6 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.3
Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.7 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.4
Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.8 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.5
Patent License Agreement, dated December 5, 2003, by and between General Nutrition Corporation and N.V. Nutricia. (Incorporated by reference to Exhibit 10.9 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.6
Know-How License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation. (Incorporated by reference to Exhibit 10.10 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.7
Know-How License Agreement, dated December 5, 2003, by and between Numico Research B.V. and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.11 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.8
Know-How License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation. (Incorporated by reference to Exhibit 10.12 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.9
Patent License Agreement, dated December 5, 2003, by and between General Nutrition Investment Company and Numico Research B.V. (Incorporated by reference to Exhibit 10.13 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)

10.10	GNC Live Well Later Non-Qualified Deferred Compensation Plan, effective February 1, 2002. (Incorporated by reference to Exhibit 10.14 to Centers' Registration Statement on Form S-4 (File No. 333-114502) , filed April 15, 2004.)
10.11
GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, adopted March 16, 2007. (Incorporated by reference to Exhibit 10.12 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.12
Amendment No. 1 to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, dated as of February 12, 2008. (Incorporated by reference to Exhibit 10.11 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
10.13
Form of Non-Qualified Stock Option Agreement Pursuant to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, dated as of March 16, 2007. (Incorporated by reference to Exhibit 10.13 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.14
Form of Incentive Stock Option Agreement Pursuant to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.13 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
10.15	Amended and Restated Employment Agreement, dated as of March 7, 2011, by and among the Company, Centers and Joseph M. Fortunato.**
10.16.1
Employment Agreement, dated as of October 31, 2008, by and between Centers and Michael M. Nuzzo. (Incorporated by reference to Exhibit 10.1 to Centers' Form 8-K (File No. 333-144396), filed November 4, 2008.)
10.16.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and between Centers and Michael M. Nuzzo. (Incorporated by reference to Exhibit 10.16.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 19, 2009.)
10.17.1
Employment Agreement, dated as of December 19, 2007, by and among Centers, the Company and Beth J. Kaplan. (Incorporated by reference to Exhibit 10.16 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
10.17.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and among Centers, the Company and Beth J. Kaplan. (Incorporated by reference to Exhibit 10.17.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 19, 2009.)
10.18.1
Employment Agreement, dated as of April 21, 2008, by and between Centers and Thomas Dowd. (Incorporated by reference to Exhibit 10.1 to Centers' Quarterly Report on Form 10-Q (File No. 333-144396), filed May 9, 2008.)
10.18.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and between Centers and Thomas Dowd. (Incorporated by reference to Exhibit 10.18.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 19, 2009.)
10.19.1
Employment Agreement, dated as of October 1, 2007, by and between Centers and Gerald J. Stubenhofer, Jr. (Incorporated by reference to Exhibit 10.19.1 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 11, 2010).
10.19.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and between Centers and Gerald J. Stubenhofer, Jr. (Incorporated by reference to Exhibit 10.19.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 11, 2010).

10.20	Employment Agreement, dated as of June 1, 2009, by and between Centers and David Berg.**
10.21	Preferred Stock Option Agreement, dated and effective as of May 26, 2009, by and between the Company and David Berg.**
10.22
GNC/Rite Aid Retail Agreement, dated as of December 8, 1998, by and between General Nutrition Sales Corporation and Rite Aid Corporation. (Incorporated by reference to Exhibit 10.24 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-114502), filed August 9, 2004.)†
10.23
Amendment to the GNC/Rite Aid Retail Agreement, dated as of December 8, 1998, by and between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp. (Incorporated by reference to Exhibit 10.25 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-114502), filed August 9, 2004.)†
10.24
Amendment to the GNC/Rite Aid Retail Agreement, effective as of May 1, 2004, between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp. (Incorporated by reference to Exhibit 10.26 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-114502), filed August 9, 2004.)†
10.25.1
Form of Indemnification Agreement for directors. (Incorporated by reference to Exhibit 10.22.1 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.25.2
Form of Indemnification Agreement for executive officers. (Incorporated by reference to Exhibit 10.22.2 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.26
Amended and Restated Stock Purchase Agreement, dated as of November 21, 2006, by and between GNC Parent Corporation and GNC Corporation. (Incorporated by reference to Exhibit 10.1 to Centers' Form 8-K (File No. 333-114502), filed November 28, 2006.)
10.27
Credit Agreement, dated as of March 4, 2011, among GNC Corporation, Centers, the lenders party thereto, Goldman Sachs Bank USA, as syndication agent, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as co-documentation agents, Barclays Capital, the investment banking division of Barclays PLC, as co-manager, and JPMorgan Chase Bank, N.A., as administrative agent.**
10.28	Guarantee and Collateral Agreement, dated as of March 4, 2011, by GNC Corporation, Centers and the other Grantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent.**
10.29	Intellectual Property Security Agreement, dated as of March 4, 2011, by GNC Corporation, Centers and the other Grantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent.**
10.30
Amended and Restated GNC/Rite Aid Retail Agreement, dated as of July 31, 2007, by and between Nutra Sales Corporation (f/k/a General Nutrition Sales Corporation) and Rite Aid Hdqtrs. Corp. (Incorporated by reference to Exhibit 10.34 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007).†
10.31	Management Services Agreement, dated as of March 16, 2007, by and between GNC Acquisition Holdings Inc. and ACOF Operating Manager II, L.P.**
10.32	Form of GNC Acquisition Holdings Inc. 2011 Stock and Incentive Plan, to be in effect upon consummation of this offering.**

10.33	Form of Option Agreement pursuant to the GNC Acquisition Holdings Inc. 2011 Stock and Incentive Plan.**
10.34	Lease Agreement, dated as of November 1, 1998, by and between Greenville County, South Carolina and General Nutrition Products, Inc.**
10.35	Form of Call Agreement.**
10.36	Deferred Compensation Plan for Centers, effective January 1, 2009. (Incorporated by reference to Exhibit 10.32 to Centers' Annual Report on Form 10-K (File No. 333-114396), filed February 25, 2011.)**
21.1	Subsidiaries of the Company.**
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).**
99.1	Consent of Jeffrey P. Berger.**
99.2	Consent of Johann O. Koss.**

**
Previously filed.

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the SEC.

Item 16(b).    Financial Statement Schedule.

Schedule II — Valuation and Qualifying Accounts

GNC Acquisition Holdings Inc. and Subsidiaries
Valuation and Qualifying Accounts

Allowance for Doubtful Accounts(1)

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
	(in thousands)
Balance at beginning of period	$1,789	$4,388	$3,875
Additions — charged to costs and expense	4,279	3,442	4,025
Deductions(2)	(4,504)	(6,041)	(3,512)

Balance at end of period	$1,564	$1,789	$4,388

Tax Valuation Allowances

	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
	(in thousands)
Balance at beginning of period	$7,530	$11,990	$10,955
Additions — charged at cost and expense	165	264	2,344
Deductions	(3,277)	(4,724)	(1,309)

Balance at end of period	$4,418	$7,530	$11,990

(1)
These balances are the total allowance for doubtful accounts for trade accounts receivable and the current and long-term franchise note receivable.

(2)
Deductions for the allowance for doubtful accounts represent: accounts receivable reserve adjustments, resulting from applying our standard policy; reductions to franchise receivable reserves for franchise take-backs and customer product returns; and the collection of previously reserved receivables.

Item 17.    Undertakings

          (a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (c)     The undersigned registrant hereby undertakes that, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (d)     For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (1)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (2)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (3)     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (4)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (e)     The undersigned registrant hereby undertakes that:

            (1)     For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania, on March 14, 2011.

GNC Acquisition Holdings Inc.
By:	/s/ JOSEPH FORTUNATO Joseph Fortunato Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities indicated on March 14, 2011.

Signature	Title

/s/ JOSEPH FORTUNATO Joseph Fortunato	Director and Chief Executive Officer (Principal Executive Officer)
/s/ MICHAEL M. NUZZO Michael M. Nuzzo	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)
* Norman Axelrod	Chairman of the Board of Directors
* Andrew Claerhout	Director
* Michael F. Hines	Director
* Beth J. Kaplan	Director
* David B. Kaplan	Director
* Brian Klos	Director

Signature	Title

* Romeo Leemrijse	Director
* Richard J. Wallace	Director

*By:	/s/ JOSEPH FORTUNATO Joseph Fortunato Attorney-in-Fact

EXHIBIT INDEX

1.1	Form of Underwriting Agreement.**
3.1	Amended and Restated Certificate of Incorporation of GNC Acquisition Holdings Inc. (the "Company"), as currently in effect.**
3.2	Certificate of Designations of Series A Cumulative Preferred Stock of the Company, as currently in effect.**
3.3	Third Amended and Restated Bylaws of the Company, as currently in effect.**
3.4	Amended and Restated Certificate of Incorporation of the Company, to be in effect upon consummation of this offering.**
3.5	Fourth Amended and Restated Bylaws of the Company, to be in effect upon consummation of this offering.**
4.1
Amended and Restated Stockholders Agreement, dated February 12, 2008, by and among GNC Acquisition Holdings Inc., Ares Corporate Opportunities Fund II, L.P., Ontario Teachers' Pension Plan Board and the other stockholders party thereto. (Incorporated by reference to Exhibit 4.1 to General Nutrition Centers, Inc. ("Centers") Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
4.2
Indenture, dated as of March 16, 2007, among Centers, the Guarantors named therein and LaSalle Bank National Association, as trustee, governing the Senior Floating Rate Toggle Notes due 2014. (Incorporated by reference to Exhibit 4.9 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)
4.3	Form of Senior Floating Rate Toggle Note due 2014. (Included in the documents incorporated into the registration statement as Exhibit 4.2.)
4.4
Indenture, dated as of March 16, 2007, among Centers, the Guarantors named therein and LaSalle Bank National Association, as trustee, governing the 10.75% Senior Subordinated Notes due 2015. (Incorporated by reference to Exhibit 4.11 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)
4.5	Form of 10.75% Senior Subordinated Note due 2015. (Included in the documents incorporated into the registration statement as Exhibit 4.4.)
4.6
Registration Rights Agreement, dated as of March 16, 2007, by and among Centers, the Guarantors named therein and J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Lehman Brothers with respect to the Senior Floating Rate Toggle Notes due 2014. (Incorporated by reference to Exhibit 4.13 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)
4.7
Registration Rights Agreement, dated as of March 16, 2007, by and among Centers, the Guarantors named therein and J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Lehman Brothers with respect to the 10.75% Senior Subordinated Notes due 2015. (Incorporated by reference to Exhibit 4.14 to Centers' Registration Statement on Form S-4 (File No. 333-144396), filed July 6, 2007.)
4.8	Specimen Common Stock Certificate.**
4.9
Form of Second Amended and Restated Stockholders Agreement, by and among GNC Holdings, Inc., Ares Corporate Opportunities Fund II, L.P., Ontario Teachers' Pension Plan Board and the other stockholders party thereto.**

4.10	Form of Stockholders Agreement, by and among GNC Holdings, Inc., Ares Corporate Opportunities Fund II, L.P. and Ontario Teachers' Pension Plan Board.**
5.1	Opinion of Proskauer Rose LLP.**
10.1
Mortgage, Assignment of Leases, Rents and Contracts, Security Agreement and Fixture Filing, dated March 23, 1999, from Gustine Sixth Avenue Associates, Ltd., as Mortgagor, to Allstate Life Insurance Company, as Mortgagee. (Incorporated by reference to Exhibit 10.5 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.2
Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.6 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.3
Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.7 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.4
Patent License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.8 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.5
Patent License Agreement, dated December 5, 2003, by and between General Nutrition Corporation and N.V. Nutricia. (Incorporated by reference to Exhibit 10.9 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.6
Know-How License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation. (Incorporated by reference to Exhibit 10.10 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.7
Know-How License Agreement, dated December 5, 2003, by and between Numico Research B.V. and General Nutrition Investment Company. (Incorporated by reference to Exhibit 10.11 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.8
Know-How License Agreement, dated December 5, 2003, by and between N.V. Nutricia and General Nutrition Corporation. (Incorporated by reference to Exhibit 10.12 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.9
Patent License Agreement, dated December 5, 2003, by and between General Nutrition Investment Company and Numico Research B.V. (Incorporated by reference to Exhibit 10.13 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.10
GNC Live Well Later Non-Qualified Deferred Compensation Plan, effective February 1, 2002. (Incorporated by reference to Exhibit 10.14 to Centers' Registration Statement on Form S-4 (File No. 333-114502), filed April 15, 2004.)
10.11
GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, adopted March 16, 2007. (Incorporated by reference to Exhibit 10.12 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.12
Amendment No. 1 to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, dated as of February 12, 2008. (Incorporated by reference to Exhibit 10.11 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)

10.13	Form of Non-Qualified Stock Option Agreement Pursuant to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan, dated as of March 16, 2007. (Incorporated by reference to Exhibit 10.13 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.14
Form of Incentive Stock Option Agreement Pursuant to the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan. (Incorporated by reference to Exhibit 10.13 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
10.15	Amended and Restated Employment Agreement, dated as of March 7, 2011, by and among the Company, Centers and Joseph M. Fortunato.**
10.16.1
Employment Agreement, dated as of October 31, 2008, by and between Centers and Michael M. Nuzzo. (Incorporated by reference to Exhibit 10.1 to Centers' Form 8-K (File No. 333-144396), filed November 4, 2008.)
10.16.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and between Centers and Michael M. Nuzzo. (Incorporated by reference to Exhibit 10.16.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 19, 2009.)
10.17.1
Employment Agreement, dated as of December 19, 2007, by and among Centers, the Company and Beth J. Kaplan. (Incorporated by reference to Exhibit 10.16 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 14, 2008.)
10.17.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and among Centers, the Company and Beth J. Kaplan. (Incorporated by reference to Exhibit 10.17.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 19, 2009.)
10.18.1
Employment Agreement, dated as of April 21, 2008, by and between Centers and Thomas Dowd. (Incorporated by reference to Exhibit 10.1 to Centers' Quarterly Report on Form 10-Q (File No. 333-144396), filed May 9, 2008.)
10.18.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and between Centers and Thomas Dowd. (Incorporated by reference to Exhibit 10.18.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 19, 2009.)
10.19.1
Employment Agreement, dated as of October 1, 2007, by and between Centers and Gerald J. Stubenhofer, Jr. (Incorporated by reference to Exhibit 10.19.1 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 11, 2010).
10.19.2
Amendment No. 1 to Employment Agreement, dated as of March 3, 2009, by and between Centers and Gerald J. Stubenhofer, Jr. (Incorporated by reference to Exhibit 10.19.2 to Centers' Annual Report on Form 10-K (File No. 333-144396), filed March 11, 2010).
10.20	Employment Agreement, dated as of June 1, 2009, by and between Centers and David Berg.**
10.21	Preferred Stock Option Agreement, dated and effective as of May 26, 2009, by and between the Company and David Berg.**
10.22
GNC/Rite Aid Retail Agreement, dated as of December 8, 1998, by and between General Nutrition Sales Corporation and Rite Aid Corporation. (Incorporated by reference to Exhibit 10.24 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-114502), filed August 9, 2004.)†

10.23	Amendment to the GNC/Rite Aid Retail Agreement, dated as of December 8, 1998, by and between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp. (Incorporated by reference to Exhibit 10.25 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-114502), filed August 9, 2004.)†
10.24
Amendment to the GNC/Rite Aid Retail Agreement, effective as of May 1, 2004, between General Nutrition Sales Corporation and Rite Aid Hdqtrs Corp. (Incorporated by reference to Exhibit 10.26 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-114502), filed August 9, 2004.)†
10.25.1
Form of Indemnification Agreement for directors. (Incorporated by reference to Exhibit 10.22.1 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.25.2
Form of Indemnification Agreement for executive officers. (Incorporated by reference to Exhibit 10.22.2 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007.)
10.26
Amended and Restated Stock Purchase Agreement, dated as of November 21, 2006, by and between GNC Parent Corporation and GNC Corporation. (Incorporated by reference to Exhibit 10.1 to Centers' Form 8-K (File No. 333-114502), filed November 28, 2006.)
10.27
Credit Agreement, dated as of March 4, 2011, among GNC Corporation, Centers, the lenders party thereto, Goldman Sachs Bank USA, as syndication agent, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as co-documentation agents, Barclays Capital, the investment banking division of Barclays PLC, as co-manager, and JPMorgan Chase Bank, N.A., as administrative agent.**
10.28	Guarantee and Collateral Agreement, dated as of March 4, 2011, by GNC Corporation, Centers and the other Grantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent.**
10.29	Intellectual Property Security Agreement, dated as of March 4, 2011, by GNC Corporation, Centers and the other Grantors party thereto in favor of JPMorgan Chase Bank, N.A., as administrative agent.**
10.30
Amended and Restated GNC/Rite Aid Retail Agreement, dated as of July 31, 2007, by and between Nutra Sales Corporation (f/k/a General Nutrition Sales Corporation) and Rite Aid Hdqtrs. Corp. (Incorporated by reference to Exhibit 10.34 to Centers' Pre-Effective Amendment No. 1 to its Registration Statement on Form S-4 (File No. 333-144396), filed August 10, 2007).†
10.31	Management Services Agreement, dated as of March 16, 2007, by and between GNC Acquisition Holdings Inc. and ACOF Operating Manager II, L.P.**
10.32	Form of GNC Acquisition Holdings Inc. 2011 Stock and Incentive Plan, to be in effect upon consummation of this offering.**
10.33	Form of Option Agreement pursuant to the GNC Acquisition Holdings Inc. 2011 Stock and Incentive Plan.**
10.34	Lease Agreement, dated as of November 1, 1998, by and between Greenville County, South Carolina and General Nutrition Products, Inc.**
10.35	Form of Call Agreement.**

10.36	Deferred Compensation Plan for Centers, effective January 1, 2009. (Incorporated by reference to Exhibit 10.32 to Centers' Annual Report on Form 10-K (File No. 333-114396), filed February 25, 2011.)**
21.1	Subsidiaries of the Company.**
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).**
99.1	Consent of Jeffrey P. Berger.**
99.2	Consent of Johann O. Koss.**

**
Previously filed.

†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the SEC.